    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1999


                                                      REGISTRATION NO. 333-78665
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      FAIRCHILD SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3674                         77-0449095
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
         ORGANIZATION)

                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                           -------------------------
                             DANIEL E. BOXER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      FAIRCHILD SEMICONDUCTOR CORPORATION
                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                WITH COPIES TO:
                             NINA P. GRAYSON, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 698-3500
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED         PER UNIT(1)            PRICE(1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
10 3/8% Senior Subordinated
  Notes Due 2007................   $300,000,000            100%             $300,000,000        $83,400(2)
--------------------------------------------------------------------------------------------------------------
Guarantees of Fairchild
  Semiconductor International,
  Inc. and Fairchild
  Semiconductor Corporation of
  California....................   $300,000,000             --                   --                $0(3)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for purposes of calculating the registration fee.

(2) Previously paid.

(3) Pursuant to rule 457(n), no separate fees are payable for the guarantees.
                           -------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                      PRIMARY
                                                                      STANDARD
                                                                     INDUSTRIAL           IRS
                                                                   CLASSIFICATION       EMPLOYER
                                                    STATE OF            CODE         IDENTIFICATION
NAME                                              INCORPORATION        NUMBER             NO.
----                                              -------------    --------------    --------------
Fairchild Semiconductor International, Inc. ....    Delaware            3674           04-3363001
Fairchild Semiconductor Corporation of
  California....................................    Delaware            3674           04-3398512

     The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above (the "Additional Registrants") is: 333 Western Avenue, Mail Stop 01-00, South Portland, Maine 04100; the telephone number at that address is (207) 775-8100.

                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1999

PROSPECTUS

                               OFFER TO EXCHANGE
         10 3/8% SENIOR SUBORDINATED NOTES DUE 2007 FOR ALL OUTSTANDING
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF

                      FAIRCHILD SEMICONDUCTOR CORPORATION


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

       NEW YORK CITY TIME, ON                   , 1999, UNLESS EXTENDED.
                           -------------------------


Terms of the exchange offer:



    -- We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.



    -- You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.



    -- We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 151 for more information.



    --  We will not receive any proceeds from the exchange offer.



    -- The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.


                           -------------------------


     See "Risk Factors" beginning on page 13 for a discussion of risks that should be considered by holders prior to tendering their old notes.


                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

             The date of this prospectus is                , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Summary.............................    1
Risk Factors........................   13
Forward-Looking Statements..........   22
Sources and Uses of Proceeds........   23
Capitalization......................   24
Unaudited Pro Forma Combined
  Condensed Financial Statement and
  Unaudited Supplemental Data.......   25
Selected Consolidated Financial Data
  of Fairchild......................   32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Fairchild........   34
Selected Historical Financial Data
  of the Power Device Business......   51
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Power Device
  Business..........................   52


                                      PAGE
                                      ----
The Exchange Offer..................   58
Industry Overview...................   66
Business............................   70
The Acquisition.....................   84
Management..........................   88
Certain Relationships and Related
  Transactions......................   96
Ownership of Capital Stock..........  100
Description of Capital Stock........  102
Description of Indebtedness.........  106
Description of the Notes............  111
United States Federal Income Tax
  Considerations....................  151
Plan of Distribution................  152
Legal Matters.......................  152
Experts.............................  153
Where You Can Find More
  Information.......................  154
Glossary............................  155
Index to Financial Statements.......  F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                                    SUMMARY


     This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Fairchild's fiscal year is comprised of a twelve-month period ending on the Sunday on or immediately preceding May 31 of each year. The power device business of Samsung Electronics Co., Ltd. reports on a calendar year basis. See "Glossary" for a description of other terms.


                               THE EXCHANGE OFFER


     On April 7, 1999, we issued and sold $300.0 million aggregate principal amount of 10 3/8% Senior Subordinated Notes Due 2007, the old notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Pursuant to the registration rights agreement, we are offering to exchange $300.0 million aggregate principal amount of our new 10 3/8% Senior Subordinated Notes Due 2007, which have been registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying Letter of Transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. The new notes have substantially identical terms to the old notes. We urge you to read the discussions under the headings "The Exchange Offer" and "The New Notes" in this Summary for further information regarding the exchange offer and the new notes.


                                   FAIRCHILD

     Fairchild is the largest independent semiconductor company, based on pro forma Fiscal 1999 revenues, focused solely on multi-market products. Multi-market products are building block components that can be used in a wide range of applications and are found in virtually all electronic devices. While other semiconductor companies may generate greater revenues from the sale of multi-market products, these companies derive more of their revenues from the sale of other products than from multi-market products. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. Analog semiconductors are used to amplify electric signals and control power, light, color and sound functions in electronic devices. Discrete semiconductors perform basic signal amplification and switching functions. Logic semiconductors utilize ones and zeros, the basic digital language, to provide decision making functions in electronic circuits, such as turning an electronic switch on or off. Non-volatile memory semiconductors are used to retain data after an electrical device has been turned off. We supply customers in a diverse range of end markets, including the computer, industrial, telecommunications, consumer electronics and automotive industries. We are particularly strong in providing discrete and analog power management products, which address the growing requirement for portability and long battery life for computing and communication devices.

     Our business strategy is designed to maintain our multi-market product leadership and to focus on value-added products for our customers that leverage our strengths. Those strengths include developing and manufacturing devices for managing power in electrical devices and converting physical data such as color, light and sound into a digital format usable by electronic devices. Additionally, we believe that we are competitive in our development of technologies which allow for faster switching of voltages and technologies to allow circuit boards and peripherals to communicate with one another and in the design of ultra-small packages. We believe that we are well positioned for growth as a result of the new products that we are developing, the devices we have recently introduced, our strength in analog and discrete products and the increasing semiconductor content of electronic products. We have wafer fabrication plants in California, Maine, Utah and South Korea, and assembly facilities in Malaysia and the Philippines.

     Worldwide semiconductor market revenues were approximately $125.6 billion during 1998 according to the reports of Worldwide Semiconductor Trade Statistics published by the Semiconductor Industry Association. Since 1990, global semiconductor market revenues have expanded at a compounded annual growth rate of approximately 12.0%. We operate primarily in the approximately $55.3 billion segment of the semiconductor market relating to products that move and shape electrical signals and which includes analog, discrete and logic products. We believe that the markets we operate in provide us with attractive growth opportunities. Revenues for analog and discrete markets are expected to grow over the next three years at compounded annual growth rates of 11% and 8%, respectively, according to Worldwide Semiconductor Trade Statistics. Additionally, we focus on low-voltage CMOS (Complementary Metal Oxide Semiconductor) fabrication, one of the fastest growing segments of the logic industry. CMOS is one of the most common integrated circuit fabrication technologies. The low voltage segment of CMOS in which we compete is expected by Insight/Onsite to grow over the next five years at a compounded annual growth rate of 13% in terms of revenues. We do not produce microcontrollers, microprocessors or the complex system-on-a-chip semiconductors. We also do not produce semiconductors that do not retain data after an electric device has been turned off, which we refer to as volatile memory semiconductors.

                  THE ACQUISITION OF THE POWER DEVICE BUSINESS

     On April 13, 1999, we purchased the power device business from Samsung Electronics for approximately $414.9 million, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business product portfolio includes a number of new product designs with industry leading performance characteristics. The acquisition of the power device business not only enhances our analog and power discrete product offerings, but also requires Samsung Electronics to purchase minimum quantities of our products and to use us for contract manufacturing at guaranteed profit levels. Additionally, we expect to generate incremental revenues by offering the newly acquired power device business products to our existing customers and by offering our existing products to the power device business customers who currently do not purchase from us. In connection with the acquisition of the power device business, we have obtained a full income tax holiday for a period of seven years in South Korea. In 1998, the power device business had revenues of $386.5 million.

                               COMPANY STRENGTHS

     We believe our core strengths are the following:

     BREADTH OF PRODUCT PORTFOLIO. We provide our customers with one of the largest product offerings in the industry for analog, discrete, logic and non-volatile memory devices. Our analog device portfolio comprises over 2,300 products, including offerings in 92 of the top 100 best-selling analog product types by volume. Our discrete device portfolio comprises over 4,000 products and we believe it is one of the most comprehensive power device portfolios in the industry. We develop products for a wide range of market applications, reducing our dependence on any single product, application or market. In addition, we believe that our ability to provide our customers with multiple products meets a growing need among our end users for a single source of supply.

     LEADERSHIP IN POWER SOLUTIONS. We believe there is an increasing demand for a combination of sophisticated computing and communication capabilities, frequently in the form of portable devices. We are a leader in providing solutions for managing the power required to operate such devices. Our combined analog and discrete offering provides a complete solution for power management:

     Analog: We provide specific solutions for power conversion, temperature sensing, management functions, battery chargers and motor controls.

     Power Discrete: We provide comprehensive solutions for managing power from the original power source to end products such as computers, cellular phones and network devices.

     HIGH QUALITY CUSTOMER SERVICE. Our customers recognize us for our high quality of service. They require a reliable source of supply, often in high volumes and with short lead times, demand quick responses to technical questions and seek support in designing new applications which use our products. Because we are an independent company focused solely on multi-market products, all of our service and support efforts are tailored to meet these customer needs. As a result of our efforts, we have received numerous customer and industry awards, including supplier awards from Compaq Computer Corp., Siemens AG and Acer Inc. and the European Mid-Size Vendor of the Year award from Dataquest.

     HISTORY OF PRODUCT INNOVATION. Our success in introducing new products has been an important source of our growth and profitability. We have been a significant innovator in the multi-market segment of the semiconductor industry with several leading edge technologies and industry firsts, including our introduction of many new power management solutions over the past three decades which set new standards for speed and efficiency. Since June 1997, we have designed and introduced approximately 400 new products.

     DIVERSE AND BLUE-CHIP CUSTOMER BASE. Our diverse customer base, which spans a wide spectrum of end user markets, enables us to avoid some of the volatility that may be encountered in specific semiconductor markets. We serve more than 50,000 customers worldwide, with no single customer, other than National Semiconductor and Samsung Electronics, providing more than 5% of our pro forma Fiscal 1998 total revenue. Customers in our end user markets include industry leaders such as Compaq, Ericsson, Lucent, Nortel Networks, Samsung Electronics and Siemens.

     EXPERIENCED MANAGEMENT. Our senior management team consists of seven individuals who have on average approximately 25 years of experience in the semiconductor industry. Our chief executive officer, Kirk P. Pond, has over 30 years of experience in the industry and has held senior management positions at Texas Instruments and National Semiconductor. At National Semiconductor, Mr. Pond was executive vice president and chief operating officer prior to his current position at Fairchild.
                               ------------------

     Our principal executive offices are located at 333 Western Avenue, Mail Stop 01-00, South Portland, Maine 04106, and our telephone number is (207) 775-8100.

                                THE ACQUISITION


     On April 13, 1999, Fairchild acquired, through an indirect wholly-owned South Korean subsidiary, Fairchild Korea Semiconductor Ltd., the power device business of Samsung Electronics for aggregate cash consideration of approximately $414.9 million, including fees and expenses. In connection with the acquisition of the power device business, Fairchild Korea and Samsung Electronics also entered into several agreements including:


     - The Product Supply Agreement under which Samsung Electronics is required to purchase for a three-year period guaranteed annual minimum levels of products from the power device business based on historical volumes and market prices.

     - The Foundry Sale Agreement under which the power device business is required to provide for a three-year period wafer foundry services for Samsung Electronics.

     - The Transitional Services Agreement under which Samsung Electronics is required to provide operational and administrative services for the power device business.

     - The Assembly and Test Services Agreements under which Samsung Electronics is required to provide assembly and test services for the power device business.

     In order to finance the acquisition of the power device business, we completed the following financings. We used the gross proceeds from these financings to pay the purchase price of the acquisition, to repay our then existing senior credit facilities, to pay related fees and expenses and to fund our working capital needs.

     - We entered into the senior credit facilities, which provided us up to $410.0 million in financing, consisting of a $100.0 million revolving credit facility and $310.0 million of senior term facilities.

     - Citicorp Mezzanine Partners, L.P. contributed $50.0 million in cash to Fairchild Semiconductor International, Inc., our parent company, in exchange for a pay-in-kind promissory note, which means that all interest due and not paid in cash is added to the then outstanding principal amount of the note, and a warrant to purchase 3,538,228 shares of the common stock of Fairchild International. Fairchild International contributed the $50.0 million from Citicorp Mezzanine Partners, L.P. to us as a capital contribution.


     - We issued the old notes.



     Concurrently with the closing of the offering of the old notes, we deposited with the United States Trust Company of New York, as escrow agent, the net proceeds of the offering. In addition, in connection with the acquisition of the power device business, we issued a promissory note to Samsung Electronics for the purchase price of the power device business in order to satisfy requirements of Korean law. In the event that the acquisition of the power device business had not been consummated and Samsung Electronics had not received in cash the full purchase price, in each case on or prior to April 23, 1999, we would have been required to redeem the old notes. See "Description of the Notes -- Special Redemption; Escrow." The acquisition of the power device business was consummated on April 13, 1999 and Samsung Electronics has received in cash the full purchase price prior to April 23, 1999. Accordingly, the net proceeds of the offering were released from the escrow arrangement and used to fund the acquisition of the power device business.


                              RECENT DEVELOPMENTS

     On August 9, 1999, Fairchild International completed an initial public offering of 20,000,000 shares of its Class A Common Stock for aggregate consideration of $370.0 million. On August 12, 1999, National Semiconductor Corporation, one of Fairchild International's shareholders, sold 3,000,000 shares of Fairchild International's Class A Common Stock in connection with an over-allotment option exercised by Credit Suisse First Boston Corporation, one of the underwriters in the initial public offering. The proceeds of the initial public offering were used to repay $191.0 million of the amounts due under our senior credit facilities, to repay all outstanding amounts due under Fairchild International's 12.5% Subordinated Note Due 2008 of $53.0 million, to repay all outstanding amounts due under Fairchild International's 11.74% Subordinated Note Due 2008 of $101.4 million and to pay fees and expenses related to the initial public offering. Concurrently with the completion of the initial public offering, all of Fairchild International's 12% Series A Cumulative Compounding Preferred Stock was converted into shares of Fairchild International's Class A Common Stock. Immediately after the completion of the initial public offering, Fairchild International had 59,022,480 shares of its Class A Common Stock outstanding.

                               THE EXCHANGE OFFER


Securities Offered............   Up to $300,000,000 aggregate principal amount
                                 of 10 3/8% Senior Subordinated Notes Due 2007.
                                 The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.



The Exchange Offer............   We are offering the new notes to you in
                                 exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the Registration
                                 Rights Agreement.



Expiration Date; Withdrawal of
  Tender......................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on              , 1999, or
                                 such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.



Conditions to the Exchange
Offer.........................   Our obligation to accept for exchange, or to
                                 issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer."



Procedures for Tendering Old
  Notes.......................   If you wish to accept the exchange offer and
                                 tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such old notes and any other required documentation, to the exchange agent at the address set forth herein. See "The
                                 Exchange Offer -- Procedures for Tendering Old
                                 Notes."



Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange offer.



Exchange Agent................   United States Trust Company of New York is
                                 serving as the exchange agent in connection with the exchange offer.



Federal Income Tax
Consequences..................   The exchange of notes pursuant to the exchange
                                 offer should not be a taxable event for federal income tax purposes. See "United States Federal
                                 Income Tax Considerations."

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER



     Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer such new notes for resale, resell such new notes and otherwise transfer such new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:



     - the new notes are acquired in the ordinary course of the holders' business;



     - the holders have no arrangement with any person to participate in a distribution of such new notes; and



     - neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.



     Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the Registration Rights Agreement and subject to limitations specified in the Registration Rights Agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange such old notes for new notes according to the terms of the exchange offer, such old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. See "The Exchange Offer -- Consequences of Failure to Exchange; Resales of New Notes."



     The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES



     The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.


Issuer........................   Fairchild Semiconductor Corporation.

Securities Offered............   $300,000,000 aggregate principal amount of
                                 10 3/8% Senior Subordinated Notes Due 2007.

Maturity Date.................   October 1, 2007.

Interest Payment Dates........   April 1 and October 1 of each year, commencing
                                 October 1, 1999.


Optional Redemption...........   We cannot redeem the new notes (and any
                                 outstanding old notes) prior to April 1, 2003, except as discussed below. Until April 1, 2002, we can choose to redeem the notes in an amount not to exceed 35% of the sum of the original principal amount of the notes and the original principal amount of any other notes issued under the same Indenture, with money we raise in one or more underwritten primary public offerings of common stock of our company or Fairchild International (to the extent the proceeds are contemporaneously contributed to our company) under an effective registration statement under the Securities Act, as long as:



                                 - we pay the holders of the notes and any such
                                   other notes redeemed a redemption price of 110 3/8% of the principal amount of the notes and any such other notes we redeem, plus accrued interest to the date of redemption; and



                                 - at least 65% of the original aggregate
                                   principal amount of the notes and any such other notes remains outstanding after each such redemption.



                                 On or after April 1, 2003, we can redeem some or all of the notes at the redemption prices listed in the "Description of the Notes -- Optional Redemption" section of this prospectus, plus accrued interest to the date of redemption.



Special Redemption............   We were required to redeem the notes at a
                                 redemption price of 100% of the aggregate principal amount of the notes, plus accrued interest to the date of redemption in the event that (1) the acquisition of the power device business had not been completed and (2) Samsung
                                 Electronics had not received in cash the full purchase price, in each case on or prior to April 23, 1999. The acquisition of the power device business was completed on April 13, 1999, and Samsung Electronics received in cash the full purchase price prior to April 23, 1999. See "Description of the Notes -- Escrow of Proceeds; Special Redemption."



Change of Control.............   If a change of control of our company occurs,
                                 subject to conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued interest. The term "Change of Control" is defined in the "Description of the Notes --
                                 Change of Control" section of this prospectus.

Ranking.......................   The new notes will be unsecured and
                                 subordinated to our existing and future senior indebtedness. As of May 30, 1999, after giving pro forma effect to the initial public offering of Class A Common Stock of Fairchild
                                 International and the application of the proceeds of such initial public offering, we had approximately $115.4 million of senior indebtedness outstanding. The new notes will rank equally in right of payment with our outstanding 10 1/8% Senior Subordinated Notes in an aggregate principal amount of $300.0 million and with any future senior subordinated indebtedness. The terms "Senior Indebtedness" and "Senior Subordinated Indebtedness" are defined in the "Description of the Notes -- Definitions" section of this prospectus.



Guaranty......................   The payment of the principal, premium and
                                 interest on the new notes is fully and
                                 unconditionally guaranteed on a senior
                                 subordinated basis by Fairchild International and our principal domestic subsidiaries. The guarantee by Fairchild International and our principal domestic subsidiaries will be subordinated to all existing and future senior indebtedness of Fairchild International and our principal domestic subsidiaries, respectively, including their guarantee of our obligations under our senior credit facilities, and will rank equally with the existing guaranties of the 10 1/8% Senior Subordinated Notes.
                                 Fairchild International currently conducts no business and has no significant assets other than our capital stock, all of which is pledged to secure Fairchild International's obligations under the senior credit facilities. See
                                 "Description of the Notes -- Guaranties."



Restrictive Covenants.........   The indenture governing the notes contains
                                 covenants that limit our ability and most of our subsidiaries' ability to:


                                 - incur additional indebtedness;

                                 - pay dividends on our capital stock or redeem,
                                   repurchase or retire our capital stock or subordinated indebtedness;

                                 - make investments;

                                 - engage in transactions with affiliates;

                                 - sell assets, including capital stock of
                                   subsidiaries; and

                                 - consolidate, merge or transfer assets.


                                 These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes -- Covenants" section of this prospectus.



     For a more detailed discussion of the new notes, see "Description of the Notes."


                                  RISK FACTORS


     You should carefully consider all of the information set forth in this prospectus and, in particular, the information under "Risk Factors," before deciding to tender your old notes in the exchange offer.

              SUMMARY HISTORICAL, PRO FORMA AND SUPPLEMENTAL DATA

     In the tables below, we present unaudited pro forma financial data for informational purposes only. Since the information in the tables is a summary, you should read the following tables in conjunction with other information contained under the caption "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data," and with the financial statements and related notes and the other financial information contained elsewhere in this prospectus.

FAIRCHILD

     We present below summary historical, pro forma as adjusted and supplemental data of Fairchild. We derived the historical balance sheet data as of May 30, 1999 and the historical statement of operations data for the years ended May 25, 1997, May 31, 1998 and May 30, 1999, from Fairchild's audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. We derived the historical statement of operations data for the year ended May 26, 1996, from Fairchild's audited consolidated financial statements, which are not included in this prospectus. We derived the historical financial data for the year ended May 28, 1995 from Fairchild's unaudited consolidated financial statements that we prepared on the same basis as Fairchild's audited consolidated financial statements. In our opinion, the unaudited financial data include all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of the data.

     The unaudited pro forma as adjusted statement of operations data presented below are based upon unaudited pro forma financial statements for the year ended May 30, 1999 after giving effect to the acquisition of the power device business and related transactions as if they had occurred on June 1, 1998, the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering. The unaudited pro forma as adjusted balance sheet data presented are based on assumptions that we believe accurately represent the effect of the initial public offering and the application of the proceeds of the initial public offering as if they had occurred on May 30, 1999.

THE POWER DEVICE BUSINESS

     We present below summary historical and pro forma data of the power device business. We derived the historical financial data for the years ended December 31, 1996, 1997 and 1998 from the power device business' audited financial statements and related notes, which are included elsewhere in this prospectus. We derived the historical financial data for the twelve months ended March 31, 1999 from the power device business' unaudited financial statements and related notes, which are not included in this prospectus. The unaudited pro forma data presented below are based upon unaudited financial statements for the twelve months ended March 31, 1999 for the power device business and are adjusted to give pro forma effect to the contracts we entered into with Samsung Electronics in connection with the acquisition of the power device business, and to eliminate the historical expenses related to the liabilities that we did not assume, and the related income tax effect of all pro forma adjustments. The financial statements of the power device business for the three years ended December 31, 1998 and the twelve months ended March 31, 1999 have been translated from South Korean Won into U.S. Dollars, and are presented in accordance with U.S. GAAP as described in "Selected Historical Financial Data of the Power Device Business."

RAYTHEON

     We present below summary historical data of Raytheon. We derived the historical financial data for the years ended December 31, 1995, 1996 and 1997 from Raytheon's audited financial statements and related notes. Raytheon's audited financial statements for the year ended December 31, 1997 are included elsewhere in this prospectus.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                                                                                        FISCAL YEAR ENDED
                                                                                          MAY 30, 1999
                                                   FISCAL YEAR ENDED MAY           ---------------------------
                                            ------------------------------------                  PRO FORMA
                                             1995     1996      1997      1998     HISTORICAL   AS ADJUSTED(1)
                                            ------   -------   -------   -------   ----------   --------------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:(2)
Revenue:
  Analog..................................  $   --   $    --   $    --   $ 32.0     $  64.1        $   64.1
  Discrete................................   116.4     175.0     164.5    187.3       180.3           180.3
  Logic...................................   327.7     339.5     285.3    303.0       267.6           267.6
  Memory(3)...............................   185.5     174.2     138.0    113.5        67.9            67.9
  Power Device............................      --        --        --       --        74.2           413.4
  Contract manufacturing services.........    50.7      87.6     104.2    153.4        81.0           118.6
                                            ------   -------   -------   -------    -------        --------
Total revenue.............................  $680.3   $ 776.3   $ 692.0   $789.2     $ 735.1        $1,111.9
                                            ======   =======   =======   =======    =======        ========
Gross profit(3)...........................  $203.8   $ 216.8   $ 152.5   $230.5     $ 152.3        $  279.5
Research and development..................    31.0      30.3      18.9     35.7        39.3            52.4
Selling, general and administrative.......   100.3     114.4      96.4     92.0       105.1           161.5
Litigation settlement expense(4)..........      --        --        --       --          --            58.0
Restructuring, impairments, and other
  charges(5)..............................      --        --       5.3     15.5        55.3            55.3
                                            ------   -------   -------   -------    -------        --------
  Operating income (loss).................  $ 72.5   $  72.1   $  31.9   $ 87.3     $ (47.4)       $  (47.7)
                                            ======   =======   =======   =======    =======        ========
OTHER FINANCIAL DATA:
Amortization of intangibles(1)(6).........  $   --   $    --   $    --   $  1.4     $   8.4        $   33.5
Depreciation and other amortization(1)....    44.7      64.2      77.1     83.2        95.3           117.6
Capital expenditures(1)...................   112.9     153.9      47.1     78.0        46.2            52.5
Ratio of earnings to fixed charges(7).....    75.3x     46.2x      2.9x     1.9x         --(8)           --(8)
SUPPLEMENTAL DATA:
Adjusted EBITDA(9)........................  $117.2   $ 136.3   $ 128.4   $187.4     $ 127.0        $  232.1
CASH FLOWS PROVIDED FROM (USED IN):
  Operating activities....................   118.1     162.5      19.1    136.1        44.1
  Investing activities....................  (118.1)   (162.5)    (54.3)  (200.5)     (474.6)
  Financing activities....................      --        --      75.9     30.2       486.4

                                                                 AS OF MAY 30, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................   $  62.4       $   62.4
Accounts receivable, net....................................     129.7          129.7
Inventories.................................................     148.6          148.6
Total assets................................................   1,095.7        1,081.3
Long-term debt, including current portion...................     910.0          715.4
Total stockholder's equity (deficit)(10)....................      (6.4)         173.4

                             POWER DEVICE BUSINESS

                                                          YEAR ENDED               TWELVE MONTHS ENDED
                                                         DECEMBER 31,                 MARCH 31, 1999
                                                  --------------------------    --------------------------
                                                   1996      1997      1998     HISTORICAL   PRO FORMA(11)
                                                  ------    ------    ------    ----------   -------------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $471.8    $478.1    $386.5      $406.7        $451.0

Gross profit....................................  $ 56.5    $131.0    $137.3      $129.0        $153.4
Research and development........................    18.6      19.2      15.2        14.8          14.8
Selling, general and administrative.............    29.0      34.3      33.8        36.1          36.5
Litigation settlement expense(4)................      --        --      58.0        58.0          58.0
                                                  ------    ------    ------      ------        ------
Operating income................................  $  8.9    $ 77.5    $ 30.3      $ 20.1        $ 44.1
                                                  ======    ======    ======      ======        ======
OTHER FINANCIAL DATA:
Adjusted EBITDA(9)..............................  $ 57.9    $116.3    $110.6      $100.8        $124.8
CASH FLOWS PROVIDED FROM (USED IN):
  Operating activities..........................    39.4      74.3     128.1
  Investing activities..........................   (88.5)     (0.1)     (5.7)
  Financing activities..........................    28.0    (157.1)   (106.8)
Capital expenditures............................   118.1      10.9       8.6         7.1           7.1

                        RAYTHEON SEMICONDUCTOR, INC.(12)

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
                                                               (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $67.7    $68.4    $78.4
Gross profit................................................  $26.9    $27.2    $33.6
Research and development....................................   12.2     11.7     12.1
Selling, general and administrative.........................    7.1      7.3     10.1
                                                              -----    -----    -----
Operating income............................................  $ 7.6    $ 8.2    $11.4
                                                              =====    =====    =====
OTHER FINANCIAL DATA:
Adjusted EBITDA(9)..........................................  $14.7    $14.5    $17.8
CASH FLOWS PROVIDED FROM (USED IN):
  Operating activities......................................    8.4     12.6     13.2
  Investing activities......................................   (1.7)    (5.3)    (2.7)
  Financing activities......................................   (7.1)    (7.4)   (10.6)
Capital expenditures........................................    1.8      7.4      2.7

-------------------------

  (1) The pro forma combined financial data includes the pro forma results of operations for the power device business for the twelve months ended March 31, 1999. The pro forma combined financial data excludes the actual results of our Power Device Products Group for the period from April 14, 1999 to May 30, 1999. For the period from April 14, 1999 to May 30, 1999, amortization of intangibles, depreciation and amortization and capital expenditures for our Power Device Products Group were $5.0 million, $2.1 million and $0.8 million, respectively.

  (2) For the fiscal years ended May 1997 and prior, statement of operations data includes the direct expense of the Fairchild Semiconductor business of National Semiconductor and allocated expenses from National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 or to the historical and pro forma data for Fiscal 1999.

  (3) Revenues and gross profit in Fiscal 1999 were negatively impacted by $5.5 million and $15.4 million, respectively, due to charges for additional sales and inventory reserves as a result of our Memory division restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild -- Restructuring."

  (4) Represents a one-time charge for settlement by Samsung Electronics of a patent infringement lawsuit attributable to the power device business. The associated liability is being retained by Samsung Electronics.

  (5) In Fiscal 1997, restructuring, impairments and other charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Raytheon. In Fiscal 1999, such charges consisted of $34.0 million of in-process research and development associated with the acquisition of the power device business and $21.3 million related to various restructuring actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild -- Restructuring."

  (6) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.

  (7) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion (approximately one-third) of rental expense that we believe is representative of the interest component of rental expense.

  (8) On a historical and pro forma basis, earnings were inadequate to cover fixed charges by approximately $107.9 million and $127.5 million, respectively, for the fiscal year ended May 30, 1999.

  (9) Adjusted EBITDA is defined as operating income before other (income) expense, interest expense, taxes, depreciation, amortization and, in the case of Fairchild, (a) restructuring, impairments and other charges, (b) charges of $15.4 million for additional sales and inventory reserves associated with our Memory division restructuring included in gross profit in Fiscal 1999 and (c) $14.1 million of retention bonuses in 1997 associated with the recapitalization of National Semiconductor and, in the case of the power device business, a one-time charge of $58.0 million for litigation settlement expense associated with the power device business. Adjusted EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. Adjusted EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of Adjusted EBITDA may differ from similarly titled computations of other companies.

(10) Pro forma stockholders' equity as adjusted for the initial public offering will be reduced by $8.4 million for a one-time write-off of a receivable from management investors of Fairchild International to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership of Fairchild International. Such receivables will be cancelled as a result of a public offering of the common stock of Fairchild International. Additionally, we will expense amounts to discharge their individual tax liabilities associated with the cancellation. Pro forma stockholders' equity as adjusted for the initial public offering has also been reduced by $6.0 million for the one-time write-off of unamortized debt issuance costs associated with the debt being repaid, and $0.4 million for a prepayment premium on the 12.5% Subordinated Note Due 2008. The expenses will reduce stockholders' equity, but will not have any effect on Adjusted EBITDA.

(11) Pro forma data for the twelve months ended March 31, 1999 has been presented to be consistent with the pro forma data for Fiscal 1999 presented for Fairchild.

(12) Fairchild purchased Raytheon Semiconductor, Inc. from Raytheon Company on December 31, 1997.

                                  RISK FACTORS


     You should carefully consider the following factors and other information in this prospectus, including the risks described below, which apply to the old notes as well as the new notes.



FAILURE TO TENDER YOUR OLD NOTES FOR NEW NOTES COULD LIMIT YOUR ABILITY TO RESELL THE OLD NOTES.



     The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.



THE ISSUANCE OF THE NEW NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE OLD NOTES.



     To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.


WE HAVE $715.4 MILLION OF TOTAL INDEBTEDNESS AND A DEBT TO EQUITY RATIO OF 4.0 TO 1.0, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO GROW AND COMPETE.

     On a pro forma basis after giving effect to the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering, as of May 30, 1999, we would have had total indebtedness of $715.4 million, stockholder's equity of $173.4 million and a ratio of debt to equity of 4.1 to 1.0. In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future, which would increase our leverage.

     Our substantial indebtedness:

     - will require us to dedicate approximately $14.1 million of our cash flow to principal payments on our indebtedness during the next fiscal year and on a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering, would have required us to dedicate approximately $70.9 million of our cash flow to interest payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - increases our vulnerability to general adverse economic and industry conditions;

     - limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - restricts us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

     - places us at a competitive disadvantage compared to our competitors that have less debt.

     See "Description of the Notes," "Capitalization," "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data" and "Description of Indebtedness."

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR EXISTING DEBT, WHICH MAY REQUIRE US TO REFINANCE OUR DEBT OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS.

     On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering, interest expense for Fiscal 1999 would have been $79.9 million. On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering, our fixed charges for Fiscal 1999 would have exceeded our earnings by $127.5 million. On a historical basis, our fixed charges for Fiscal 1999 would have exceeded our earnings by $107.9 million. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuations.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under the senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because our senior credit facilities, which represented approximately 16.1% of our pro forma as adjusted indebtedness as of May 30, 1999, have variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to service our indebtedness, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we would be able to refinance any of our indebtedness on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

     See "-- Cyclical Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."


YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES, LIKE THE OLD NOTES, IS JUNIOR TO OUR AND OUR GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR AND THEIR FUTURE BORROWINGS. FURTHERMORE, CLAIMS OF CREDITORS OF OUR NON-GUARANTOR SUBSIDIARIES WILL HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES OVER YOUR CLAIMS.



     The new notes, like the old notes, Fairchild International's guaranty and the subsidiary guaranties will be subordinated to the prior payment in full of our, Fairchild International's and the subsidiary guarantors', as the case may be, current and future senior indebtedness. As of May 30, 1999, after giving pro forma effect to the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of such initial public offering, we would have had approximately $115.4 million of senior indebtedness, Fairchild International would have had approximately $115.4 million of senior indebtedness (consisting solely of its senior guaranty of our obligations under the senior credit facilities) and the subsidiary guarantors would have had approximately $115.4 million of senior indebtedness (consisting solely of their senior guaranty of our obligations under the senior credit facilities). The notes, Fairchild International's guaranty and the subsidiary guaranties will rank equally with the 10 1/8% Senior Subordinated Notes and the related guaranties from Fairchild International and the subsidiary guarantors. Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of our company or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the notes only after all payments had been made on our or the guarantors' senior indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the notes or the 10 1/8% Senior Subordinated Notes, including payments of interest when due. The term "senior indebtedness" is defined in the "Description of the Notes -- Ranking" section of this prospectus.

     We conduct a portion of our business through our subsidiaries. Some of our domestic subsidiaries and all of our foreign subsidiaries, including Fairchild Korea, are not guaranteeing the notes. Less than two-thirds of the capital stock of Fairchild Korea has been pledged to secure our obligations under the senior credit facilities. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the notes, even if the obligations of such subsidiaries do not constitute senior indebtedness. As of May 30, 1999, the non-guarantor subsidiaries had approximately $83.5 million of liabilities and held approximately 57.9% of our consolidated assets. After giving pro forma effect to the acquisition of the power device business for fiscal 1999, the non-guarantor subsidiaries generated approximately 71.0% of our consolidated revenues.



     See "Description of the Notes -- Ranking" and "Description of the Notes -- Covenants -- Limitations on Indebtedness."


OUR DEBT INSTRUMENTS RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our debt instruments impose significant operating and financial restrictions on us, affecting our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities, which could place us at a disadvantage relative to competitors not subject to such limitations. Failure to comply with any such restrictions could result in a default under the terms of our debt instruments. In the event of any such default, our debtholders could demand payment of all borrowings outstanding, including accrued interest and other fees. In addition, if we were unable to repay any borrowings under our senior credit facilities when due, the lenders could proceed against their collateral, which consists of substantially all of the assets of our company, Fairchild International and our subsidiary guarantors. If the indebtedness under our debt instruments were to be accelerated, the value of Fairchild International's and our common stock would likely decrease significantly.

     See "Description of the Notes" and "Description of Indebtedness."


FAIRCHILD INTERNATIONAL, OUR PARENT COMPANY, DOES NOT HAVE ANY RESOURCES TO SUPPORT ITS GUARANTY OF THE NOTES.



     Although Fairchild International has guaranteed the notes on a senior subordinated basis, it currently conducts no business and has no significant assets other than our capital stock. Since all of our capital stock owned by Fairchild International is pledged to secure Fairchild International's guaranty of the senior credit facilities, there are currently no assets supporting Fairchild International's guaranty of the notes. Fairchild International's guaranty of the notes is subordinated in right of payment to the guaranty by Fairchild International of our obligations under the senior credit facilities.


     See "Description of the Notes -- Guaranties."

DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

     The semiconductor industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles. During the latter half of Fiscal 1998 and most of Fiscal 1999, we, as well as many others in our industry, experienced significant declines in the pricing of our products as customers reduced demand forecasts and manufacturers reduced prices to keep capacity utilization high. We believe these trends were due primarily to the Asian financial crisis and excess personal computer inventories. We cannot assure you that the market for semiconductors will improve or that our markets will not experience additional, possibly more severe and prolonged, downturns in the future. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, price competition for orders and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods, and these end user markets may experience changes in demand that will adversely affect our prospects.

NEW TECHNOLOGIES COULD RESULT IN THE DEVELOPMENT OF NEW PRODUCTS AND A DECREASE IN DEMAND FOR OUR PRODUCTS, AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER DEMANDS.

     Our failure to develop new technologies, or react to changes in existing technologies, could materially delay our development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. For example, because we do not have a Flash Memory product which is becoming a more significant product in the memory market, our revenues from the memory segment of our business have decreased. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within the industry.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the multi-market semiconductor product markets in particular, is highly competitive. Competition is based on price, product performance, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus are better able to pursue acquisition candidates and can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

BECAUSE THE POWER DEVICE BUSINESS PREVIOUSLY OPERATED AS A DIVISION OF SAMSUNG ELECTRONICS, THE COSTS OF OPERATING THIS BUSINESS AS AN INDEPENDENT ENTITY MAY BE SIGNIFICANTLY GREATER THAN INITIALLY ESTIMATED.

     The operation of the power device business as an independent entity may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition of the power device business. Prior to our purchase of it, the power device business was operated as a division of Samsung Electronics. During 1998, the power device business incurred costs for research and development, sales and marketing and general and administrative activities. These costs represent expenses incurred directly by the power device business and charges allocated to it by Samsung Electronics. The power device business now obtains many of these services on an arm's length basis. However, to provide these services for a transition period after the acquisition of the power device business, we entered into a Transitional Services Agreement with Samsung Electronics under which the power device business continues to obtain a number of these services. We cannot assure you that upon termination of the Transitional Services Agreement, we will be able to obtain similar services on comparable terms. The pro forma data contained in this prospectus are based on our estimates as to expenses on a stand-alone basis, including the effect of the Transitional Services Agreement with Samsung Electronics, and contract manufacturing revenue under our manufacturing agreements with

Samsung Electronics. We cannot assure you that such estimates are accurate or will reflect the actual expenses or revenues of the power device business.

     See "The Acquisition."

WE ENTERED INTO A NUMBER OF LONG-TERM SUPPLY AND SUPPORT CONTRACTS WITH SAMSUNG ELECTRONICS IN CONNECTION WITH THE ACQUISITION OF THE POWER DEVICE BUSINESS, AND ANY DECREASE IN THE PURCHASE REQUIREMENTS OF SAMSUNG ELECTRONICS OR THE INABILITY OF SAMSUNG ELECTRONICS TO MEET ITS CONTRACTUAL OBLIGATIONS COULD SUBSTANTIALLY REDUCE THE FINANCIAL PERFORMANCE OF OUR KOREAN SUBSIDIARY.

     As a result of the acquisition of the power device business, we have numerous arrangements with Samsung Electronics, including arrangements relating to product sales, designation as a vendor to affiliated Samsung companies and other services. Any material adverse change in the purchase requirements of Samsung Electronics, in its ability to supply the agreed-upon services or in its ability to fulfill its other obligations could have a material adverse effect on our Korean subsidiary. Although historically the power device business generated significant revenues from the sale of products to affiliated Samsung companies, we cannot assure you that we will be able to sell any products to affiliated Samsung companies or that the designation of the power device business as a vendor to those affiliated Samsung companies will generate any revenues for our company. Furthermore, under the Korean Fair Trade Law, the Fair Trade Commission may issue an order requiring a change in the terms and conditions of the agreements between us and Samsung Electronics if it concludes that Samsung Electronics has provided us with undue support or discriminated against our competitors.

     See "The Acquisition."

THE POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA, INCLUDING LABOR RISK, POLITICAL RISK AND CURRENCY RISK.

     As a result of the acquisition of the power device business, we have operations in South Korea and are subject to risks associated with doing business in that country.

     - In addition to other risks disclosed relating to international operations, some businesses in South Korea are presently subject to labor unrest. Also, relations between South Korea and North Korea have been tense over most of South Korea's history. Recent events involving, among other things, North Korea's refusal to comply with the Nuclear Non-Proliferation Treaty and several naval confrontations, have caused the level of tension between the two countries to increase. We cannot assure you as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary.

     - The power device business' sales are denominated primarily in U.S. Dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in Won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance U.S. Dollar vs. Won costs, a significant decrease in the value of the U.S. Dollar relative to the Won could have a material adverse effect on our financial performance and results of operations.

A CHANGE IN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN OUR NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.

     The transaction structure we utilized for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. In addition, Fairchild Korea has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate. If our assumptions about tax and other relevant laws are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, or if Fairchild Korea were to lose its tax holiday, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from our transaction structure. For a discussion of the transaction structure, see "The Acquisition" and "Description of Indebtedness -- Senior Credit Facilities."

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS.

     We cannot assure you that we will be successful in overcoming the risks related to or arising from operating in international markets. We maintain significant operations in Cebu, the Philippines, Penang, Malaysia and, through the power device business, in South Korea. The following are risks inherent in doing business on an international level:

     - changes in import duties;
     - trade restrictions;
     - transportation delays;
     - work stoppages;
     - economic and political instability;
     - foreign currency fluctuations; and
     - the laws, including tax laws, and policies of the United States and of the countries in which we manufacture our products.

PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR PRIMARY SUPPLIERS OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS.

     Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis, and our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a minority of our wafer fabrication and assembly and test operations to other manufacturers, including Torex, NS Electronics Ltd., Samsung Electronics and National Semiconductor. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

     Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

THE FAILURE OF NATIONAL SEMICONDUCTOR TO MAINTAIN ITS PURCHASE REQUIREMENTS OR MEET ITS CONTRACTUAL OBLIGATIONS COULD ADVERSELY AFFECT OUR CAPACITY UTILIZATION AND PROFITABILITY.

     We have several arrangements with National Semiconductor relating to the provision of our services and the sale of our products. Any material adverse change in the arrangements, such as National Semiconductor's ability to provide the agreed-upon services, its ability to fulfill its intellectual property indemnity obligations or its ability to fulfill its other obligations, could have a material adverse effect on us. In addition, any material adverse change in the purchase requirements of National Semiconductor under the foundry services agreement, or failure to continue making purchases after expiration of the agreement on June 11, 2000, could adversely affect our factory utilization and profitability.

BECAUSE A LIMITED NUMBER OF PERSONS, INCLUDING MEMBERS OF OUR MANAGEMENT TEAM, OWNS A MAJORITY OF SHARES OF OUR PARENT COMPANY AND THEREFORE INDIRECTLY CONTROLS OUR COMPANY, DECISIONS MAY BE MADE BY THEM THAT MAY BE DETRIMENTAL TO YOUR INTERESTS.

     Sterling Holding Company, LLC and some of the key employees of our company own 23,788,013 shares, or approximately 43.4%, of the outstanding Class A Common Stock of our parent company, Fairchild International, the only class of voting stock, and 28,396,000 shares of Class B Common Stock of Fairchild International which are convertible into shares of Class A Common Stock on a one-to-one basis. By virtue of such stock ownership, such persons have the power to direct our affairs and are able to determine the outcome of matters required to be submitted to stockholders for approval, including the election of a majority of our directors and amendment of our Certificate of Incorporation. We cannot assure you that such persons will not exercise their control over us in a manner detrimental to your interests.

BECAUSE MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND CONTINUED SUCCESS.

     Failure to protect our existing intellectual property rights may result in our losing valuable technologies or having to pay others for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

     - any of the more than 250 U.S. patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to others; or

     - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of such research. Certain of our technologies have been licensed on a non-exclusive basis from National Semiconductor which may license such technologies to others, including, commencing on March 11, 2002, our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     Our future success and competitive position depend in part upon our ability to obtain or maintain certain proprietary technologies used in our principal products, which is achieved in part by defending claims by our competitors of intellectual property infringement. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed upon the intellectual property rights of others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

     - pay substantial damages;

     - cease the manufacture, use, sale or importation of infringing products;

     - expend significant resources to develop or acquire non-infringing technologies;

     - discontinue processes; or

     - obtain licenses to the infringing technologies.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND CONSEQUENCES OF THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY ADVERSELY AFFECT US.

     We plan to continue to pursue additional acquisitions of related businesses. The expense incurred in consummating the future acquisition of related businesses, or our failure or inability to integrate such businesses successfully into our existing business, could result in our incurring unanticipated expenses and losses. We plan to continue to pursue additional acquisitions of related businesses in the future. We cannot assure you, however, that we will be able to identify or finance additional acquisitions or that, if consummated, we will realize any anticipated benefits from such acquisitions.

     Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. In addition, although Samsung Electronics assists us in integrating the operations of the power device business into our operations pursuant to the Transitional Services Agreement, we may encounter unforeseen obstacles or costs in such integration. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER.


     Upon the occurrence of change of control events, we will be required to offer to repurchase all outstanding notes, including the old notes, new notes and the 10 1/8% Senior Subordinated Notes. The senior credit facilities will prohibit us from purchasing any notes and will also provide that the occurrence of certain kinds of change of control events will constitute a default. In the event of a certain kind of change of control, we must offer to repay all borrowings under the senior credit facilities or obtain the consent of our lenders under the senior credit facilities to the purchase of notes. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute a default under the indenture governing the notes and the indenture governing our 10 1/8% Senior Subordinated Notes, which, in turn, would constitute a default under the senior credit facilities. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control.

     See "Description of the Notes -- Change of Control."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guaranty could be voided, or claims in respect of a guaranty could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guaranty:

     - received less than reasonably equivalent value or fair consideration for its guaranty; and

     - was insolvent or was rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by such guarantor pursuant to its guaranty could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.


YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.



     The old notes are currently eligible for trading in the PORTAL market. The new notes are new securities for which there is no established market. We do not intend to list the new notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Credit Suisse First Boston, Morgan Stanley Dean Witter, Fleet Securities, Inc. and Salomon Smith Barney Inc. acted as initial purchasers in connection with the offer and sale of the old notes. Each of the initial purchasers (other than Salomon Smith Barney Inc.) has informed us that they intend to make a market in the notes. However, such initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business," "Business" and other sections of this prospectus.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the integration of the acquired power device business without disruption to manufacturing, marketing and distribution activities; changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; and our ability to accurately estimate the cost of systems preparation and successfully implement for year 2000 compliance. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                          SOURCES AND USES OF PROCEEDS


     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriters are being used in connection with the exchange offer.



     We used the gross proceeds from the sale of the old notes of $300.0 million, together with the $310.0 million from borrowings under the senior term facilities, and a $50.0 million cash equity contribution to us from Fairchild International as follows: (i) approximately $414.9 million to pay for the purchase price of the power device business, including acquisition fees and expenses, (ii) approximately $200.6 million to repay our existing senior credit facilities, (iii) approximately $25.1 million to pay fees and expenses relating to the financings in connection with the acquisition and the application of the proceeds of the financings and (iv) approximately $19.4 million to fund our working capital needs and to pay Korean value added tax in connection with the acquisition of the power device business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of May 30, 1999 (i) on an actual basis and (ii) as adjusted to give pro forma effect to the initial public offering of Fairchild International's Class A Common Stock and the application of the proceeds of its initial public offering. This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statement and Unaudited Supplemental Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business" and the financial statements of Fairchild and the power device business included elsewhere in this prospectus.

                                                                AS OF MAY 30, 1999
                                                              ----------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              ------    ------------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $ 62.4       $ 62.4
                                                              ======       ======
Long-term debt, including current portion:
  Senior Credit Facilities:
     Revolving Credit Facility(1)...........................  $   --       $   --
     Tranche A Facility(2)..................................   100.0           --
     Tranche B Facility(2)..................................   210.0        115.4
  10 1/8% Senior Subordinated Notes Due 2007(3).............   300.0        300.0
  10 3/8% Senior Subordinated Notes Due 2007................   300.0        300.0
                                                              ------       ------
       Total long-term debt, including current portion......   910.0        715.4
                                                              ------       ------
  Stockholder's Equity:
       Common stock $.01 par value (1,000 shares authorized,
        100 shares issued and outstanding actual and pro
        forma)..............................................      --           --
     Additional paid-in capital.............................    62.0        256.6
     Accumulated earnings (deficit).........................   (68.4)       (83.2)
                                                              ------       ------
       Total stockholder's equity (deficit)(4)..............    (6.4)       173.4
                                                              ------       ------
          Total capitalization..............................  $903.6       $888.8
                                                              ======       ======

-------------------------
(1) Borrowings of up to $100.0 million under the revolving credit facility are available for working capital and general corporate purposes.

(2) The outstanding indebtedness repaid with a portion of the proceeds of the initial public offering included $194.6 million under our senior credit facilities allocated as follows: $100.0 million of a tranche A term loan that matures on March 31, 2004 and $94.6 million of tranche B term loan that matures on December 15, 2004. At May 30, 1999, the weighted average interest rate with respect to the tranche A term loan and the tranche B term loan was approximately 8.0% per annum. The actual amount repaid was reduced by $55,800 per day, the sum of accrued interest and prepayment premium on the 12.5% Subordinated Note Due 2008 per day and accrued interest on the 11.74% Subordinated Note Due 2008 per day, until the closing of the initial public offering.

(3) We must redeem $150.0 million principal amount of the 10 1/8% Senior Subordinated Notes on March 15, 2005 and $75.0 million principal amount on March 15, 2006, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

(4) Pro forma stockholders' equity as adjusted for the offering has been reduced by $8.4 million for a one-time write-off of a receivable from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables will be cancelled as a result of this offering. Additionally, we will expense amounts to discharge their individual tax liabilities associated with the cancellation. Pro forma stockholders' equity as adjusted for the offering has also been reduced by $6.0 million for the one-time write-off of unamortized debt issuance costs associated with the debt being repaid, and $0.4 million for a prepayment-premium on the 12.5% Subordinated Note Due 2008. These expenses will reduce stockholders' equity, but will not have any effect on Adjusted EBITDA.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENT

     The following unaudited pro forma combined condensed financial statement is based on the historical financial statements of Fairchild, which are included elsewhere in this prospectus, and historical unaudited financial statements of the power device business, which are not included in this prospectus. The acquisition of the power device business was consummated on April 13, 1999 and, accordingly, Fairchild's historical consolidated statements of operations include the results of operations of the power device business beginning April 14, 1999.

     The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, the initial public offering of Class A Common Stock of Fairchild International and the application of the proceeds of the initial public offering as if they were consummated on June 1, 1998. All of the pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon preliminary estimates and assumptions that we believe are reasonable under the circumstances. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below.

     The Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended May 30, 1999 includes the historical statements of operations of the power device business for the twelve months ended March 31, 1999. Accordingly, the post-acquisition results of operations of our Power Device Products Group for the period from April 14, 1999 through May 30, 1999 have been excluded in the Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended May 30, 1999.

     The power device business' historical financial information reflected in the pro forma financial statement represents the accounts and operations of Samsung Electronics with respect to the power device business. During the period covered by the power device business' financial statements, the power device business was conducted as a part of Samsung Electronics' overall operations, and separate financial statements were not prepared. Fairchild has been advised by Samsung Electronics that the power device business' financial statements were prepared from the historical accounting records of Samsung Electronics and include various allocations for costs and expenses. Therefore, the statements of operations of the power device business may not be indicative of the results of operations that would have resulted if the power device business had operated on a stand-alone basis. Fairchild has been advised by Samsung Electronics that all of the allocations and estimates reflected in the power device business' financial statements are based on assumptions that Samsung Electronics believes are reasonable under the circumstances.

     The pro forma financial statement is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the dates or for the periods indicated, or results of operations as of any future date or for any future period. The pro forma financial statement should be read in conjunction with the accompanying notes, the financial statements and notes thereto of Fairchild and the power device business which are included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

                      FAIRCHILD SEMICONDUCTOR CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                             FISCAL YEAR ENDED MAY 30, 1999
                                      -----------------------------------------------------------------------------
                                                   HISTORICAL
                                                      POWER                                  POWER
                                        POWER        DEVICE        POWER                    DEVICE
                                        DEVICE      BUSINESS      DEVICE                   BUSINESS
                                       BUSINESS     PRO FORMA    BUSINESS    FAIRCHILD       POST-       PRO FORMA
                                      HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ACQUISITION   ADJUSTMENTS
                                      ----------   -----------   ---------   ----------   -----------   -----------
                                                                  (DOLLARS IN MILLIONS)
Revenue
  Net sales-trade...................    $390.4       $ 12.2(1a)   $413.4      $ 654.1       $(74.2)       $   --
                                                       10.8(1b)
  Contract manufacturing............      16.3         21.3(1c)     37.6         81.0           --            --
                                        ------       ------       ------      -------       ------        ------
                                         406.7         44.3        451.0        735.1        (74.2)           --
Cost of sales
  Cost of sales-trade...............     261.4          6.9(1a)    281.3        518.4        (49.7)          1.7(2a)
                                                       10.0(1d)
                                                        1.7(1e)
                                                        1.2(1f)
                                                        0.1(1g)
  Cost of contract manufacturing....      16.3           --         16.3         64.4           --            --
                                        ------       ------       ------      -------       ------        ------
                                         277.7         19.9        297.6        582.8        (49.7)          1.7
                                        ------       ------       ------      -------       ------        ------
Gross profit........................     129.0         24.4        153.4        152.3        (24.5)         (1.7)
Research and development............      14.8           --         14.8         39.3         (1.7)           --
Selling, general and
  administrative....................      36.1         13.0(1a)     36.5        105.1        (10.2)         30.1(2a)
                                                       (7.3)(1d)
                                                        0.4(1e)
                                                       (5.7)(1h)
Litigation settlement expense.......      58.0           --         58.0           --           --            --
Restructuring, impairments and other
  charges...........................        --           --           --         55.3           --            --
                                        ------       ------       ------      -------       ------        ------
Operating income (loss).............      20.1         24.0         44.1        (47.4)       (12.6)        (31.8)
Non-cash interest expense...........        --           --           --          8.3           --           1.8(2b)
Cash interest expense, net..........       4.0         (4.0)(1i)      --         52.2         (6.7)         40.5(2c)
Foreign currency gains, net.........      (0.1)          --         (0.1)          --           --            --
                                        ------       ------       ------      -------       ------        ------
Income (loss) before income taxes...      16.2         28.0         44.2       (107.9)        (5.9)        (74.1)
Income taxes (benefits).............      15.7        (15.7)(1j)      --         (5.2)          --            --(2d)
                                        ------       ------       ------      -------       ------        ------
Net income (loss)...................    $  0.5       $ 43.7       $ 44.2      $(102.7)      $ (5.9)       $(74.1)
                                        ======       ======       ======      =======       ======        ======

                                         FISCAL YEAR ENDED MAY 30, 1999
                                      -------------------------------------

                                                    INITIAL
                                                    PUBLIC
                                      FAIRCHILD    OFFERING      PRO FORMA
                                      PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                      ---------   -----------   -----------
                                              (DOLLARS IN MILLIONS)
Revenue
  Net sales-trade...................  $  993.3      $    --      $  993.3
  Contract manufacturing............     118.6           --         118.6
                                      --------      -------      --------
                                       1,111.9           --       1,111.9
Cost of sales
  Cost of sales-trade...............     751.7           --         751.7
  Cost of contract manufacturing....      80.7           --          80.7
                                      --------      -------      --------
                                         832.4           --         832.4
                                      --------      -------      --------
Gross profit........................     279.5           --         279.5
Research and development............      52.4           --          52.4
Selling, general and
  administrative....................     161.5           --         161.5
Litigation settlement expense.......      58.0           --          58.0
Restructuring, impairments and other
  charges...........................      55.3           --          55.3
                                      --------      -------      --------
Operating income (loss).............     (47.7)          --         (47.7)
Non-cash interest expense...........      10.1         (1.1)(3a)       9.0
Cash interest expense, net..........      86.0        (15.1)(3b)      70.9
Foreign currency gains, net.........      (0.1)          --          (0.1)
                                      --------      -------      --------
Income (loss) before income taxes...    (143.7)        16.2        (127.5)
Income taxes (benefits).............      (5.2)          --(2d)      (5.2)
                                      --------      -------      --------
Net income (loss)...................  $ (138.5)     $  16.2      $ (122.3)
                                      ========      =======      ========

 See accompanying notes to unaudited pro forma combined condensed statement of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Historically, the power device business has recognized revenue for sales to Samsung Electronics' foreign sales subsidiaries at the time of shipment to such subsidiaries. The pro forma adjustment to net sales eliminates the sales to the foreign sales subsidiaries of Samsung Electronics from the revenue of the power device business and replaces them with the sales of such subsidiaries to the ultimate third parties. Cost of sales is also adjusted to reflect the change in the inventory held by the foreign sales subsidiaries of Samsung Electronics. Historically, the selling expenses incurred by the foreign sales subsidiaries of Samsung Electronics in connection with their sales to third parties have been recorded by such subsidiaries. The power device business' selling, general and administrative expenses have been adjusted to give effect to the provisions of the Overseas Sales Support Agreement, which provides for commissions to be paid to the foreign sales subsidiaries of Samsung Electronics to provide sales services to the power device business.

     The pro forma increases to net sales, cost of sales and SG&A expenses are as follows:

                                                                   FISCAL YEAR
                                                                      ENDED
                                                                   MAY 30, 1999
                                                                   ------------
                                                                       (IN
                                                                    MILLIONS)
     Net sales -- trade..........................................     $12.2
     Cost of sales -- trade......................................       6.9
     SG&A........................................................      13.0

(b) Historically, the power device business has sold its products to Samsung Electronics at intercompany transfer prices. Under the terms of the Product Supply Agreement, the power device business will sell its products to Samsung Electronics at guaranteed minimum annual levels based on historical volumes and at prices designed to reflect market prices, subject to adjustments to reflect changes in market prices as published by Worldwide Semiconductor Trade Statistics. In order to give effect to the minimum contractual volumes over historical levels and the pricing structure under the Product Supply Agreement, the pro forma net sales are increased by $10.8 million for the fiscal year ended May 30, 1999.

(c) The pro forma adjustment to contract manufacturing revenue is $21.3 million for the fiscal year ended May 30, 1999. This amount reflects the increase in contract manufacturing revenue that will be required to generate the minimum profit level guaranteed by Samsung Electronics under the Foundry Sale Agreement of W53,700 million during the first three years following consummation of the acquisition of the power device business (W27,700 million, W17,300 million and W8,700 million for the first, second and third years, respectively). Historically, the power device business has provided these contract manufacturing services, consisting of wafer fabrication services, to Samsung Electronics at cost. The U.S. Dollar-denominated pro forma adjustment has been recorded using the weighted average exchange rate of 1,300 Won to one U.S. Dollar for the fiscal year ended May 30, 1999.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

(d) Historically, the power device business has been charged at cost for epitaxial fabrication services, assembly and test services and photo mask supply services provided by Samsung Electronics' plants located in Onyang and Kiheung, South Korea. Under the terms of the EPI Services Agreement, the Onyang Assembly and Test Services Agreement and the Photo Mask Supply Agreement, Samsung Electronics has agreed to provide the power device business with these services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars in accordance with the terms of the above agreements. In the case of the Onyang Assembly and Test Services Agreement, the agreement provides for a 5% annual price decrease. The pro forma adjustment reflects the effects of (i) replacing the actual historical costs of these services with the negotiated costs of these services, which negotiated costs include recovery of general and administrative and interest costs attributable to these plants recorded in SG&A for the power device business, based on historical product volumes and (ii) eliminating the portion of historically allocated SG&A expenses to be included in such negotiated costs.

     The pro forma increases (decreases) to cost of sales and SG&A expenses are as follows:

                                                                        FISCAL YEAR
                                                                           ENDED
                                                                       MAY 30, 1999
                                                                   ---------------------
                                                                       (IN MILLIONS)
     Cost of sales -- trade......................................          $10.0
     SG&A........................................................           (7.3)

(e) Historically, the power device business has been allocated charges for information technology services, logistics and other general and administrative services which were provided by Samsung Electronics. Under the terms of the Transitional Services Agreement, Samsung Electronics has agreed to provide to the power device business logistics and other general and administrative services for a three-year period, at the fixed annual price of $5.3 million. Information technology services are provided under a separate agreement with Samsung SDS Co., Ltd. at the fixed annual price of $3.8 million. The pro forma adjustments to cost of sales and SG&A expenses reflect the effects of replacing the historical charges for such services with the fixed prices included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd. In addition, the pro forma adjustment includes the effect of a fixed 1,200 Won to one U.S. Dollar exchange rate used to translate the fixed charges included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd.

     The pro forma increases to cost of sales relating to information technology services and SG&A expenses relating to logistics and other general and administrative services are as follows:

                                                                        FISCAL YEAR
                                                                           ENDED
                                                                       MAY 30, 1999
                                                                   ---------------------
                                                                       (IN MILLIONS)
     Cost of sales -- trade......................................          $1.7
     SG&A........................................................           0.4

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

(f) Sales of particular MOSFET products, which are produced by the power device business, will be subject to royalties arising from Fairchild's existing license agreement with another semiconductor corporation. The pro forma increase to cost of sales to give effect to such royalties is $1.2 million for the fiscal year ended May 30, 1999.

(g) Historically, the power device business has been charged at cost for assembly and test services provided by Samsung Electronics' plant located in Suzhou, China. Under the terms of the Suzhou Assembly and Test Services Agreement, Samsung Electronics has agreed to provide the power device business with assembly and test services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars. The pro forma adjustments reflect the effects of replacing the actual historical costs of these services with the negotiated costs of these services based on historical product volumes. Although the Suzhou Assembly and Test Services Agreement provides for annual price adjustments based upon the percentage change in the U.S. Consumer Price Index, the pro forma adjustments do not give effect to such price adjustments. The pro forma increase to cost of sales is $0.1 million for the fiscal year ended May 30, 1999.

(h) Represents the elimination of royalty expense incurred by Samsung Electronics attributable to the power device business which arises from license agreements that were not transferred to Fairchild. This results in a decrease to SG&A expense of $5.7 million for the fiscal year ended May 30, 1999.

(i) The pro forma adjustment to cash interest expense is $4.0 million for the fiscal year ended May 30, 1999. This amount represents the elimination of interest expense on bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the power device business that were not transferred to Fairchild.

(j) The pro forma adjustment for the elimination of income taxes is $15.7 million for the fiscal year ended May 30, 1999. As a result of the acquisition of the power device business, the power device business is 100% exempt from Korean income taxes for seven years beginning with the first year in which taxable Korean income is generated.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD AND THE POWER DEVICE BUSINESS.

(a) On April 13, 1999, Fairchild completed the acquisition of the power device business for approximately $414.9 million. The purchase includes all of the worldwide operations and assets of the power device business, which are comprised in part of a high volume wafer fabrication plant in Bucheon, South Korea, design and development operations in Bucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The transaction is being accounted for as a purchase.

     The following table represents the allocation of the purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of April 13, 1999. Also presented are the amortization periods for each of the identifiable intangible assets for purposes of calculating the pro forma adjustments to amortization expense in the accompanying pro forma condensed consolidated statement of operations. All intangible assets are being

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     amortized on a straight-line basis. The amount allocated to in-process research and development was charged to expense in our fourth fiscal quarter ended May 30, 1999.

                                                                                    PERIOD OF
     INTANGIBLE ASSETS                                               AMOUNT        AMORTIZATION
     -----------------                                            -------------    ------------
                                                                  (IN MILLIONS)
     Developed technology.......................................     $140.9          15 years
     Customer base..............................................       53.9           8 years
     In-process research and development........................       34.0                --
     Covenant not to compete....................................       30.8           5 years
     Trademarks and tradenames..................................       25.1           4 years
     Assembled workforce........................................        4.8           3 years
                                                                     ------
          Total.................................................     $289.5
                                                                     ======

     Pro forma adjustments for depreciation and amortization of fixed assets and other intangible assets are as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Intangibles -- recorded in SG&A.............................      $30.1
     Fixed assets -- recorded in cost of sales-trade.............        1.7

(b) In connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, we incurred debt issuance costs of approximately $22.3 million associated with the senior credit facilities and the 10 3/8% Senior Subordinated Notes. These costs are comprised primarily of financing costs and other professional fees that will be deferred and amortized over the term of the related debt, which ranges from 5 to 8 1/2 years. The pro forma adjustment to non-cash interest expense represents the incremental amortization of these debt issuance costs in the amount of $1.8 million for the fiscal year ended May 30, 1999.

(c) In connection with the acquisition of the power device business, we entered into the senior credit facilities, which provided up to $410.0 million in financing, consisting of a $100.0 million revolving credit facility (under which no amounts were drawn at closing of the acquisition of the power device business) and $310.0 million of senior term facilities. We also issued $300.0 million of 10 3/8% Senior Subordinated Notes Due 2007.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     The pro forma increase to cash interest expense is as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Senior Term Facilities -- Tranche A Facility (7.75%)........     $  7.5
     Senior Term Facilities -- Tranche B Facility (8.25%)........       17.3
     Notes (10.375%).............................................       31.1
     Interest expense on debt refinanced.........................      (15.4)
                                                                      ------
          Total..................................................     $ 40.5
                                                                      ======

     The senior term facilities bear interest at adjustable rates based on a spread over LIBOR. An increase of 0.125% in the rate applicable to the senior term facilities will increase interest expense and reduce net income as follows:

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                   MAY 30, 1999
                                                                   -------------
                                                                   (IN MILLIONS)
     Interest expense............................................      $ 0.4
                                                                       =====
     Net income..................................................      $(0.3)
                                                                       =====

(d) There is no pro forma adjustment for income taxes, as Fairchild has a net operating loss and has fully reserved net operating loss carryforwards.

3. PRO FORMA ADJUSTMENTS MADE TO THE COMBINED RESULTS OF FAIRCHILD AND THE POWER DEVICE BUSINESS TO GIVE EFFECT TO THE OFFERING.

(a) Represents the elimination of the amortization of deferred financing costs associated with the debt being repaid. The pro forma reduction to interest expense is $1.1 million for the fiscal year ended May 30, 1999. In connection with the offering, we are required to write-off unamortized debt issuance costs associated with debt being repaid. Approximately $6.0 million will be written off concurrent with the offering. This non-recurring charge has been excluded from the pro forma combined condensed statements operations.

(b) Represents the elimination of interest expense of $15.1 million associated with debt to be repaid with the proceeds of the offering.

               SELECTED CONSOLIDATED FINANCIAL DATA OF FAIRCHILD

     The following table sets forth selected historical consolidated financial data of Fairchild. The historical consolidated financial data as of May 31, 1998 and May 30, 1999 and for the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999 are derived from the audited consolidated financial statements of Fairchild included elsewhere in this prospectus. The historical consolidated financial data as of May 26, 1996 and May 25, 1997 and for the year ended May 26, 1996 are derived from audited consolidated financial statements of Fairchild not included in this prospectus. The historical consolidated financial data as of and for the fiscal year ended May 28, 1995 are derived from unaudited consolidated financial statements of Fairchild that are not included in this prospectus. We believe that such unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Fairchild for such periods and as of such dates. This information should be read in conjunction with the consolidated financial statements of Fairchild included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild."

                                                                           FISCAL YEAR ENDED MAY
                                                              ------------------------------------------------
                                                               1995      1996      1997      1998       1999
                                                              ------    ------    ------    ------    --------
                                                                           (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:(1)
Revenue(2)..................................................  $680.3    $776.3    $692.0    $789.2    $  735.1

Gross profit(2).............................................  $203.8    $216.8    $152.5    $230.5    $  152.3
Research and development....................................    31.0      30.3      18.9      35.7        39.3
Selling, general and administrative.........................   100.3     114.4      96.4      92.0       105.1
Restructuring, impairments and other charges(3).............      --        --       5.3      15.5        55.3
                                                              ------    ------    ------    ------    --------
  Operating income (loss)...................................  $ 72.5    $ 72.1    $ 31.9    $ 87.3    $  (47.4)
                                                              ======    ======    ======    ======    ========
OTHER FINANCIAL DATA:
Revenue:
  Analog....................................................  $   --    $   --    $   --    $ 32.0    $   64.1
  Discrete..................................................   116.4     175.0     164.5     187.3       180.3
  Logic.....................................................   327.7     339.5     285.3     303.0       267.6
  Memory....................................................   185.5     174.2     138.0     113.5        67.9
  Power Device..............................................      --        --        --        --        74.2
  Contract manufacturing services...........................    50.7      87.6     104.2     153.4        81.0
                                                              ------    ------    ------    ------    --------
Total revenue...............................................  $680.3    $776.3    $692.0    $789.2    $  735.1
                                                              ======    ======    ======    ======    ========
Adjusted EBITDA(4)..........................................  $117.2    $136.3    $128.4    $187.4    $  127.0
Cash flows provided from (used in):
  Operating activities......................................   118.1     162.5      19.1     136.1        44.1
  Investing activities......................................  (118.1)   (162.5)    (54.3)   (200.5)     (474.6)
  Financing activities......................................      --        --      75.9      30.2       486.4
Depreciation and amortization...............................    44.7      64.2      77.1      83.2        95.3
Amortization of intangibles(5)..............................      --        --        --       1.4         8.4
Capital expenditures........................................   112.9     153.9      47.1      78.0        46.2
Ratio of earnings to fixed charges(6).......................    75.3x     46.2x      2.9x      1.9x         --(7)

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories.................................................  $ 68.8    $ 93.1    $ 73.1    $108.0    $  148.6
Total assets................................................   323.2     432.7     554.3     631.8     1,095.7
Long-term debt, excluding current portion...................      --        --     409.0     438.1       895.9
Total stockholder's equity (deficit)........................   233.2     349.2      16.7      46.3        (6.4)

-------------------------

(1) For the fiscal years ended May 1997 and prior, statement of operations data includes the direct expense of the Fairchild Semiconductor business of National Semiconductor and allocated expenses from National Semiconductor. Such amounts may not be comparable to data for Fiscal 1999.

(2) Revenues and gross profit in Fiscal 1999 were negatively impacted by $5.5 million and $15.4 million, respectively, due to charges for additional sales and inventory reserves as a result of our Memory division restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild -- Restructuring."

(3) In Fiscal 1997, restructuring, impairments and other charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Raytheon. In Fiscal 1999, such charges consisted of $34.0 million of in-process research and development associated with the acquisition of the power device business, and $21.3 million related to various restructuring actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild -- Restructuring."

(4) Adjusted EBITDA is defined as operating income before other (income) expense, interest expense, taxes, depreciation, amortization and (a) restructuring, impairment and other charges, (b) charges of $15.4 million for additional sales and inventory reserves associated with our Memory division restructuring included in gross profit in Fiscal 1999 and (c) $14.1 million of retention bonuses in 1997 associated with the recapitalization of National Semiconductor. Adjusted EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. Adjusted EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of Adjusted EBITDA may differ from similarly titled computations of other companies.

(5) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.


(6) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion (approximately one-third) of rental expense that we believe is representative of the interest component of rental expense.


(7) Earnings for Fiscal 1999 were inadequate to cover fixed charges by approximately $107.9 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF FAIRCHILD

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto of Fairchild included elsewhere in this prospectus.

OVERVIEW

     Fairchild is a leading designer, manufacturer and supplier of high-performance logic, non-volatile memory, discrete power and signal technology and analog and mixed signal semiconductors, serving the personal computer, industrial, telecommunications, consumer electronics and automotive markets. The predecessor to Fairchild was renowned as one of the pioneering companies of the semiconductor industry. Fairchild invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history. Acquired in 1979 by Schlumberger, Fairchild continued to innovate, introducing logic products such as FAST(R) (Fairchild Advanced Schottky Technology) and FACT(TM) (Fairchild Advanced CMOS Technology), which remain industry standard products today. In 1987, Fairchild was acquired by National Semiconductor and integrated into its operations. The assets of Fairchild were separated from National Semiconductor on March 11, 1997 pursuant to an Agreement and Plan of Recapitalization and Fairchild began operating as a stand-alone entity. At that time, Fairchild's business consisted of the Logic Products Group, historically a core business of Fairchild, and the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor. On December 31, 1997, Fairchild acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash. Raytheon designs, manufactures and markets high-performance analog and mixed signal semiconductors with long product lives for the personal computer, communications, broadcast video and industrial markets. Immediately prior to the closing of the transaction, Raytheon was renamed Fairchild Semiconductor Corporation of California and, upon closing, became a wholly-owned subsidiary of Fairchild. The transaction was accounted for as a purchase. Accordingly, Fairchild's operating results in Fiscal 1998 include the operating results of Fairchild Semiconductor Corporation of California as of the date of the acquisition. On April 13, 1999, Fairchild acquired the power device business of Samsung Electronics for $414.9 million in cash, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The transaction was accounted for as a purchase. Accordingly, Fairchild's operating results in Fiscal 1999 include the operating results of the power device business, now the Power Device Products Group, as of the date of the acquisition. The results of operations in Fiscal 1997 for the period prior to March 11, 1997 reflect the operating results of the Fairchild Semiconductor Business of National Semiconductor, and are not necessarily indicative of the results that would have been obtained as a stand-alone company during that time. This is due in part to the fact that National Semiconductor allocated to the Fairchild Semiconductor Business corporate and other overhead costs at levels higher than those experienced as a stand-alone company. In addition, the Fairchild Semiconductor Business, prior to the establishment of Fairchild, provided contract manufacturing services to National Semiconductor at cost and now provides such services at higher prices. Under manufacturing agreements with National Semiconductor, National Semiconductor is required to purchase not less than $330.0 million of contract manufacturing services from Fairchild during the first 39 months after completion of the recapitalization of Fairchild.

     Fairchild has defined five reportable segments, Analog Products Division, which we refer to as Analog, Discrete Power and Signal Technologies Group, which we refer to as Discrete, Logic Products Group, which we refer to as Logic, Non-Volatile Memory Division, which we refer to as Memory, and Power Device Products Group, which we refer to as Power Device. The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services, as a percentage of total revenues excluding one-time charges of $5.5 million in the Memory segment in Fiscal 1999:

                                                           FISCAL YEAR ENDED MAY
                                                          -----------------------
                                                          1997     1998     1999
                                                          -----    -----    -----
Analog..................................................     --%     4.1%     8.7%
Discrete................................................   23.8     23.7     24.4
Logic...................................................   41.2     38.4     36.1
Memory..................................................   19.9     14.4      9.9
Power Device............................................     --       --     10.0
                                                          -----    -----    -----
     Subtotal trade sales...............................   84.9     80.6     89.1
Contract Manufacturing Services.........................   15.1     19.4     10.9
                                                          -----    -----    -----
     Total..............................................  100.0%   100.0%   100.0%
                                                          =====    =====    =====

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly trade sales and trade gross profits (losses) by Fairchild's reportable segments:

                                                 FISCAL 1997                         FISCAL 1998
                                      ---------------------------------   ---------------------------------
                                        Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
                                      ------   ------   ------   ------   ------   ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
TRADE SALES:
Analog..............................  $   --   $   --   $   --   $   --   $   --   $   --   $ 11.9   $ 20.1
Discrete............................    35.9     39.7     42.7     46.2     48.2     47.0     49.6     42.5
Logic...............................    66.8     74.7     69.2     74.6     78.9     79.8     75.6     68.7
Memory..............................    30.2     39.6     35.6     32.6     31.6     28.5     28.0     25.4
Power Device........................      --       --       --       --       --       --       --       --
                                      ------   ------   ------   ------   ------   ------   ------   ------
    Total...........................  $132.9   $154.0   $147.5   $153.4   $158.7   $155.3   $165.1   $156.7
                                      ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT (LOSS):
Analog..............................  $   --   $   --   $   --   $   --   $   --   $   --   $  4.9   $  7.2
Discrete............................    10.7     11.2     13.4     15.8     18.9     17.9     17.3     12.8
Logic...............................    12.2     18.7     15.7     21.0     25.9     29.7     25.6     21.3
Memory..............................     7.1      6.6      6.8      6.5      5.9      2.3      1.3      3.2
Power Device........................      --       --       --       --       --       --       --       --
                                      ------   ------   ------   ------   ------   ------   ------   ------
    Total...........................  $ 30.0   $ 36.5   $ 35.9   $ 43.3   $ 50.7   $ 49.9   $ 49.1   $ 44.5
                                      ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT (LOSS) PERCENTAGE:
Analog..............................      --%      --%      --%      --%      --%      --%    41.2%    35.8%
Discrete............................    29.8     28.2     31.4     34.2     39.2     38.1     34.9     30.1
Logic...............................    18.3     25.0     22.7     28.2     32.8     37.2     33.9     31.0
Memory..............................    23.5     16.7     19.1     19.9     18.7      8.1      4.6     12.6
Power Device........................      --       --       --       --       --       --       --       --
    Total...........................    22.6     23.7     24.3     28.2     31.9     32.1     29.7     28.4

                                                 FISCAL 1999
                                      ---------------------------------
                                        Q1       Q2       Q3       Q4
                                      ------   ------   ------   ------
                                            (DOLLARS IN MILLIONS)
TRADE SALES:
Analog..............................  $ 16.9   $ 17.7   $ 15.1   $ 14.4
Discrete............................    38.9     45.7     47.0     48.7
Logic...............................    60.9     67.7     65.6     73.4
Memory..............................    18.4     20.9     19.3     14.8(1)
Power Device........................      --       --       --     74.2
                                      ------   ------   ------   ------
    Total...........................  $135.1   $152.0   $147.0   $225.5
                                      ======   ======   ======   ======
GROSS PROFIT (LOSS):
Analog..............................  $  5.9   $  7.4   $  5.2   $  5.0
Discrete............................     8.9     10.5     10.7      5.4
Logic...............................    14.8     17.7     20.4     20.6
Memory..............................    (0.8)    (2.0)    (0.8)    (2.1)(1)
Power Device........................      --       --       --     24.3
                                      ------   ------   ------   ------
    Total...........................  $ 28.8   $ 33.6   $ 35.5   $ 53.2
                                      ======   ======   ======   ======
GROSS PROFIT (LOSS) PERCENTAGE:
Analog..............................    34.9%    41.8%    34.4%    34.7%
Discrete............................    22.9     23.0     22.8     11.1
Logic...............................    24.3     26.1     31.1     28.1
Memory..............................    (4.3)    (9.6)    (4.1)   (14.2)
Power Device........................      --       --       --     32.7
    Total...........................    21.3     22.1     24.1     23.6

-------------------------

(1) Excludes charges of $5.5 million and $15.4 million in trade sales and gross profit, respectively.

YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

     Results of Operations. Fairchild incurred a net loss of $102.7 million in Fiscal 1999, compared to net income of $27.2 million in Fiscal 1998. The net loss in Fiscal 1999 includes pre-tax charges totaling $75.9 million for in-process research and development ($34.0 million) and the write-off of deferred financing fees in connection with a refinancing of Fairchild's senior credit facilities ($5.2 million) as part of the acquisition of the power device business of Samsung Electronics in April 1999, and restructuring and related charges totaling $36.7 million. The Fiscal 1999 restructuring charges pertain to a workforce reduction undertaken in the first quarter ($4.5 million), the transfer of Analog assembly and test operations in the third quarter ($2.7 million), the closure of the Mountain View facility ($10.0 million) recorded in the fourth quarter and the restructuring of the Memory business ($19.5 million), also in the fourth quarter. The charge for the Memory restructuring includes $5.5 million and $9.9 million recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring. Net income in Fiscal 1998 includes pre-tax charges of $15.5 million for in-process research and development associated with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle. Excluding unusual charges, net of tax effect, and amortization of acquisition-related intangibles of $8.4 million and $1.4 million in Fiscal 1999 and Fiscal 1998, respectively, Fairchild incurred a net loss of $22.4 million in Fiscal 1999, compared to net income of $40.1 million in Fiscal 1998. The decrease is due primarily to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

     Fairchild incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. Excluding unusual charges and depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, earnings before interest, taxes and depreciation and amortization, which we refer to as EBITDA, was $127.0 million in Fiscal 1999, compared to $187.4 million in Fiscal 1998. EBITDA is presented because Fairchild believes that it is a widely accepted financial indicator of an entity's ability to incur or service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations or cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of Fairchild, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Fairchild's revenues consist of trade sales to unaffiliated customers (89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively) and contract manufacturing services to National Semiconductor (11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively). Trade sales increased 2.9% to $654.1 million in Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the Power Device Products Group since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

     Geographically, 33%, 17% and 50% of Fairchild's trade sales in Fiscal 1999 were generated in the United States, Europe and Asia, respectively, compared to 38%, 21% and 41%, respectively, in Fiscal 1998. Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in the United States decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the Power Device

Product Group. Excluding the Power Device Product Group, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998. Contract manufacturing revenues decreased 47.2% to $81.0 million in Fiscal 1999, compared to $153.4 million in Fiscal 1998. Contract manufacturing revenues in Fiscal 1999 include $18.7 million of billings under the guaranteed annual revenue and fixed cost recovery provisions of the manufacturing agreements with National Semiconductor. The decrease was due to reduced demand from National Semiconductor.

     Gross Profit. Gross profit decreased 33.9% to $152.3 million in Fiscal 1999 from $230.5 million in Fiscal 1998. Gross trade profit in Fiscal 1999 was negatively impacted by one-time charges of $15.4 million for additional sales and inventory reserves as a result of the Memory restructuring action. Excluding unusual charges, gross profit decreased 27.2% to $167.7 million in Fiscal 1999. Gross profit includes $16.6 million and $36.3 million in Fiscal 1999 and Fiscal 1998, respectively, attributable to contract manufacturing services provided to National Semiconductor. As a percentage of trade sales, gross trade profit, which excludes contract manufacturing, was 20.7% in Fiscal 1999 compared to 30.5% in Fiscal 1998. Excluding unusual charges, gross trade profit as a percentage of trade sales was 22.9% in Fiscal 1999. The decrease in gross trade profits as a percentage of sales in Fiscal 1999 from Fiscal 1998 was due to lower average trade selling prices and the negative effects of significantly decreased demand from National Semiconductor.

     Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. As a percentage of contract manufacturing revenue, contract manufacturing gross profit was 20.5% in Fiscal 1999, compared to 23.7% in Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable sales mix toward ABiC wafers produced in Fairchild's six-inch fab in South Portland, Maine.

     Research and Development. Research and development expenses ("R&D") were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998. R&D efforts are focused on Fairchild's growth products (CMOS logic, DMOS, Analog and Power Device). In Fiscal 1999, R&D expenditures were 7.7% of trade sales for these growth products, and 3.0% of trade sales for all other products. In Fiscal 1998, R&D expenditures were 8.7% and 2.7% for growth and all other products, respectively. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

     Selling, General and Administrative. Selling, general and administrative expenses ("SG&A") were $105.1 million, or 16.1% of trade sales in Fiscal 1999, compared to $92.0 million or 14.5% of trade sales in Fiscal 1998. The increase in SG&A expenses is due to the addition of the SG&A expenses of the power device business, a full year of Analog SG&A expenses in Fiscal 1999, as compared to five months of Analog SG&A expenses recorded in Fiscal 1998 and amortization of acquisition-related intangibles, including a full year of amortization of intangibles related to the Raytheon acquisition in Fiscal 1999 as compared to five months in Fiscal 1998.

     Restructuring. Fiscal 1999 included restructuring charges of $21.3 million, as Fairchild took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, Fairchild took a pre-tax charge of $4.1 million for actions to improve the profitability of the Memory Products Group. These actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at Fairchild's facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, Fairchild took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

     In the fourth quarter of Fiscal 1999, Fairchild took a pre-tax charge of $10.0 million for the closure of its Mountain View facility, which supports the Analog Products Group. Fairchild is transferring Analog wafer fabrication activities to its facility in South Portland, Maine. As a result of this transfer, Fairchild expects a substantial reduction in Analog wafer costs and improved gross profit. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, Fairchild sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of Mountain View with respect to the buyer's application to increase the building density on the site. Fairchild views the holdback as a contingent gain, and as such did not record this amount in its Statement of Operations. Fairchild expects, however, that a favorable ruling will be granted which will enable Fairchild to record a one-time gain from receipt of the holdback in a subsequent period. In the third quarter of Fiscal 1999, Fairchild took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to Fairchild's facility in Penang, Malaysia and various third-party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

     In the first quarter of Fiscal 1999, Fairchild took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of Fairchild's payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in Fairchild's Mountain View and Salt Lake City facilities.

     Interest expense, net. Interest expense, net was $60.5 million in Fiscal 1999, compared to $44.7 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

     Income Taxes. Income tax expense (benefit) was a benefit of $(5.2) million in Fiscal 1999, compared to income tax expense of $13.9 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.8%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to the inability of Fairchild to carry back its Fiscal 1999 operating loss due to the short time Fairchild has operated as a stand-alone entity and a tax holiday for income generated by Fairchild's Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

     Effective for the fiscal year ended May 30, 1999, Fairchild adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. In accordance with the provisions of SFAS No. 131, comparative disclosures of selected operating results of Fairchild's reportable segments have been included for Fiscal 1998 and 1997.

     Analog and Mixed Signal Products Division. Fairchild formed the Analog and Mixed Signal Products Division upon completion of the acquisition of Raytheon. Its product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, D/C to D/C converters and high performance mixed signal products targeted toward broadcast video applications. Analog revenues increased 100.3% to $64.1 million in Fiscal 1999 from $32.0 million in Fiscal 1998. Fiscal 1998 includes revenues of Analog from the acquisition date. Normalized for the non-comparable period, Analog revenues were $25.5 million in Fiscal 1999, a decrease of 20.3% from Fiscal 1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

     Analog generated an operating loss of $2.4 million in Fiscal 1999 excluding restructuring charges, compared to operating income of $2.2 million in Fiscal 1998. Normalized for the non-comparable period, the operating loss was $2.7 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

     Discrete Power and Signal Technologies Products Group. Discrete designs, manufactures and markets a broad line of DMOS power MOSFETs, which we refer to as DMOS, and bipolar power transistors and small signal transistors, which we refer to as Bipolar. Its products are primarily designed for low- and medium-voltage applications, such as notebook computers. DMOS power MOSFETs are manufactured using Fairchild's leading edge Trench technology. Discrete revenues decreased 3.7% to $180.3 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

     Discrete generated operating income of $4.8 million in Fiscal 1999, compared to $44.9 million in Fiscal 1998. The decrease was due primarily to lower gross profit as a result of lower contract manufacturing profits, unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, driven by lower contract manufacturing and Memory volumes, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

     Logic Products Group. Logic designs, manufactures and markets a broad line of high-performance standard logic products. Its focus is on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogic, GTL, LCX and LVT. Its products also include mature bipolar logic products such as FAST, LS and TTL. Price competition was particularly intense in Logic in Fiscal 1999. Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. The decrease is attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998, partially offset by higher CMOS revenues, which increased 1.9% in Fiscal 1999 due to success in new product introductions. New product revenues doubled in Fiscal 1999 over Fiscal 1998.

     Logic generated operating income of $35.7 million in Fiscal 1999, compared to $70.0 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999 and lower contract manufacturing profits.

     Non-Volatile Memory Division. Memory designs, manufactures and markets a broad line of serial EEPROM and EPROM products. In order to improve the profitability of Memory, Fairchild took a charge of $19.5 million in Fiscal 1999. Actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. Excluding a charge of $5.5 million recorded as a reduction to revenue in the form of increased sales reserves as part of the restructuring, Memory revenues decreased 35.3% to $73.4 million from $113.5 million in Fiscal 1998. The revenue decrease was across all product lines. EEPROM revenues decreased 30.7% in Fiscal 1999 from Fiscal 1998, and EPROM revenues decreased 46.6% in Fiscal 1999 from Fiscal 1998. The decreases are due to lower average selling prices, lower volumes due to soft market conditions, and in the case of EPROM, a rapidly shrinking market, which is being replaced by FLASH memory.

     Memory generated an operating loss of $26.4 million in Fiscal 1999, excluding the restructuring charge, compared to an operating loss of $14.2 million in Fiscal 1998. The increase in the operating loss is due primarily to lower average selling prices as a result of soft market conditions in Fiscal 1999.

     Power Device Products Group. Fairchild formed the Power Device Products Group upon completion of the acquisition of the power device business from Samsung Electronics on April 13, 1999. The Power Device Products Group's results of operations are consolidated with those of Fairchild as of the acquisition date. The Power Device Products Group designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits, serving the personal computer, industrial, telecommunications and consumer electronics markets. Its products are complementary to our existing Analog and Discrete portfolios. The Power Device Products Group had revenues of $74.2 million, consisting of analog and discrete revenues of $31.7 million and $40.7 million, respectively, and operating income of $12.7 million in Fiscal 1999. The Power Device Products Group performs foundry services under manufacturing agreements with Samsung Electronics. Foundry revenues were $1.8 million in Fiscal 1999.

     The combination of Fairchild's analog and discrete product portfolios with those of the Power Device Products Group gives Fairchild offerings in 92 of the top 100 best-selling analog product types by volume, and one of the broadest portfolios of discrete products in the industry. On a combined basis, Fairchild's analog and discrete revenues were $95.8 million and $221.0 million, respectively, in Fiscal 1999 or 48.4% of Fairchild's trade revenues.

YEAR ENDED MAY 31, 1998 COMPARED TO YEAR ENDED MAY 25, 1997

     RESULTS OF OPERATIONS. Net income increased 62.9% to $27.2 million in Fiscal 1998, as compared to $16.7 million in Fiscal 1997. Net income in Fiscal 1998 includes a pre-tax charge for in-process research and development associated with the acquisition of Raytheon ($15.5 million) and an after-tax charge for the cumulative effect of a change in accounting principle pertaining to business process reengineering costs associated with Fairchild's enterprise software system implementation ($1.5 million) which had been previously capitalized. Net income in Fiscal 1997 includes pre-tax charges related to payment of retention bonuses ($14.1 million) and a restructuring charge ($5.3 million) related to workforce reductions. In addition, Fiscal 1998 net income includes a full year of interest expense and income taxes, while Fiscal 1997 includes these charges only for the period subsequent to the recapitalization of Fairchild. Prior to the recapitalization, the Fairchild Semiconductor Business did not incur these costs. Excluding unusual charges and amortization of acquisition-related intangibles of $1.4 million in Fiscal 1998, net of tax effect, net income was $40.1 million and $36.1 million in Fiscal 1998 and Fiscal 1997, respectively.

     Operating income, excluding unusual charges, increased 100.4% to $102.8 million in Fiscal 1998 from $51.3 million in Fiscal 1997. Included in operating income is $36.3 million and $6.8 million of gross profit on contract manufacturing services in Fiscal 1998 and 1997, respectively, under manufacturing agreements with National Semiconductor. Gross profit on contract manufacturing services in Fiscal 1997 was generated subsequent to the recapitalization of Fairchild. Prior to the recapitalization, contract manufacturing revenues were recorded at cost. In addition, operating income in Fiscal 1998 increased over Fiscal 1997 due to higher trade revenues as a result of the acquisition of Raytheon and improved market conditions, particularly in the first half of the year, higher trade gross profit due to improved factory utilization, and the favorable effect of currency devaluations in Southeast Asia on manufacturing costs. The following table depicts operating income for Fairchild's reportable segments:

                                                                   FISCAL YEAR
                                                                    ENDED MAY
                                                              ----------------------
                                                                1997         1998
                                                              --------     ---------
                                                              (DOLLARS IN MILLIONS)
Analog......................................................   $  --        $  2.2
Discrete....................................................    21.7          44.9
Logic.......................................................    21.3          70.0
Memory......................................................     5.0         (14.2)

     Analog was formed upon the completion of the acquisition of Raytheon. Its results are consolidated with those of Fairchild as of the date of acquisition. Discrete and Logic operating profits increased 106.9% and 228.6%, respectively, in Fiscal 1998 from Fiscal 1997. Memory suffered an operating loss in Fiscal 1998, due primarily to lower revenues and gross profits as a result of intense price competition.

     Excluding unusual charges, depreciation and amortization of $84.6 million and $77.1 million in Fiscal 1998 and 1997, respectively, and other expense of $1.4 million in Fiscal 1997, EBITDA increased 46.0% to $187.4 million in Fiscal 1998 from $128.4 million in Fiscal 1997.

     Fairchild's results for the fiscal year ended May 31, 1998 consist of 53 weeks of activity, compared to 52 weeks for the fiscal years ended May 25, 1997 and May 26, 1996.

     Revenues. Fairchild's revenues consist of trade sales to unaffiliated customers (80.6% and 84.9% of total revenues in Fiscal 1998 and 1997, respectively) and revenues from contract manufacturing services provided to National Semiconductor (19.4% and 15.1% of total revenues in Fiscal 1998 and 1997, respectively).

     Trade sales increased 8.2% to $635.8 million in Fiscal 1998 compared to $587.8 million in Fiscal 1997. Trade sales for Fiscal 1998 include those of Raytheon since the acquisition. Excluding Raytheon, trade sales increased 2.7% in Fiscal 1998 over Fiscal 1997. The increase in trade sales was driven primarily by increased unit volume, as average selling prices were flat. Average selling prices increased year over year for the first three quarters in Fiscal 1998, but decreased significantly in the fourth quarter as industry-wide market conditions softened.

     Discrete trade sales increased 13.9% in Fiscal 1998 over Fiscal 1997. The increase was due to higher average selling prices, driven by new product introductions and a favorable sales mix, and slightly higher unit volume. DMOS trade sales increased 39.9% in Fiscal 1998 over Fiscal 1997, offsetting a decrease of 7.6% in Bipolar trade sales. The increase in DMOS trade sales was due to higher sales volume of new products featuring Fairchild's Trench technology, which offset price erosion in some of the more mature DMOS products. The decrease in Bipolar trade sales was driven by a combination of lower sales volume and slightly lower average selling prices. Reflective of Fairchild's growth strategy, trade sales of DMOS products in Fiscal 1998 exceeded trade sales in Bipolar products for the first time.

     Logic trade sales increased 6.2% in Fiscal 1998 over Fiscal 1997. The increase was driven by higher unit volume, which offset a decrease in average selling prices. In Fiscal 1998, CMOS trade sales increased 14.3% over Fiscal 1997, offsetting a decrease of 2.8% in Bipolar trade sales. The increase in CMOS trade sales was across all product lines, including VHC, LCX, FACT(TM) and HCMOS. The decrease in Bipolar trade sales is reflective of the general market trend toward lower power consuming CMOS products.

     Memory trade sales decreased 17.7% in Fiscal 1998 over Fiscal 1997. The decrease was driven by lower prices impacting all memory product lines due to competitive pressures, partially offset by higher volume, particularly in EEPROM. EEPROM, which is Fairchild's long-term focus in the non-volatile memory market, had increased trade sales of 4.7% in Fiscal 1998 over Fiscal 1997. In a declining market,

EPROM trade sales decreased 46.2% in Fiscal 1998 over Fiscal 1997, as EPROMs are being rapidly phased out by FLASH memory products in the marketplace.

     Geographically, 38%, 21% and 41% of trade sales were derived in the United States, Europe and Asia, respectively, in Fiscal 1998, compared to 38%, 20% and 42% in Fiscal 1997. Trade sales in all regions grew over Fiscal 1997 levels. Europe increased 12.7%, the United States increased 8.8% and Asia increased 5.4%, despite soft economic conditions in the region. Asia trade sales were influenced by strong growth in Southeast Asia, which offset a year over year decline in Japan.

     Contract manufacturing revenues increased 47.2% to $153.4 million in Fiscal 1998 compared to $104.2 million in Fiscal 1997. This increase, when normalized for higher prices to include a markup for all of Fiscal 1998, reflects greater demand from National Semiconductor, particularly in the first nine months of Fiscal 1998. During the fourth quarter, foundry revenues decreased 26.1% from the third quarter as National Semiconductor sharply cut back its demand in response to its own publicly-announced restructuring created by soft market conditions in the industry.

     Gross Profit. Gross profit increased 51.2% to $230.5 million in Fiscal 1998, compared to $152.5 million in Fiscal 1997. Included in gross profit in Fiscal 1998 and 1997 is $36.3 million and $6.8 million, respectively, attributable to contract manufacturing services provided to National Semiconductor. Prior to the recapitalization of Fairchild in Fiscal 1997, these revenues were recorded at cost. Gross trade profit excluding contract manufacturing increased 33.3% in Fiscal 1998 over Fiscal 1997. As a percentage of trade sales, gross trade profits were 30.5% and 24.8% in Fiscal 1998 and 1997, respectively. The increase in gross trade profit as a percentage of trade sales was due to increased factory utilization due to improved market conditions that existed through the third quarter of Fiscal 1998, the favorable effect on fixed cost absorption of increased demand from National Semiconductor in the first nine months of Fiscal 1998, the favorable effects of currency devaluations in Southeast Asia on Fairchild's manufacturing costs and the acquisition of Raytheon, which increased Fairchild's portfolio of higher-margin products.

     Research and Development. R&D expenses were $35.7 million, excluding a $15.5 million pre-tax charge for purchased in-process R&D expenses associated with the acquisition of Raytheon, or 5.6% of trade sales in Fiscal 1998, compared to $18.9 million, or 3.2% of trade sales in Fiscal 1997. The increase in R&D expenses is driven by higher spending to support new product development, reflecting Fairchild's renewed emphasis on R&D efforts as a stand-alone company following the recapitalization of Fairchild. Prior to the recapitalization, R&D expenditures of the business primarily consisted of allocations from National Semiconductor. Reflective of increased R&D efforts, Fairchild approximately doubled the number of new products introduced in Fiscal 1998 from Fiscal 1997. In addition, Fairchild is spending higher levels of R&D expenses for its Analog and Mixed Signal products, reflecting its strategy to focus on and grow this segment of its business. R&D efforts are focused on Fairchild's growth products:
CMOS Logic, DMOS, EEPROM and Analog. In Fiscal 1998, R&D expenditures were 8.9% of trade sales for these growth products, and 0.5% of trade sales for Fairchild's mature products (Bipolar Logic, Bipolar Discretes and EPROM). Comparison of the above to Fiscal 1997 is not meaningful as Fairchild was not a stand-alone entity for the entire year.

     Selling, General and Administrative. SG&A expenses were $92.0 million, or 14.5% of trade sales, in Fiscal 1998, compared to $96.4 million, or 16.4% of trade sales, in Fiscal 1997. Excluding one-time retention bonuses of $14.1 million charged in Fiscal 1997, SG&A expenses were $82.3 million, or 14.0% of trade sales in Fiscal 1997. The increase in SG&A expenses as a percent of trade sales after elimination of retention bonuses is due to higher selling and marketing expenses driven by inefficiencies experienced in the first half of Fiscal 1998 while operating under transition service agreements with National Semiconductor, and in the second half of Fiscal 1998 due to the integration of the Raytheon sales force into Fairchild. The increase in selling and marketing expenses was partially offset by a decrease in general and administrative expenses due to lower expenses incurred as a stand-alone entity in

Fiscal 1998 compared to Fiscal 1997, which reflects nine months of direct and allocated expenses of the Fairchild Semiconductor Business while operated by National Semiconductor.

     Restructuring. Fiscal 1997 included a restructuring charge of $5.3 million, incurred in the first quarter, for severance and other costs directly attributable to a workforce reduction.

     Interest Expense, Net. Interest expense, net was $44.7 million and $9.3 million in Fiscal 1998 and 1997, respectively. Fiscal 1998 includes a full year of interest expense on indebtedness incurred to finance the recapitalization of Fairchild, while Fiscal 1997 contains approximately one quarter of such interest expense. In addition, Fairchild incurred additional indebtedness due to the purchase of Raytheon in the third quarter of Fiscal 1998. Prior to the recapitalization in Fiscal 1997 of Fairchild, the Fairchild Semiconductor Business was allocated net interest expense from National Semiconductor. This amount is included in other expense.

     Other Expenses. Other expense was $1.4 million in Fiscal 1997, consisting primarily of net interest expense allocated to the Fairchild Semiconductor Business by National Semiconductor. There were no comparable amounts incurred in Fiscal 1998.

     In the third quarter of Fiscal 1998, Fairchild took a pre-tax charge of $15.5 million for purchased in-process research and development in conjunction with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of an accounting charge pertaining to treatment of business process reengineering costs associated with Fairchild's enterprise software system implementation. The enterprise software system implementation costs, relating to activities to assess the system's capabilities in light of Fairchild's current business processes, were previously capitalized as part of the cost of the software. Emerging Issues Task Force Issue 97-13, dated November 20, 1997, requires companies to expense such costs as incurred.

     Income Taxes. Income taxes were $13.9 million and $4.5 million in Fiscal 1998 and 1997, respectively. In Fiscal 1998, income taxes were recorded at an effective tax rate of 32.6%. In Fiscal 1997, income taxes were recorded only for the period subsequent to the recapitalization of Fairchild, at an effective rate of 38.7%. The lower tax rate in Fiscal 1998 is due to a higher proportion of taxable income in lower tax countries as compared to Fiscal 1997. Prior to the recapitalization of Fairchild, the Fairchild Semiconductor Business did not record a tax provision or pay income taxes as it operated as a division of National Semiconductor.

ACQUISITION OF THE POWER DEVICE BUSINESS

     In connection with the acquisition of the power device business, Fairchild allocated $34.0 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Fairchild's management assessed and allocated values to the in-process research and development. The value assigned to these assets was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the power device business' next generation products. A discussion of the most significant projects follows.

     Smart Power Switch ("SPS"). This product line combines a Power Discrete MOSFET and an analog IC in a single package to provide customers with low cost, high functionality, high reliability and high productivity solutions. These products are used in power chargers, and power supplies for PCs, TVs, VCRs, and monitors. Research and development is focused on cost reduction and further reliability improvement of existing products. Long-term research and development is focused on proprietary chip-on-chip assembly technology as well as developing a one-chip solution.

     Motor IC. This product line specializes in IC products that control various motor drives. These products are used for driving motors in automotive, camera, CD-ROM, CD player, floppy disk drive, hard disk drive, and video recorder applications. Current research and development is focused on adding more channels as well as adding more intelligence/functionality onto the IC chips.

     Integrated Gate Bipolar Transistor ("IGBT"). This product line uses a proprietary silicon bonding process to fabricate devices for very high voltage applications. Industrial segment applications include power supplies, welding machines, robotics, ignition controls, and battery chargers. Consumer segment applications include lighting ballasts, camera strobes, induction heaters, microwave ovens, and washing machines. Research and development is focused on developing IGBTs that will work with products that operate at higher frequency ranges as well as higher voltages and higher currents.

     The fair values assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which are estimated to be $4.7 million, are expected to be spent evenly for the remainder of their respective development cycles.

                                                                           MAN-
                                                        FAIR VALUE        MONTHS
PRODUCT                                                (IN MILLIONS)    TO COMPLETE
-------                                                -------------    -----------
Smart Power Switch...................................     $ 13.9             57
Motor IC.............................................        8.2            131
IGBT.................................................        6.5             25
All Others...........................................        5.4            147
                                                          ------           ----
     Total...........................................     $ 34.0            360
                                                          ======           ====

     The material risks associated with the successful completion of the in-process technology are associated with the power device business' ability to successfully finish the creation of viable prototypes and successful design of the chips and masks required. Fairchild expects to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The initial benefit received from the significant in-process technologies will be gained starting the second half of 1999.

     The methodology used to assign value to purchased in-process research and development was the income approach, which included an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included revenue and operating margin projections and determination of the applicable discount rate. The forecast for the in-process project related products relied on sales projections that were based on targeted market share and pricing estimates over the expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues were expected to exceed $200.0 million by 2003. Operating expenses for these products included cost of goods sold and selling, general, and administrative expenses. Operating expenses were estimated as a percentage of revenue, and were consistent with historical results.

     The forecasts used by Fairchild in valuing in-process research and development were based upon assumptions Fairchild believes to be reasonable but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. Fairchild's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

     The discount rate selected for power device business' in-process technology was 20%. This discount rate is greater than Fairchild's weighted average cost of capital (approximately 15% at the date of acquisition of the power device business) and reflects the risk premium associated with achieving the forecasted cash flows associated with these projects. These risks include the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and the uncertainty of technological advances that are unknown at this time.

ACQUISITION OF RAYTHEON

     In connection with the acquisition of Raytheon, Fairchild allocated $15.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Fairchild's management assessed and allocated values to the in-process research and development. The values assigned to each purchased R&D project were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the related products. The products associated with these projects include a broad range of semiconductor products used in power management and video integrated circuits, including personal computers, broadcast video and data communications. The projects identified can be categorized in the analog or video product families.

     Analog Family. This family's strategy focuses on (i) a higher integration of Ground Fault Interruptor chips and (ii) power for desktop personal computers, notebook personal computers and cellular telephones. As of the acquisition date, the remaining efforts for the projects to be completed included starting and completing the beta testing phase of the development process, with a total remaining cost to complete the testing of approximately $2.5 million, and anticipated release dates by the end of Fiscal 1998.

     Video Family. This family's in-process research and development was identified in the following projects: (i) decoders and genlocks; (ii) digital video encoders; and (iii) personal computer to television plug-n-play converters. The remaining efforts for the projects to be completed included the completion of the beta-testing phase of the development process for each project. As of the acquisition date, remaining costs to complete were estimated to be approximately $1.0 million for anticipated release dates by the end of Fiscal 1998.

     Decoders and Genlocks. These adaptive, combination based video decoders are optimized for the video professional, allowing flexibility in system performance while utilizing a common design approach. The genlocking analog to digital converter is a companion product for both the new product decoders and encoders. The products include analog, high-performance encoders which are in the beta testing phase of development; a digital design, improved decoder for personal computer and television applications which is in the alpha testing phase of development; an improved genlocking digitizer which is in the design phase of development; and an analog, genlocking decoder which is in the concept phase of development.

     Digital Video Encoders. The in-process product in this category is a digital design video data processor, which is in the concept phase of development.

     Personal Computer to Television Plug-N-Play-Converter. The in-process product in this category is an analog personal computer to television plug-n-play converter which is in the beta testing stage of development. This product will be the next generation of the current offering with many enhancements.

     The material risks associated with the successful completion of the in-process technology include Fairchild's ability to successfully finish the creation of viable prototypes, successful design of the chips and masks required and the degree of the market's acceptance of these new products. As of the acquisition date, Fairchild expected to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. Significant positive cash flows from these projects were expected to begin during 1999.

     The methodology used to assign value to purchased in-process research and development projects was the income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues from these products were expected to exceed $150.0 million by Fiscal 2002. Revenues were expected to peak in Fiscal 2001 and decline thereafter as other new products and technologies were expected to enter the market. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenues and were consistent with historical results. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of Fairchild's 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than Fairchild's weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation.

     As of May 30, 1999, total actual revenues in the analog and video families on the in-process R&D projects were approximately 50% and 70%, respectively, of total expected revenues. The revenue shortfall in the analog family and the reductions in expected cash flows were driven by lower demand from personal computer customers and higher than expected costs on certain projects. Fairchild has addressed the cost issues in the restructuring of its Mountain View facility. The revenue and cash flow shortfall in the video family was driven by unfavorable market conditions during Fiscal 1998. The weaker cash flows from these projects has not had, nor is expected to have, any material adverse impact on the results of operations of Fairchild or its financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

     Fairchild has a borrowing capacity of $100.0 million for working capital and general corporate purposes under the revolving credit facility. No amount was drawn under the revolving credit facility at May 30, 1999.

     Concurrent with the acquisition of the power device business, Fairchild borrowed $310.0 million under its new senior term facilities consisting of a $100.0 million tranche A facility and a $210.0 million tranche B facility. In addition, Fairchild issued $300.0 million of 10 3/8% Senior Subordinated Notes Due 2007 and received a $50.0 million capital contribution from Fairchild International. The proceeds were used in part to repay the remaining principal on the then existing senior credit facilities, fund the acquisition of the power device business, pay Korean valued added tax in connection with the acquisition (which was subsequently refunded in full) and fund working capital requirements. Research and development expenditures are made primarily to fund new product development. Capital expenditures in Fiscal 1999 were made primarily to increase assembly and test capacity in Fairchild's manufacturing facilities and to purchase and install an enterprise-wide information system. Capital expenditures for the next twelve months are expected to be approximately $120.0 million and will be made primarily to increase capacity and upgrade equipment in our manufacturing facilities.

     The senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes do, and other debt instruments Fairchild may enter into in the future may, impose various restrictions and covenants on Fairchild which could potentially limit Fairchild's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales, limitations on borrowing money, and limitations on capital expenditures, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. In addition, the senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of Fairchild to make dividends or advances to Fairchild International. However, Fairchild's subsidiaries are permitted without material restrictions under Fairchild's debt instruments to make dividends or advances to Fairchild. See "Description of Indebtedness" for a detailed description of the covenants, including restrictions on dividends, in Fairchild's debt instruments. Fairchild believes that those funds permitted to be transferred to Fairchild, together with existing cash, will be sufficient to meet Fairchild's cash obligations. Fairchild expects that its existing cash, together with available funds from its amended senior credit facilities and funds generated from operations, will be sufficient to meet its anticipated operating requirements and to fund its research and development and capital expenditures for the next twelve months. In the long-term, additional borrowing or equity investment may be required to fund future acquisitions.

     As of May 30, 1999, Fairchild's cash and cash equivalents balance was $62.4 million, an increase of $55.9 million from May 31, 1998.

     During Fiscal 1999, Fairchild's operations generated $44.1 million in cash compared to $136.1 million generated in Fiscal 1998. The decrease in cash provided by operating activities reflects a decrease in net income adjusted for noncash items of $80.6 million as well as a decrease in cash flows from changes in operating assets and liabilities of $11.4 million. Net of the effect of acquisitions, the change in accounts receivable resulted in a use of cash of $53.2 million in Fiscal 1999. This is due to receivables generated by the Power Device Products Group since the acquisition and a temporary increase in aged balances due to the conversion of accounts receivable to our enterprise software system in Fiscal 1999. Fairchild expects these aged balances to be reduced in Fiscal 2000. Cash used in investing activities in Fiscal 1999 totaled $474.6 million compared to $200.5 million in Fiscal 1998. Capital expenditures in Fiscal 1999 and Fiscal 1998 were being made principally to purchase and install Fairchild's enterprise-wide information system and to increase capacity in Fairchild's assembly and test facilities. Cash provided by financing activities of $486.4 million in Fiscal 1999 was the result of repayments of long-term debt of $151.3 million, issuance of new long-term debt of $610.0 million, a capital contribution from Fairchild International of $50.0 million and payment of financing fees of $22.3 million in connection with the acquisition of the power device business. Cash provided by financing activities of $30.2 million in Fiscal 1998 was primarily the result of borrowings used to fund the acquisition of Raytheon offset by repayments of long-term debt.

     On January 1, 1999, 11 of the 15 countries which are members of the European Monetary Union introduced a new currency called the "Euro." The conversion rates between the Euro and the participating nations' currencies were irrevocably fixed on January 1, 1999. Until January 1, 2002, either the Euro or a participating country's present currency (a "national currency") will be accepted as legal currency. Fairchild has incorporated the necessary changes to its information systems to allow it to conduct business in Euros, the cost of which was not material. While it is not possible to predict the impact the Euro will have on Fairchild's business or on the economy in general with certainty, we currently do not anticipate that the Euro conversion will have a material adverse impact on Fairchild's results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Fairchild is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, Fairchild utilizes derivative financial instruments. Fairchild does not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on Fairchild's financial position at May 30, 1999. Actual results may differ materially.

     Fairchild uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to Fairchild.

     A substantial majority of Fairchild's revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, Fairchild does conduct these activities by way of transactions denominated in other currencies, primarily the Korean won, Malaysian ringgit, Philippine peso, Japanese yen, British pound, and the Euro. Exposures in the Korean won are minimal as won denominated revenues and costs generally offset one another. To protect against reductions in value and the volatility of future cash flows caused by changes in other foreign exchange rates, Fairchild has established hedging programs. Currency forward contracts and currency option contracts are utilized in these hedging programs. Fairchild's hedging programs reduce, but do not always entirely eliminate, the short-term impact of foreign currency exchange rate movements. For example, an adverse change in any one exchange rate (defined as 20%) over the course of a year would result in an adverse impact on income before taxes of less than $5.0 million for Fiscal 1999.

     Fairchild has no interest rate exposure due to rate changes for the 10 1/8% Senior Subordinated Notes or the 10 3/8% Senior Subordinated Notes. However, Fairchild does have interest rate exposure with respect to the $310.0 million term loan due to its variable LIBOR pricing. For example, a 50 basis point increase in interest rates would result in increased annual interest expense of $1.6 million for Fiscal 2000. From time to time, Fairchild enters into interest rate swaps or interest rate caps, primarily to reduce its interest rate exposure. As of May 30, 1999, Fairchild had an interest rate cap to cover exposure on the $310.0 million term loan.

NATIONAL SEMICONDUCTOR RELATIONSHIP

     Fairchild and National Semiconductor have arrangements relating to services and sale of Fairchild's products as follows: First, National Semiconductor has agreed to purchase products and services from Fairchild until June 11, 2000 under a foundry services agreement. Second, National Semiconductor has agreed to provide administrative services to Fairchild under a transition services agreement. Third, National Semiconductor has agreed to indemnify Fairchild against losses relating to infringement of intellectual property rights of third parties under a technology licensing and transfer agreement.

     National Semiconductor, under the terms of the Asset Purchase Agreement with Fairchild, is obligated to purchase an aggregate of $330.0 million of contract manufacturing services during the 39-month period which began March 11, 1997, including a minimum of $80.0 million of contract manufacturing services in Fiscal 2000. In addition, National Semiconductor is obligated to cover a contractually agreed-upon amount of fixed costs in Fairchild's 6-inch wafer fabrication plant in South Portland, Maine in Fiscal 2000. In the event National Semiconductor does not purchase $80.0 million of contract manufacturing services in Fiscal 2000, the Asset Purchase Agreement requires National Semiconductor to reimburse Fairchild for unabsorbed fixed costs and lost profit on the revenue shortfall.

OUTLOOK AND BUSINESS RISKS

     The statements contained under this heading and elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild", other than statements of historical facts, are forward-looking statements based on current expectations and management's estimates, which involve risks and uncertainties. Actual results may differ materially from those set forth in or contemplated by such forward-looking statements.

     In addition to the factors set forth under "Risk Factors," the following factors may affect Fairchild's operating results for the coming year:

     - Fairchild's dependence on continued demand for the end-products such as personal computers, telecommunications, automotive, and consumer and industrial electronic goods that incorporate Fairchild's products;

     - the ability to efficiently integrate the operations of the power device business into Fairchild and the risk of losing customers or employees of the acquired operation; and

     - Fairchild's ability to successfully execute on the transfer of wafer manufacturing processes from its Mountain View facility to its South Portland facility without negatively impacting yields and customer service.


     On June 24, 1999, the Board of Directors approved a change in Fairchild's fiscal year from the last Sunday in May to the last Sunday in December. Fairchild will file a Form 10-K for the short fiscal year from May 31, 1999 to December 26, 1999, which we will refer to as "Stub Year 1999".


     Market conditions have generally been improving since the third quarter of Fiscal 1999. Despite improving market conditions, prices have remained soft as the industry continues to cope with excess capacity, although Fairchild is seeing a trend toward firming prices in a number of product segments. Management also expects the normal seasonal summer slowdown in billings in the first quarter of Stub Year 1999 as compared to the fourth quarter of Fiscal 1999. As a result of the acquisition of the power device business, trade sales and EBITDA in Stub Year 1999 will be substantially higher than the comparable period of Fiscal 1999.

     On August 9, 1999, Fairchild International completed an initial public offering of 20,000,000 shares of its Class A Common Stock. The gross proceeds from the offering were $370.0 million. The proceeds were used in part to fund a capital contribution to Fairchild of $191.0 million, which was used to repay in full the Tranche A term loan ($100.0 million) and to partially repay the Tranche B term loan ($91.0 million).

YEAR 2000 COMPLIANCE

     In the fourth quarter of Fiscal 1997, Fairchild commenced its enterprise software system implementation project for the purpose of separating from National Semiconductor's business systems. The system, which became operational for several of Fairchild's critical business processes in the first half of Fiscal 1999, is year 2000 compliant. Additional modules of the system are scheduled to be implemented through Fiscal 2000. For those legacy systems that will not be converted by December 31, 1999, year 2000 remediation projects are underway, and are expected to be completed by September 30, 1999. Fairchild's business is dependent upon its information systems as an integral part of all major business processes. Additionally, internal resources have been redeployed to identify, test and correct year 2000 problems in other systems throughout Fairchild, including those systems embedded in Fairchild's machinery and equipment. Identification of systems and equipment that are not year 2000 compliant has been completed. As of May 30, 1999, remediation projects to correct identified problems are substantially completed. Final completion of all projects is expected by September 30, 1999. Fairchild is also reviewing the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on Fairchild. In addition, Fairchild is working with its customers to identify potential year 2000 issues with its products. Fairchild has completed its assessments. Fairchild does not believe there are any year 2000 problems with its products. No year 2000 issues were noted with its key suppliers which in Fairchild's opinion would cause a major disruption to its operations. In Fiscal 1999, incremental amounts incurred and charged to expense to identify, test and correct such other year 2000 problems were immaterial to the financial statements. Future incremental expenditures are currently estimated to be approximately $1.1 million, the majority of which should be incurred before the end of the second quarter of Fiscal 2000. Although we believe Fairchild's systems will be year 2000 compliant, the failure of Fairchild's suppliers and customers to address the year 2000 issue could result in disruption to Fairchild's operations and have a significant adverse impact on its results of operations, the extent of which Fairchild has not yet estimated. Fairchild is actively engaged in preparing contingency plans in the event that key suppliers fail to become year 2000 compliant. For example, for key materials which are imported from outside the U.S., arrangements are being made to insure at least four weeks of available supply. Fairchild, in the ordinary course of business, seeks to expand its customer base to lessen dependence on any one customer for a significant portion of its revenues, and seeks second sources of supply for its key products and services where appropriate.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In Fiscal 1999, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivatives and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

     The AICPA issued two new Statements of Position ("SOP") prior to Fiscal 1999. SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, requires that companies capitalize certain internal-use software costs upon meeting of certain criteria. This SOP is effective for fiscal years beginning after December 15, 1998. SOP 98-5, Reporting on the Costs of Start-up Activities, requires companies to expense start-up costs and organization costs as they are incurred. This SOP is effective for fiscal years beginning after December 15, 1998.

     Fairchild intends to adopt SOP 98-1 and SOP 98-5 in Stub Year 1999 and SFAS No. 133 in 2001. Adoption of SOP 98-1 and SOP 98-5 is not expected to have a material effect on the consolidated financial statements. Fairchild is presently analyzing SFAS No. 133, and has not yet determined its impact on Fairchild's consolidated financial statements.

        SELECTED HISTORICAL FINANCIAL DATA OF THE POWER DEVICE BUSINESS

     The following table sets forth selected historical financial data of the power device business. The historical financial data as of and for the years ended December 31, 1996, 1997 and 1998 are derived directly from the audited financial statements of the power device business included elsewhere in this prospectus. The financial statements for the three years ended December 31, 1998 have been translated from South Korean Won into U.S. Dollars based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, and are presented in accordance with U.S. GAAP. For historical financial information, assets and liabilities have been translated at the exchange rate on the balance sheet date, and income statement amounts have been translated using the weighted average of the exchange rates in effect during the period. The income statement of the power device business has been translated from Won into U.S. Dollars at the weighted average exchange rates of 805 Won, 951 Won and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively. On June 29, 1999, the noon buying rate as reported by the Federal Reserve Board of New York was 1,157.5 Won to one U.S. Dollar. This information should be read in conjunction with the financial statements of the power device business included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $471.8    $478.1    $386.5

Gross profit................................................  $ 56.5    $131.0    $137.3
Research and development....................................    18.6      19.2      15.2
Selling, general and administrative.........................    29.0      34.3      33.8
Litigation settlement expense...............................      --        --      58.0
                                                              ------    ------    ------
Operating income............................................  $  8.9    $ 77.5    $ 30.3
                                                              ======    ======    ======
OTHER FINANCIAL DATA:
Revenue:
  Discrete..................................................  $300.7    $286.4    $224.6
  Analog....................................................   117.4     154.3     145.3
  Contract manufacturing services...........................    53.7      37.4      16.6
                                                              ------    ------    ------
Total revenue...............................................  $471.8    $478.1    $386.5
                                                              ======    ======    ======
Depreciation and amortization...............................  $ 49.0    $ 38.8    $ 22.3
Capital expenditures........................................   118.1      10.9       8.6

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories.................................................  $ 79.2    $ 50.5    $ 44.0
Total assets................................................   340.1     188.6     170.3
Business equity.............................................    51.9      37.3       0.3
Cumulative translation adjustments..........................    (4.1)    (18.6)    (12.1)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS OF THE POWER DEVICE BUSINESS

     The following discussion should be read in conjunction with the financial statements and notes thereto of the power device business included elsewhere in this prospectus.

OVERVIEW

     The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. On April 13, 1999, Samsung Electronics sold the power device business to Fairchild for approximately $414.9 million in cash, including fees and expenses. The power device business is headquartered in Bucheon, South Korea. For all periods presented, the power device business has been operated as part of the System LSI Division of Samsung Electronics. The operating results of the power device business are not necessarily indicative of the results that would have been obtained on a stand-alone basis. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data.

     The functional currency of the power device business is the Won. The financial statements for the three years ended December 31, 1998, have been translated into U.S. Dollars based on the provisions of SFAS No. 52, and are presented in accordance with U.S. GAAP. The income statement of the power device business has been translated into U.S. Dollars at the weighted average rates of 805 Won, 951 Won, and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively.

     The following table summarizes the composition of the revenues of the power device business as a percentage of total revenues:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Trade sales to unaffiliated customers.......................   38.1%    40.9%    48.0%
Trade sales to Samsung Electronics and affiliated Samsung
  companies.................................................   19.9     19.7     25.3
Trade sales to Foreign Sales Subsidiaries of Samsung
  Electronics...............................................   30.6     31.6     22.4
                                                              -----    -----    -----
Total product sales.........................................   88.6     92.2     95.7
Contract manufacturing revenues -- Samsung Electronics......   11.4      7.8      4.3
                                                              -----    -----    -----
     Total..................................................  100.0%   100.0%   100.0%
                                                              =====    =====    =====

     As part of the acquisition of the power device business, Fairchild negotiated a Product Supply Agreement with Samsung Electronics, which provides for guaranteed annual minimum levels of product purchases at historical volumes and at current market-adjusted prices for three years. In addition, the Product Supply Agreement stipulates that Samsung Electronics will undertake its best efforts to assure that Fairchild is established as a preferred vendor of affiliated Samsung companies to the extent permissible under applicable laws and regulations. The foreign sales subsidiaries of Samsung Electronics re-sell products of the power device business to third party customers in Asia, North America, Europe and Japan. As part of the acquisition of the power device business, Fairchild negotiated continued sales support by the foreign sales subsidiaries of Samsung Electronics under a Transitional Services Agreement for a period of three years. The power device business provides wafer fabrication services to Samsung Electronics. Historically, contract manufacturing revenues have been recorded at cost. As part of the acquisition of the power device business, Fairchild negotiated a Foundry Sale Agreement with Samsung Electronics which is designed to generate Won-denominated profits equivalent to $44.8 million over the next three years (assuming an exchange rate of 1,200 Won to one U.S. Dollar).

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     RESULTS OF OPERATIONS. Net income was $15.7 million for 1998, compared to $42.9 million for 1997. Net income for 1998 includes a one-time charge for a settlement of a patent infringement lawsuit of $58.0 million which did not occur in 1997. Excluding this one-time charge which will remain with Samsung Electronics, net income was $73.7 million, an increase of 71.8% from 1997. Operating income, excluding the one-time charge, was $88.3 million in 1998, compared to $77.5 million in 1997, an increase of 13.9%. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, lower depreciation and a full year's benefit of the impact of cost reduction actions in 1998, which were undertaken during 1997. Excluding the one-time charge, foreign currency gains and losses and depreciation and amortization of $22.3 million and $38.8 million in 1998 and 1997, respectively, EBITDA was $110.6 million in 1998 as compared to $116.3 million in 1997. EBITDA is presented because we believe that it is a widely accepted indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of the power device business, or as an alternative to cash flows as a measure of liquidity.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (95.7% and 92.2% of total revenues in 1998 and 1997, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (4.3% and 7.8% of total revenues in 1998 and 1997, respectively). Product sales decreased 16.1% to $369.9 million in 1998 from $440.7 million in 1997, driven by soft market conditions in the semiconductor industry and the devaluation of the Won. The decrease in product sales was driven by falling average selling prices, offset by an increase in unit sales volume of 3.0% year over year. The decrease in average selling prices is the result of price competition driven by excess capacity in the semiconductor industry.

     Sales of discrete products, representing 60.7% and 65.0% of 1998 and 1997 product sales, respectively, decreased 21.6% in 1998 from 1997. The decrease was due entirely to lower average selling prices, which declined approximately 24% in 1998 due in part to the devaluation of the Won, offset by slightly higher volumes. Sales of analog products, representing 39.3% and 35.0% of 1998 and 1997 product sales, respectively, decreased 5.8% in 1998 from 1997. The decrease was entirely due to lower average selling prices, which declined approximately 11% in 1998 due in part to the devaluation of the Won, offset by higher volumes.

     Geographically, 87.5%, 6.6% and 5.9% of product sales were derived in Asia, North America and Europe in 1998, respectively, compared to 85.9%, 8.1% and 6.0% in 1997. Product sales fell in all regions in 1998 from 1997. Product sales decreased 14.5%, 31.8% and 17.4% in Asia, North America and Europe, respectively, in 1998 as compared to 1997. The power device business' product sales are primarily denominated in U.S. Dollars.

     Contract manufacturing revenues decreased 55.6% to $16.6 million in 1998 from $37.4 million in 1997. Contract manufacturing revenues are recorded at cost. The decrease in 1998 from 1997 was driven by lower demand from Samsung Electronics.

     Gross Profit. Despite lower revenues, gross profit increased 4.8% to $137.3 million in 1998 from $131.0 million in 1997. As a percentage of product sales, gross profits were 37.1% in 1998, compared to 29.7% in 1997. The increase in gross profit as a percentage of product sales was driven by the devaluation of the Won against the U.S. Dollar, as the power device business' manufacturing cost structure is primarily Won-based, while revenues are predominately U.S. Dollar-denominated. The Won devalued 47.1% against the U.S. Dollar in 1998. As a result of the acquisition of the power device business, Fairchild is seeking to minimize its exposure to fluctuations in the Won to U.S. Dollar exchange rate.

Actions to reduce such exposure include increasing revenues denominated in Won and decreasing costs denominated in Won per the terms of agreements with Samsung Electronics. Other actions include negotiating U.S. Dollar prices and payment terms with subcontractors and hedging activities. In addition, gross profit as a percentage of product sales was enhanced by a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997, offset by the negative effect of falling average selling prices and reduced factory utilization in the second half of 1998 as the power device business slowed production in an effort to reduce inventories.

     Research and Development. R&D expenses decreased 20.8% to $15.2 million or 4.1% of product sales in 1998, compared to $19.2 million or 4.4% of product sales in 1997. The decrease in R&D expenses is due primarily to the devaluation of the Won against the U.S. Dollar, as R&D expenses are primarily denominated in Won. In Won, R&D expenses increased approximately 16% in 1998 from 1997 due to increased headcount and expenses related to the operation of a pilot assembly line for package development in 1998 which the power device business did not incur in 1997.

     Selling, General and Administrative. SG&A expenses decreased 1.5% to $33.8 million or 9.1% of product sales in 1998, from $34.3 million or 7.8% of product sales in 1997. The decrease in SG&A expenses is due to the devaluation of the Won, offset by higher Won-based allocations.

     Litigation Settlement. The power device business incurred litigation settlement costs, payable by Samsung Electronics, of $58.0 million in 1998 resulting from the settlement of a patent infringement lawsuit. No such amounts were incurred in 1997.

     Interest Expense, Net. Interest expense, net was $4.2 million and $10.1 million in 1998 and 1997, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1998 from 1997 is due primarily to lower corporate borrowings allocated to the power device business in 1998. Both the allocated corporate borrowings and the capital lease obligations were retained by Samsung Electronics as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $0.9 million in 1998, compared to $5.9 million in 1997. The decreased loss in 1998 is due to moderating foreign exchange losses in 1998 over 1997. In late 1997, the power device business suffered large foreign exchange transaction losses on accounts payable denominated in U.S. Dollars, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such transaction losses moderated during 1998 as the Won strengthened against the U.S. Dollar during the year.

     Income Taxes. Income tax expense was $9.5 million and $18.5 million in 1998 and 1997, respectively. The effective tax rate was 37.8% in 1998, compared to 30.2% in 1997. The increase in the effective rate is due to the translation of the patent infringement settlement at the 1998 year ending exchange rate for purposes of calculating Won-based income tax expense, as opposed to the weighted average exchange rate for translating U.S. Dollar income tax expense, in accordance with SFAS No. 52.

     The effective tax rates on a Won-denominated basis were 28.8% and 30.2% in 1998 and 1997, respectively.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     RESULTS OF OPERATIONS. Net income was $42.9 million for 1997, compared to $2.8 million for 1996. Operating income was $77.5 million in 1997, compared to $8.9 million in 1996. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, particularly in the second half of 1997, lower depreciation and the favorable effect of cost reduction actions undertaken during 1997. Excluding foreign currency gains and losses and depreciation and amortization of $38.8 million and $49.0 million in 1997 and 1996, respectively, EBITDA was $116.3 million in 1997, compared to $57.9 million in 1996.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (92.2% and 88.6% of total revenues in 1997 and 1996, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (7.8% and 11.4% of total revenues in 1997 and 1996, respectively). Product sales increased 5.4% to $440.7 million in 1997 from $418.0 million in 1996. The increase in product sales was driven by a 7.4% increase in unit shipments, offset by a slight decrease in average selling prices.

     Sales of discrete products, representing 65.0% and 71.9% of 1997 and 1996 product sales, respectively, decreased 4.7% in 1997 from 1996. The decrease was due to lower average selling prices, which offset a 4% increase in sales volumes. Sales of analog products, representing 35.0% and 28.1% of 1997 and 1996 product sales, respectively, increased 31.4% in 1997 from 1996. The increase was due to higher sales volume across all product families and the sales ramp for the proprietary Samsung Power Switch, offset by slightly lower average selling prices.

     Geographically, 85.9%, 8.1% and 6.0% of product sales were derived in Asia, North America and Europe in 1997, respectively, compared to 86.4%, 7.7% and 5.9% in 1996. Product sales increased in all regions in 1997 from 1996. Product sales increased 4.8%, 11.4% and 6.1% in Asia, North America and Europe, respectively, in 1997 compared to 1996. The power device business' product sales are denominated primarily in U.S. Dollars.

     Contract manufacturing revenues decreased 30.4% to $37.4 million in 1997 from $53.7 million in 1996. Contract manufacturing revenues are recorded at cost. The decrease in 1997 from 1996 was driven by lower demand from Samsung Electronics.

     Gross Profit. Gross profit increased 132.2% to $131.0 million in 1997 from $56.5 million in 1996. As a percentage of product sales, gross profits were 29.7% in 1997, compared to 13.5% in 1996. The increase in gross profit as a percentage of product sales was driven primarily by the effect of a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997. In addition, gross profit was negatively impacted by the devaluation of the Won against the U.S. Dollar, particularly in the second half of 1997, as the power device business' manufacturing cost structure is primarily Won-based. The Won devalued 18.1% against the U.S. Dollar in 1997.

     Research and Development. R&D expenses increased 3.2% to $19.2 million, or 4.4% of product sales in 1997 compared to $18.6 million or 4.4% of product sales in 1996. The increase in R&D expenses is primarily due to increased headcount to support new product and process development activities.

     Selling, General and Administrative. SG&A expenses increased 18.4% to $34.3 million or 7.8% of product sales in 1997, from $29.0 million or 6.9% of product sales in 1996. The increase in SG&A expenses is due primarily to increased allocations from Samsung Electronics.

     Interest Expense, Net. Interest expense, net was $10.1 million and $10.4 million in 1997 and 1996, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1997 from 1996 is due primarily to lower corporate borrowings allocated to the power device business in 1997. Neither the allocated corporate borrowings nor the capital lease obligations were assumed by Fairchild as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $5.9 million in 1997, compared to $0.5 million in 1996. The increased loss is due to large foreign exchange losses on accounts payable denominated in U.S. Dollars in late 1997, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such a devaluation did not occur in 1996.

     Income Taxes. Income tax expense was $18.5 million in 1997, as compared to an income tax benefit of $4.8 million in 1996. The effective tax rate was 30.2% in 1997. The effective tax rate for 1996 is not meaningful as the power device business incurred a net loss before income taxes. Income tax benefits incurred in 1996 represent an increase in deferred tax assets due to net operating losses and R&D tax credits that will be utilized to offset future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     The power device business' cash flows from operations are used to fund its working capital, research and development and capital expenditure requirements, as well as to support the overall cash requirements of Samsung Electronics.

     In 1998, the power device business generated cash from operations of $128.1 million compared to $74.3 million in 1997. The increase is due to higher net income adjusted for non-cash items, due to improved profitability as a result of the devaluation of the Won, and increased cash flows from changes in operating assets and liabilities, principally trade accounts and notes receivable, due to not selling its U.S. Dollar-denominated receivables to banks in 1997 in anticipation of a stronger U.S. Dollar. Cash used by investing activities was $5.7 million in 1998, compared to $0.1 million in 1997. The increase was due to less proceeds received in 1998 for sales of property, plant and equipment, offset by lower capital expenditures. Cash used in financing activities was $106.8 million in 1998, compared to $157.1 million in 1997. The decrease was due to lower net corporate borrowings and lower capital lease payments.

     Over the past three years, the power device business has spent approximately $135.9 million, primarily for a new wafer fabrication line. Capital expenditures are expected to be approximately $20.0 million in 1999. The power device business' future cash flows from operations may be used by Fairchild and its subsidiaries for their working capital and financing requirements.

YEAR 2000 COMPLIANCE

     The power device business is dependent upon the information systems of Samsung Electronics. Under the terms of an agreement with Samsung SDS Co., Ltd. entered into in connection with the acquisition of the power device business, Samsung SDS Co., Ltd. has agreed to provide information technology services to the power device business and to support the use of its information systems by the power device business for a three-year period following consummation of the acquisition of the power device business. See "The Acquisition -- Transitional Services Agreement." The terms of the agreement with Samsung SDS Co., Ltd. require them to insure the systems utilized by the power device business are year 2000 compliant. Samsung Electronics' systems have been certified by a Korean government agency to be year 2000 compliant.

     The power device business has deployed internal resources to identify, test and correct year 2000 problems in other systems it employs, including those embedded in its machinery and equipment. Year 2000 issues in its critical manufacturing equipment and systems have been remedied. With the assistance of Samsung Electronics, the power device business reviewed the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on the power device business. All key suppliers, including raw material suppliers and subcontractors, have been assessed, with no major issues identified. In addition, the power device business is working with its customers to identify potential year 2000 problems with its products. To date, none have been identified. For 1998, 1997 and 1996, incremental amounts incurred and charged to expense to identify, test and correct year 2000 problems were immaterial to the financial statements. Future amounts expected to be incurred are also believed to be immaterial. Although the power device business expects its other systems will be year 2000 compliant, either the failure of Samsung Electronics to make its systems year 2000 compliant or the failure of its key suppliers and customers to address the year 2000 issue could result in disruption to the operations of the power device business and have a significant adverse effect on its results of operations, the extent of which cannot be estimated. The power device business is in the process of developing contingency plans in the event that certain or all of Samsung Electronics' systems fail to become year 2000 compliant, or the operations of key suppliers or customers become disrupted. Such contingency plans are expected to be completed by October 1999.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     We issued and sold the old notes to the initial purchasers on April 7, 1999. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, our company, Fairchild International and the initial purchasers entered into a Registration Rights Agreement dated March 30, 1999 under which we agreed:



     - within 60 days after April 7, 1999, to prepare and file with the Securities and Exchange Commission the Registration Statement of which this prospectus is a part;



     - within 150 days after April 7, 1999, to use our best efforts to cause the Registration Statement to become effective under the Securities Act;



     - upon the effectiveness of the Registration Statement, to offer the new notes in exchange for surrender of the old notes; and



     - to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.



The Registration Statement is intended to satisfy in part our obligations with respect to the old notes under the Registration Rights Agreement.



     Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:



     - it is acquiring the new notes in the ordinary course of its business;



     - it has no arrangement or understanding with any person to participate in the distribution of the new notes; and


     - it is not an affiliate of Fairchild, as such terms are interpreted by the Securities and Exchange Commission.


However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the Registration Rights Agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."



TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES



     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be
5:00 p.m., New York City time, on              , 1999, unless extended by us, in
our sole discretion.



     As of the date of this prospectus, $300.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the
Letter of Transmittal, is first being sent on or about              , 1999 to
all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "-- Conditions to the Exchange Offer" below.



     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of such extension to the holders of old notes as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.



     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "-- Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.



     Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.



PROCEDURES FOR TENDERING OLD NOTES



     The tender to us of old notes by a holder of old notes as set forth below and the acceptance of such tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York at one of the addresses set forth below under "-- Exchange Agent" on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:



     - certificates for such old notes along with the Letter of Transmittal, or



     - prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, or


     - the holder must comply with the guaranteed delivery procedure described below.


     The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.



     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:



     - by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or



     - for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.


     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on such old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.



     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's old notes, either (1) make appropriate arrangements to register ownership of the old notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to such Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification.



     If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.



     By tendering, each holder of old notes will represent to us in writing that, among other things:



     - the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;



     - neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such new notes; and



     - neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.



     If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such new notes to be acquired pursuant to the exchange offer, such holder or any such other person (1) may not rely on the applicable interpretations of the staff of the

Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


     If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."



ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES



     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes property tendered, and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.



     The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from April 7, 1999. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 7, 1999. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive such accrued interest on the old notes.



     In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for such old notes or a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of such old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with such Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.


BOOK-ENTRY TRANSFER


     Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the expiration date of the exchange offer, unless such holder has strictly complied with the guaranteed delivery procedures described below.

     We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may utilize The Depository Trust Company's Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account with respect to the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent's account in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of such book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of such confirmation of a book-entry transfer and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.


GUARANTEED DELIVERY PROCEDURES


     If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:



     - the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;



     - prior to the expiration date of the exchange offer, the exchange agent received from such firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and



     - the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS


     Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:



     - specify the name of the person having tendered the old notes to be withdrawn;



     - identify the old notes to be withdrawn (including the principal amount of such old notes); and



     - where certificates for old notes have been transmitted specify the name in which such old notes are registered, if different from that of the withdrawing holder.



If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless such holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.



     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the expiration date of the exchange offer.



CONDITIONS TO THE EXCHANGE OFFER



     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if it any time before the acceptance of such old notes for exchange or the exchange of new notes for such old notes, we determine that:



     - the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;


     - we have not received all applicable governmental approvals; or


     - any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.


     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.


EXCHANGE AGENT


     United States Trust Company of New York has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:


    By Hand, up to 4:30 p.m.:     By Registered or Certified Mail:   By Overnight Courier & By Hand
   United States Trust Company       United States Trust Company    after 4:30 p.m. on the expiration
           of New York                       of New York                       date only:
          111 Broadway                      P.O. Box 844               United States Trust Company
           Lower Level             Attn: Corporate Trust Services              of New York
 Attn: Corporate Trust Services            Cooper Station               770 Broadway, 13th Floor
    New York, New York 10006             New York, New York             New York, New York 10003
                                             10276-0844              Attn: Corporate Trust Services
                                            By Facsimile:
                                           (212) 420-6211

                                        Confirm by Telephone:
                                           (800) 548-6565

     Delivery other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES


     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.



     The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.


ACCOUNTING TREATMENT


     The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.


TRANSFER TAXES


     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.



CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES



     Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 10 3/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (i) if any initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer or (ii) if any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making or other trading activities) is not eligible to participate in the exchange offer or, in the case of any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making or other trading activities) that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of us within the meaning of the Securities Act), we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.



     Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder (i) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each such broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.



     In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the Registration Rights Agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of such jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

                               INDUSTRY OVERVIEW

     Semiconductors are the critical components used to create an increasing variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. As performance has increased and size and cost have decreased, semiconductors have expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have demanded systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor content as a percentage of the system costs of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia region.

     Historically, changes in production capacity in the semiconductor industry and, to a lesser extent, demand for electronic systems have resulted in pronounced fluctuations in prices and margins. However, we believe that the following factors may limit the severity of future cyclical variations: the development of new semiconductor applications, the increased semiconductor content as a percentage of total system cost, the trend towards consolidation in the industry, more moderate capital spending on production capacity and the increased customer use of just-in-time supply systems that have reduced inventory levels.

     Additionally, these trends have helped build demand for multi-market companies that can provide a wide range of building block semiconductors as a single-source supplier. Utilizing a single supplier with a sufficiently broad product portfolio contributes to a manufacturer's overall cost reduction, and helps to simplify the production of electronic products and systems.

     Since 1990, the semiconductor market has expanded at a compounded annual growth rate of approximately 12.0%, primarily as a result of two factors. The first is the rapidly expanding end-user demand for faster, smaller and more efficient electronic devices, with a greater range of functionality and reliability, at lower costs. The second is the increasing value of semiconductors as a percentage of the cost of electronic systems. According to Worldwide Semiconductor Trade Statistics, the worldwide semiconductor total available market declined to $125.6 billion in 1998 from $137.2 billion in 1997. The decline was due primarily to an industry-wide drop in average selling prices due to industry overcapacity. In addition, during the same period, total available market for the DRAM segment of the semiconductor market declined by 29.3%, compared to a decline of 4.9% for all other segments in the aggregate.

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

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market in each of the three product functions of the semiconductor industry:

                                                WORLDWIDE SEMICONDUCTOR TOTAL AVAILABLE MARKET(1)
                               ------------------------------------------------------------------------------------
                               1990    1991    1992    1993     1994     1995     1996     1997     1998    CAGR(2)
                               -----   -----   -----   -----   ------   ------   ------   ------   ------   -------
                                                              (DOLLARS IN BILLIONS)
Micro components.............  $ 9.2   $11.4   $13.9   $19.1   $ 23.8   $ 33.4   $ 39.8   $ 47.8   $ 47.3     22.7%
Memory:
  Volatile...................    8.7     9.1    11.4    16.4     27.2     46.9     29.9     23.6     17.9      9.4%
  Non-volatile...............    3.1     3.1     3.4     4.8      5.3      6.6      6.1      5.7      5.1      6.4%
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total memory.............   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0      8.7%
Moving/Shaping...............   29.6    31.0    31.1    37.0     45.6     57.5     56.1     60.1     55.3      8.1%
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total....................  $50.5   $54.6   $59.9   $77.3   $101.9   $144.4   $132.0   $137.2   $125.6     12.0%
                               =====   =====   =====   =====   ======   ======   ======   ======   ======

-------------------------

(1) According to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Compounded annual growth rate. Represents the compounded annual growth rate for the semiconductor industry since 1990.

     The semiconductor industry can be divided into three product functions: microcomponents, memory and moving and shaping. Microcomponents include microprocessors and microcontrollers that process data according to instruction sets embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory includes two types of memory devices, volatile and non-volatile, that store data and instructions. Volatile memory devices, which need continual application of electricity to retain data, can be segmented into DRAM (dynamic random access memory), SRAM (static random access memory) and VRAM (video random access memory). Non-volatile devices, which retain data after power to the device has been shut off, can be segmented into ROM (read-only memory), EPROM, EEPROM and FLASH (memories that enable high speed electrical reprogramming). Moving and shaping includes the moving of commands and the shaping of signals to enable electronic devices to perform intended functions, including moving information into memory or from one sub-system to another, or allowing microprocessors to process data.

     Semiconductors are either analog/mixed signal, where electronic signals are not viewed as "one" and "zero," or digital integrated circuits, such as logic devices, that do rely on ones and zeroes to control the operation of electronic systems. Furthermore, semiconductors are classified as either standard components or application-specific components. Multi-market standard components are used by a large group of systems designers for a broad range of applications, while application-specific components are designed to perform specific functions in specific applications.

FAIRCHILD MARKETS

     The following table sets forth information with respect to worldwide semiconductor sales by product family and process technology in which we participate:

                                           WORLDWIDE SEMICONDUCTOR SALES(1)
                          ------------------------------------------------------------------
                          1990   1991   1992   1993    1994    1995    1996    1997    1998
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
                                                (DOLLARS IN BILLIONS)
MOVING & SHAPING:
ANALOG
  Standard Linear.......  $3.0   $3.0   $3.1   $ 3.8   $ 4.7   $ 5.7   $ 5.5   $ 6.2   $ 5.7
  Mixed Signal..........   4.8    5.3    5.6     6.9     8.9    10.9    11.5    13.6    13.3
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $7.8   $8.3   $8.7   $10.7   $13.6   $16.6   $17.0   $19.8   $19.0
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
DISCRETE
  DMOS Power............  $0.6   $0.7   $0.8   $ 1.1   $ 1.4   $ 2.1   $ 2.2   $ 2.2   $ 2.0
  Bipolar...............   4.2    4.2    4.1     4.6     5.5     7.1     6.2     6.1     5.3
  IGBT..................    --     --     --      --      --     0.5     0.6     0.6     0.7
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $4.8   $4.9   $4.9   $ 5.7   $ 6.9   $ 9.7   $ 9.0   $ 8.9   $ 8.0
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
LOGIC
  Bipolar...............  $1.5   $1.4   $1.3   $ 1.5   $ 1.3   $ 1.3   $ 0.9   $ 0.9   $ 0.6
  CMOS/BiCMOS...........   1.1    1.1    1.0     1.4     1.8     2.3     2.1     2.4     1.9
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $2.6   $2.5   $2.3   $ 2.9   $ 3.1   $ 3.6   $ 3.0   $ 3.3   $ 2.5
                          ====   ====   ====   =====   =====   =====   =====   =====   =====
MEMORY:
NON-VOLATILE MEMORY
  EPROM.................  $1.6   $1.4   $1.2   $ 1.3   $ 1.4   $ 1.4   $ 1.1   $ 0.7   $ 0.5
  EEPROM(2).............   0.2    0.2    0.5     0.7     0.7     0.9     0.9     0.9     0.9
                          ----   ----   ----   -----   -----   -----   -----   -----   -----
     Total..............  $1.8   $1.6   $1.7   $ 2.0   $ 2.1   $ 2.3   $ 2.0   $ 1.6   $ 1.4
                          ====   ====   ====   =====   =====   =====   =====   =====   =====

-------------------------

(1) All data other than data for EEPROM, according to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) According to ICE Corporation and Dataquest.

MOVING AND SHAPING MARKETS

     Analog Market. Analog products are used to shape or condition electrical signals, to amplify electrical signal strength, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. The analog market is split into two major segments: Standard Linear and Mixed Signal. The Standard Linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits, and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The Mixed Signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed Signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power supply control. We compete in both the Standard Linear and Mixed Signal markets.

     Discrete Market. The discrete business, unlike logic and memory, is highly fragmented and composed of dozens of middle market players. Discrete devices consist of individual diodes or transistors, whereas integrated circuits (such as memory or logic devices) combine millions of functions into a "single chip" of silicon to form a more complex circuit. Discrete products are differentiated almost entirely on the basis of performance, as opposed to on the basis of function as in the integrated circuit market. We participate in both the power and small signal discrete markets, manufacturing devices that condition power or signals for use by other devices. While small signal discrete markets have generally grown at slower, but more stable, rates than integrated circuit markets, the power discrete market is rapidly growing due to the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers).

     Standard Logic Market. Logic devices are integrated circuits that control the operation of electronic systems and move data. The standard logic market is fully digital and has five major participants, of which we are one of the leaders. Standard logic products are fabricated through three primary process technologies: Bipolar, CMOS and BiCMOS. Bipolar technology is targeted for high speed applications while CMOS technology allows the manufacturer to create a denser chip, consuming less power and generating less heat. BiCMOS is a hybrid of Bipolar and CMOS. While Bipolar semiconductors were once used extensively in large computer systems, CMOS has become the most prevalent technology, particularly for devices used in portable personal computer systems. Given the growing demand for portability, use of CMOS technology is expected to continue to expand; however, the demand for Bipolar is expected to continue as a result of its lower cost and suitability for particular applications.

MEMORY MARKET

     Non-Volatile Memory Market. The memory market is comprised of volatile memory devices (DRAM, SRAM and VRAM) and non-volatile memory devices (ROM, EPROM, EEPROM and FLASH). Volatile memory devices need continual application of electricity to retain data, while non-volatile memory retains data after the power to the device has been turned off. Most of the historic economic cyclicality in the semiconductor industry has been attributable to the volatile memory market, as evidenced by a 29.3% decline in 1998 market sales versus a 4.9% decrease for the microcomponents, moving & shaping and non-volatile memory markets.

     We produce standard EPROM and EEPROM products, but also fabricate application-specific EEPROM devices. We have standardized the application-specific nature of the EEPROM process, having designed it to perform functions in a specific application, but not be proprietary for any single customer. EEPROMs are being used extensively due to their ease of programmability, and the demand for these products is growing rapidly. The EEPROM market has grown at a compounded annual growth rate of 20.7% from 1990 to 1998, ahead of the overall semiconductor market growth. EEPROMs are somewhat isolated from FLASH products, as they serve different market needs. Reprogrammable EEPROMs are used in many products to store frequently used phone numbers (fax machines), store accumulated phone time (cellular phones) and change authorization codes (keyless security systems). EPROMs have been losing market share to FLASH products because FLASH memories are easily programmable and have higher data densities. However, there is a level of EPROM demand that is not economically served by FLASH. As a result, EPROMs are still utilized in virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines), where storage of the instruction set for the microcontrollers require less than 2 Mb.

                                    BUSINESS

GENERAL

     Fairchild is the largest independent semiconductor company, based on pro forma Fiscal 1999 revenues, focused solely on multi-market products. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. Within our multi-market products portfolio, we are particularly strong in providing discrete and analog power management solutions. Multi-market products are the building block components for virtually all electronic devices, from sophisticated computers and internet hardware to telecommunications equipment to household appliances. Because of their basic functionality, our products provide customers with greater design flexibility than more highly integrated products and improve the performance of more complex devices or systems. Given such characteristics, our products have a wide range of applications. Our products are sold to customers in the personal computer, industrial, telecommunications, consumer electronics and automotive markets.

     With a history dating back more than 35 years, Fairchild's predecessors were among the original founders of the semiconductor industry. The original Fairchild was established in 1959 as a provider of memory and logic semiconductors. Fairchild was acquired by Schlumberger in 1979. National Semiconductor acquired Fairchild from Schlumberger in 1987, and fully integrated it into its operations. Pursuant to the recapitalization of Fairchild, Fairchild separated from National Semiconductor and became an independent company on March 11, 1997. At the time of the recapitalization, Fairchild consisted of the discrete, logic and non-volatile memory businesses of National Semiconductor. On December 31, 1997, Fairchild acquired Raytheon Semiconductor, Inc., a wholly owned subsidiary of Raytheon Company, for approximately $117.0 million in cash. Raytheon Semiconductor designs, manufactures and markets high-performance analog and mixed signal semiconductors for the personal computer, communications, broadcast video and industrial markets. Raytheon Semiconductor was combined with the Non-Volatile Memory Products Group to form the Analog, Mixed Signal and Non-Volatile Memory Products Group. Fairchild's other product groups include the Discrete Power and Signal Technologies Group and the Logic Products Group.

     On April 13, 1999, we purchased the power device business from Samsung Electronics for approximately $414.9 million, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business has developed a number of new product designs with industry leading performance characteristics, such as its recent process developments in trench technology and silicon bonding. The acquisition of the power device business not only enhances our analog and power discrete product offerings, but also provides us with a greater market presence in South Korea. The acquisition of the power device business also provides us with additional revenue opportunities through our relationship with Samsung Electronics:

     - Samsung Electronics is required to purchase guaranteed minimum annual levels of products from the power device business based on historical volumes and market prices for a three-year period according to terms of a product supply agreement.

     - We are required to provide contract manufacturing services in the form of wafer foundry services for Samsung Electronics for a three-year period according to the terms of a foundry sale agreement. The agreement is designed to provide us levels of profitability totaling W53,700 million over three years.

     In connection with the acquisition of the power device business, we have obtained a full income tax holiday for a period of seven years in South Korea. The power device business added approximately

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

1,481 employees, most of whom work at its wafer fabrication facilities in South Korea, to Fairchild's existing work force of approximately 6,600.

GROWTH STRATEGY

     Our objective is to be the leading supplier of multi-market semiconductors to the worldwide personal computer, industrial, telecommunications, consumer electronics and automotive industries. Our business strategy emphasizes the following key elements:

     MAINTAIN HIGH QUALITY SERVICE. We seek to distinguish our service by providing the industry's best support services, including electronic order entry, just-in-time delivery and a full range of Internet services that provide device specifications and order entry for samples. Since 1997, we have invested in a number of innovative programs in order to deliver superior customer service including:

     - developing and maintaining four customer response centers staffed with experienced employees to provide a link between customers and our design engineers, manufacturing operations and sales personnel;

     - creating a vice president of customer service position and establishing customer focus teams and field application engineering teams;

     - installing a state-of-the-art company-wide PeopleSoft enterprise software system which provides a fully integrated order management, inventory and manufacturing system;

     - centralizing and consolidating our finished goods warehouse functions to a primary site in Penang, Malaysia. This site, together with a Federal Express shipment arrangement, facilitates timely movement of products worldwide to end customers.

     INTRODUCE NEW PRODUCTS. We are focused on expanding our customer base and increasing our market share by continuing to develop new products and enhance our current product portfolio to capitalize on industry trends. Since we became a stand-alone company, we have designed and introduced approximately 400 new products.

     INCREASE MARKET PENETRATION OF EXISTING PRODUCTS. We are uniquely positioned, as the only global semiconductor company focused solely on multi-market semiconductors, to dedicate our sales and marketing efforts toward expanding our market share of existing products. Our internal sales force, authorized representatives and distributors continue to expand customer information programs, including technical specifications, application notes and on-line services, and augment our trade advertising and comprehensive customer support efforts which facilitate the incorporation of our products into our customers' designs.

     MAKE SELECTED SYNERGISTIC ACQUISITIONS. We intend to pursue strategic acquisitions of companies that will complement our existing business by expanding our product offerings, research and development capabilities and market share. In addition to the acquisition of the power device business, we acquired Raytheon Semiconductor, Inc. from Raytheon Company in December 1997. That acquisition provided us with the opportunity to enter the approximately $19.0 billion analog market.

     CONTINUE TO IMPROVE MANUFACTURING EFFICIENCY. We have made significant capital expenditures to increase capacity and improve manufacturing efficiency. Although we believe that our wafer fabrication plants and assembly and test facilities are among the most productive and efficient in the industry, we will continue to invest in our people and assets in order to increase productivity and enhance process efficiency. We are currently in the process of transferring our analog wafer fabrication plants from our Mountain View, California facility to our South Portland, Maine facility, which is expected to reduce our wafer costs by two-thirds.

CUSTOMERS AND APPLICATIONS

     Fairchild designs, develops and manufactures products that it supplies to more than 50,000 customers. As a result of the acquisition of the power device business, we provide a wide range of more than 10,000 analog, discrete, logic and non-volatile memory products to our diverse customer base. Our position as a strategic supplier of basic and essential semiconductor products fosters close relationships with customers. These relationships result in additional growth opportunities for sales of existing products as well as early knowledge of customers' evolving requirements and opportunities arising from the related development of their new products.

     The following table sets forth our principal end-user markets, the percentage of pro forma trade revenue generated from each end-user market, principal applications for our products and most of our significant customers. Products from each of our businesses are used throughout each of the major end-user markets set forth below.

                                                                                               CONSUMER
END MARKETS:                 PERSONAL COMPUTERS  INDUSTRIAL AND OTHER  TELECOMMUNICATIONS     ELECTRONICS        AUTOMOTIVE
---------------------------  ------------------  --------------------  ------------------  -----------------  -----------------
PERCENTAGE OF OUR TRADE      40%                 25%                   15%                 16%                4%
REVENUE(1):
-------------------------------------------------------------------------------------------------------------------------------
APPLICATIONS:                Chips for           Industrial            Central office      Cable television   Airbags
                             smartcards           automation and       switching systems    systems           Antiskid braking
                             Disk drives         control               Data Network        Compact disc       kits
                             Internet hardware   Intelligent power     equipment           players            Automotive
                             Monitors            switches              Cellular            Home security      entertainment
                             Network             Lighting systems      telephones          systems            systems
                             controllers         Motor controllers     ISDN controllers    Household          Central locking
                             Optical scanners    Power supplies        Modems              appliances         systems
                             PDA                 Smartcard readers     PBX systems         Pay television     Fuel injection
                             Printers                                  Set-top boxes       decoders           circuits
                             PC motherboards                                               Satellite          Ignition circuits
                                                                                           receiver           Transmission
                                                                                           decoding circuits  control circuits
                                                                                           VCR
-------------------------------------------------------------------------------------------------------------------------------
CUSTOMERS:                   Apple               Allen Bradley         AT&T                Canon              Bosch
                             Compaq              American Power        Alcatel             Creative Design    Chrysler
                             Dell                Honeywell             Ericsson            Daewoo             Delco Electronics
                             Gateway             Reliance              Lucent              LG Electronics     Ford
                             Hewlett-Packard     Siemens               Technologies        Motorola           Mitsubishi
                             IBM                 Tektronics            Nokia               Samsung            Teves
                             Intel               Teradyne              Nortel Networks     Electronics        Toyota
                             NEC                                       Samsung             Sony
                             Samsung                                   Electronics         Thompson
                             Electronics                               Siemens             Consumer
                             Seagate Technology                                            Zenith
                             Toshiba
-------------------------------------------------------------------------------------------------------------------------------
EXAMPLE OF PRODUCT           Computer            Electric motor        Portable phone      VCR                Engine control
 APPLICATION:                                    assembly line
                                                 control
-------------------------------------------------------------------------------------------------------------------------------
INPUT:                       Turn on computer    Start motor assembly  Turn on phone       Program VCR to     Start car
                                                 conveyor                                  record
-------------------------------------------------------------------------------------------------------------------------------
WHAT THE PRODUCT DOES:       Boot up program     Analog device to      Power is routed     EEPROM memory is   Program in EPROM
                             moves from          detect ground faults  from  battery to    programmed to      memory directs
                             EPROM to main                             active  circuits    start VCR          fuel mixture
                             memory via logic                          by a  discrete
                             chip; logic chips                         DMOS  transistor
                             communicate
                             between main
                             memory and
                             processor
-------------------------------------------------------------------------------------------------------------------------------
RESULT:                      Spreadsheet         Potential electrical  A phone call is     Program is         Car runs smoothly
                             application is      hazard is             made                recorded           with fewer
                             accessed            eliminated                                                   emissions
-------------------------------------------------------------------------------------------------------------------------------

(1) 1998 combined trade revenues include those of Fairchild for the twelve-month period ended November 29, 1998 and those of the power device business for the twelve-months ended December 31, 1998 and are presented to be consistent with the data reported by Worldwide Semiconductor Trade Statistics.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications, including personal computer, industrial, telecommunications, consumer products and automotive systems. Our products are organized into three principal products groups: the Analog, Mixed Signal and Non-Volatile Memory Products Group, the Discrete Power and Signal Technologies Group, and the Logic Products Group. The power device business is composed of power discrete and analog products. For purposes of this presentation, these products have been combined with Analog and Mixed Signal Products and the Discrete Power and Signal Technologies Group.

  ANALOG, MIXED SIGNAL AND NON-VOLATILE MEMORY PRODUCTS GROUP

       ANALOG AND MIXED SIGNAL PRODUCTS

     Fairchild designs, manufactures and markets high-performance analog and mixed signal integrated circuits for the personal computer, industrial, consumer electronics and broadcast video markets. These products are manufactured using leading-edge CMOS, BiCMOS, DMOS and bipolar technologies. Analog and mixed signal products represent a significant long-term growth area of the semiconductor industry. The increasing demand to integrate high performance microprocessor-based electronics in equipment ranging from personal computers to scientific instrumentation, telecommunications and data communications networks has led analog and mixed signal semiconductor suppliers to create designs that have higher levels of integration to reduce space and power requirements and provide greater functionality, all at lower cost. We offer over 2,300 analog device products, including offerings in 92 of the top 100 best selling (in terms of volume) analog product types by volume. Major competitors include Analog Devices, Burr Brown, Linear Technology, Intersil, ON Semiconductor, Philips and Semtech.

     Analog. Analog products control continuously variable functions such as light, color, sound and power. They enable human beings to interface with the digital world. We provide analog products that solve problems relating to power conversion, temperature sensing, management functions, battery chargers and motor controls. Our Smart Power Switch is a proprietary, multichip module consisting of a power management integrated circuit and a MOSFET. Smart Power Switches provide a solution for off-line power converter designs in power supplies, battery chargers, PC peripherals, and home and consumer applications. We also offer a mix of mature products, such as operational amplifiers, audio amplifiers, regulators, compurators, references and timers, and ground fault interrupters, which continue to generate significant revenues due to their long product life cycles.

     Mixed Signal. Mixed signal products are those which can process both analog and digital information. Our mixed signal offerings include analog to digital converters, digital to analog converters and market-leading digital video encoders and decoders sold to manufacturers of high-end video equipment and set top boxes.

     We believe our Analog product portfolio is further enhanced by a wide variety of packaging solutions that we have developed. These solutions include surface mount and tiny packages.

       NON-VOLATILE MEMORY PRODUCTS

     Fairchild designs, manufactures and markets non-volatile memory circuits which retain data after power to the device has been shut off. We offer an extensive portfolio of high performance serial EEPROM and EPROM products. We do not participate in the FLASH market segment. EPROMs are electrically programmable read-only memories. These non-volatile memory devices are used in the personal computer, industrial, telecommunications, consumer electronics and automotive systems. Major competitors include ST Microlectronics, Advanced Micro Devices, Atmel, Xicor and Microchip Technology.

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     EEPROMS.  EEPROMs are used primarily to store changing information in consumer products and automotive applications such as microwaves, televisions, stereos and automotive controls. EEPROMs are one of the growth products in the group and a focus of non-volatile memory research and development expenditures. We serve the serial EEPROM market with product offerings in (i) standard EEPROM and (ii) Application Specific Standard Products. Our standard EEPROM products serve each of the three bus interface protocols used with all industry standard microcontrollers. Our Application Specific Standard Products are individually developed for specific applications and combine our core EEPROM competencies with logic capabilities. Our Application Specific Standard Products serve three applications groups: HiSeC, Plug and Play and SPD. HiSeC, introduced in 1994, is a single chip remote keyless entry solution which operates complex rolling codes for secure entry. The device is intended for applications such as automotive keyless entry systems, garage door openers and other applications where secure transmission of a code is critical. Plug and Play devices allow manufacturers of computer add-on cards to automatically configure their cards for the host system. SPD, introduced in 1996, allows a computer to identify specifications of an add-on memory module and is used in memory upgrade products.

     EPROMS. The ability of EPROMs to be programmed electrically by the equipment manufacturer enables them to achieve shorter time to market for new products than if they used products that must be programmed by the chip manufacturer. Today, EPROMs are primarily utilized in applications where storage of the instruction sets for microcontrollers requires less than 2 Mb in density, which is virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines). The EPROM market is declining as FLASH becomes cost-effective at lower densities. As a result, we are incurring minimal research and development expenditures in this product line. We currently sell EPROMs in densities ranging from 64K to 4Mb.

DISCRETE POWER AND SIGNAL TECHNOLOGIES GROUP

     Discrete devices are individual diodes or transistors that perform basic signal amplification and switching functions in electronic circuits. Driving the long-term growth of discretes is the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers). We participate in both the power and small signal discrete markets using our DMOS and Bipolar technologies, manufacturing semiconductors that condition (or shape) power or signals for use by other devices. The acquisition of the power device business added significantly to our discrete product portfolio, with only small signal transistors overlapping with our existing portfolio. While the world market is dominated by such multinational semiconductor manufacturers as Toshiba, ON Semiconductor and Philips, a significant portion of the industry is fragmented where competition is primarily on a regional basis. Other competitors include Siliconix and International Rectifier.

     DMOS. DMOS discrete devices are used to convert, switch or otherwise shape or condition electricity. We offer a wide range of DMOS power MOSFETs designed for low and high voltage applications over a wide range of performance characteristics, power handling capabilities and package options. We are focusing on DMOS as our growth area due to the trend towards smaller and lighter products and longer battery life, as well as batteries with built-in smart functions. DMOS products are the focus of our research and development expenditures. These expenditures have been directed primarily toward the development of our leading-edge Trench technology. These products are commonly found in portable computers and peripherals, portable telephones, automobiles, and battery-powered devices. Our DMOS products include:

     Low Voltage MOSFET. This product line is focused on developing products in the Low Voltage DMOS area in support of the trend towards smaller and lighter products, longer battery life expectancy, as well as batteries with built-in smart functions. Research and development efforts and expenditures have been directed towards the development of our leading edge Trench Technology. The combination

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of leading edge wafer fabrication processes and new packaging technology continues to allow our Low Voltage DMOS product families to set new standards for low resistance and high current performance in miniature surface mount power packaging. Our Low Voltage DMOS products are commonly found in portable computers and peripherals, portable telephones, automobiles and battery-powered devices.

     High Voltage MOSFET. This product line offers a wide variety of HV MOSFET devices designed for high voltage applications (200V to 900V) over a wide range of performance characteristics, power handling capabilities and package options. The product portfolio includes both N channel and P channel devices using proprietary HDMOS process technology. These products are commonly found in power system applications including flyback and forward converters and power factor correction in switch-mode power supplies (SMPS).

       IGBT. This product line offers very high voltage devices (600V to 1500V) in a variety of package options. A proprietary silicon bonding process is being used in the production of this family of products. Typical applications for these devices are motor control, inverters, robotics, servo controls, power supply and lamp ballast. IGBT will be a focused growth product line as more industrial applications are designing products using this technology.

       Bipolar. We manufacture and sell a wide range of bipolar discretes, including single junction glass diodes, small signal transistors, bipolar power transistors, JFETs and Zener diodes in a wide variety of package configurations. These devices switch, amplify and otherwise shape or modify electronic signals and are found in nearly every electronic product, including computers, cellular phones, mass storage devices, televisions, radios, VCRs and camcorders.

  LOGIC PRODUCTS GROUP

     We design, develop and manufacture standard logic devices utilizing three wafer fabrication processes: CMOS, BiCMOS and Bipolar. Within each of these production processes, we manufacture products that possess advanced performance characteristics, as well as mature products that provide high performance at low cost to customers. Since market adoption rates of new standard logic families have historically spanned several years, we continue to generate significant revenues from our mature products. Customers are typically slow to move from an older product to a newer one. Further, for any given product, standard logic customers use several different generations of logic products in their designs. As a result, typical life cycles for logic families are between 20 to 25 years.

     Since it takes new logic products an average of three to five years to reach full market acceptance, we continue to invest in new products to generate future revenue growth. In addition, many of these investments have established our logic devices as key components for the personal computer and telecommunications markets, particularly in the internet and networking sector and cellular communications sector. Internet appliances and internet infrastructure equipment (e.g. LAN and WAN switches, hubs, routers and servers) require high speed, high drive and low noise characteristics. We offer logic devices using CMOS, BiCMOS and Bipolar processes that are required to achieve these characteristics. Our ABT, LVT, ECL and GTL logic devices have all successfully penetrated the internet hardware market. In addition, cellular communications equipment such as cellular phones, pagers and base stations requires low power and noise generation in very small packages. Our Tiny Logic, VHC, LCX and FST technology have established our logic products as a leader in addressing these requirements. Major competitors include Texas Instruments, ON Semiconductor and Philips.

     CMOS. CMOS is a technology that consumes less power than Bipolar technology and therefore permits more transistors to be integrated into a single integrated circuit. Portable applications such as laptop computers and cellular telephones require the low power consumption of CMOS technology. As a result of the general trend toward portability, CMOS technology has been expanding at the expense of Bipolar technology, and is the focus of research and development spending in the Logic Products Group.

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Our CMOS offerings include mature products such as FACT(TM), HCMOS, and CD4K, and new products such as LCX, VHC, GTL, Switches and TinyLogic.

     Bipolar. Bipolar devices typically operate at high speeds, require more power, are less costly than CMOS devices and are used in many applications that do not require CMOS solutions. We supply a full line of Bipolar products to a broad customer base in a wide range of end-user applications. Bipolar products are generally mature products that have few new product development activities associated with them. Our Bipolar offerings include FAST(R), ALS, LS, ECL and TTL.

     BiCMOS. BiCMOS is a hybrid of CMOS and Bipolar technologies developed to combine the high speed and high drive characteristics of bipolar technologies with the low power consumption and high integration of CMOS technologies. BiCMOS is an emerging technology which requires complex manufacturing processes and is used in niche applications, primarily in the telecommunications market. Our BiCMOS offerings include ABT and LVT.

     According to reports issued by Insight/Onsite, a market research firm, we were the third largest supplier of standard logic products in the world in 1997. In the Low Voltage CMOS Logic market ($172.0 million total available market in 1998), the fastest growing portion of the CMOS Logic market, we held a No. 2 share position in 1998 behind the leader, Texas Instruments. We held a strong No. 2 position in 1998 in the TTL Bipolar market as well with a 26% market share.

SALES, MARKETING AND DISTRIBUTION

     In Fiscal 1999, Fairchild derived approximately 58% of its trade sales from original equipment manufacturer customers through its regional sales organizations and 42% of its trade sales through distributors. Fairchild operates regional sales organizations in Europe, headquartered in Swindon, England, the Americas, headquartered in Sunnyvale, California, the Asia/Pacific region, with offices in Kowloon, Hong Kong, the Japan region with its office in Tokyo, Japan and the Korea region, with its office in Bucheon, South Korea. Each of the regional sales organizations, with the exception of Korea, is supported by logistics organizations which manage independently-operated free-on-board warehouses. Product orders flow to Fairchild's manufacturing facilities, where the product is made. Products are then shipped either directly to the customer or indirectly to the customer via independently-operated warehouses in Singapore, the United States and the United Kingdom.

     Fairchild has dedicated direct sales organizations operating in Europe, the Americas, Asia/Pacific, Japan and Korea that serve its major original equipment manufacturer customers. Fairchild also has a large network of distributors and manufacturer's representatives to distribute its products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of Fairchild's businesses, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our multi-market customer base. Fairchild also maintains a dedicated marketing organization, which consists of marketing organizations in each product group, including tactical and strategic marketing and applications, as well as marketing personnel located in each of the sales regions.

     Typically, distributors handle a wide variety of products, including products that compete with Fairchild products, and fill orders for many customers. Some of Fairchild's sales to distributors primarily in North America are made under agreements allowing for market price fluctuations and/or the right of return on unsold merchandise, subject to the right terminating after the expiration of a limited time period. Virtually all distribution agreements contain a standard stock rotation provision allowing for minimum levels of inventory returns. In Fairchild's experience, these inventory returns can usually be resold. Manufacturer's representatives generally do not offer products that compete directly with Fairchild's products, but may carry complementary items manufactured by others. Manufacturer's

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representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with Fairchild and are referred to distributors for smaller orders.

     In 1998, the power device business derived approximately 73% of its trade sales from third party original equipment manufacturer customers and Samsung Electronics and affiliated Samsung companies and 27% of its trade sales through distributors. The power device business has been historically supported by sales organizations in Korea and in foreign sales subsidiaries of Samsung Electronics throughout the world. Product orders flow to the power device business' manufacturing facility in Bucheon, South Korea, where silicon wafers are fabricated. Products are assembled and tested by either independently operated subcontractors or manufacturing entities of Samsung Electronics. Finished products are warehoused in a Samsung Electronics facility in Onyang, South Korea. From there they are shipped either directly to customers, distributors or sales agents or first to Samsung Electronics' foreign sales subsidiaries and then to customers. As a result of the acquisition of the power device business, assembly and testing services are provided under the Assembly and Test Services Agreements, warehousing is provided under the Transitional Services Agreement, and sales and distribution services are provided under an Overseas Sales Services Agreement. See "The Acquisition."

RESEARCH AND DEVELOPMENT

     Fairchild's expenditures for research and development in Fiscal 1997, 1998 and 1999 were $18.9 million, $35.7 million and $39.3 million, respectively. Such expenditures represented 3.2%, 5.6% and 6.0% of trade sales in Fiscal 1997, 1998 and 1999, respectively. Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed and greater performance produced at lower cost. Infrastructure investments made in recent years will enable Fairchild to continue to achieve high volume, high reliability and low-cost production using leading edge process technology. Fairchild's research and development efforts are focused on new product development and improvements in process technology in Fairchild's growth areas: CMOS logic, DMOS power discretes, EEPROMs and analog and mixed signal products.

     Each of Fairchild's product groups maintain independent research and development organizations. Fairchild works closely with its major customers in many research and development situations in order to increase the likelihood that Fairchild's products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

     The power device business' expenditures for research and development in 1996, 1997 and 1998 were $18.6 million, $19.2 million and $15.2 million, respectively. The power device business' research and development efforts are focused on IGBT and HV MOSFET process and product development, Motor Control integrated circuit and Samsung Power Switch product development and BCDMOS process development.

     The power device business' research and development team at the Bucheon facility consists of design, application, process and package engineers. The power device business ensures early adoption of its new products by engaging application engineers to work side-by-side with design engineers and customers during product definition and design phase to ensure customers' ease of incorporating our products into their designs. Following the acquisition of the power device business, research and development for power device business products continues to be conducted by a research and development team at the Bucheon facility.

MANUFACTURING

     We operate six manufacturing facilities, four of which are front-end wafer fabrication plants located in the United States and South Korea and two of which are back-end assembly and test facilities in the Asia region. Our products are manufactured and designed using a broad range of manufacturing

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processes and proprietary design methods. We use all of the prevalent function-oriented process technologies for wafer fabrication, including CMOS, Bipolar, BiCMOS, DMOS and non-volatile memory technologies. We use primarily through-hole and surface mount technologies in our assembly and test operations, in lead counts from two to fifty-six leads.

     The table below sets forth information with respect to our manufacturing facilities, products and technologies.

                            MANUFACTURING FACILITIES

           LOCATION                         PRODUCTS                       TECHNOLOGIES
           --------                         --------                       ------------
FRONT-END FACILITIES:
South Portland, Maine            Bipolar, CMOS and BiCMOS logic   4-inch fab -- 5.0/3.0 micron
                                   products                         Bipolar and CMOS
                                                                    5-inch fab -- 3.0/1.5 micron
                                                                    Bipolar and CMOS
                                 National Semiconductor contract  6-inch fab -- 1.5/0.5 micron
                                   manufacturing                    CMOS and BiCMOS
Salt Lake City, Utah             EPROMs, EEPROMs, ACE and USB     6-inch fab -- 1.0/0.65 micron
                                                                    CMOS EPROM
                                 Discrete power                   -- 2.0/0.8 micron CMOS
                                 National Semiconductor contract  EPROM
                                   manufacturing                    -- 2.0 micron DMOS
Mountain View, California(1)     Standard Linear products         4-inch fab -- 5.0/3.0 micron
                                 Op Amps, Ground Fault            Bipolar and CMOS
                                   Interruptors
Bucheon, South Korea             Power discrete semiconductors,   4-inch fab -- 5.0/4.0 micron
                                   Standard analog integrated       Bipolar
                                 circuits                         5-inch fab -- 2.0/0.8 micron
                                                                    Bipolar and DMOS
BACK-END FACILITIES:
Penang, Malaysia                 Bipolar, CMOS and BiCMOS logic   MDIP, SOIC, EIAJ, TSSOP, SSOP,
                                   products                         8-56 Pins
                                 National Semiconductor assembly
                                   and test services
Cebu, the Philippines            Power and small signal discrete  TO92, SOT-23, Super SOT,
                                 National Semiconductor assembly  SOT-223, TO220, TO263
                                   and test services

-------------------------

(1) We are currently in the process of transferring our analog wafer fabrication plant from our Mountain View, California facility to our South Portland, Maine facility. On April 23, 1999, we sold our Mountain View property for $35.7 million. See "-- Properties."

     Fairchild's strategy is to have its manufacturing facilities dedicated to its product groups. The South Portland, Maine wafer fabrication plant and Penang, Malaysia assembly and test facility primarily support the Logic Products Group. The Salt Lake City, Utah wafer fabrication plant and Cebu, the Philippines assembly and test facility primarily support the Discrete Power and Signal Technologies Group. The Mountain View, California facility supports the Analog and Mixed Signal Products Group. Fairchild also subcontracts out a minority of fabrication of wafers, primarily to Tower Semiconductor, Chartered Semiconductor and Torex Semiconductor. In order to maximize our production capacity, some of our back-end assembly and testing operations are also subcontracted out. Primary subcontractors include Carsem, NS Electronics (Bangkok) Ltd. and New Japan Radio Corporation.

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

     The power device business' wafer fabrication plant in Bucheon, South Korea, supports the entire operations of the power device business. The power device business subcontracts out nearly all of its assembly and test operations to third party vendors, primarily to Korea Micro Industry, AUK and Woosuk Electronic Company. The power device business also subcontracts manufacturing services from Samsung Electronics. As a result of the acquisition of the power device business, these services are provided under other manufacturing agreements with Samsung Electronics.

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our trade sales are made primarily pursuant to standard purchase orders that are generally booked from one to twelve months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Quantities actually purchased by customers, as well as prices, are subject to variations between booking and delivery to reflect changes in customer needs or industry conditions.

     Fairchild sells products to many key customers pursuant to contracts. Contracts are annual fixed-price agreements with customers setting forth the terms of purchase and sale of specific products. These contracts allow Fairchild to schedule production capacity in advance and allow customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement. Fairchild recognizes revenue from contract manufacturing services but does not account for these revenues on a backlog basis. For these reasons, Fairchild believes that the amount of backlog at a particular date is not meaningful and is not necessarily a relevant indicator of future revenues.

     The power device business historically did not track backlog, but rather negotiated pricing and delivery agreements with its customers from time to time based on current market conditions. However, we intend to manage the backlog of the power device business in a manner consistent with the historic management of Fairchild's backlog.

SEASONALITY

     Generally, Fairchild is affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, Fairchild typically experiences lower revenue in the third fiscal quarter, primarily due to customer demand adjustments as a result of holiday seasons around the world. Revenue usually has a seasonal peak in Fairchild's fourth fiscal quarter. In Fiscal 1999, the typical seasonality was impacted by the effect of the recovery of the overall semiconductor market, pricing and back-end capacity constraints, particularly in the fourth quarter. During the first three quarters of Fiscal 1999, unit shipments increased sequentially. However, this was offset by sequential decreases in average selling prices, driven by over-capacity in the industry. During the fourth quarter, average selling prices increased over the third quarter, however unit shipments were flat compared to the third quarter due to back-end capacity constraints.

     The power device business is also affected by the seasonal trends of the semiconductor and related industries. The power device business typically experiences lower revenues in its fourth quarter. Revenue usually has a seasonal peak in the third quarter. In 1998, the power device business did not experience the typical seasonality in the third quarter due to market softness in the semiconductor industry.

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COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, customer service, pricing, industry trends and general economic trends.

TRADEMARKS AND PATENTS

     Fairchild owns rights to a number of trademarks and patents that are important to its business. Among others, we consider Fairchild, FACT(TM) and FAST(R) to be trademarks that are material to Fairchild's operations.

     Fairchild's corporate policy is to protect proprietary products by obtaining patents for such products when practicable. Under a technology licensing and transfer agreement with National Semiconductor entered into in connection with the recapitalization of Fairchild, Fairchild has acquired approximately 150 U.S. patents and obtained perpetual, royalty free non-exclusive licenses on approximately 250 of National Semiconductor's patents. Pursuant to an acquisition agreement with Raytheon Company, Fairchild acquired over 100 patents owned by Raytheon Semiconductor, Inc., as well as licensing rights (similar to those granted to Fairchild by National Semiconductor in the recapitalization of Fairchild) for other semiconductor-related intellectual property of Raytheon Company not directly owned by Raytheon Semiconductor, Inc. We believe that we have the right to use all technology used in the production of our products.

     Similarly, Fairchild acquired from Samsung Electronics a significant number of licenses and patents (granted, applied for and under review for application). We obtained approximately 125 U.S. patents and over 1,000 Korean patents pursuant to the acquisition of the power device business. Fairchild also received the rights to use all relevant trademarks. See "The
Acquisition -- Intellectual Property and Trademark License Agreements."

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at or from our manufacturing facilities; the generation, storage, treatment, transportation and disposal of hazardous materials by our company; the investigation and remediation of environmental contamination; and the release of hazardous materials into the environment at or from properties operated by our company and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes our company to the risk of liabilities and claims with respect to such matters. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations. Fairchild's costs to comply with environmental regulations were immaterial in Fiscal 1997, 1998 and 1999, as were the power device business' environmental compliance costs for 1996, 1997 and 1998.

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

     Fairchild's facilities in South Portland, Maine, and, to a lesser extent, Salt Lake City, Utah, have ongoing remediation projects to respond to releases of hazardous materials that occurred prior to the consummation of the recapitalization. Under the Asset Purchase Agreement, as supplemented by ancillary agreements entered into in conjunction with the recapitalization, National Semiconductor has agreed to indemnify Fairchild for the cost of these projects, subject to limitations. Based on the historical costs of these projects, we do not believe that future remediation costs will be material, even without the indemnity.

     Fairchild's Mountain View, California, facility is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has retained responsibility for, and has agreed to indemnify us with respect to, remediation costs or other liabilities related to pre-acquisition contamination.

     Although we believe that the power device business has no significant environmental liabilities, Samsung Electronics has agreed to indemnify Fairchild for environmental liabilities arising out of the Bucheon, South Korea plant or the power device business, subject to limitations.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws.

EMPLOYEES

     Fairchild's worldwide workforce consisted of 8,090 full- and part-time employees as of May 30, 1999, none of whom were represented by collective bargaining agreements. Of the total number of employees, 6,636 were engaged in manufacturing and information services, 332 were engaged in marketing and sales, 677 were engaged in administration and 445 were engaged in research and development. Of the total number of employees, 3,241, or 40%, were employed in the Logic Products Group, 2,665, or 33%, were employed in the Discrete Power and Signal Technology Group, 362, or 4%, in the Analog, Mixed Signal and Non-Volatile Memory Products Group, 1,481, or 18%, in the Power Device Products Group and 341, or 4%, in corporate administration or centralized sales and marketing activities. Fairchild believes that its relations with its employees are satisfactory.

     Fairchild Korea sponsors a Power Device Business Labor Council consisting of seven representatives from the non-management workforce and seven members of the management workforce. The Labor Council, under Korean law, is recognized as a representative of the workforce for the purposes of consultation and cooperation only. The Labor Council therefore has no right to take a work action or to strike and is not party to any labor or collective bargaining agreements with Fairchild Korea. Management of the power device business believes that its relations with its employees and the Labor Council are satisfactory.

PROPERTIES

     In the United States, our corporate headquarters as well as the headquarters and wafer fabrication operations of the Logic Products Group are located in approximately 240,000 square feet of space in properties that we own in South Portland, Maine. Additional manufacturing, warehouse and office facilities are housed in approximately 300,000 square feet and 120,000 square feet of space in properties in Salt Lake City, Utah, which Fairchild owns, and Mountain View, California, which Fairchild leases, respectively. Additional office and manufacturing space is located in leased facilities in Sunnyvale, California and San Diego, California.

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     Fairchild is currently in the process of transferring its analog wafer fabrication plant from its Mountain View, California facility to its South Portland, Maine facility. On April 23, 1999, Fairchild sold its Mountain View property for approximately $35.7 million. The sale price is subject to (1) a $3.5 million holdback which will be paid to Fairchild unless the city council rejects the buyer's application to increase its building density from 35% to 50%; and (2) a $500,000 deposit which will be placed into an escrow account and will be released to Fairchild upon the demolition of the existing structures on the Mountain View property. In connection with the sale of the Mountain View property, Fairchild has entered into an agreement to lease back the property until the transfer of its facility from the property is completed. We pay monthly rent of $125,000 under the lease, which expires on December 31, 2000.

     In Asia, we own or lease approximately 397,000 square feet and 170,000 square feet of manufacturing and warehouse space in Penang, Malaysia, and Cebu, the Philippines, respectively. Leases affecting the facilities in Penang, Malaysia, and Cebu, the Philippines, are generally in the form of long-term ground leases, with Fairchild owning improvements on the land. The initial terms of these leases will expire beginning in 2014. In some cases Fairchild has the option to renew the lease term, while in others Fairchild has the option to purchase the leased premises. We lease additional warehouse space in Singapore.

     We maintain regional sales offices in leased space in Swindon, England, Kowloon, Hong Kong, and Tokyo, Japan. In addition, we maintain smaller sales offices in leased space around the world.

     The power device business' corporate headquarters as well as its wafer fabrication operations are located in approximately 766,000 square feet of space in properties owned by the power device business in Bucheon, South Korea. See "-- Manufacturing."

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. We believe there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

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                                THE ACQUISITION

     The following contains summaries of the material agreements which we entered into in connection with the acquisition of the power device business. The descriptions in the summaries of the terms and provisions of the agreements are not complete, and you should read the agreements themselves, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part.

BUSINESS TRANSFER AGREEMENT

     The Business Transfer Agreement provided for the sale from Samsung Electronics to Fairchild Korea, an indirect wholly owned subsidiary of Fairchild, of substantially all of the assets and the assumption of the liabilities occurring in the ordinary course of business of the power device business for a purchase price of approximately $414.9 million, including fees and expenses.

     The assets purchased by Fairchild Korea include, among other things, land, a manufacturing plant and other buildings in Bucheon, South Korea, as well as, with some exceptions and limitations, all of the manufacturing equipment, inventory, motor vehicles, contractual rights and obligations, governmental permits and licenses and all other assets used to conduct the power device business. In addition, the purchased assets included all of the patents, trademarks, mask works, copyrights and other intellectual property used primarily in the power device business. Samsung retained a co-ownership interest in some of the assembly and test patents transferred in the acquisition. Intellectual property which is used in connection with the power device business, but which is also used by other affiliated Samsung companies, is licensed to Fairchild Korea by Samsung Electronics. See "-- Intellectual Property and Trademark License Agreements."

     Fairchild Korea did not assume liabilities incurred by or relating to the power device business on or prior to consummation of the acquisition of the power device business, except for liabilities that arose in the ordinary course of business and income tax liabilities as discussed below. The agreement provides that Samsung Electronics will indemnify Fairchild Korea for those and other excluded liabilities as well as for environmental liabilities of the power device business. Samsung Electronics' liability under the environmental indemnity, together with other indemnification claims under the agreement, is limited to $150.0 million. Samsung Electronics will also indemnify Fairchild Korea, for a period of three years after consummation of the acquisition of the power device business, for damages that result from third-party claims that the products of the power device business infringe patents owned by those third parties that were issued before consummation of the acquisition. This separate patent infringement indemnity is subject to limitations and conditions. For example, it does not apply if the infringement claim would have been avoided were it not for a post-closing product design change by Fairchild Korea. Samsung Electronics' liability under the patent indemnity provision is limited to $40.0 million.

     The agreement provides that the economic benefit or detriment of the power device business inure to Fairchild Korea as of January 1, 1999. In connection with this provision, Samsung Electronics agreed to pay Fairchild Korea an amount equal to the net income before income taxes of the power device business from January 1, 1999 to March 15, 1999, and half the net income before income taxes from March 15, 1999 to April 13, 1999. Accordingly, the agreement provides that Fairchild Korea assume liabilities for income taxes of the power device business, with respect to amounts received, for the same period.

     Under the agreement, Fairchild Korea agreed to offer employment to all power device business employees in South Korea and to provide, either itself or through the Transitional Services Agreement, employee benefits comparable to those provided by Samsung Electronics at the time of consummation of the acquisition of the power device business. The agreement also contains a provision that generally forbids Samsung Electronics from competing with the power device business for a period of five years after consummation of the acquisition of the power device business. In addition, both Samsung Electronics and Fairchild Korea have agreed that, for one year following consummation of the acquisition of the power device business, neither of them will solicit any director, officer or employee of the other party to terminate his or her employment with the other party. In case an employee of either party seeks employment with the other without solicitation, Samsung Electronics and Fairchild Korea have agreed to consult one another before making a hiring decision.

     As required by the Business Transfer Agreement, Samsung Electronics and Fairchild Korea have entered into the Intellectual Property License Agreement, the Transitional Services Agreement, the Assembly and Test Services Agreements, the Trademark License Agreement, the Foundry Sale Agreement, the Product Supply Agreement, the EPI Services Agreement, the Photo Mask Supply Agreement and an employment agreement with Dr. Deok J. Kim, Vice President and General Manager of the power device business.

     In connection with the consummation of the acquisition of the power device business, Fairchild, Fairchild Korea and Samsung Electronics entered into a closing agreement providing, among other things, for post-consummation filings, mechanisms for determining purchase price adjustments and confirming the agreed-upon schedules to the Business Transfer Agreement.

INTELLECTUAL PROPERTY AND TRADEMARK LICENSE AGREEMENTS

     Under the Intellectual Property License Agreement, Samsung Electronics non-exclusively licensed to Fairchild Korea patent, copyright and mask work rights that are used in connection with the power device business, but that were not transferred to Fairchild Korea under the Business Transfer Agreement. The licensed rights include rights to intellectual property of Samsung Electronics as well as to intellectual property used in the power device business under licenses granted by third parties, in each case to the extent Samsung Electronics has the right to grant a license without obligation or accounting to others. Licensed patent rights include rights to design, develop, make, have made, use, offer for sale, import, package, sell or modify any product of the power device business that is under design or development or being manufactured or sold by the power device business on the date of the acquisition of the power device business, as well as similar rights with respect to derivative products that are designed for the power device business and embody technologies assigned or licensed to Fairchild Korea in the acquisition of the power device business. Samsung Electronics also sublicensed to Fairchild Korea rights to software necessary for the operation of the power device business, for the life of Samsung Electronics' license for that software.

     For patents and other intellectual property that were transferred to Fairchild Korea under the Business Transfer Agreement, Fairchild Korea has non-exclusively licensed back to Samsung Electronics rights to such intellectual property, to the extent Samsung Electronics needs such rights to fulfill obligations to third parties under existing agreements, or to prosecute or defend infringement and other claims of third parties arising in connection with the power device business prior to the acquisition of the power device business.

     Under the Trademark License Agreement, Samsung Electronics has licensed Fairchild Korea to continue to use Samsung Electronics' trademarks on power device business products, and to use part numbers and other proprietary identification systems in the power device business as long as necessary for up to ten years to avoid retooling, requalification of existing products or customer disruption. Fairchild Korea has agreed to use its good faith efforts to discontinue using Samsung Electronics' trademarks and to replace them with Fairchild's trademarks and identification numbers. As the use of Samsung Electronics trademarks by Fairchild Korea is discontinued, its rights under the Trademark License Agreement will terminate.

TRANSITIONAL SERVICES AGREEMENT

     Under the Transitional Services Agreement, Samsung Electronics has agreed to provide a number of business support services to Fairchild Korea that assist the power device business' conversion into an indirect subsidiary of Fairchild. The agreement requires Samsung Electronics to provide Fairchild Korea, for up to three years following the acquisition of the power device business, logistics, purchasing, sales, personnel, financial services, intellectual property administration and other services that have been provided to the power device business by Samsung Electronics or its sales subsidiaries and that were necessary to operate the power device business during calendar year 1998. Information technology services are provided under a separate agreement between Fairchild Korea and Samsung SDS Co., Ltd. The Transitional Services Agreement requires services to be provided at a cost per service consistent with costs charged to the power device business during calendar year 1998, subject to adjustments for inflation and before accounting for the effects of currency exchange rate changes. Fairchild Korea has the right to terminate any given service under the Transitional Services Agreement upon 90 days' notice. Under the Transitional Services Agreement, Samsung Electronics bears any costs of Fairchild Korea separating from the provided services, except for the costs of any third-party assistance, which will be shared equally by Samsung Electronics and Fairchild Korea, and costs of Fairchild International's or our company's personnel, which will be borne by Fairchild. Samsung Electronics will invoice Fairchild Korea monthly for services provided under the Transitional Services Agreement.

MANUFACTURING AGREEMENTS

     Samsung Electronics and Fairchild Korea have entered into several manufacturing agreements, including a Product Supply Agreement pursuant to which Fairchild Korea has agreed to supply products to Samsung Electronics, a Foundry Sale Agreement pursuant to which Fairchild Korea has agreed to provide foundry manufacturing services for Samsung Electronics, Assembly and Test Services Agreements pursuant to which Samsung Electronics and one of its subsidiaries have agreed to provide assembly and test services to Fairchild Korea, a Photo Mask Supply Agreement pursuant to which Samsung Electronics has agreed to provide mask work services for Fairchild Korea, and an EPI Services Agreement pursuant to which Samsung Electronics has agreed to provide wafer fabrication services for Fairchild Korea.

     Under the Product Supply Agreement, Samsung Electronics has agreed that for three years it will purchase power device business products from Fairchild Korea at a volume level equal to 701,941,000 units per year, the average of its purchases from the power device business during 1996, 1997 and 1998. Prices charged to Samsung Electronics under the Product Supply Agreement will be based on prices paid by Samsung Electronics during the power device business' fourth quarter of 1998, subject to quarterly adjustment and reconciliation to reflect changes in the worldwide market price for such products. Samsung Electronics has also agreed that for three years it will provide Fairchild Korea with an opportunity to match quotes of other suppliers with respect to Samsung Electronics' needs for products manufactured by the power device business, to the extent such needs exceed Samsung Electronics' committed volume of purchases under the agreement. Samsung Electronics' purchase commitments are conditioned on the ability of Fairchild Korea to satisfy Samsung Electronics' quality and other specifications for the power device business products. Samsung Electronics also agreed to use its best efforts to cause affiliated Samsung companies to designate Fairchild Korea as a preferred supplier of power device business products to the extent permissible under applicable laws and regulations.

     Under the Foundry Sale Agreement, Fairchild Korea has agreed to provide semiconductor wafer manufacturing services for Samsung Electronics for a three-year period following consummation of the acquisition of the power device business. The agreement is structured to provide that Fairchild Korea will earn a profit from foundry sales to Samsung Electronics equal to 27.7 billion Won,
17.3 billion Won

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

and 8.7 billion Won in each of the respective years of the agreement. Profits earned in excess of each annual minimum amount will be counted toward the next year's minimum profit amount.

     Under the Assembly and Test Services Agreements, Samsung Electronics has agreed to provide assembly and test services for Fairchild Korea at Samsung Electronics' Onyang, South Korea facility and a subsidiary of Samsung Electronics has agreed to provide such services at facilities in Suzhou, China for three years following consummation of the acquisition of the power device business. Under separate agreements for services to be provided at each location, the costs charged for such services should be consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, subject to adjustments for inflation in the case of Suzhou and 5% annual price decreases, in the case of Onyang. Fairchild Korea has the right to terminate the Suzhou agreement at any time, and the Onyang agreement after its second anniversary, in either case upon 90 days' notice. Each agreement also provides that Samsung Electronics in the case of Onyang, or its subsidiary in the case of Suzhou, and Fairchild Korea will enter into good-faith negotiations to allow Fairchild Korea the opportunity to own or have an interest in the assembly and test facilities at Onyang and Suzhou.

     Under the Photo Mask Supply Agreement, Samsung Electronics has agreed to supply masks, which are used in semiconductor wafer manufacturing, to Fairchild Korea for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with costs historically charged to the power device business. Under the EPI Services Agreement, Samsung Electronics has agreed to provide epitaxial fabrication, an intermediate step in wafer manufacturing, for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, plus a 10% markup.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the persons who are members of the Board of Directors or executive officers of our company. Each director of our company will hold office until the next annual meeting of shareholders of our company or until his successor has been elected and qualified.

                NAME                   AGE                           TITLE
                ----                   ---                           -----
Kirk P. Pond.........................  55    Chairman of the Board of Directors, President and
                                             Chief Executive Officer
Joseph R. Martin.....................  51    Executive Vice President and Chief Financial Officer
                                             and Director
Daniel E. Boxer......................  53    Executive Vice President and Chief Administrative
                                             Officer, General Counsel and Secretary
Jerry M. Baker.......................  47    Executive Vice President and General Manager, Discrete
                                               Power and Signal Technologies Group
W. Wayne Carlson.....................  57    Executive Vice President and General Manager, Logic
                                               Products Group
Keith Jackson........................  43    Executive Vice President and General Manager, Analog,
                                               Mixed Signal and Non-Volatile Memory Products Group
Darrell Mayeux.......................  56    Senior Vice President, Worldwide Sales and Marketing
David A. Henry.......................  37    Vice President, Corporate Controller
Matthew W. Towse.....................  37    Vice President, Treasurer
Brian L. Halla.......................  52    Director
William N. Stout.....................  60    Director
Richard M. Cashin, Jr. ..............  46    Director
Paul C. Schorr IV....................  32    Director
Ronald W. Shelly.....................  55    Director

     Kirk P. Pond, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Pond has been the President of our company since June 1996. Since 1987, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation.

     Joseph R. Martin, Executive Vice President, Chief Financial Officer and Director. Mr. Martin has been the Executive Vice President and Chief Financial Officer of our company since June 1996. Mr. Martin had held several senior financial positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated.

     Daniel E. Boxer, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary. Mr. Boxer joined our company in March 1997. He has practiced law for 27 years and since 1975 had been a partner at the law firm of Pierce Atwood, Portland, Maine. His practice at Pierce Atwood included advising many large manufacturing companies, including our company, on business, governmental, legal compliance and environmental issues. He was most recently a senior partner and Chairman of the firm's Management Committee.

     Jerry M. Baker, Executive Vice President and General Manager, Discrete Power and Signal Technologies Group. Mr. Baker has been Executive Vice President and General Manager, Discrete Power and Signal Technologies Group, since December 1996. He has spent more than 24 years in a variety of engineering and management positions within National Semiconductor, most recently as Vice President and General Manager, Discrete Products Divisions.

     W. Wayne Carlson, Executive Vice President and General Manager, Logic Products Group. Mr. Carlson has been Executive Vice President and General Manager, Logic Products Group, since June 1996. He has 32 years of prior engineering and management experience with National Semiconductor and Fairchild, most recently as Vice President and General Manager, Data Management Division.

     Keith Jackson, Executive Vice President and General Manager, Analog, Mixed Signal and Non-Volatile Memory Products Group. Mr. Jackson joined our company in March 1998. He has over 20 years of semiconductor industry experience. Most recently, Mr. Jackson was President of TriTech Microelectronics in Singapore, a manufacturer of analog and mixed signal products, which he joined in 1996. Prior to that, he worked for National Semiconductor for 10 years, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He has also held various marketing and engineering positions at National Semiconductor and Texas Instruments.

     Darrell Mayeux, Senior Vice President, Worldwide Sales and Marketing. Mr. Mayeux has been Senior Vice President, Worldwide Sales and Marketing since November 1996. He had been with National Semiconductor since 1992 as Vice President of Sales and Marketing for Logic Products Group. He previously held engineering, marketing and general management positions with Texas Instruments and Philips.

     David A. Henry, Vice President, Corporate Controller. Mr. Henry has been Corporate Controller since December 1996. Previously, he had been with National Semiconductor for eight years, and held various financial management positions, most recently as Director of Financial Planning and Analysis for the Fairchild Business of National Semiconductor. Mr. Henry previously worked for Amfac, Inc. as well as Ernst and Whinney, and is a Certified Public Accountant.

     Matthew W. Towse, Vice President, Treasurer. Mr. Towse became Treasurer in March 1997. He had been with National Semiconductor for six years and has held various financial management positions, most recently as Controller for the Fairchild plant in South Portland, Maine. Mr. Towse previously worked for Ernst & Young and is a Certified Public Accountant.

     Brian L. Halla, Director. Mr. Halla became a Director upon consummation of the recapitalization of Fairchild. He had been employed by National Semiconductor since 1996, serving as Chairman of the Board, President and Chief Executive Officer. From 1988 to 1996, he was employed by LSI Logic Corporation, where he was (in reverse chronological order) Executive Vice President, LSI Logic Products; Senior Vice President and General Manager, Microprocessor/DSP Products Group; and Vice President, General Manager, Microprocessor Products Group.

     William N. Stout, Director. Mr. Stout became a Director in March 1997. He has been Chairman and Chief Executive Officer of Sterling Holding Company, LLC and Sterling's subsidiaries since 1988. Sterling is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. From 1985 to 1988, Mr. Stout was a private investor and consultant. From 1979 to 1985, Mr. Stout was President and Chief Executive Officer of Lundy Electronics & Systems, which manufactured electronic products and systems.

     Richard M. Cashin, Jr., Director. Mr. Cashin became a Director in March 1997. He has been employed by Citicorp Venture Capital Ltd. since 1980, and has been President since 1994. Mr. Cashin is a director of Lifestyle Furnishings International, Euramax International plc, Delco Remy International, Gerber Childrenswear, MSX International, IPC Information Systems and Titan Wheel International.

     Paul C. Schorr IV, Director. Mr. Schorr became a Director in March 1997. He has been employed by and been a Vice President of Citicorp Venture Capital Ltd. since 1996. Prior to joining Citicorp Venture Capital Ltd., Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 (in reverse chronological order) as an engagement manager and an associate. He is a director of KEMET Corporation and Sybron Chemical.

     Ronald W. Shelly, Director. Mr. Shelly became a Director in June 1998. Until January 31, 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until April 1999 when he retired. He currently serves as a consultant to Solectron. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President, Custom Manufacturing Services.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Our board of directors is identical to that of our parent company, Fairchild International. Two of our non-employee directors receive cash compensation for their services as a director of Fairchild International. Messrs. Stout and Shelly receive $20,000 per year, plus $1,500 for meetings attended in person and $500 for meetings attended by teleconference. Messrs. Halla, Cashin and Schorr do not receive cash compensation for their services as directors. We do not pay our employee directors any fees or additional compensation for service as members of our Board. Members of the Fairchild International board of directors are not compensated separately for service on our Board of Directors. We reimburse all our directors for expenses incurred in attending our Board meetings.

     In connection with Fairchild International's initial public offering, on June 24, 1999 the Fairchild International Board of Directors authorized a directors' option program pursuant to which non-employee Directors will receive options to purchase 7,000 shares of Class A Common Stock of Fairchild International each year at an exercise price equal to the fair market value of the shares on the date of grant, subject to vesting over a five-year period after the date of grant. In addition, the Fairchild International Board authorized grants to each non-employee Director of options to purchase 10,000 shares of Class A Common Stock of Fairchild International, at an exercise price equal to the fair market value of the shares at or prior to the initial public offering, which options will be fully vested on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Kirk P. Pond, Joseph R. Martin, Brian L. Halla, William N. Stout, Richard
M. Cashin, Jr., Paul C. Schorr IV and Ronald W. Shelly, who collectively comprise our entire Board of Directors, are the members of our Compensation Committee. Mr. Pond is Chairman of the Board of Directors and also holds the positions of President and Chief Executive Officer. Mr. Martin, in addition to his position as a Director, is also Executive Vice President and Chief Financial Officer. Both Mr. Pond and Mr. Martin have received loans from Fairchild. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers relating to services rendered during Fiscal 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                     ANNUAL COMPENSATION                          --------------
                                 ----------------------------                       NUMBER OF
                                 FISCAL                              OTHER        STOCK OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION(1)   (IN SHARES)(2)   COMPENSATION(3)
---------------------------      ------   --------   --------   ---------------   --------------   ---------------
Kirk P. Pond(4)................   1999    $450,008   $297,000      3,559,453              --         $   40,321
 Chairman of the Board of         1998     449,994    435,969             --              --             39,844
 Directors, President and Chief   1997     424,624    594,382             --         100,000          3,018,314
 Executive Officer
Joseph R. Martin...............   1999     284,600    128,700      1,779,730              --             36,363
 Executive Vice President and     1998     262,024    152,240             --              --             19,818
 Chief Financial Officer and      1997     201,614    147,385             --           9,000          1,251,476
 Director
Daniel E. Boxer................   1999     275,002    108,900        732,627              --             18,723
 Executive Vice President and     1998     262,024    152,240             --              --            254,283
 Chief Administrative Officer,    1997      52,885         --             --              --                 --
 General Counsel and Secretary
Keith Jackson..................   1999     275,002     82,500        151,380              --              8,091
 Executive Vice President and     1998      63,462     38,060             --              --             69,000
 General Manager, Analog and      1997          --         --             --              --                 --
 Non-Volatile Memory Products
 Group
Jerry M. Baker.................   1999     250,010     82,500        732,627              --             13,624
 Executive Vice President and     1998     250,009    138,406             --              --             12,598
 General Manager, Discrete        1997     204,864    241,269             --          10,000            602,782
 Power and Signal Technologies

-------------------------

(1) Represents compensation resulting from the lapse of risks of forfeiture by our executive officers with respect to their stock in Fairchild International. As a result, each executive had individual income tax liabilities. Loans of $1,686,164 to Mr. Pond, $843,094 to Mr. Martin, $347,060 to Mr. Boxer, $70,340 to Mr. Jackson and $350,600 to Mr. Baker were made by Fairchild to discharge their individual tax liabilities in June 1998. The amount of the loan, plus a gross-up for income taxes, was reported as compensation at that time. These loans accrue interest at 6% per annum. The loans plus accrued interest will be forgiven over a four-year period.

(2) All options granted were for National Semiconductor common stock pursuant to National Semiconductor's Stock Option Plan. We did not assume National Semiconductor's obligations under its Stock Option Plan.

(3) Amounts shown reflect contributions and allocations to National Semiconductor and/or Fairchild defined contribution retirement plans and the value of insurance premiums paid by National Semiconductor and/or Fairchild for term life insurance and disability insurance as follows: For Fiscal 1999, all amounts shown. For Fiscal 1998, all amounts shown except $238,262 for Mr. Boxer representing a one-time signing bonus and $69,000 for Mr. Jackson for relocation expenses. For Fiscal 1997, $18,314 for Mr. Pond; $4,289 for Mr. Martin; and $4,500 for Mr. Baker. The remainder of the amounts shown for Fiscal 1997 are comprised of one-time retention bonuses paid by National Semiconductor as follows: $3,000,000 to Mr. Pond, of which $1,628,000 is attributed to deferred compensation; $1,247,187 to Mr. Martin, of which $814,000 is attributed to deferred compensation; and $598,282 to Mr. Baker, of which $332,000 is attributed to deferred compensation. All amounts attributed to deferred compensation were contributed in Fiscal 1997 to the Fairchild NSC Deferred Compensation Plan Trust and used by that trust to purchase shares of 12% Series A Cumulative Compounding Preferred Stock of Fairchild International pursuant to the Fairchild NSC Deferred Compensation Plan. Those shares of stock were converted into Class A Common Stock of Fairchild International and distributed by the trust to participants in the plan in connection with Fairchild International's initial public offering. See "Deferred Compensation Agreements" below and notes 7 and 8 of the ownership table under "Ownership of Capital Stock".

(4) In addition to the amounts disclosed in the table, Mr. Pond received, as long-term compensation from National Semiconductor a severance payment from National Semiconductor of $742,757 in Fiscal 1997. National Semiconductor's obligations under the Performance Award Plan were not assumed by Fairchild.

     The following table provides information with respect to the named executive officers concerning the exercise of National Semiconductor options during Fiscal 1999, and unexercised National Semiconductor options held as of the end of Fiscal 1999. No stock options were granted during Fiscal 1998 under the FSC Semiconductor Stock Option Plan to the named executive officers.

                                                                      NUMBER OF        VALUE OF
                                         NUMBER OF                   UNEXERCISED      UNEXERCISED
                                           SHARES                    OPTIONS AT      IN-THE-MONEY
                                        ACQUIRED ON       VALUE      FISCAL 1998   OPTIONS AT FISCAL
NAME                                    EXERCISE(1)    REALIZED(2)       END           1998 END
----                                    ------------   -----------   -----------   -----------------
Kirk P. Pond..........................         --      $       --      80,000(3)       $290,000(3)(4)

-------------------------

(1) Options exercised were for National Semiconductor common stock. The table excludes any shares acquired under the National Semiconductor Employees Stock Purchase Plan.

(2) Equals the market value of the underlying shares (based on the opening price of National Semiconductor on the date of exercise) minus the exercise price.

(3) All options held by Mr. Pond were exercisable at the end of Fiscal 1999.

(4) Represents the difference between $19.375, the market price per share of National Semiconductor common stock at fiscal year end, and the exercise price.

DEFERRED COMPENSATION AGREEMENTS

     National Semiconductor adopted the National Semiconductor Corporation Deferred Compensation Plan shortly before the establishment of Fairchild as an independent entity in March 1997. Under the Deferred Compensation Plan, Kirk P. Pond, Joseph R. Martin, W. Wayne Carlson and Jerry M. Baker elected to defer receipt of amounts that otherwise would have become payable in Fiscal 1997 under National Semiconductor's Key Employee Incentive Plan, Discrete Retention Bonus Plan, Discrete Performance Incentive Plan -- Executive Level and/or letter agreements with National Semiconductor concerning payments related to the establishment of Fairchild as an independent entity. In March 1997, Fairchild assumed the Deferred Compensation Plan and all liabilities with respect to payments due thereunder, and the Deferred Compensation Plan participants released National Semiconductor from those liabilities. The Deferred Compensation Plan is administered by the Board of Directors. No compensation from Fairchild is eligible for deferral under the plan.

     Amounts participants deferred in Fiscal 1997 pursuant to the Deferred Compensation Plan were credited to an account for that participant on the books of Fairchild and will be credited with earnings based on the employee's election. Each Deferred Compensation Plan participant elected that specific portions of the earnings on his deferrals would be measured based on the performance of Fairchild International's previously issued 12% Series A Cumulative Compounding Preferred Stock and common stock, and that a portion of the earnings on his deferrals would be measured based on short-term U.S. Treasury obligations.

     In March 1997, Fairchild established the Fairchild NSC Deferred Compensation Plan Trust, a grantor trust to which National Semiconductor contributed cash in an amount equal to the aggregate amount of deferrals under the Deferred Compensation Plan as of the closing date of the recapitalization of Fairchild. The trust agreement establishing the trust provided that such amount were invested in specific amounts of Fairchild International's previously issued 12% Series A Cumulative Compounding Preferred Stock and common stock. Accordingly, the trust purchased common and preferred stock based on elections made by participants in the Deferred Compensation Plan.

     Following the completion of Fairchild International's initial public offering, each participant in the Deferred Compensation Plan elected to receive a payout of his deferrals in the form of common stock of Fairchild International to the extent the earnings on his deferrals tracked the performance of the 12% Series A Cumulative Compounding Preferred Stock or common stock of Fairchild International. In connection with the initial public offering, Fairchild International amended the Deferred Compensation Plan to permit these elections to be made. As a result of their elections, the plan participants received a distribution of shares of common stock of Fairchild International received in the conversion of the 12% Series A Cumulative Compounding Preferred Stock of Fairchild International. Following consummation of the initial public offering, the trust distributed 346,933 shares of Class A Common Stock of Fairchild International, equal in aggregate value to approximately $6.4 million. Fairchild International filed a registration statement to enable the plan participants to sell these shares of common stock beginning immediately upon consummation of the initial public offering, in part to pay income taxes due as a result of the distribution of the common stock by the trust. See "Ownership of Capital Stock, specifically note 7 of the stock ownership table in such section."

     Following the initial public offering of Fairchild International, the Fairchild NSC Deferred Compensation Plan Trust continues to hold 217,760 shares of Class A Common Stock of Fairchild International attributable to one participant in the plan who elected to have earnings on his deferrals measured against the performance of the Class A Common Stock. The plan's trust holds no other assets.

EMPLOYMENT AGREEMENTS

     In March 1997, Fairchild and Sterling entered into an employment agreement with each of Kirk P. Pond and Joseph R. Martin. The employment agreements were entered into upon the closing of the recapitalization in 1997.

     Mr. Pond is employed as Chairman of the Board of Directors and as Chief Executive Officer of Fairchild. Mr. Martin is employed as Executive Vice President and Chief Financial Officer, and serves as a member of our Board of Directors. The agreements provide for Mr. Martin and Mr. Pond to serve on our Board of Directors, and Sterling has committed to honor its commitment to each executive under the agreements to assure their continued membership on the Board of Directors. The respective agreements provide for an annual base salary of $450,000 for Mr. Pond (which was subsequently increased to $600,000) and $250,000 for Mr. Martin (which was subsequently increased to $360,000), subject in each case to increases at the discretion of the Board of Directors and to annual performance bonuses in accordance with the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan. Each agreement also provides for the executive to receive standard Fairchild benefits. The term of each agreement is three years subject to automatic renewal for up to two consecutive one-year terms unless, in each case, either we or the executive gives prior notice of non-renewal. Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates with cause, each agreement requires us to pay the executive monthly severance payments (approximately equal to his salary at the time of termination plus an amount equal to incentive awards payable in the fiscal year prior to termination) until the end of the term of the agreement or for 24 months if longer. Each executive is subject to a non-competition covenant during the term of his agreement and for a period of at least 24 months following termination or expiration of the agreement.

PERSONAL SAVINGS AND RETIREMENT PLAN

     We have adopted a Personal Savings and Retirement Plan, which we refer to as the Retirement Plan, for all eligible employees who are not foreign nationals or contract employees. The Retirement Plan includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and matching contributions under Section 401(m) of the Internal Revenue Code. Under the 401(k) plan, participants may elect to defer from 1% to 15% of their compensation on an after-tax basis, directing the investment of these elective deferrals among several mutual funds. We will make quarterly matching

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contributions equal to 75% of the first 6% of an employee's before-tax elective deferral contributions for the period. Both elective deferrals and matching contributions under the 401(k) plan will be fully vested at all times.

FAIRCHILD BENEFIT RESTORATION PLAN

     We have adopted the Fairchild Benefit Restoration Plan. Under the Fairchild Benefit Restoration Plan, all participants in the Fairchild Personal Savings and Retirement Plan who are exempt status employees in job grade nine or higher are eligible (i) to defer on a before-tax basis amounts over and above those they are permitted by law to defer under Fairchild's Retirement Plan and (ii) to receive matching contributions from our company equal to the difference between matching contributions received under the Retirement Plan and the matching contributions they would have received under the Retirement Plan but for statutory limits applicable to such contributions. Deferral and matching contributions are credited to accounts established and maintained by our company. Interest at a rate equal to a commonly reported rate for long-term "A"-rated corporate bonds is credited to participants' accounts at such times as determined by the Board of Directors, which administers the Fairchild Benefit Restoration Plan. The Fairchild Benefit Restoration Plan is an unfunded plan of deferred compensation, and amounts payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FAIRCHILD INCENTIVE PROGRAM

     We have adopted the Fairchild Incentive Program. Under the Fairchild Incentive Program, all of our regular full-and part-time employees (with limited exceptions) are eligible to receive annual or semiannual incentive awards. The amount of each payment is based on a given employee's "Target Award." Under the current formulation of the Fairchild Incentive Program, the Target Award is 5% of annual compensation for non-exempt employees, from 5% to 15% (depending on grade level) of annual compensation for exempt employees, and up to 35% (depending on grade level) of annual compensation for all management-level employees with the title of Director or Vice President. Payment awards range from 0% to 250% of the Target Award, depending on whether we achieve pre-established earnings goals. Participants in the Fairchild Incentive Program in job grade nine or higher are eligible to defer awards, and to the extent that the deferral option applies only to those Fairchild Incentive Program participants in job grade nine or higher, it constitutes a separate unfunded plan known as the Fairchild Select Employee Incentive Deferral Plan. For participants who elect deferral, we will establish and maintain book-entry accounts to which we shall credit deferred payments and interest equal to a commonly reported rate for long-term "A"-rated corporate bonds. We pay deferred amounts and accrued interest to participants upon termination or on the date pre-selected by the participant according to the terms of the Deferral Plan. The Compensation Committee, which is presently comprised of the entire Board of Directors, administers the Fairchild Incentive Program and reserves the right, among other things, not to make award payments, and to modify or amend the Fairchild Incentive Program. The Deferral Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FSC SEMICONDUCTOR CORPORATION 1997 EXECUTIVE OFFICER INCENTIVE PLAN

     We adopted the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan on March 11, 1997 and subsequently amended and restated it on June 1, 1998. Under the Executive Officer Incentive Plan, executive officers with the title of either Executive Vice President or President may be eligible to receive annual incentive awards, based on a "Target Award" which ranges from 40% to 90% of an officer's base annual compensation. Actual award payments range from 0% to 250% of the Target Award depending on the extent to which we achieve or surpass pre-established earnings goals. Participants may elect to defer all or any portion of an award payment. For participants who elect deferral, we will establish and maintain book-entry accounts, and credit cash account annually with deferred payments, as well as interest at a rate equal to a commonly reported rate for long-term A-rated

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

corporate bonds. We pay deferrals and accrued interest thereon to participants upon termination or on a date pre-selected by the participant according to the terms of the Executive Officer Incentive Plan. The Board of Directors determines eligibility for Executive Officer Incentive Plan participation, performance goals and other terms of the Executive Officer Incentive Plan. To the extent of any deferrals, the Executive Officer Incentive Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

1997 STOCK OPTION PLAN

     Fairchild International has adopted the 1997 Stock Option Plan. Fairchild International has authorized for grant to regular salaried officers and key employees of our company and Fairchild International options for up to 8,421,980 shares of Class A Common Stock of Fairchild International under the 1997 Stock Option Plan, as amended (excluding shares issuable upon exercise of options granted to directors of Fairchild International). The 1997 Stock Option Plan was amended in connection with the initial public offering of Fairchild International to give effect to the increase in the number of shares available for grant from 6,084,000 shares to 8,421,980 shares. The plan authorizes Fairchild International to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or
(ii) non-qualified stock options. Under the 1997 Stock Option Plan, the board of directors of Fairchild International determines the exercise price of each option granted. The maximum term of any option is ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted are exercisable at the determination of the board of directors of Fairchild International, and most options currently vest ratably over approximately five years. Within any one-year period, employees may not receive options to purchase more than 200,000 shares of Class A Common Stock of Fairchild International. As of June 25, 1999, there were 4,282,570 shares of common stock subject to outstanding options. On June 24, 1999, the board of directors of Fairchild International authorized grants of options to purchase a total of 575,000 shares of Class A Common Stock of Fairchild International, including options for 200,000 shares to Kirk P. Pond, 100,000 shares to Joseph R. Martin, 75,000 shares to Daniel E. Boxer, 50,000 shares to Keith Jackson and 50,000 shares to Jerry M. Baker. The options will vest over a five-year period following the date of grant and may be exercised at the fair market value on the date of grant. In addition, the board of Fairchild International authorized the grant of options to purchase shares of Class A Common Stock of Fairchild International to eligible employees, subject to the discretion of the Board of Directors of Fairchild International, equal in the aggregate to 2% of the number of shares outstanding after giving effect to the offering. These options will vest over a five-year period and will be exercisable at the fair market value on the date of grant.

EMPLOYEE STOCK PURCHASE SAVINGS PLAN

     Fairchild International adopted the Employee Stock Purchase Savings Plan (the "Savings Plan"), pursuant to which participating employees contribute a portion of their salary, through payroll deductions, to the Savings Plan and in return obtain an interest in the Savings Plan. The contributions to the Savings Plan are held in trust for the benefit of the participating employees and are invested in one or more money-market funds. In addition, participating employees become eligible to use funds contributed to the Savings Plan to purchase, if they so choose, shares of Class A Common Stock of Fairchild International concurrently and in connection with an initial public offering of such stock. Upon the initial public offering of Class A Common Stock of Fairchild International registered with the SEC, the Savings Plan authorizes Fairchild International to issue to participating employees up to the lesser of (i) shares having an aggregate sales price of $5.0 million and (ii) shares representing 2.5% of the total number of shares issuable pursuant to such initial public offering. Such shares were offered to participating employees at the public offering price.

     In conjunction with the initial public offering of Class A Common Stock of Fairchild International, Fairchild International terminated the Savings Plan. Upon the termination of the Savings Plan, each

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

participating employee received in a lump sum all of the employee's contributions to the Savings Plan plus accrued interest. Each employee had the option to keep the funds or use any portion of the funds to purchase shares of Class A Common Stock of Fairchild International at the price per share in Fairchild International's initial public offering. Had Fairchild International terminated the Savings Plan on May 30, 1999, participating employees would have been entitled to receive payments totalling $1,923,085 and 103,951 shares of Class A Common Stock of Fairchild International would have been issuable if participating employees had chosen to use all such funds to purchase shares of Class A Common Stock as described above.

     In connection with the initial public offering of Fairchild International, on June 24, 1999 the board of directors authorized a new employee stock purchase plan, pursuant to which U.S. employees of Fairchild and its U.S. subsidiaries will have an opportunity to purchase shares of Class A Common Stock of Fairchild International at a price equal to 85% of the market value on the first or last day of each calendar quarter, whichever is lower. The plan will be designed and operated to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

     The board of directors of Fairchild International also approved on June 24, 1999 a stock purchase plan which will cover foreign employees of Fairchild's subsidiaries. To the extent permissible under applicable laws, the plan will contain benefits and provisions similar to the plan for U.S. employees.

POWER DEVICE BUSINESS EMPLOYMENT AGREEMENTS AND BENEFIT PLANS

     In connection with the acquisition of the power device business, we executed employment agreements with Dr. Deok J. Kim, Vice President and General Manager of the power device business, the head of sales and marketing of the power device business and the Vice President of the Bucheon plant.

     We also provide key management of the power device business, as well as all other employees, with compensation and benefits plans comparable to those that were in place on the date of the acquisition of the power device business. These plans consist of all legally mandated and nationally-sponsored benefits plans such as national medical insurance, unemployment insurance and a national pension program, as well as privately sponsored plans such as a medical treatment guarantee program and a personal pension contribution program. We will either continue in the Samsung Electronics-sponsored programs that currently exist or replicate existing Samsung Electronics programs under the sponsorship of Fairchild Korea Semiconductor Ltd.

     In addition to the above-mentioned benefits plans, we are continuing incentive compensation programs of the power device business which existed at the date of the acquisition of the power device business. These programs include an Individual Incentive Plan which provides potential annual incentive compensation for key employees, a Productivity Incentive Plan which pays semi-annually based on productivity rankings and a Management by Objectives Incentive Plan which pays semi-annually based on reaching EBITDA goals (as defined in the plan). These incentive plans make incentive payments available in multiples of the employee's monthly base salary, with varying caps on the payments available under the various plans, so that an employee can earn a maximum of 200% of monthly base salary under any one plan. Under all of the various incentive plans, the average employee will receive approximately six months of pay in the form of incentive payments during a fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Citicorp Venture Capital Ltd. owns an interest in Sterling. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $50.0 million in cash to Fairchild International in exchange for a 12.5% Subordinated Note Due 2008 and a warrant to purchase 3,538,228 shares of Fairchild International's common stock. Fairchild International contributed the $50.0 million from Citicorp Mezzanine Partners, L.P. to our company as a capital contribution. The

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

12.5% Subordinated Note was repaid in full in connection with the initial public offering of Class A Common Stock of Fairchild International, upon which event the warrant became no longer exercisable.

     In connection with the recapitalization of Fairchild, the existing stockholders of Fairchild International entered into the Stockholders' Agreement containing agreements among such stockholders with respect to the capital stock and corporate governance of our company and Fairchild International. Amendments to the Stockholders' Agreement, which were effected on May 29, 1998, resulted in the lapse of risks of forfeiture by executive officers of Fairchild with respect to their stock in Fairchild International. The lapse of such restrictions resulted in the incurrence by such executive officers of liability for federal and state income tax. Fairchild made loans to such executive officers in June 1998 to enable such officers to fund such tax liabilities. These loans were in the following amounts: Kirk P. Pond -- $1,686,164; Joseph R. Martin -- $843,094; Daniel E. Boxer -- $347,060; Darrell Mayeux -- $347,060; W. Wayne
Carlson -- $347,060; and Jerry M. Baker -- $350,600. Such loans bear interest at a rate of 6% per annum. Such loans (including accrued but unpaid interest thereon) were canceled upon the occurrence of the initial public offering of Class A Common Stock of Fairchild International. We paid to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminated prior to the completion of the initial public offering was required to repay any uncanceled amounts immediately. The amounts paid by Fairchild with respect to such executive officers' tax liabilities (assuming no repayment obligation on the part of any executive officer and cancellation in full after 4 years) were as follows: Kirk P. Pond -- $1,811,523; Joseph R.
Martin -- $905,763; Daniel E. Boxer -- $372,858; Darrell Mayeux -- $372,858; W.
Wayne Carlson -- $372,858; and Jerry M. Baker -- $384,287.

     Pursuant to an Agreement and Plan of Recapitalization, dated January 24, 1997, between Sterling Holding Company, LLC and National Semiconductor, the following transactions occurred concurrently on March 11, 1997:

     - National Semiconductor transferred to our company -- which was at that time newly formed in connection with the plan of recapitalization -- substantially all of the assets and liabilities of the Fairchild Semiconductor business in exchange for promissory notes in the aggregate principal amount of $401.6 million and all of our capital stock.

     - National Semiconductor transferred all of our capital stock and approximately $12.8 million in cash to Fairchild International -- also newly formed at that time in connection with the plan of recapitalization -- in exchange for shares of the common and preferred stock of Fairchild International and the 11.74% Subordinated Note due 2008 in the principal amount of $77.0 million.

     - Fairchild International issued common and preferred stock to Sterling Holding Company, LLC for approximately $58.5 million in cash.

     - Fairchild International issued common and preferred stock to Kirk P. Pond, Joseph R. Martin and other key employees of our company for a total of $6.5 million in cash.

     - Fairchild International contributed cash in the amount of approximately $77.8 million to the capital of our company.

     - We borrowed $120.0 million under a bank credit facility and received the net proceeds of approximately $291.0 million from the issuance of high-yield debt.

     - We repaid the $401.6 million in promissory notes issued to National Semiconductor in cash.

In the transactions described above, each of National Semiconductor, Sterling Holding Company, LLC and the management investors paid $0.13 per share for common stock of Fairchild International (after giving effect to a four-for-one common stock split distributed to stockholders on April 29, 1998) and paid $1,000 per share for preferred stock of Fairchild International.

     Concurrently with the recapitalization, Fairchild and National Semiconductor entered into several agreements that remain in effect. Under the Asset Purchase Agreement, dated as of March 11, 1997, National Semiconductor agreed to indemnify Fairchild for damages arising out of any liabilities other than those assumed by Fairchild in connection with such asset sale. In addition, the Asset Purchase

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Agreement contains a provision that, subject to limitations, forbids National
Semiconductor for a period of five years beginning on March 11, 1997 from engaging in any business competing with our products in existence on March 11, 1997. For a period of 39 months beginning on March 11, 1997 the Asset Purchase Agreement, subject to limitations, forbids Fairchild from engaging in any business competing with National Semiconductor's products in existence on March 11, 1997.

     Under the Technology Licensing and Transfer Agreement, dated March 11, 1997, between Fairchild and National Semiconductor, National Semiconductor assigned or non-exclusively licensed to Fairchild patent, copyright, maskwork, trade secret and trademark rights necessary to Fairchild's business and to make improvements to Fairchild's product line. These rights include a non-exclusive license to practice processes necessary to Fairchild's business. For patent rights, National Semiconductor assigned to Fairchild 150 patents and granted Fairchild a worldwide, royalty-free, non-exclusive license under applicable patents and patent applications, for the life of such patents (but without right to sublicense) to manufacture, package, use, sell, offer for sale, import, design or develop Fairchild's products and improvements to those products. With respect to copyrights and maskworks used in Fairchild's business. National Semiconductor granted Fairchild an undivided interest in certain co-owned copyrights and maskworks. For trademarks, National Semiconductor assigned trademarks related to Fairchild's products and granted licenses recognizing transitional use of visible trademarks and of product-embedded trademarks, which embedded trademarks in some cases will not be eliminated until the relevant product is discontinued or replaced. For patents that National Semiconductor assigned to Fairchild, a worldwide, paid-up, royalty-free, non-exclusive license, with a limited right to sublicense, was granted by Fairchild to National Semiconductor. National Semiconductor and Fairchild further cross-licensed discoveries, improvements or inventions occurring within one year after March 11, 1997, with no right to grant sublicenses (except for the purpose of settling third party claims against Fairchild). The agreement further provides that National Semiconductor, for a period of time, shall indemnify and render assistance to Fairchild for intellectual property claims made by third parties.

     Under the National Foundry Services Agreement and the Fairchild Foundry Services Agreement, each dated March 11, 1997, National Semiconductor and Fairchild agreed to manufacture semiconductor products (i.e., provide "foundry" services) for each other during at least the 39-month period beginning on March 11, 1997. Foundry services are the manufacturing processes through which thousands of integrated circuits are fabricated from raw silicon wafers. The Fairchild Foundry Services Agreement establishes the terms and conditions under which Fairchild provides foundry services for National Semiconductor and the National Foundry Services Agreement defines the terms and conditions under which National Semiconductor provides foundry services for Fairchild. Both foundry agreements (i) establish the processes the foundry service provider shall use,
(ii) define purchase commitments and production forecasts, (iii) establish pricing, (iv) provide for engineering support from the other party, (v) establish quality standards, (vi) specify delivery and payment terms among other things, and (vii) specify warranty and inspection terms.

     The National Assembly Services Agreement and the Fairchild Assembly Services Agreement, each dated March 11, 1997, provide for assembly and test services between National Semiconductor and Fairchild during at least the 39-month period beginning on March 11, 1997. During the assembly and test phase of semiconductor production, the thousands of integrated circuits produced on silicon wafers during the foundry phase are separated and packaged into individual devices ready for sale to customers. The National Assembly Services Agreement sets forth the terms and conditions under which National Semiconductor provides such services for Fairchild. The Fairchild Assembly Services Agreement sets forth the terms and conditions under which Fairchild provides such services to National Semiconductor. Similar to the foundry agreements, the assembly agreements establish terms for (i) volume commitments and production planning,
(ii) ordering and shipping, (iii) quality, inspection and acceptance of finished goods and (iv) pricing and payment.

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

     Manufacturing services provided to Fairchild under the National Foundry Services Agreement and the National Assembly Services Agreement relate primarily to products in the Memory Division. Costs for these services aggregated approximately 1% of Fairchild's total manufacturing costs for Fiscal 1999.

     National Semiconductor and Fairchild entered into the Mil/Aero Wafer and Services Agreement, dated March 11, 1997, which establishes, in a similar fashion, the terms and conditions under which Fairchild manufactures integrated circuits for military and aerospace industry customers of National Semiconductor.

     Under a letter agreement, dated March 11, 1997, between National Semiconductor and Fairchild, National Semiconductor is required to purchase from Fairchild a minimum of $330.0 million in goods and services in the 39-month period beginning on March 11, 1997, under the Fairchild Foundry Services Agreement, Fairchild Assembly Services Agreement and the Mil/Aero Wafer and Services Agreement.

     Under the Transition Services Agreement, dated March 11, 1997, National Semiconductor provided a number of business support services to Fairchild in order to assist in Fairchild's conversion to an independent entity, from March 11, 1997 until, in most instances, June 1, 1998, which deadline was extended with respect to some services until August 31, 1998. These services included (i) data processing and communication services, (ii) financial and administrative support, (iii) purchasing services, (iv) marketing and sales services, (v) logistics and operational support services, (vi) human resources and benefits services and (vii) security assistance and consulting. National Semiconductor also agreed to provide Fairchild, during such period, with additional services as provided in separate shared facilities and services agreements for the South Portland, Maine, site and a sublease for the Santa Clara, California, site (the latter site having been vacated by Fairchild during Fiscal Year 1998). Generally, such agreements provided that National Semiconductor would invoice Fairchild for the services provided, with certain charges based on a fixed cost and other charges based on National Semiconductor's actual incurred costs. In addition, under the agreements National Semiconductor granted to Fairchild a royalty-free, perpetual and irrevocable worldwide license to use National Semiconductor's in-house business, engineering and manufacturing systems software. The license survives termination of such agreements.

     During the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild incurred costs of $2.8 million, $14.0 million and $5.6 million, respectively, for manufacturing services provided by National Semiconductor under the National Foundry Services Agreement and the National Assembly Services Agreement and $15.3 million, $46.6 million and $15.1 million, respectively, for business support services provided by National Semiconductor under the Transition Services Agreement. In addition, during the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild generated revenues of $20.9 million, $124.5 million and $62.9 million, respectively, for manufacturing services provided by Fairchild under the Fairchild Foundry Services Agreement and the Mil/Aero Wafer and Services Agreement, and $7.6 million, $28.9 million and $18.1 million, respectively, for manufacturing services provided under the Fairchild Assembly Services Agreement. On a combined basis during the fiscal years ended May 25, 1997, May 31, 1998 and May 30, 1999, Fairchild generated revenues of $28.5 million, $153.4 million and $81.0 million, respectively, for manufacturing services provided by Fairchild under the letter agreement dated March 11, 1997.

     The terms of the agreements described above were the result of arms-length negotiations and in our opinion are no less favorable to Fairchild than those that could be obtained from non-affiliated parties.

     Keith Jackson, Executive Vice President, Analog, Mixed Signal and Non-Volatile Memory Products Group, received a loan in the amount of $100,000 from Fairchild on April 15, 1998 in order to assist him in covering the costs of relocating to take this position. Such loan bears interest at a rate of 6% per annum, with all accrued interest payable on each April 15, beginning April 15, 1999. The outstanding principal of the loan is payable in full upon the earlier of (a) six months after any initial public offering of our company's stock, (b) 60 days after Mr. Jackson ceases to be employed by Fairchild or (c) April 15, 2003.

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

                           OWNERSHIP OF CAPITAL STOCK

     We are a wholly owned subsidiary of Fairchild International. The following table sets forth information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of Class A Common Stock of Fairchild International (its only voting class of stock), each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of August 12, 1999 after giving effect to the initial public offering of Class A Common Stock of Fairchild International, the exercise by the underwriters of their over-allotment option in connection with the initial public offering and the conversion of the shares of 12% Series A Cumulative Compounding Preferred Stock of Fairchild International into shares of Class A Common Stock of Fairchild International in connection with the initial public offering.


                                                     CLASS A COMMON          CLASS B COMMON
                                                        STOCK(1)                STOCK(2)
                                                  ---------------------   --------------------   PERCENT OF ALL
NAME OF BENEFICIAL OWNER                            NUMBER     PERCENT      NUMBER     PERCENT   COMMON STOCK(3)
------------------------                          ----------   --------   ----------   -------   ---------------
Sterling Holding Company, LLC
c/o Fairchild Semiconductor Corporation
333 Western Avenue
South Portland, Maine 04106(4)(5)...............  18,233,419     30.9%    28,396,000     95.8%        52.6%
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95052(6)................   5,998,360     10.2%     1,245,000      4.2%         8.2%
Joseph R. Martin
c/o Fairchild Semiconductor Corporation
333 Western Avenue
South Portland, Maine 04106(7)..................   1,474,752      2.5%            --       --          1.7%
Kirk P. Pond
c/o Fairchild Semiconductor Corporation
333 Western Avenue
South Portland, Maine 04106(7)..................   1,407,828      2.4%            --       --          1.6%
Daniel E. Boxer(8)..............................   2,572,044      4.4%            --       --          2.9%
Jerry M. Baker(7)...............................     668,208      1.1%            --       --          0.8%
Keith Jackson...................................      83,520      0.1%            --       --          0.1%
Brian L. Halla(6)...............................   5,998,360     10.2%     1,245,000      4.2%         8.2%
William N. Stout(4).............................  18,233,419     30.9%    28,396,000     95.8%        52.6%
Richard M. Cashin(4)............................  18,233,419     30.9%    28,396,000     95.8%        52.6%
Paul C. Schorr IV(4)............................  18,233,419     30.9%    28,396,000     95.8%        52.6%
Ronald W. Shelly................................          --       --             --       --           --
All directors and executive officers as a group
  (14 persons)(4)(6)(7)(8)......................  31,915,779     54.0%    29,641,000    100.0%        69.4%


                                                   (footnotes on following page)

(1) Does not include shares of Class A Common Stock of Fairchild International issuable upon conversion of Class B Common Stock of Fairchild International. A holder of Class B Common Stock of Fairchild International may convert any or all of his shares into an equal number of shares of Class A Common Stock of Fairchild International, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock of Fairchild International which would be held after giving effect to the conversion.

(2) Does not include shares of Class B Common Stock of Fairchild International issuable upon conversion of Class A Common Stock of Fairchild International. A holder of Class A Common Stock of Fairchild International may convert any or all of his shares into an equal number of shares of Class B Common Stock of Fairchild International.

(3) Represents the percentage of the total number of shares of Class A Common Stock of Fairchild International and Class B Common Stock of Fairchild International combined.

(4) William N. Stout, who is one of our directors, is affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers." All shares listed for Mr. Stout are held by Sterling, which Mr. Stout may be deemed to beneficially own. Mr. Stout disclaims beneficial ownership of such shares, except for 18,223 shares of either class of common stock, which Mr. Stout has the right to acquire in exchange for an ownership interest in Sterling. Richard M. Cashin and Paul C. Schorr IV, two of our directors, are affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers" and footnote (5) below. All shares listed for Mr. Cashin and Mr. Schorr are held by Sterling, which Mr. Cashin and Mr. Schorr may be deemed to beneficially own. Each of Mr. Cashin and Mr. Schorr disclaims beneficial ownership of such shares, except for 959,490 shares and 72,911 shares of either class of common stock, which Mr. Cashin and Mr. Schorr, respectively, have the right to acquire in exchange for an ownership interest in Sterling.

(5) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 19.9% of the Class A Common Stock of Fairchild International and an additional 19.3% of Class B Common Stock of Fairchild International from Sterling in exchange for its interest in Sterling. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $50.0 million in cash to Fairchild International in exchange for a 12.5% Subordinated Note Due 2008 of Fairchild International and a warrant to purchase 3,538,228 shares of common stock of Fairchild International. Fairchild International contributed such $50.0 million to Fairchild as a capital contribution. The 12.5% Subordinated Note Due 2008 of Fairchild International was repaid in full in connection with the initial public offering of Fairchild International, and therefore the warrant became no longer exercisable and was cancelled.

(6) Brian L. Halla, who is one of our directors, is affiliated with National Semiconductor in the capacities described under "Management -- Directors and Executive Officers." All shares listed for Mr. Halla are held by National Semiconductor, which Mr. Halla may be deemed to beneficially own. Mr. Halla disclaims beneficial ownership of such shares.

(7) Share amounts include shares distributed to executive officers by H.M. Payson & Co., trustee of the Fairchild NSC Deferred Compensation Plan Trust as a result of their election to receive shares of Class A Common Stock of Fairchild International held by the trust. See "Management -- Deferred Compensation Agreements," "Management -- Executive Compensation" and specifically note 3 of the Summary Compensation Table in that subsection.


(8) Of the shares listed for Daniel E. Boxer, 1,903,836 shares of Class A Common Stock are held by H.M. Payson & Co. and Mr. Boxer, as trustees of the Kirk
    P. Pond Children's Trust. Mr. Boxer disclaims beneficial ownership of such shares.


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

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of Fairchild International gives effect to the initial public offering and the conversion of all outstanding shares of 12% Series A Cumulative Compounding Preferred Stock of Fairchild International into Class A Common Stock of Fairchild International, which occurred simultaneously with the initial public offering. The capital stock of Fairchild International consists of 220,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of
(a) 110,000,000 shares of Class A Common Stock, of which 54,773,020 shares are outstanding and (b) 110,000,000 shares of Class B Common Stock, of which 33,376,000 shares are outstanding. The capital stock of Fairchild International also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding. On January 5, 1998, the Board of Directors of Fairchild International approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of Fairchild International of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

     The following description of the terms and provisions of the capital stock of Fairchild International is not complete, and you should read the Restated Certificate of Incorporation and By-Laws of Fairchild International which have been filed as exhibits, or incorporated by reference, to the Registration Statement of which this prospectus is a part.

CLASS A COMMON STOCK OF FAIRCHILD INTERNATIONAL

     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Restated Certificate of Incorporation of Fairchild International provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of the Board of Directors of Fairchild International out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of Fairchild International upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock of Fairchild International. Fairchild International has never paid and does not anticipate declaring or paying any cash dividends on shares of its Class A Common Stock in the foreseeable future. As of June 30, 1999, there were 84 holders of record of Class A Common Stock.

CLASS B COMMON STOCK OF FAIRCHILD INTERNATIONAL

     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of the Board of Directors of Fairchild International out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock of Fairchild International in the net assets of Fairchild International upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock of Fairchild International, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to Fairchild International in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock of Fairchild International which would be held after giving effect to the conversion. Fairchild International has never paid and does not anticipate declaring or paying any cash dividends on shares of its Class B Common Stock in the foreseeable future. As of June 30, 1999, there were 2 holders of record of Class B Common Stock.

PREFERRED STOCK OF FAIRCHILD INTERNATIONAL

     Under the Restated Certificate of Incorporation of Fairchild International, the Board of Directors of Fairchild International will have the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a stockholder rights plan. A stockholder rights plan may only be adopted by the Board of Directors of Fairchild International with the approval of holders of a majority of outstanding Class A Common Stock of Fairchild International or with the unanimous consent of the Board of Directors of Fairchild International, unless Sterling and its affiliates hold less than 15% of outstanding common stock of Fairchild International, in which case approval by a majority of the Board of Directors of Fairchild International is required. If the Board of Directors of Fairchild International has such requisite authority, it will be authorized to issue preferred stock in connection with a stockholder rights plan in one or more series, and to fix the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. The ability of the Board of Directors of Fairchild International to issue preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of outstanding Class A Common Stock of Fairchild International. The ability of the Board of Directors of Fairchild International to establish the preferences and rights of the shares of any series of preferred stock may also afford holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of holders of the Class A Common Stock of Fairchild International. Fairchild International has no present plans to issue any shares of preferred stock.

OTHER PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION OF FAIRCHILD INTERNATIONAL

     The Restated Certificate of Incorporation of Fairchild International contains provisions affecting the rights of the stockholders of Fairchild International and the powers of the Board of Directors of Fairchild International, including the following:

     - Fairchild International will not be subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers.
       Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the Board of Directors or stockholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     - A stockholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock of Fairchild International or with the unanimous consent of the Board of Directors of Fairchild International, except that if Sterling's and its affiliates' ownership is less than 15% of the outstanding common stock of Fairchild International, then a stockholder rights plan can be adopted with the consent of a majority of the Board of Directors of Fairchild International. A stockholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing stockholders with special rights which would make it uneconomical for the third party to acquire additional interests. If the board of directors of Fairchild International is authorized to and decides to implement a stockholder rights plan, the plan adopted by the board may deter acquisitions which you might deem to be in your best interests.

     - The Board of Directors of Fairchild International must have no fewer than seven and no more than nine members and may not be divided into classes. The term of each member of the Board of Directors of Fairchild International expires at each annual stockholders' meeting. Having a minimum number of Directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller Board it would take a greater percentage of votes to elect one Director. Similarly, by prohibiting a classified Board, the Restated Certificate of Incorporation of Fairchild International ensures that stockholders may replace the entire Board at each annual election.

     - Stockholders of Fairchild International may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a shareholder vote without waiting until the next annual or special meeting of stockholders.

     - Each of the provisions of the Restated Certificate of Incorporation of Fairchild International described above, and the provision described above under "Preferred Stock of Fairchild International" that limits the board of directors' ability to issue preferred stock other than in connection with a stockholder rights plan, may be amended only with the approval of holders of 75% of outstanding Class A Common Stock of Fairchild International. Amending other provisions requires approval by holders of a majority of outstanding Class A Common Stock of Fairchild International. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party -- that is, a person or entity other than the principal stockholders of Fairchild International or members of the management of Fairchild International -- acquires more than 40% of the Class A Common Stock of Fairchild International, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling Holding Company, LLC and its affiliates, Sterling and the affiliates together own less than 15% of outstanding common stock of Fairchild International, then holders of a majority of the Class A Common Stock could amend the supermajority provisions itself. The effect of each supermajority provision is that holders of 25% of Class A Common Stock of Fairchild International could block amendments to the Restated Certificate of Incorporation of Fairchild International affecting the provisions described above.

WARRANT

     In connection with the acquisition of the power device business, Fairchild International issued to Citicorp Mezzanine Partners, L.P. a warrant to purchase its common stock. The warrant entitled the holder to purchase 3,538,228 shares of common stock of Fairchild International from 18 months until 9 years after the issuance thereof at an exercise price of $0.01 per share, subject to adjustment to prevent dilution. Under the terms of the warrant, if Fairchild International prepaid in full its 12.5% Subordinated Note Due 2008 within 18 months after its issuance, the warrant would not be exercisable. Since Fairchild International repaid in full its 12.5% Subordinated Note Due 2008 with a portion of the proceeds of the initial public offering of Fairchild International, the warrant is not exercisable.

STOCKHOLDERS' AGREEMENT

     The existing stockholders of Fairchild International entered into a Securities Purchase and Holders Agreement, which we refer to as the Stockholders' Agreement, containing agreements among such stockholders with respect to the capital stock and corporate governance of our company and Fairchild International.

     The Stockholders' Agreement contains provisions which restrict the ability of the stockholders to transfer any common stock of Fairchild International or 12% Series A Cumulative Compounding Preferred Stock. Neither Sterling nor any of its affiliates may sell any of their shares of common stock of Fairchild International to us or any of our affiliates without offering the other stockholders who are party to the agreement a pro rata opportunity to participate in such sale. In addition, the Stockholders' Agreement restricts transactions between our company and Fairchild International, on the one hand, and owners of 15% or more of the common stock of Fairchild International and their affiliates, on the other hand. Some of our principal stockholders, including Sterling and National Semiconductor, have the right to have observers present at meetings of the Board of Directors of Fairchild International if they are not represented on its Board. Fairchild International cannot issue shares of stock to Sterling or any of its affiliates without offering the other parties to the Stockholders Agreement an equal opportunity to purchase its shares.

     The Stockholders' Agreement also contains provisions that require Fairchild International to give Sterling Holding Company, LLC, one of the principal stockholders of Fairchild International, advance notice of conversions or exchanges of the common stock of Fairchild International or any action affecting the voting rights of the common stock of Fairchild International. After receiving such notice, Sterling has the right to prevent the action for up to 90 days if, as a result of the action, Sterling would control or have power over a greater number of shares than it would be permitted to have under Small Business Administration regulations. The Stockholders' Agreement also requires Fairchild International to notify Sterling of actions that would result in the number of record holders of the voting stock of Fairchild International increasing from fewer than 50 to 50 or more.

     Amendments to the Stockholders' Agreement, which were effected on May 29, 1998, resulted in the lapse of risks of forfeiture by our executive officers with respect to some of their stock in Fairchild International. The lapse of such restrictions resulted in the incurrence by such executive officers of liability for federal and state income tax. We made loans to such executive officers in June 1998 to enable such officers to fund such tax liabilities and in connection with this offering will forgive such loans and indemnify these executives for such taxes. See "Certain Relationships and Related Transactions."

REGISTRATION RIGHTS AGREEMENT

     In connection with the entry by the existing stockholders of Fairchild International into the Stockholders' Agreement, Fairchild International, Sterling, some key employees of Fairchild, National Semiconductor and such stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, upon the written request of Sterling or National Semiconductor, Fairchild International will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Sterling or National Semiconductor and use its best efforts to cause such registration statement to become effective. If at any time Fairchild International files a registration statement for the common stock of Fairchild International pursuant to a request by Sterling, National Semiconductor or otherwise (other than a registration statement on Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering), Fairchild International will use its best efforts to allow the other parties to the Registration Rights Agreement to have their shares of common stock (or a portion of their shares when an underwriter determines that registering fewer than all their shares is advisable) included in such offering of common stock. Fairchild International will pay the registration expenses of the selling stockholders, other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder.

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                          DESCRIPTION OF INDEBTEDNESS

     The following is a summary of significant indebtedness of our company and Fairchild International that are outstanding following consummation of the initial public offering of Fairchild International. To the extent such summary contains descriptions of documents governing our indebtedness, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which we will provide you upon request.

SENIOR CREDIT FACILITIES

     GENERAL. In connection with the acquisition of the power device business, we entered into the senior credit facilities with a syndicate of financial institutions, as lenders, Credit Suisse First Boston, New York Branch, as the Administrative Agent, Salomon Brothers Holding Company Inc, as Syndication Agent, and ABN Amro Bank, N.V. and Fleet National Bank, as Documentation Agents.

     The senior credit facilities provide for up to $410.0 million of aggregate borrowing capacity for Fairchild consisting of:

     - a secured $100.0 million funded tranche A term loan facility;

     - a secured $210.0 million funded tranche B term loan facility; and

     - a secured $100.0 million revolving line of credit, including up to $10.0 million of swingline loans.

     GUARANTEES; SECURITY. Our obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by Fairchild International, Fairchild Semiconductor Corporation of California and all of our subsequently acquired or organized domestic, and, to the extent no adverse tax consequences will result, foreign, subsidiaries. Our obligations and those of such guarantors under the senior credit facilities are secured by a pledge of all of our capital stock and by substantially all of the assets of our company, Fairchild International, Fairchild Semiconductor Corporation of California and all of our subsequently acquired or organized domestic, and, to the extent no adverse tax consequences will result, foreign, subsidiaries. None of our foreign subsidiaries guarantee the senior credit facilities, and the senior credit facilities are not secured by a pledge of the intercompany debt obligations of Fairchild Korea. The only intercompany debt obligation of Fairchild Korea is with respect to the corporate bonds issued by it in connection with the acquisition of the power device business. Less than two-thirds of the capital stock of Fairchild Korea has been pledged to secure the senior credit facilities.

     AMORTIZATION; INTEREST; FEES; MATURITY. The tranche A facility is subject to amortization payments required to be made in quarterly installments which commence on September 30, 1999 until final payment is made on March 31, 2004. The tranche B facility is subject to amortization payments required to be made in quarterly installments which commence on September 30, 1999 until final payment is made on December 15, 2004. The revolving credit facility is available until March 31, 2004 unless terminated earlier under the terms of the facility.

     Borrowings under the tranche A facility, tranche B facility and revolving credit facility portions of the senior credit facilities bear interest at a rate equal to, at our option, either (i) a base rate which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1% or (ii) the applicable London interbank offered rate, in each case plus an applicable margin determined by reference to the ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the senior credit facilities). In general, Consolidated Indebtedness means the debt obligations of our company and our subsidiaries and Consolidated EBITDA means our company's consolidated net income before interest, taxes, depreciation and amortization. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the revolving credit facility, and letter of credit fees with respect to each letter of credit outstanding under the senior credit facilities equal to (i) the spread over Adjusted LIBO Rate (as defined in the senior credit facilities) in effect for loans under the revolving credit facility and
(ii) 0.25% per annum on the face amount of all outstanding letters of credit. In general, Adjusted LIBO Rate means the London interbank offered rate as adjusted by the applicable reserve percentage.

     PREPAYMENTS. The loans under the senior credit facilities are required to be prepaid with all or a portion of the net cash proceeds from asset and capital stock sales and dispositions, incurrences of indebtedness, offerings of common equity securities and by 50 or 75% of our annual Excess Cash Flow (as defined in the senior credit facilities). In general, Excess Cash Flow means, for any fiscal year of our company, the excess of (a) the sum of:

     - consolidated EBITDA for such fiscal year;

     - extraordinary cash receipts of our company and our subsidiaries during such fiscal year; and

     - reductions to noncash working capital of our company and our subsidiaries for such fiscal year;

over (b) the sum of:

     - cash income taxes payable by our company and our subsidiaries for such fiscal year;

     - cash interest paid by our company and our subsidiaries during such fiscal year;

     - capital expenditures made in cash during such fiscal year;

     - permanent repayments of indebtedness made by our company and our subsidiaries during such fiscal year;

     - prepayments of the principal of loans during such fiscal year;

     - extraordinary cash expenses paid by our company and our subsidiaries during such fiscal year;

     - additions to noncash working capital for such fiscal year; and

     - the amount of permitted capital expenditures being carried forward from such fiscal year into the next fiscal year, net of the amount of permitted capital expenditures carried forward into such fiscal year from the previous fiscal year.

Voluntary prepayments may be made in whole or in part without premium or penalty.

     COVENANTS AND EVENTS OF DEFAULT. The senior credit facilities contain, among other things, covenants and restrictions under which we and our subsidiaries, subject to customary exceptions described in the senior credit facilities, may not:


     - incur additional indebtedness and guarantees, except indebtedness incurred pursuant to the senior credit facilities, the notes, other indebtedness existing on the date of the senior credit facilities, additional debt in an amount not exceeding $20.0 million and other customary exceptions;


     - create liens;

     - enter into agreements with negative pledge clauses;

     - enter into sale and lease-back transactions;

     - directly or indirectly lend money or credit or make advances to any person;

     - purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person;

     - wind-up, liquidate or dissolve their affairs, merge or consolidate with another company or otherwise dispose of all or part of its property or assets, or purchase or otherwise acquire the assets of another person;

     - authorize, declare or pay any dividends with respect to Fairchild International or any of its subsidiaries, except to Fairchild International to pay taxes, certain operating expenses and other limited exceptions;

     - enter into any transaction with any affiliate of Fairchild International and its subsidiaries, other than those transactions that are entered into in the ordinary course of business and are on terms and conditions substantially as favorable to Fairchild International or such subsidiary as would be reasonably obtained by Fairchild International or such subsidiary at that time in a comparable arm's-length transaction with a person other than an affiliate;

     - make capital expenditures in excess of $90.0 million through December 31, 1999, with such amount increasing to $135.0 million each year after 2002;

     - permit the ratios of earnings to interest expense, earnings to fixed charges and indebtedness to earnings to fall below levels specified in the senior credit facilities, with such levels increasing year over year through December 31, 2002 for the ratio of earnings to fixed charges and through December 31, 2003 for the ratio of earnings to interest expense and indebtedness to earnings;

     - amend or modify the provisions of their existing indebtedness or certificate of incorporation and by-laws except amendments or modifications that do not materially adversely affect the interests of the lenders;

     - create restrictions on their subsidiaries from conducting activities such as payment of dividends or making loans to us or other of our subsidiaries;

     - with respect to Fairchild International's subsidiaries, issue any capital stock;

     - form new subsidiaries; or

     - change their or Fairchild International's business activities.

     The senior credit facilities also include events of default customary for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guarantees or the security documents and changes of control of our company. The occurrence of any event of default could result in the acceleration of our and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect value of our common stock.

10 1/8% SENIOR SUBORDINATED NOTES DUE 2007

     We are the primary obligor on $300,000,000 in aggregate principal amount of 10 1/8% Senior Subordinated Notes. The 10 1/8% Senior Subordinated Notes bear interest at a rate of 10 1/8% per annum, payable semi-annually on March 15 and September 15 of each year.

     We are required to redeem $150.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2006, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption, subject to our right to credit against any such redemption 10 1/8% Senior Subordinated Notes acquired by our company otherwise than through any such redemption. The 10 1/8% Senior Subordinated Notes are not otherwise redeemable prior to March 15, 2002, except that, until March 15, 2000, we may redeem up to an aggregate of $105.0 million of the principal amount of the 10 1/8% Senior Subordinated Notes at the redemption price of 110% of the principal amount of the 10 1/8% Senior Subordinated Notes plus accrued interest to the date of redemption with the net proceeds of one or more underwritten primary public offerings of common stock of our company or Fairchild International under effective registration statement, if at least $150.0 million of the principal amount of the 10 1/8% Senior

Subordinated Notes remains outstanding after each such redemption. On and after March 15, 2002, the 10 1/8% Senior Subordinated Notes are redeemable at our option at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 in the years indicated below:

                            YEAR                              PERCENTAGE
2002........................................................  105.063%
2003........................................................   103.375
2004........................................................   101.688
2005 and thereafter.........................................   100.000

     Upon a change of control of our company, each holder of the 10 1/8% Senior Subordinated Notes may require us to repurchase the 10 1/8% Senior Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     The 10 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of our company and are subordinated in right of payment to all of our existing and future senior indebtedness. The 10 1/8% Senior Subordinated Notes rank pari passu in right of payment with all of our senior subordinated indebtedness and senior to any other of our subordinated indebtedness.

     The payment of principal, premium, if any, and interest on the 10 1/8% Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by Fairchild International and the subsidiary guarantors. The guaranties by Fairchild International and the subsidiary guarantors are subordinated to all existing and future senior indebtedness of such parties, including Fairchild International's and the subsidiary guarantors' guaranties of our obligations under the senior credit facilities. Fairchild International currently conducts no business and has no significant assets other than our capital stock, all of which has been pledged to secure Fairchild International's obligations under the senior credit facilities. The guaranty of Fairchild International or a subsidiary guarantor, as the case may be, may be released upon a sale of Fairchild International or a subsidiary guarantor, as the case may be, or upon repayment or defeasance of the 10 1/8% Senior Subordinated Notes in each case as permitted by the indenture governing the 10 1/8% Senior Subordinated Notes.


     The indenture governing the 10 1/8% Senior Subordinated Notes contains restrictive covenants substantially identical to those contained in the indenture governing the notes under which we and our subsidiaries, subject to exceptions described in the indenture governing the 10 1/8% Senior Subordinated Notes, may not:


     - incur additional indebtedness, except (1) if following such additional incurrence, the ratio of earnings to interest expense does not exceed 2.0 to 1.0 or (2) under the senior credit facilities, existing on the issue date, guaranties of indebtedness by us and our subsidiaries, other indebtedness not exceeding $50.0 million and other customary exceptions;

     - make payments, such as dividends, stock redemptions or repayments of subordinated debt obligations, if we are in default under the indenture governing the 10 1/8% Senior Subordinated Notes, if we under the indenture may not incur additional indebtedness or if the payment exceeds a limit specified in the indenture, except payments made from the proceeds of a substantially concurrent sale of our capital stock, for the retirement of subordinated obligations, for dividends which are otherwise allowed, for the repurchase of shares of common stock held by our employees and other customary exceptions;

     - enter into agreements that limit the ability of our restricted subsidiaries under the indenture governing the 10 1/8% Senior Subordinated Notes from paying dividends or any indebtedness owed to, making loans or advances to, or transferring any of its property or assets to us, except for those restrictions in place on the issue date, restrictions pursuant to agreements effecting refinancing indebtedness and other customary exceptions;

     - dispose of any assets, unless the consideration received in return consists of 85% cash and represents the fair market value of the assets and the proceeds of the disposition are applied according to the terms of the indenture governing the 10 1/8% Senior Subordinated Notes;

     - enter into any transaction with affiliates of our company, unless the transactions (1) are entered into in the ordinary course of business, (2) are on terms and conditions substantially as favorable to the affiliate as would be reasonably obtained by the affiliate at that time in a comparable arm's-length transaction with a person other than an affiliate of our company and (3) are approved by a nationally recognized investment banking firm to be fair, if such transaction exceeds $12.0 million, and other customary exceptions;

     - dispose of capital stock of those subsidiaries of our company restricted under the indenture governing the 10 1/8% Senior Subordinated Notes, subject to customary exceptions; or

     - wind-up, liquidate or dissolve their affairs, or merge or consolidate with or transfer all or substantially all of their assets to another person, subject to customary exceptions.

                            DESCRIPTION OF THE NOTES

GENERAL


     Fairchild issued the old notes under the indenture between itself and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the indenture apply to the old notes and to the new notes for which you may tender your old notes pursuant to the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. Terms used in this description are defined under the caption "-- Definitions."



     The following description is only a summary of the material provisions of the indenture and the Registration Rights Agreement. We urge you to read the indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at our address set forth under "Where You Can Find More Information."


BRIEF DESCRIPTION OF THE NOTES

THE NOTES


     These notes:



     - are unsecured senior subordinated obligations of Fairchild;



     - are subordinated in right of payment to all existing and future Senior Indebtedness of Fairchild;



     - are senior in right of payment to any future Subordinated Obligations of Fairchild; and


     - are subject to registration with the Securities and Exchange Commission pursuant to the Registration Rights Agreement.

THE GUARANTIES

     The Fairchild International Guaranty and each Subsidiary Guaranty:


     - unconditionally guarantee the obligations of Fairchild under the notes;
       and


     - are senior subordinated obligations of Fairchild International and the relevant Subsidiary Guarantor, as the case may be.

PRINCIPAL, MATURITY AND INTEREST


     Fairchild issued the notes initially in the principal amount of $300.0 million. Fairchild issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 1, 2007. Subject to our compliance with the covenant described under the caption "-- Covenants -- Limitation on Indebtedness," we are permitted to issue more notes under the indenture in an unlimited principal amount ("Additional Notes"). Any such Additional Notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for all purposes of the indenture and this "Description of the Notes," unless the context indicates otherwise.



     Interest on these notes will accrue at the rate of 10 3/8% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 1999. Fairchild will make each interest payment to the holders of record of these notes on the immediately preceding March 15 and

September 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.


     Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.



     Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.


OPTIONAL REDEMPTION


     Except as set forth below, we will not be entitled to redeem the notes at our option prior to April 1, 2003.



     On and after April 1, 2003, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 in the years indicated below:


YEAR                                                            PERCENTAGE
----                                                            ----------
2003........................................................     105.188%
2004........................................................     103.458
2005........................................................     101.729
2006 and thereafter.........................................     100.000


     In addition, prior to April 1, 2002, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) originally issued at a redemption price of 110 3/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that:



     (1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by Fairchild or its Affiliates); and


     (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

SPECIAL REDEMPTION; ESCROW OF OFFERING PROCEEDS


     In the event that (1) the Acquisition of the Power Device Business had not been consummated and (2) Samsung Electronics had not received in cash the full purchase price for the Acquisition, in each case on or prior to April 23, 1999, Fairchild would have been required to redeem the notes (the "Special Redemption") at a redemption price (the "Special Redemption Price") of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon (subject to the right of holders of record on the relevant date to receive interest due on such date) to the date of redemption (the "Special Redemption Date"). We would have been required to cause the notice of the Special Redemption to be mailed on or prior to April 26, 1999 and we would have been required to redeem the notes on or prior to May 3, 1999, or, in the event that Fairchild was restricted by Korean law from redeeming the notes, we would have been required to redeem the notes on the earlier of (1) the fifth business day immediately following the date such restriction is no longer applicable and (2) July 1, 1999.


     Concurrently with the closing of the sale of the notes, Fairchild entered into an escrow agreement (the "Escrow Agreement") with United States Trust Company of New York, as escrow agent (the "Escrow Agent"), pursuant to which Fairchild deposited with the Escrow Agent, the net proceeds of the sale of the notes.


     Fairchild was only entitled to direct the Escrow Agent to release the escrowed funds in accordance with the provisions of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent was required to release the escrowed funds upon the satisfaction of certain conditions, including the presentation of an officer's certificate certifying that (1) the Acquisition of the Power Device Business has been consummated pursuant to the terms of the Business Transfer Agreement on or prior to April 23, 1999 and (2) following the release of the escrowed funds, such funds, together with the proceeds of other Transactions, will be applied by Fairchild in the manner described under "Sources and Uses of Proceeds."


     If the Escrow Agent had received a notice of Special Redemption pursuant to the terms of the notes, the Escrow Agent would have been required to liquidate the escrowed funds then held by it on or before the Special Redemption Date and release to the Paying Agent for the notes the escrowed funds in order to fund, in part, the Special Redemption Price on or prior to such date.



     Provisions relating to Fairchild's obligation to redeem the notes in the Special Redemption may not be waived or modified without the written consent of the holders of all the notes.


SELECTION AND NOTICE OF REDEMPTION


     If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.



     Notes redeemed in part will be redeemed only in principal amounts of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.



     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


GUARANTIES


     Fairchild International and each Subsidiary Guarantor will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. Each Subsidiary Guaranty will be limited as necessary to prevent such Subsidiary Guaranty from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors -- Fraudulent Conveyance Matters."


     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero.


     Pursuant to the indenture, Fairchild International or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Covenants -- Merger and Consolidation;" provided, however, that if such other Person is not Fairchild, Fairchild International's obligations under the Fairchild International Guaranty or such Subsidiary Guarantor's obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person.


     A Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty:

     (1) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor; or

     (2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;


in each case other than to Fairchild or an Affiliate of Fairchild and as permitted by the indenture.


RANKING

NOTES AND GUARANTIES VERSUS SENIOR INDEBTEDNESS.


     The indebtedness evidenced by the notes, the Fairchild International Guaranty and the Subsidiary Guaranties are the senior subordinated obligations of Fairchild, Fairchild International and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the notes and the payment of the Fairchild International Guaranty and any Subsidiary Guaranty is subordinate in right of payment, as set forth in the indenture, to the prior payment in full in cash when due of all Obligations with respect to Senior Indebtedness of Fairchild, Fairchild International or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of Fairchild, Fairchild International and such Subsidiary Guarantor under the Credit Agreement.


     As of May 30, 1999, after giving pro forma effect to the initial public offering of Fairchild International's Class A Common Stock and the application of the proceeds of such public offering:


     (1) the Senior Indebtedness of Fairchild would have been approximately $115.4 million, all of which would have been secured indebtedness under the Senior Credit Facilities;



     (2) the Senior Indebtedness of Fairchild International would have been approximately $115.4 million, consisting of the Fairchild International's senior guaranty of Fairchild's obligations under the Senior Credit Facilities; and



     (3) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $115.4 million, consisting of the Subsidiary Guarantors' senior guaranty of Fairchild's obligations under the Senior Credit Facilities.



     In addition, Fairchild would have had additional availability of $100.0 million for borrowings of Senior indebtedness under the Revolving Credit Facility. Although the indenture contains limitations on the amount of additional Indebtedness that Fairchild and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See
"-- Covenants -- Limitation on Indebtedness."

GUARANTIES VERSUS OTHER LIABILITIES OF SUBSIDIARIES.


     A portion of the operations of Fairchild are conducted through its subsidiaries. Some of Fairchild's domestic subsidiaries and all of its foreign subsidiaries, including Fairchild Korea, are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders, if any, of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of creditors of Fairchild, including holders of the notes, even if such obligations do not constitute Senior Indebtedness. The notes, the Fairchild International Guaranty and each Subsidiary Guaranty, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of such non-guarantor subsidiaries of Fairchild. See "Risk
Factors -- Subordination."



     As of May 30, 1999, the total liabilities of Fairchild's non-guarantor subsidiaries are $83.5 million. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of Fairchild's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See "-- Covenants -- Limitation on Indebtedness."


NOTES AND GUARANTIES VERSUS OTHER SENIOR SUBORDINATED INDEBTEDNESS.


     Only Indebtedness of Fairchild, Fairchild International or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes, the Fairchild International Guaranty and the relevant Subsidiary Guaranty in accordance with the provisions of the indenture. The notes, the Fairchild International Guaranty and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Fairchild, Fairchild International and the relevant Subsidiary Guarantor, respectively.



     Fairchild and each Subsidiary Guarantor have agreed in the indenture that they will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.


PAYMENT OF NOTES.


     We are not permitted to pay principal of, premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following (each, a "Payment Default") occurs:


     (1) any Obligations with respect to Senior Indebtedness are not paid in full when due; or

     (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;


unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes without regard to the foregoing if Fairchild and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.


     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to Fairchild) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:



     (1) by written notice to the Trustee and Fairchild from the Person or Persons who gave such Blockage Notice;


     (2) because no defaults continue in existence which would permit the acceleration of the maturity of any Designated Senior Indebtedness at such time; or

     (3) because such Designated Senior Indebtedness has been repaid in full in cash.


Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists, we are permitted to resume payments on the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.



     Upon any payment or distribution by Fairchild upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshalling of assets of Fairchild or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Fairchild or its property:


     (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations with respect to such Senior Indebtedness before the Noteholders are entitled to receive any payment or distribution; and


     (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear.


     If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.


     If payment of the notes is accelerated because of an Event of Default, we or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding at the time of such acceleration, neither Fairchild nor any Subsidiary Guarantor may pay the notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.


     The obligations of Fairchild International under the Fairchild International Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by Fairchild International or by a Subsidiary Guarantor pursuant to the Fairchild International Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Fairchild International or such Subsidiary Guarantor, as the case may be. The terms of the subordination provisions described above with respect to Fairchild's obligations under the notes apply equally to Fairchild International and a Subsidiary Guarantor and the obligations of Fairchild International and such Subsidiary Guarantor under the Fairchild International Guaranty or a Subsidiary Guaranty, as the case may be.



     By reason of the subordination provisions contained in the indenture, in the event of insolvency, creditors of Fairchild, Fairchild International or a Subsidiary Guarantor who are holders of Senior Indebtedness of Fairchild, Fairchild International or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of Fairchild who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.



     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance," if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.


BOOK-ENTRY, DELIVERY AND FORM


     The old notes were, and the new notes will be, issued in the form of one or more global notes (the "Global Note") deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.



     The Depository has advised Fairchild as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.



     Fairchild expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Note for all purposes of such notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.



     We will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.



     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants or indirect participants.



     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Fairchild will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


CERTIFICATED NOTES


     Subject to conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:



     (1) the Depository notifies Fairchild that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to appoint a qualified successor within 90 days;



     (2) we in our discretion at any time determine not to have all the notes represented by the Global Note; or



     (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.



     Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the

Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.


SAME-DAY PAYMENT


     The indenture requires us to make payments in respect of notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.


REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS


     We have agreed pursuant to the Registration Rights Agreement with the initial purchasers that we will, at our cost:



     (1) within 60 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission with respect to a registered offer (the "Registered Exchange Offer") to exchange the old notes for the new notes, which must have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);


     (2) use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date;


     (3) upon the effectiveness of the Exchange Offer Registration Statement, offer the new notes in exchange for surrender of the old notes; and



     (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the notes.



     For each old note surrendered to us pursuant to the Registered Exchange Offer, we will issue a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on such note, from the date of its original issue.



     In the event that (1) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect such a Registered Exchange Offer, (2) if for any other reason the Registered Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or
(3) if the initial purchasers so request with respect to notes not eligible to be exchanged for new notes in the Registered Exchange Offer, or (4) if any holder of notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable new notes in the Registered Exchange Offer, we will, at our cost:



     (1) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the notes or the new notes, as the case may be;


     (2) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and


     (3) keep the Shelf Registration Statement effective until the earlier of
         (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
         (c), (e), (f) and (h) of Rule 144 and (B) two years from the Issue
         Date.


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


     We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the notes or the new notes, as the case may be. A holder selling such notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including indemnification obligations).



     We will pay additional cash interest on the notes if:


     (1) on or prior to June 7, 1999 (60 days after the Issue Date), neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Securities and Exchange Commission;

     (2) on or prior to October 5, 1999 (180 days after the Issue Date), neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective; or


     (3) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to exceptions) in connection with resales of notes or new notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (3), a "Registration Default").



     Additional cash interest will accrue on the notes and the new notes at the rate of 0.50% per annum (increasing by 0.50% per annum at the end of each 90-day period thereafter) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured; provided, however, that in no event shall such additional interest exceed 2.0% per annum. Such interest is payable in addition to any other interest payable from time to time with respect to the notes and the new notes.



     All references in the indenture, in any context, to any amount of interest or any other amount payable on or with respect to any of the notes shall be deemed to include payment of any additional interest pursuant to the Registration Rights Agreement.


CHANGE OF CONTROL


     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that Fairchild repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):



     (1) prior to the earlier to occur of (A) the first public offering of common stock of Fairchild International or (B) the first public offering of common stock of Fairchild, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Fairchild, whether as a result of issuance of securities of Fairchild International or Fairchild, any merger, consolidation, liquidation or dissolution of Fairchild International or Fairchild, any direct or indirect transfer of securities by Fairchild International or otherwise (for purposes of this clause (1) and clauses (2) and (4) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified entity") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity); provided, however, that notwithstanding the foregoing, CVC shall be deemed to beneficially own a majority of the voting power of the Voting Stock of Sterling (or any successor) so long as CVC, employees, officers and directors of CVC and corporations, partnerships and other entities at least a majority of the equity in which is held in the aggregate by CVC and its employees, officers and directors hold in the aggregate no less than a majority of the economic interests in Sterling (or such successor);


     (2) after the earlier to occur of (A) the first public offering of common stock of Fairchild International or (B) the first public offering of the common stock of Fairchild, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Fairchild; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Fairchild than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);



     (3) individuals who on the Issue Date constituted the Board of Directors (together with any new directors (A) whose election by such Board of Directors or whose nomination for election by the stockholders of Fairchild was approved by a vote of a majority of the directors of Fairchild then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Stockholders' Agreement, as amended, modified or supplemented from time to time) cease for any reason to constitute a majority of the Board of Directors then in office; or



     (4) the merger or consolidation of Fairchild with or into another Person or the merger of another Person with or into Fairchild, or the sale of all or substantially all the assets of Fairchild to another Person (other than a Person that is controlled by the Permitted Holders), if the securities of Fairchild that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Fairchild are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.


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


     Within 30 days following any Change of Control (but subject to compliance with the immediately succeeding paragraph), Fairchild shall mail a notice to each Holder with a copy to the Trustee stating:



     (1) that a Change of Control has occurred and that such Holder has the right to require Fairchild to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);


     (2) the circumstances and relevant facts regarding such Change of Control;

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and


     (4) the instructions determined by Fairchild, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.



     If the terms of the Credit Agreement prohibit Fairchild from making the foregoing offer upon a Change of Control or from purchasing any notes pursuant thereto, prior to the mailing of the notice to Holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, Fairchild covenants to:


     (1) repay in full all indebtedness outstanding under the Credit Agreement or offer to repay in full all such indebtedness and repay the indebtedness of each lender who has accepted such offer; or


     (2) obtain the requisite consent under the Credit Agreement to permit the purchase of the notes as described above.



     Fairchild must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; provided, however, that Fairchild's failure to comply with the covenant described in the preceding sentence or to make a Change of Control offer because of any such failure shall constitute a Default described in clause (4) under " -- Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel Fairchild to purchase the notes unless Fairchild is able at the time to refinance all indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.



     Fairchild shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Fairchild shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.



     The Change of Control purchase feature is a result of negotiations between Fairchild and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The Credit Agreement will prohibit us from purchasing any notes, and also provides that the occurrence of change of control events with respect to Fairchild would constitute a default thereunder. In the event a Change of Control occurs at a time when Fairchild is prohibited from purchasing notes, Fairchild could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Fairchild does not obtain such a consent or repay such borrowings, Fairchild will remain prohibited from purchasing notes. In such case, Fairchild's failure to comply with this covenant would constitute a Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture would likely restrict payment to the Holders of notes.



     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.



COVENANTS



     The indenture contains covenants including, among others, the following:



     Limitation on Indebtedness. (a) Fairchild shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness except that Fairchild may Incur Indebtedness if, after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.



     (b) Notwithstanding the foregoing paragraph (a), Fairchild and its Restricted Subsidiaries may Incur the following Indebtedness:



      (1) Indebtedness of Fairchild or any Restricted Subsidiary Incurred pursuant to the Revolving Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (A) $100.0 million and (B) the sum of 50% of the book value of the inventory of Fairchild and its Restricted Subsidiaries and 65% of the book value of the accounts receivables of Fairchild and its Restricted Subsidiaries;



      (2) Indebtedness of Fairchild Incurred pursuant to the Term Loan Facilities; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $310.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from any permitted Refinancings thereof);



      (3) Indebtedness of Fairchild or any Restricted Subsidiary owed to and held by Fairchild or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Fairchild or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;



      (4) Indebtedness of Fairchild or any Restricted Subsidiary owed to and held by any Restricted Subsidiary (other than a Wholly Owned Subsidiary); provided, however, that (A) any such

          Indebtedness shall be unsecured Subordinated Obligations of Fairchild or such Restricted Subsidiary, as applicable, and (B) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Fairchild, a Wholly Owned Subsidiary or another Restricted Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;



      (5) Indebtedness consisting of the notes and the new notes (other than Additional Notes) and the Purchase Price Note;


      (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this covenant);

      (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5), (6) or this clause (7);


      (8) Hedging Obligations of Fairchild or any Restricted Subsidiary under or with respect to Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation;



      (9) Indebtedness of Fairchild or any Restricted Subsidiary in respect of performance bonds and surety or appeal bonds entered into by Fairchild and the Restricted Subsidiaries in the ordinary course of their business;


     (10) Indebtedness consisting of the Subsidiary Guaranties and the Guarantees of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (5), (6) and (7) above and (15) below;


     (11) Indebtedness of Fairchild or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within five business days of Incurrence;



     (12) Indebtedness consisting of Capital Lease Obligations in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $15.0 million; provided, however, that the assets subject to the related capital lease are not owned or used by Fairchild or any Restricted Subsidiary on the Issue Date or the Acquisition Closing Date;



     (13) Indebtedness of Fairchild or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of Fairchild or any Restricted Subsidiary in a principal amount not to exceed the gross proceeds actually received by Fairchild or any Restricted Subsidiary in connection with such disposition;



     (14) Indebtedness of a Foreign Subsidiary Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment, in each case incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that, except in the case of the Incurrence of any such Refinancing Indebtedness, at the time of the Incurrence of such Indebtedness and after giving effect thereto, (A) Fairchild would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) above and (B) the aggregate amount of all Indebtedness Incurred pursuant to this clause (14) and then outstanding (including any such Refinancing Indebtedness) shall not exceed 20% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Incurrence; and

     (15) Indebtedness of Fairchild in an aggregate principal amount which, together with all other Indebtedness of Fairchild and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph
          (a) above) does not exceed $50.0 million.



     (c) Notwithstanding the foregoing, Fairchild shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes or the relevant Subsidiary Guaranty, as applicable, to at least the same extent as such Subordinated Obligations.



     (d)  For purposes of determining compliance with the foregoing covenant,
(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Fairchild, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.



     (e) Notwithstanding paragraphs (a) and (b) above, Fairchild shall not, and shall not permit any Subsidiary Guarantor to, Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of Fairchild or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (2) any Secured Indebtedness (other than trade payables incurred in the ordinary course of business) that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.



     Limitation on Restricted Payments. (a) Fairchild shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Fairchild or such Restricted Subsidiary makes such Restricted Payment:


     (1) a Default shall have occurred and be continuing (or would result therefrom);


     (2) Fairchild is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or


     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:


        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of Fairchild shall be provided to the Noteholders pursuant to the indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);



        (B) the aggregate Net Cash Proceeds received by Fairchild from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Fairchild and other than an issuance or sale to an employee stock ownership plan or to a trust established by Fairchild or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Fairchild or any Subsidiary or Indebtedness Guaranteed by Fairchild or any Subsidiary);


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


        (C) the amount by which Indebtedness of Fairchild or any Restricted Subsidiary is reduced on Fairchild's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Fairchild) subsequent to the Issue Date of any Indebtedness of Fairchild or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Fairchild (less the amount of any cash, or the fair value of any other property, distributed by Fairchild or any Restricted Subsidiary upon such conversion or exchange); and



        (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to Fairchild or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Fairchild's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Fairchild or any Restricted Subsidiary in such Unrestricted Subsidiary.


     (b)  The provisions of the foregoing paragraph (a) shall not prohibit:


     (1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Fairchild (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Fairchild or an employee stock ownership plan or to a trust established by Fairchild or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Fairchild or any Subsidiary of Fairchild or Indebtedness Guaranteed by Fairchild or any Subsidiary of Fairchild); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;


     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;


     (3) any purchase or redemption of Disqualified Stock of Fairchild or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of Fairchild or a Restricted Subsidiary which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;


     (4) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales or Assets and Subsidiary Stock;" provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;


     (5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "-- Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of

         Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) Fairchild would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments;


     (6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;


     (7) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of Fairchild or any of its Subsidiaries from employees, former employees, directors or former directors of Fairchild or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed the sum of $7.0 million and the Net Cash Proceeds from the sale of Capital Stock to members of management or directors of Fairchild and its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above); provided further, however, that (A) such repurchases shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;



     (8) dividends or advances to Fairchild International in an amount necessary to pay holding company expenses, such amount not to exceed $500,000 in any fiscal year of Fairchild; provided, however, that such dividends and advances shall be excluded in the calculation of the amount of Restricted Payments; or


     (9) Restricted Payments not exceeding $25.0 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and
         (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.


     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. Fairchild shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Fairchild or a Restricted Subsidiary or pay any Indebtedness owed to Fairchild, (b) make any loans or advances to Fairchild or (c) transfer any of its property or assets to Fairchild, except:


     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, or, in the case of the Credit Agreement, as in effect on the Acquisition Closing Date;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to

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         the date on which such Restricted Subsidiary was acquired by Fairchild
         (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Fairchild) and outstanding on such date;


     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or
         (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

     (7) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the Acquisition Closing Date.


     Limitation on Sales of Assets and Subsidiary Stock. (a) Fairchild shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:



     (1) Fairchild or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;



     (2) at least 85% of the consideration thereof received by Fairchild or such Restricted Subsidiary is in the form of cash or cash equivalents; and



     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Fairchild (or such Restricted Subsidiary, as the case may be)



        (A) first, to the extent Fairchild elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to Fairchild or an Affiliate of Fairchild) within one year from the later of the date of such Asset Disposition and the receipt of such Net Available Cash;



        (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Fairchild elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition and the receipt of such Net Available Cash;



        (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness designated by Fairchild) to purchase


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            notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the indenture; and



        (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by Fairchild or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of Fairchild (other than Indebtedness owed to an Affiliate of Fairchild) or Indebtedness of any Subsidiary (other than Indebtedness owed to Fairchild or an Affiliate of Fairchild);



in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, Fairchild or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Fairchild and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or used to reduce loans outstanding under any revolving credit facility.



     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of Fairchild or any Restricted Subsidiary and the release of Fairchild or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by Fairchild or any Restricted Subsidiary from the transferee that are promptly converted by Fairchild or such Restricted Subsidiary into cash.



     (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Subordinated Indebtedness) pursuant to clause
         (a)(3)(C) above, Fairchild will be required to purchase notes tendered pursuant to an offer by Fairchild for the notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Fairchild will be required to apply the remaining Net Available Cash in accordance with clause (a)(3)(D) above. If the aggregate purchase price of the notes (and any other Senior Subordinated Indebtedness) tendered exceeds the Net Available Cash allotted to the purchase thereof, Fairchild will select the notes (and any other Senior Subordinated Indebtedness) to be purchased on a pro rata basis but in denominations of $1,000 or multiples thereof. Fairchild shall not be required to make such an offer to purchase the notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).



     (c) Fairchild shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Fairchild shall comply with the applicable


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

         securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.


     Limitation on Affiliate Transactions. (a) Fairchild shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Fairchild (an "Affiliate Transaction") unless the terms thereof:



     (1) are no less favorable to Fairchild or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;


     (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (A) are set forth in writing and (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and


     (3) if such Affiliate Transaction involves as amount in excess of $10.0 million, have been determined by (A) a nationally recognized investment banking firm to be fair, from a financial standpoint, to Fairchild and its Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making such determinations to be on terms that are not less favorable to Fairchild and its Restricted Subsidiaries than the terms that could be obtained in an arms-length transaction from a Person that is not an Affiliate of Fairchild.


        (b) The provisions of the foregoing paragraph (a) shall not prohibit;

     (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments;"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;


     (3) the grant of stock options or similar rights to employees and directors of Fairchild pursuant to plans approved by the Board of Directors;



     (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of Fairchild or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;



     (5) reasonable fees, compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of Fairchild or any Subsidiary in the ordinary course of business;



     (6) any Affiliate Transaction between Fairchild and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;



     (7) any Affiliate Transaction with National Semiconductor pursuant to written agreements in effect on the Issue Date and as amended, renewed or extended from time to time; provided, however, that any such amendment, renewal or extension shall not contain terms which are materially less favorable to Fairchild than those in the agreements in effect on the Issue Date; and



     (8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Fairchild.



     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Fairchild shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:


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


     (1) to Fairchild or a Wholly Owned Subsidiary;



     (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Fairchild nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;


     (3) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition; or

     (4) directors' qualifying shares.


     Merger and Consolidation. Fairchild shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:



     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Fairchild) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Fairchild under the notes and the indenture;


     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"


     (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Fairchild immediately prior to such transaction; and



     (5) Fairchild shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and any supplemental indenture comply with the indenture;



provided, however, that clauses (3) and (4) above shall not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose and effect of such transaction is to change the jurisdiction of incorporation of Fairchild.



     The Successor Company shall be the successor to Fairchild and shall succeed to, and be substituted for, and may exercise every right and power of, Fairchild under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.



     Fairchild will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:


     (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the

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

         District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and


     (3) Fairchild delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.



     The provisions of clauses (1) and (2) above shall not apply to any one or more transactions which constitute an Asset Disposition if Fairchild has complied with the applicable provisions of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" above.



     Pursuant to the indenture, Fairchild International will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:


     (1) the resulting, surviving or transferee Person (if not Fairchild International) shall be a Person organized and existing under the laws of the jurisdiction under which Fairchild International was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of Fairchild International, if any, under the Fairchild International Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and


     (3) Fairchild delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.



     Future Guarantors. In the event that, after the Issue Date, any Restricted Subsidiary (other than a Foreign Subsidiary) (1) Incurs any Indebtedness pursuant to paragraph (a) or pursuant to clause (1) or (10) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness" above and (2) until the termination of the Credit Agreement, either has Guaranteed or will as a result of such Incurrence be required to Guarantee any Obligations under the Credit Agreement, Fairchild shall cause such Restricted Subsidiary to Guarantee the notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth in the indenture and shall cause all Indebtedness of such Restricted Subsidiary owing to Fairchild or any other Subsidiary of Fairchild and not previously discharged to be converted into Capital Stock of such Restricted Subsidiary (other than Disqualified Stock).


     Securities and Exchange Commission Reports. Whether or not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the Securities and Exchange Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections at the times specified for such filings under such Sections. However, we will not be required to file any reports, documents or other information if the Securities and Exchange Commission will not accept such a filing.

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DEFAULTS

     Each of the following is an Event of Default:


     (1) a default in the payment of interest on the notes when due, continued for 30 days;



     (2) a default in the payment of principal of any note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;



     (3) the failure by Fairchild or Fairchild International to comply with its obligations under "-- Covenants -- Merger and Consolidation" above;



     (4) the failure by Fairchild to comply for 30 days after notice with any of its obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase the notes) or under "-- Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," " -- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase the notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Future Guarantors" or "-- Securities and Exchange Commission Reports;"



     (5) the failure by Fairchild to comply for 60 days after notice with its other agreements contained in the indenture;



     (6) Indebtedness of Fairchild or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");



     (7) certain events of bankruptcy, insolvency or reorganization of Fairchild or a Significant Subsidiary (the "bankruptcy provisions");



     (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against Fairchild or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or


     (9) the Fairchild International Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Fairchild International Guaranty or such Subsidiary Guaranty) or Fairchild International or any Subsidiary Guarantor denies or disaffirms its obligations under the Fairchild International Guaranty or its Subsidiary Guaranty, as the case may be.


     However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify Fairchild of the default and Fairchild does not cure such default within the time specified after receipt of such notice.



     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that if upon such declaration there are any amounts outstanding under the Credit Agreement and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by Fairchild and the Representative under the Credit Agreement of such declaration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Fairchild occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.



     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:


      (1) such holder has previously given the Trustee notice that an Event of Default is continuing;


      (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;


      (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

      (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and


      (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.



     Subject to restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.



     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, Fairchild is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Fairchild also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Fairchild is taking or proposes to take in respect thereof.


AMENDMENTS AND WAIVERS


     Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:



      (1) reduce the amount of notes whose holders must consent to an amendment;



      (2) reduce the rate of or extend the time for payment of interest on any note;



      (3)  reduce the principal of or extend the Stated Maturity of any note;

      (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;



      (5)  make any note payable in money other than that stated in the note;



      (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;


      (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;


      (8) make any change to the subordination provisions of the indenture that would adversely affect the Noteholders;


      (9) make any change in the Fairchild International Guaranty or any Subsidiary Guaranty that would adversely affect the Noteholders; or

     (10) make any change in the provisions described under "-- Escrow of Offering Proceeds; Special Redemption" above.


     Without the consent of any holder of the notes, Fairchild and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Fairchild under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes, to release a Subsidiary Guaranty when permitted by the indenture, to secure the notes, to add to the covenants of Fairchild for the benefit of the holders of the notes or to surrender any right or power conferred upon Fairchild, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.



     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.



     After an amendment under the indenture becomes effective, Fairchild is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.


TRANSFER


     The old notes were and the new notes will be issued in registered form and are transferable only upon the surrender of the notes being transferred for registration of transfer. Fairchild may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.


DEFEASANCE


     Fairchild at any time may terminate its obligations under the notes and the indenture ("legal defeasance"), including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar


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and paying agent in respect of the notes. Fairchild at any time may terminate its obligations under "-- Change of Control" and under the covenants described under "-- Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "-- Covenants -- Merger and Consolidation" above ("covenant defeasance").



     Fairchild may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Fairchild exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Fairchild exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of Fairchild to comply with clause (3) or (4) of the first paragraph under "-- Covenants -- Merger and Consolidation" above or the failure of Fairchild International to comply with the limitation under the fifth paragraph under "-- Covenants -- Merger and Consolidation" above. If Fairchild exercises its legal defeasance option or its covenant defeasance option, Fairchild International and each Subsidiary Guarantor will be released from all of its obligations with respect to the Fairchild International Guaranty or its Subsidiary Guaranty, as the case may be.



     In order to exercise either defeasance option, Fairchild must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).


CONCERNING THE TRUSTEE


     United States Trust Company of New York is the Trustee under the indenture and has been appointed by Fairchild as Registrar and Paying Agent with regard to the notes.



     The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.


GOVERNING LAW


     The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.



DEFINITIONS



     "Acquisition Closing Date" means the date Fairchild consummates the Acquisition of the Power Device Business from Samsung Electronics.


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     "Additional Assets" means (1) any property or assets (other than
Indebtedness and Capital Stock) in a Related Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Fairchild or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.



     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Covenants -- Limitation on Restricted Payments," "-- Covenants -- Limitation on Affiliate Transactions" and "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Fairchild or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.



     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Fairchild or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Fairchild or a Restricted Subsidiary), (2) all or substantially all the assets of any division or line of business of Fairchild or any Restricted Subsidiary or (3) any other assets of Fairchild or any Restricted Subsidiary outside of the ordinary course of business of Fairchild or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (x) a disposition by a Restricted Subsidiary to Fairchild or by Fairchild or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Covenants -- Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $100,000).



     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).


     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Banks" has the meaning specified in the Credit Agreement.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.


     "Board of Directors" means the Board of Directors of Fairchild or any committee thereof duly authorized to act on behalf of such Board.


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     "Business Day" means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.


     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of Fairchild shall be provided to the Noteholders pursuant to the indenture) prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:



     (1) if Fairchild or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;



     (2) if Fairchild or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Fairchild or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;



     (3) if since the beginning of such period Fairchild or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Fairchild or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Fairchild and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly


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


         attributable to the Indebtedness of such Restricted Subsidiary to the extent Fairchild and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);



     (4) if since the beginning of such period Fairchild or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and



     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Fairchild or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or
         (4) above if made by Fairchild or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.



     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Fairchild. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).



     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of Fairchild and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (1) all intercompany items between Fairchild and any Restricted Subsidiary and (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.



     "Consolidated Interest Expense" means, for any period, the total interest expense of Fairchild and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Fairchild or its Restricted Subsidiaries, without duplication:


      (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

      (2) amortization of debt discount and debt issuance cost;

      (3) capitalized interest;

      (4) non-cash interest expenses;

      (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      (6) net costs associated with Hedging Obligations involving any Interest Rate Agreement (including amortization of fees);


      (7) Preferred Stock dividends accrued by consolidated Restricted Subsidiaries in respect of all Preferred Stock held by Persons other than Fairchild or a Restricted Subsidiary;


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

      (8) interest incurred in connection with Investments in discontinued operations;


      (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Fairchild or any Restricted Subsidiary; and



     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Fairchild) in connection with Indebtedness Incurred by such plan or trust.



     "Consolidated Net Income" means, for any period, the net income of Fairchild and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:



     (1) any net income of any Person (other than Fairchild) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (4) below, Fairchild's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Fairchild or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) Fairchild's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;



     (2) any net income (or loss) of any Person acquired by Fairchild or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;



     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Fairchild, except that (A) subject to the exclusion contained in clause (4) below, Fairchild's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restrictions during such period to Fairchild or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Fairchild's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;



     (4) any gain (or loss) realized upon the sale or other disposition of any assets of Fairchild or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;


     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles.


     (7) Notwithstanding the foregoing, for the purposes of the covenant described under "-- Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Fairchild or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


     "Consolidated Net Tangible Assets" as of any date of determination means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance

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


sheet of Fairchild and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:



     (1) minority interests in consolidated Subsidiaries held by Persons other than Fairchild or a Restricted Subsidiary;


     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

     (3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (5) treasury stock;

     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Unrestricted Subsidiaries.


     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Fairchild and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Fairchild ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (1) the par or stated value of all outstanding Capital Stock of Fairchild plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.



     "Credit Agreement" means (1) prior to the Acquisition Closing Date, the Credit Agreement, as amended, dated as of March 11, 1997, by and among Fairchild International, Fairchild, certain of its Subsidiaries, the lenders referred to therein, Bankers Trust Company, as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Canadian Imperial Bank of Commerce, as Documentation Agent, together with the related documents thereto and (2) on or after the Acquisition Closing Date, the Credit Agreement to be entered into by and among Fairchild International, Fairchild, certain of its Subsidiaries, the lenders referred to therein and Credit Suisse First Boston, as Administrative Agent, together with the related documents thereto (including without limitation the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.


     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or beneficiary.

     "CVC" means Citicorp Venture Capital Ltd.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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


     "Designated Senior Indebtedness" means (1) the Bank Indebtedness; provided, however, that Bank Indebtedness outstanding under any Credit Agreement that Refinanced in part, but not in whole, the previously outstanding Bank Indebtedness shall only constitute Designated Senior Indebtedness if it meets the requirements of succeeding clause (2); and (2) any other Senior Indebtedness of Fairchild which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by Fairchild in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.



     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" and under "-- Covenants -- Limitation on Sales of Assets and Subsidiary Stock."


     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:


     (1) all income tax expense of Fairchild and its consolidated Restricted Subsidiaries;



     (2) depreciation expense of Fairchild and its consolidated Restricted Subsidiaries;



     (3) amortization expense of Fairchild and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and



     (4) all other non-cash charges of Fairchild and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);



in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Fairchild by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fairchild International" means Fairchild Semiconductor International, Inc., a Delaware corporation, and any successor corporation.


     "Fairchild International Guaranty" means the Guarantee by Fairchild International of Fairchild's obligations with respect to the notes contained in the indenture.


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

     "Foreign Subsidiary" means any Restricted Subsidiary not created or organized in the United States or any state thereof and that conducts substantially all its operations outside of the United States.


     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.


     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which Fairchild International or a Subsidiary Guarantor becomes subject to the applicable terms and conditions of the indenture.


     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.


     "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.


     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
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

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in accordance with GAAP.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.


     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Covenants -- Limitation on Restricted Payments;"



     (1) "Investment" shall include the portion (proportionate to Fairchild's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Fairchild at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Fairchild shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to
         (x) Fairchild's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Fairchild's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.


     "Issue Date" means the date on which the notes are originally issued.


     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and


     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Fairchild or any Restricted Subsidiary after such Asset Disposition.


     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.


     "Permitted Holders" means (1) CVC, (2) any officer, employee or director of CVC or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, (3) any officer, employee or director of Fairchild International, Fairchild or any Subsidiary or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, and (4) in the case of any individual, any Permitted Transferee of such individual (as defined in the Stockholders Agreement), except a Permitted Transferee by virtue of Section 3.4(b)(iv) thereof; provided, however, that in no event shall individuals collectively be deemed to be "Permitted Holders" with respect to more than 30% of the total voting power of Fairchild International or Fairchild.



     "Permitted Investment" means an Investment by Fairchild or any Restricted Subsidiary in:


     (1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

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


     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Fairchild or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;


     (3) Temporary Cash Investments;


     (4) receivables owing to Fairchild or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionaire trade terms as Fairchild or any such Restricted Subsidiary deems reasonable under the circumstances;


     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;


     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Fairchild or such Restricted Subsidiary;



     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Fairchild or any Restricted Subsidiary or in satisfaction of judgments;



     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--
         Covenants -- Limitation on Sales of Assets and Subsidiary Stock;" and


     (9) so long as no Default shall have occurred and be continuing (or result therefrom), any Person engaged in a Related Business in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (9) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed $30.0 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.



     "Public Equity Offering" means an underwritten primary public offering of common stock of (1) Fairchild or (2) Fairchild International (to the extent the proceeds thereof are contemporaneously contributed to Fairchild), in each case pursuant to an effective registration statement under the Securities Act.



     "Purchase Price Note" means the promissory note, not to exceed $455.0 million, of Fairchild and Fairchild Korea to be issued to Samsung Electronics on the Acquisition Closing Date for the purchase price of the Power Device Business.


     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.


     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Fairchild or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of Fairchild or (y) Indebtedness of Fairchild or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.



     "Related Business" means any business related, ancillary or complementary to the businesses of Fairchild and the Restricted Subsidiaries on the Issue Date.



     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of Fairchild; provided, however, that if and for so long as any Senior Indebtedness lacks such a representative, then the Representative for such Senior Indebtedness shall at all times be the holders of a majority in outstanding principal amount of such senior Indebtedness.


     "Restricted Payment" with respect to any Person means:


     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Fairchild or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));



     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Fairchild held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Fairchild (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Fairchild that is not Disqualified Stock);


     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

     (4) the making of any Investment in any Person (other than a Permitted Investment).


     "Restricted Subsidiary" means any Subsidiary of Fairchild that is not an Unrestricted Subsidiary.


     "Revolving Credit Facilities" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces, in whole or in part, any such revolving credit facility.


     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Fairchild or a Restricted Subsidiary transfers such property to a Person and Fairchild or a Restricted Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of Fairchild secured by a Lien.



     "Senior Indebtedness" of any Person means all (1) Bank Indebtedness of or guaranteed by such Person, whether outstanding on the Issue Date or thereafter Incurred, and (2) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, including interest thereon, in respect of (A) Indebtedness for money borrowed, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) Hedging Obligations, unless, in the case of (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the obligations under the notes; provided, however, that Senior Indebtedness shall not include (i) any obligation of such Person to any subsidiary of such Person, (ii) any liability for Federal, state, local or other taxes owed or owing by such Person, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior by its terms to any other Indebtedness or other obligation of such Person (including, in the case of Fairchild, the notes and 10 1/8% Senior Subordinated Notes Due 2007 and, in the case of Fairchild International, its 11.74% Subordinated Note due March 14, 2008 and 12.5% Subordinated PIK Note due February 1, 2008) or (v) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture (but as to any such Indebtedness under the Credit Agreement, no such violation shall be deemed to exist if the Representative of the Lenders thereunder shall have received an officers' certificate of Fairchild to the effect that the issuance of such Indebtedness does not violate such covenant and setting forth in reasonable detail the reasons therefor).



     "Senior Subordinated Indebtedness" means (1) with respect to Fairchild, the notes, the 10 1/8% Senior Subordinated Notes and any other Indebtedness of Fairchild that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Fairchild which is not Senior Indebtedness of Fairchild and (2) with respect to Fairchild International or a Subsidiary Guarantor, their respective Guarantees of the notes, the 10 1/8% Senior Subordinated Notes and any other Indebtedness of such Person that specifically provides that such Indebtedness rank pari passu with such Guaranty in respect of payment and is not subordinated by its terms in respect of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person; provided, however, that Senior Subordinated Indebtedness shall not include, in the case of Fairchild International, the 11.74% Subordinated Note due March 14, 2008.



     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Fairchild within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.


     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Stockholders' Agreement" means the Securities Purchase and Holders Agreement among the stockholders of Fairchild International, as in effect on the Issue Date.


     "Subordinated Obligation" means any Indebtedness of Fairchild or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to, in the case of Fairchild, the notes or, in the case of such Subsidiary Guarantor, its Subsidiary Guaranty, pursuant to a written agreement to that effect.


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

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.


     "Subsidiary Guarantor" means Fairchild Semiconductor Corporation of California and any other subsidiary of Fairchild that Guarantees Fairchild's obligations with respect to the notes.



     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of Fairchild's obligations with respect to the notes.


     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;


     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Fairchild) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and


     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Term Loan Facilities" means the term loan facilities contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.


     "Unrestricted Subsidiary" means (1) any Subsidiary of Fairchild that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Fairchild (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Fairchild or any other Subsidiary of Fairchild that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Fairchild could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.


     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.


     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Fairchild or one or more Wholly Owned Subsidiaries.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion summarizes the material United States federal income tax consequences of the exchange offer to a holder of old notes that is an individual citizen or resident of the United States or a United States corporation that purchased the old notes pursuant to their original issue. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the old notes, and the new notes received in exchange for the old notes, that are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code by U.S. holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the old notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the exchange offer.



     This section does not purport to deal with all aspects of federal income taxation that may be relevant to an investor's decision to exchange old notes for new notes. Each investor should consult with its own tax advisor concerning the application of the federal income tax laws and other tax laws to its particular situation before determining whether to exchange old notes for new notes.


THE EXCHANGE OFFER


     The exchange of old notes in the exchange offer should be treated as a continuation of the corresponding old notes because the terms of the new notes are not materially different from the terms of the old notes. Accordingly, such exchange should not constitute a taxable event to U.S. holders, and therefore:



     - no gain or loss should be realized by U.S. holders upon receipt of a new note;



     - the holding period of the new note should include the holding period of the old note for which the new note was exchanged; and



     - the adjusted tax basis of the new note should be the same as the adjusted tax basis of the old note for which the new note was exchanged immediately before the exchange.


STATED INTEREST


     Stated interest on a note will be taxable to a U.S. holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for federal income tax purposes. The notes are not considered to have been issued with original issue discount for federal income tax purposes.


SALE, EXCHANGE OR RETIREMENT OF THE NOTES


     A U.S. holder's tax basis in a note generally will be its cost. A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the note. Gain or loss recognized on the sale, exchange or retirement of a note (excluding amounts received in respect of accrued interest which will be taxable as ordinary interest income) generally will be capital gain or loss, and will be long-term capital gain or loss if the note was held for more than one year.


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

BACKUP WITHHOLDING


     A U.S. holder of a note may be subject to "backup withholding" at a 31% rate with respect to payments of interest on a note or the gross proceeds from the disposition of a note.



     This withholding generally applies if the U.S. holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain circumstances. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's federal income tax liability, provided that the required information is furnished to the IRS. Corporations and other entities described in the Internal Revenue Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until                , 1999 (90 days after the date of
this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.



     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


     Legal matters with respect to the validity of the new notes offered hereby will be passed upon for us by Dechert Price & Rhoads, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Fairchild Semiconductor Corporation as of May 31, 1998 and May 30, 1999, and for each of the years in the three-year period ended May 30, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the May 30, 1999 consolidated financial statements of Fairchild Semiconductor Corporation contains an explanatory paragraph that states that Fairchild Semiconductor Corporation changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

     The consolidated financial statements and schedule of Fairchild Semiconductor International Inc. as of May 31, 1998 and May 30, 1999, and for each of the years in the three-year period ended May 30, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KMPG LLP covering the May 30, 1999 consolidated financial statements of Fairchild Semiconductor International, Inc. contains an explanatory paragraph that states that Fairchild Semiconductor International, Inc. changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

     The audited financial statements of the power device business included in this prospectus have been audited by Samil Accounting Corporation, independent certified public accountants, whose report thereon appears herein. Such financial statements have been so included in reliance upon the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Raytheon Semiconductor, Inc. as of December 31, 1997 and for the year then ended, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     As a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13(th) Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."



     Our duty to file supplementary and periodic information, documents and reports under the Exchange Act shall be automatically suspended as to our fiscal year beginning December 27, 1999. Accordingly, we will cease to file supplementary and periodic information, documents and reports for our fiscal year beginning December 27, 1999.



     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (File No. 333-78665). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information with respect to our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.


     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Fairchild Semiconductor Corporation
333 Western Avenue, Mail Stop 01-00
South Portland, ME 04106
Telephone: (207) 775-8100

                                    GLOSSARY

ABT........................  Advanced BiCMOS Technology.

ALS........................  Advanced Low Power Schottky.

Application Specific
Standard Product...........  A standard integrated circuit designed for a specific product or application, such as a VCR, stereo or microwave.

BiCMOS.....................  BiCMOS is a hybrid of CMOS and bipolar technologies developed to combine the high speed characteristics of bipolar technologies with the low power consumption and high integration of CMOS technologies.

Bipolar....................  A manufacturing process that uses two opposite electrical poles to build semiconductors.

CD4K.......................  Metal Gate Logic.

CMOS.......................  Complementary Metal Oxide Semiconductor. Currently
                             the most common integrated circuit fabrication process technology, CMOS is one of the latest fabrication techniques to use metal oxide semiconductor transistors.

Die........................  A piece of a semiconductor wafer containing the circuitry of a single chip.

Diode......................  An electronic device that allows current to flow in only one direction.

Discrete...................  A single individually packaged component.

DMOS.......................  Diffused Metal Oxide Semiconductor. A process technology used in power discrete fabrication.

ECL........................  Emitter Coupled Logic.

EEPROM.....................  Electrically Erasable and Programmable Read-Only
                             Memory. A form of non-volatile memory that can be erased electronically before being reprogrammed.

EPROM......................  Electrically Programmable Read-Only Memory.
                             Non-volatile memory which may be erased by exposure to ultraviolet light and which can be reprogrammed only by an external programming unit.

Fab........................  The facility that fabricates the wafer.

FACT(TM)...................  Fairchild Advanced CMOS Technology. FACT(TM)
                             enhances connections between products, permitting faster speeds at higher powers.

FAST(R)....................  Fairchild Advanced Schottky Technology. FAST(R)
                             enhances connections between products, permitting low power consumption at lower speeds.

FET........................  Field Effect Transistor.

Flash Memory...............  A type of non-volatile memory, similar to an EEPROM in that it is erasable and reprogrammable. The difference is that it must be erased and reprogrammed in sectors, not individual bits.

Foundry....................  A wafer fabrication plant that manufactures silicon for another business.

GFI........................  Ground Fault Interruptors.

GTL........................  Gunning Transceiver Logic.

HV MOSFET..................  High Voltage MOSFET.

IGBT.......................  Insulated Gate Bipolar Transistor. A semiconductor within an electronic switch, an IGBT operates at high voltages.

Input-output interface.....  A connection in electronic equipment allowing circuits to connect more efficiently, such as increasing speed by reducing power.

Integrated Circuit.........  A combination of two or more transistors on a base material, usually silicon. All semiconductor chips, including memory chips and logic chips, are just very complicated integrated circuits with thousands of transistors.

LAN........................  Local Area Network. A local area network links many nearby computers so that they may communicate and share information. For example, an office network is often LAN.

Lead Frames................  A conductive frame that brings the electrical signals to and from the die.

Logic Product..............  A product that contains digital integrated circuits that move and shape, rather than store,
                             information.

LS.........................  Low Power Schottky.

LVT........................  Low Voltage Technology. Low voltage technology enhances connections between products, permitting circuits at different voltages to interface.

Mask.......................  A piece of glass on which an integrated circuit's circuitry design is laid out. Integrated circuits may require up to 20 different layers of design, each with its own mask. In the integrated circuit production process, a light shines through the mask leaving an image of the design on the wafer. Also known as a reticle.

Mb.........................  Mega Bit. One million (or 1,048,576) bits as a unit of data size or memory capacity.

Memory.....................  A group of integrated circuits that a computer uses to store data and programs, such as ROM, RAM, DRAM, SRAM, EEPROM and EPROM.

Micron.....................  1/25,000 of an inch. Circuity on an integrated circuit typically follows lines that are less than one micron wide.

MOS........................  Metal Oxide Semiconductor.

MOSFET.....................  Metal Oxide Semiconductor FET. A semiconductor within an electronic switch, a MOSFET operates at mid-range voltages.

Motherboard................  The main piece of circuitry inside a PC.

Non-volatile Memory........  Memory products which retain their data content without the need for constant power supply.

Op Amp.....................  Operational Amplifier.

Package....................  A protective case that surrounds the die, consisting of a plastic housing and a lead frame.

PC.........................  Personal Computer.

Planar Technology..........  By the later 1950s, transistors were made in batches through a simple photolithographic technique known as the mesa process. This process, which led directly to the creation of the commercially viable integrated circuit, is a form of contact printing.

                             A cross section of a typical mesa transistor resembles a mesa of silicon squatting on top of a foundation of silicon. The three essential parts of a transistor are all there: the base is the mesa, the collector is the foundation, and the emitter is a tiny piece of doped silicon embedded in the base. To fabricate a mesa transistor, a flat wafer of silicon was doped with either positive ions or electrons, covered with a photomask (a photographic plate), exposed to ultraviolet light and then immersed in an acid bath, which etched away the exposed area around the mesa.

                             For all the manufacturing benefits brought about by the mesa process, it had two major drawbacks: the mesa was susceptible to both physical harm and contamination, and the process did not lend itself to the making of resistors. Then Jean Hoerni, a Swiss physicist and one of Fairchild Semiconductor's founders, invented an ingenious way around these obstacles by creating a flat, or planar, transistor.

                             Instead of mounting the mesa, or base, on top of a foundation of silicon, he diffused it into the foundation, which served as the collector. Next he diffused the emittor into the base. (The base was composed of negatively doped silicon, the collector and emitor of positively doped silicon; the first planar device was thus a pnp transistor.) Then he covered the whole thing with a protective coating of silicon dioxide, an insulator, leaving certain areas in the base and the emitter uncovered. He diffused a thin layer of aluminum into these areas, thereby creating "wires" that hooked the device up to the outside (this was the idea of his colleague and Fairchild Semiconductor's co-founder, Robert Noyce). The result was a durable and reliable transistor, and the all-important breakthrough that made commercial production of integrated circuits possible.

Plug and Play..............  A protocol that supports automated configuration of add on cards.

Power Discrete.............  A discrete device that converts, switches or conditions electricity.

PROM.......................  Programmable Read-Only Memory. Similar to ROM in
                             that once programmed it can be "read only" and not changed. Programmable ROM means that customers can program the integrated circuits themselves, so that the integrated circuit need not be programmed when it is manufactured. The programming is possible because of a series of fuses in the circuitry that can be selectively blown to create a unique type of data.

RAM........................  Random Access Memory. A type of volatile memory, forming the main memory of a computer where applications and files are run.

ROM........................  Read-Only Memory. Memory that is programmed by the manufacturer and cannot be changed. Typically, ROM is used to provide start-up data when a computer is first turned on.

Semiconductor..............  A material with electrical conducting properties in between those of metals and insulators. (Metals always conduct and insulators never conduct, but semiconductors sometimes conduct.) Essentially, semiconductors transmit electricity only under certain circumstances, such as when given a positive or negative electric charge. Therefore, a semiconductor's ability to conduct can be turned on or off by manipulating those charges and this allows the semiconductor to act as an electric switch. The most common semiconductor material is silicon, used as the base of most semiconductor chips today because it is relatively inexpensive and easy to create.

Silicon bonding............  A manufacturing process used to bond together two silicon wafers, allowing higher resistivity in one layer and lower resistivity in the other to help conduct current.

Sort.......................  The process of evaluating die into different grades, good/bad or speed grades.

SPD........................  Serial Presence Detect.

Transistor.................  An individual circuit that can amplify or switch electric current. This is the building block of all integrated circuits and semiconductors.

Trench technology..........  A manufacturing process used to etch trenches into silicon wafers, allowing the transistor to be placed both on the sides of the trenches and on the surface of the wafer to enable transistors to be condensed into a smaller area.

TTL........................  Transistor Transistor Logic.

Ultra small packaging......  The process of encasing very small semiconductors so that they are protected and electronically and mechanically connected to the outside world.

VHC........................  Very High Speed CMOS.

Volatile Memory............  Memory products which lose their data content when the power supply is switched off.

Wafer......................  Thin, round, flat piece of silicon that is the base of most integrated circuits.

WAN........................  Wide Area Network. A wide area network links many computers from potentially all over the world so that they may communicate and share information.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
                FAIRCHILD SEMICONDUCTOR CORPORATION
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets at May 31, 1998 and May 30,
  1999......................................................    F-3
Consolidated Statements of Operations for each of the years
  in the three-year period ended May 30, 1999...............    F-4
Consolidated Statements of Cash Flows for the years ended
  May 31, 1998 and May 30, 1999.............................    F-5
Consolidated Statements of Stockholder's Equity (Deficit)
  for each of the years in the three-year period ended May
  30, 1999..................................................    F-6
Notes to Consolidated Financial Statements..................    F-7

            FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
Independent Auditors' Report................................   F-39
Consolidated Balance Sheets at May 31, 1998 and May 30,
  1999......................................................   F-40
Consolidated Statements of Operations for each of the years
  in the three-year period ended May 30, 1999...............   F-41
Consolidated Statements of Cash Flows for the years ended
  May 31, 1998 and May 30, 1999.............................   F-42
Consolidated Statements of Stockholder's Equity (Deficit)
  for each of the years in the three-year period ended May
  30, 1999..................................................   F-43
Notes to Consolidated Financial Statements..................   F-44

                       POWER DEVICE BUSINESS
Report of Independent Accountants...........................   F-80
Statements of Net Assets (Liabilities) as of December 31,
  1997 and 1998.............................................   F-81
Statements of Operations and Comprehensive Income (Loss) for
  each of the years in the three-year period ended December
  31, 1998..................................................   F-82
Statements of Cash Flows for each of the years in the
  three-year period ended December 31, 1998.................   F-83
Notes to Financial Statements...............................   F-84

                   RAYTHEON SEMICONDUCTOR, INC.
Independent Auditors' Report................................  F-100
Balance Sheet as of December 31, 1997.......................  F-101
Statement of Income for the year ended December 31, 1997....  F-102
Statement of Stockholder's Equity for the year ended
  December 31, 1997.........................................  F-103
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-104
Notes to Financial Statements...............................  F-105

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Fairchild Semiconductor Corporation:

     We have audited the accompanying consolidated balance sheets of Fairchild Semiconductor Corporation and subsidiaries (the "Company") as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholder's equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared on the basis of presentation as described in Note 1. Prior to March 11, 1997, the statements present the combined business equity and the related combined revenues less direct expenses before taxes of the Fairchild Semiconductor Business of National Semiconductor Corporation (the Business), and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would have been recorded by the Company on a stand-alone basis.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 1998 and May 30, 1999, the results of operations for each of the years in the three year period ended May 30, 1999, and the results of cash flows for the years ended May 31, 1998 and May 30, 1999, on the basis described in Note 1, in conformity with generally accepted accounting principles.

     As discussed in Note 17 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs".

                                      KPMG LLP

Boston, Massachusetts
June 30, 1999, except as to Note 19, which is as of August 9, 1999

              FAIRCHILD SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6.5     $   62.4
  Accounts receivable, net of allowances of $14.2 and $9.2
     at May 31, 1998 and May 30, 1999, respectively.........    75.0        129.7
  Inventories...............................................   108.0        148.6
  Other current assets......................................    20.0         65.7
                                                              ------     --------
     Total current assets...................................   209.5        406.4
Property, plant and equipment, net..........................   342.9        360.2
Deferred income taxes, net..................................    16.1          2.8
Intangible assets, net of accumulated amortization of $1.4
  and $9.9 at May 31, 1998 and May 30, 1999, respectively...    31.5        278.5
Other assets................................................    30.4         47.8
                                                              ------     --------
     Total assets...........................................  $630.4     $1,095.7
                                                              ======     ========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $ 13.2     $   14.1
  Accounts payable..........................................    76.3        105.7
  Accrued expenses and other current liabilities............    55.9         85.0
                                                              ------     --------
     Total current liabilities..............................   145.4        204.8
Long-term debt, less current portion........................   438.1        895.9
Other liabilities...........................................     0.6          1.4
                                                              ------     --------
     Total liabilities......................................   584.1      1,102.1
                                                              ------     --------
Commitments and contingencies
Stockholder's equity (deficit):
  Common stock, $.01 par value; 1,000 shares authorized, 100 shares issued and outstanding at May 31, 1998 and May
     30, 1999 respectively..................................      --           --
  Additional paid-in capital................................    12.0         62.0
  Accumulated earnings (deficit)............................    34.3        (68.4)
                                                              ------     --------
     Total stockholder's equity (deficit)...................    46.3         (6.4)
                                                              ------     --------
     Total liabilities and stockholder's equity (deficit)...  $630.4     $1,095.7
                                                              ======     ========

          See accompanying notes to consolidated financial statements.

              FAIRCHILD SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              MAY 25,    MAY 31,    MAY 30,
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenue:
  Net sales -- trade........................................  $587.8     $635.8     $ 654.1
  Contract manufacturing -- National Semiconductor..........   104.2      153.4        81.0
                                                              ------     ------     -------
     Total revenue..........................................   692.0      789.2       735.1
Operating expenses:
  Cost of sales.............................................   442.1      441.6       518.4
  Cost of contract manufacturing -- National
     Semiconductor..........................................    97.4      117.1        64.4
  Research and development..................................    18.9       35.7        39.3
  Selling, general and administrative.......................    96.4       92.0       105.1
  Purchased in-process research and development.............      --       15.5        34.0
  Restructuring and impairments.............................     5.3         --        21.3
                                                              ------     ------     -------
     Total operating expenses...............................   660.1      701.9       782.5
                                                              ------     ------     -------
Operating income (loss).....................................    31.9       87.3       (47.4)
Interest expense, net.......................................     9.3       44.7        60.5
Other expense, net..........................................     1.4         --          --
                                                              ------     ------     -------
Income (loss) before income taxes...........................    21.2       42.6      (107.9)
Provision (benefit) for income taxes........................     4.5       13.9        (5.2)
                                                              ------     ------     -------
Income (loss) before cumulative effect of change in
  accounting principle......................................    16.7       28.7      (102.7)
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................      --       (1.5)         --
                                                              ------     ------     -------
Net income (loss)...........................................  $ 16.7     $ 27.2     $(102.7)
                                                              ======     ======     =======

          See accompanying notes to consolidated financial statements.

              FAIRCHILD SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              MAY 31, 1998    MAY 30, 1999
                                                              ------------    ------------
Cash flows from operating activities:
  Net income (loss).........................................    $  27.2         $(102.7)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Cumulative effect of change in accounting principle,
      net...................................................        1.5              --
     Restructuring, net of cash expended....................         --            17.3
     Depreciation and amortization..........................       84.6           103.7
     Loss on disposal of fixed assets.......................        0.9             0.3
     Non-cash interest expense..............................        2.8             8.4
     Purchased in-process research and development..........       15.5            34.0
     Deferred income taxes..................................        2.8            (6.3)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
     Accounts receivable....................................       18.5           (53.2)
     Inventories............................................      (21.3)            8.5
     Other current assets...................................       (1.6)            2.3
     Accounts payable.......................................       (4.2)           25.3
     Accrued expenses and other current liabilities.........       11.6            12.5
     Other assets and liabilities, net......................       (2.2)           (6.0)
                                                                -------         -------
       Cash provided by operating activities................      136.1            44.1
                                                                -------         -------
Cash flows from investing activities:
  Capital expenditures......................................      (78.0)          (46.2)
  Proceeds from sale of property, plant and equipment.......         --            31.2
  Purchase of molds and tooling.............................       (5.7)           (3.8)
  Refundable payment of value added tax associated with
     acquisition............................................         --           (40.9)
  Acquisitions, net of cash acquired........................     (116.8)         (414.9)
                                                                -------         -------
       Cash used by investing activities....................     (200.5)         (474.6)
                                                                -------         -------
Cash flows from financing activities:
  Repayment of long-term debt...............................      (58.7)         (151.3)
  Issuance of long-term debt................................       90.0           610.0
  Capital contribution from Fairchild International.........         --            50.0
  Debt issuance costs.......................................       (1.1)          (22.3)
                                                                -------         -------
       Cash provided by financing activities................       30.2           486.4
                                                                -------         -------
Net change in cash and cash equivalents.....................      (34.2)           55.9
Cash and cash equivalents at beginning of period............       40.7             6.5
                                                                -------         -------
Cash and cash equivalents at end of period..................    $   6.5         $  62.4
                                                                =======         =======
Supplemental Cash Flow Information:
  Cash paid during the year for:
     Income taxes...........................................    $   8.9         $    --
                                                                =======         =======
     Interest...............................................    $  43.8         $  46.6
                                                                =======         =======

          See accompanying notes to consolidated financial statements.

              FAIRCHILD SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   COMMON STOCK                                               TOTAL
                                  ---------------   ADDITIONAL   ACCUMULATED              STOCKHOLDER'S
                                  (000'S)    PAR     PAID-IN      EARNINGS     BUSINESS      EQUITY
                                  SHARES    VALUE    CAPITAL      (DEFICIT)     EQUITY      (DEFICIT)
                                  -------   -----   ----------   -----------   --------   -------------
Balances at May 26, 1996........     --      --           --            --       349.2         349.2
  Revenues less expenses........     --      --           --            --         9.6           9.6
  Net intercompany activity.....     --      --           --            --       (25.4)        (25.4)
                                    ---      --      -------       -------     -------       -------
Balances at March 10, 1997......     --      --           --            --       333.4         333.4
  Recapitalization of
  Business......................    0.1      --        333.4            --      (333.4)           --
  Distribution to National
  Semiconductor by Fairchild....     --      --       (401.6)           --          --        (401.6)
  Capital contribution from
  Fairchild International.......     --      --         77.8            --          --          77.8
  Net income for the period from
  March 11, 1997 through
  May 25, 1997..................     --      --           --           7.1          --           7.1
                                    ---      --      -------       -------     -------       -------
Balances at May 25, 1997........    0.1      --          9.6           7.1          --          16.7
  Net income....................     --      --           --          27.2          --          27.2
  Adjustment to business equity
  assumed.......................     --      --          2.4            --          --           2.4
                                    ---      --      -------       -------     -------       -------
Balances at May 31, 1998........    0.1      --         12.0          34.3          --          46.3
  Net income (loss).............     --      --           --        (102.7)         --        (102.7)
  Capital contribution from
  Fairchild International.......     --      --         50.0            --          --          50.0
                                    ---      --      -------       -------     -------       -------
Balances at May 30, 1999........    0.1      $--     $  62.0       $ (68.4)    $    --       $  (6.4)
                                    ---      --      -------       -------     -------       -------

          See accompanying notes to consolidated financial statements.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     Fairchild Semiconductor Corporation ("Fairchild" or the "Company"), was incorporated on February 10, 1997 by National Semiconductor Corporation ("National Semiconductor" or "National"). On March 11, 1997, National Semiconductor consummated an Agreement and Plan of Recapitalization ("Recapitalization"). As part of the Recapitalization, National Semiconductor transferred all of the capital stock of Fairchild and approximately $12.8 million in cash to Fairchild Semiconductor International, Inc. ("Fairchild International"), the parent company of Fairchild, in exchange for shares of Fairchild International's 12% Series A Cumulative Compounding Preferred Stock, Fairchild International's common stock and a promissory note in the principal amount of approximately $77.0 million.

     In addition, National Semiconductor transferred substantially all of the assets and liabilities of the Fairchild Semiconductor Business (the "Business") to Fairchild. The Business was defined as the logic, discrete and memory divisions of National Semiconductor. The Recapitalization was accounted for as a leveraged recapitalization, whereby Fairchild assumed the historical operating results of the Business. Fairchild is a leading global designer, developer and manufacturer of high performance multi-market semiconductors. Fairchild's logic, discrete, non-volatile memory and analog and mixed signal products are the building block components for virtually all electronic devices, from sophisticated computers to household appliances. The Company is headquartered in South Portland, Maine, and has manufacturing operations in South Portland, Maine, West Jordan, Utah, Mountain View, California, Cebu, the Philippines, Penang, Malaysia and Bucheon, South Korea.

     On December 31, 1998, Fairchild acquired Raytheon Semiconductor Inc., ("Raytheon"). On April 13, 1999, Fairchild acquired the Power Device Business of Samsung Electronics. See Note 16.

BASIS OF PRESENTATION

     The consolidated financial statements at May 31, 1998 and May 30, 1999 and for the fiscal years then ended and for the period from March 11, 1997 through May 25, 1997, include the accounts and operations of the Company and its wholly-owned subsidiaries.

     Prior to March 11, 1997, the combined balance sheets included the assets and liabilities that were directly related to the Business as they were operated within National Semiconductor. These balance sheets did not include National Semiconductor's corporate assets or liabilities not specifically identifiable to Fairchild. National Semiconductor performed cash management on a centralized basis and processed related receivables and certain payables, payroll and other activity for Fairchild. These systems did not track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it was not practical to determine certain assets and liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows for the year ended May 25, 1997 (See Note 15). The cash flows may have been significantly different if not for the centralized cash management system of National Semiconductor.

     Prior to March 11, 1997, the combined statements of operations included all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates in the combined statements of operations were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and esti-

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION -- (CONTINUED) mates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand alone basis.

     Transactions with National Semiconductor have been identified in the financial statements as transactions between related parties to the extent practicable (See Note 11).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

     The Company's fiscal year ends on the Sunday on or nearest preceding May
31. The Company's results for the fiscal years May 25, 1997, May 31, 1998 and May 30, 1999 consist of 52 weeks, 53 weeks, and 52 weeks, respectively.

PRINCIPLES OF CONSOLIDATION

     Commencing with the Recapitalization, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

     Revenue from the sale of semiconductor products is recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of the contracted services.

RESEARCH AND DEVELOPMENT COSTS

     The Company's research and development expenditures are charged to expense as incurred.

RELATED PARTY ACTIVITY

     In conjunction with the Recapitalization, Fairchild and National Semiconductor executed several agreements, which govern the performance of manufacturing services by Fairchild on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild. In addition, National Semiconductor provided a number of business support services to Fairchild through May 30, 1999.

     Prior to the Recapitalization, the Business performed contract manufacturing services for National Semiconductor. The revenues for these services are reflected at cost in the accompanying consolidated statements of operations.

     Manufacturing costs were generally apportioned between National Semiconductor and the Business' product lines based upon budgeted and actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged or credited directly without apportionment.

     National Semiconductor also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from National Semiconductor's corporate office, selling and marketing locations, and manufacturing sites to the Business or from the Business' plants to National Semiconductor product lines on a basis which is considered to fairly and reasonably reflect the utilization of the services provided to, or benefit obtained by, the business receiving the charge. National Semiconductor had net interest income on a consolidated basis for all periods presented prior to the Recapitalization. Although not material, these amounts have been allocated to the Business prior to the Recapitalization on the basis of net assets and are included in other (income) expense (See Note 11).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements, ten to thirty years, and machinery and equipment, three to five years. Depreciation is computed using the straight-line method.

INTANGIBLE ASSETS

     Intangible assets were recorded as part of the Raytheon and Power Device Business acquisitions and are amortized by the use of the straight-line method over their estimated lives, which are generally three to fifteen years. (See
Note 16)

OTHER ASSETS

     Other assets include debt acquisition costs which represent costs incurred related to the issuance of the Company's long-term debt. The costs are being amortized using the effective interest method over the related term of the borrowings, which ranges from five to ten years, and are included in interest expense. Also included in other assets are mold and tooling costs. Molds and tools are amortized over their expected useful lives, generally one to three years.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in Fiscal Years 1997, 1998 and 1999, except as discussed in Note 10.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
CURRENCIES

     The Company's functional currency for all operations worldwide is the U.S. dollar. Accordingly, gains and losses from translation of foreign currency financial statements are included in current results. In addition, cash conversion of foreign currency and foreign currency transactions are also included in current results.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Company utilizes various off-balance sheet financial instruments to manage market risks associated with the fluctuations in certain interest rates and foreign currency exchange rates. It is the Company's policy to use derivative financial instruments to protect against market risk arising from the normal course of business. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long term debt, interest rate swaps and caps, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     Prior to the Recapitalization, the Business did not file separate income tax returns but rather was included in the income tax returns filed by National Semiconductor and its subsidiaries in various domestic and foreign jurisdictions. Therefore, no provision for income taxes has been recorded in the accompanying consolidated financial statements for the period May 27, 1996 through March 10, 1997. Upon the Recapitalization, the Company became responsible for its income taxes and, therefore, the provision for income taxes included in the accompanying 1997 statement of operations is for the period March 11, 1997 through May 25, 1997.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     The Company and its wholly owned subsidiaries in the U.S. file a consolidated federal income tax return and, where applicable, combined state and local tax returns with Fairchild International. The provision for current and deferred federal and state taxes represents the amount calculated on a separate return basis in accordance with the tax sharing arrangement with Fairchild International.

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EMPLOYEE STOCK PLAN

     The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB No. 25 and is effective for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company continues to account for its stock option plan in accordance with the provisions of APB No. 25 (see Note 6) and provides the disclosure of pro forma net income as if the fair value method under SFAS No. 123 had been applied.

RECLASSIFICATION

     Certain fiscal 1997 and 1998 amounts have been reclassified to conform with the current year presentation.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                                                             MAY 31,    MAY 30,
                                                                              1998       1999
                                                                             -------    -------
                                                                               (IN MILLIONS)
Inventories(1)
  Raw materials...........................................................   $ 13.0     $ 13.6
  Work in process.........................................................     69.5       93.1
  Finished goods..........................................................     25.5       41.9
                                                                             ------     ------
                                                                             $108.0     $148.6
                                                                             ======     ======
Other current assets
  Refundable payment of value added tax associated with acquisition.......   $   --     $ 40.9
  Non-trade receivable from manufacturing subcontractor...................     12.7        4.5
  Deferred income taxes...................................................      1.6        7.6
  Prepaid and other current assets........................................      5.7       12.7
                                                                             ------     ------
                                                                             $ 20.0     $ 65.7
                                                                             ======     ======
Property, plant and equipment(1)
  Land....................................................................   $ 23.5     $ 19.0
  Buildings and improvements..............................................    154.7      177.0
  Machinery and equipment.................................................    575.1      681.7
  Construction in progress................................................     46.5       18.1
                                                                             ------     ------
     Total property, plant and equipment..................................    799.8      895.8
  Less accumulated depreciation...........................................    456.9      535.6
                                                                             ------     ------
                                                                             $342.9     $360.2
                                                                             ======     ======

                                                               PERIOD OF
                                                              AMORTIZATION
                                                              ------------
Intangible assets(1)
  Developed technology......................................    15 years     $ 28.8     $169.7
  Customer base.............................................     8 years         --       53.9
  Covenant not to compete...................................     5 years         --       30.8
  Trademarks and tradenames.................................     4 years         --       25.1
  Assembled workforce.......................................     3 years        4.1        8.9
                                                                             ------     ------
     Total intangible assets..............................................     32.9      288.4
  Less accumulated amortization...........................................     (1.4)      (9.9)
                                                                             ------     ------
                                                                             $ 31.5     $278.5
                                                                             ======     ======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 3 -- FINANCIAL STATEMENT DETAILS -- (CONTINUED)

                                                                             MAY 31,    MAY 25,
                                                                              1998       1999
                                                                             -------    -------
Accrued expenses(1)
  Payroll and employee related accruals...................................   $ 23.4     $ 29.3
  Accrued interest........................................................      8.1       13.5
  Restructuring and related allowances....................................       --       12.5
  Income taxes payable....................................................      3.2        0.3
  Other...................................................................     21.2       29.4
                                                                             ------     ------
                                                                             $ 55.9     $ 85.0
                                                                             ======     ======

-------------------------

(1) Approximately $49.1 million of inventory, $101.3 million of property, plant and equipment, $255.5 million of intangible assets and $9.5 million of accrued liabilities were obtained through the Power Device acquisition completed in April 1999, and contribute to the growth in each respective account in fiscal 1999.

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following at:

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
                                                                 (IN MILLIONS)
Term Loans Payable:
  Tranche A.................................................  $ 62.5     $  100.0
  Tranche B.................................................      --        210.0
  Tranche C.................................................    88.8           --
  Senior subordinated notes payable.........................   300.0        600.0
                                                              ------     --------
     Total long-term debt...................................   451.3        910.0
Less current portion........................................    13.2         14.1
                                                              ------     --------
     Long-term portion......................................  $438.1     $  895.9
                                                              ======     ========

     On March 11, 1997 the Company entered into a Senior Credit Facilities Agreement which, on December 31, 1997, was amended and restated ("Original Credit Agreement") in order to permit the acquisition of Raytheon (See Note 16). On April 14, 1999 the Company entered into a new Senior Credit Facilities Agreement ("Credit Agreement") with a syndicate of financial institutions in order to refinance the Original Credit Agreement and finance the acquisition of the Power Device Business (See Note 16). A portion of the proceeds from the new Credit Agreement was used to repay in full all outstanding amounts under the Original Credit Agreement.

     Borrowings under the Credit Agreement are segregated into two tranches:
$100.0 million Tranche A Term Loans and $210.0 million Tranche B Term Loans. The Tranche A Term Loans are scheduled to mature on March 31, 2004, and are subject to quarterly principal payments ranging from $3.8 million to $6.8 million commencing September 30, 1999. The Tranche B Term Loans are scheduled to mature on December 15, 2004, and are subject to quarterly principal payments ranging from $0.5 to $0.7 million

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
commencing September 30, 1999 and ending September 30, 2004 with a final principal payment of $198.5 million due December 15, 2004. The Credit Agreement also includes a Revolving Credit Facility of $100.0 million. The Revolving Credit Facility is scheduled to mature on March 31, 2004. No amounts were outstanding under the Revolving Credit Facility at May 30, 1999.

     The Credit Agreement accrues interest based on either the bank's base rate or the Eurodollar rate, at the option of the Company. The interest rate was 7.7% for the Tranche A term loan and 8.2% for the Tranche B term loan at May 30, 1999. The Company pays a commitment fee of 0.5% per annum of the unutilized commitments under the Revolving Credit Agreement. Borrowings are secured by substantially all assets of Fairchild.

     On April 7, 1999, the Company issued $300.0 million of 10 3/8% Senior Subordinated Notes (the "10 3/8% Notes") at face value. The 10 3/8% Notes pay interest on April 1 and October 1 of each year commencing October 1, 1999 and are due October 1, 2007. The 10 3/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. Until April 1, 2002, the Company can redeem an amount not to exceed 35% of the 10 3/8% Notes with proceeds raised from certain public equity offerings. On or after April 1, 2003, the 10 3/8% Notes are redeemable by the Company, in whole or in part, at redemption prices ranging from 100% to approximately 105% of the principal amount.

     On March 11, 1997, the Company issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "10 1/8% Notes" and, together with the 10 3/8% Notes, the "Notes") at face value. The 10 1/8% Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The 10 1/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. The 10 1/8% Notes are redeemable by the Company, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. The Company is required to redeem $150.0 million principal amount of 10 1/8% Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

     The payment of principal and interest on the Credit Agreement and the Notes is fully and unconditionally guaranteed by Fairchild International. Fairchild International is the parent company of Fairchild and currently conducts no business and has no significant assets other than the capital stock of Fairchild and certain deferred tax assets related to interest on its debt. Fairchild has eleven direct subsidiaries and one indirect subsidiary, of which only one direct subsidiary, Fairchild Semiconductor Corporation of California ("Fairchild California"), is a guarantor on the Credit Agreement and the Notes. The remaining direct and indirect subsidiaries are foreign-based and do not guarantee either the Credit Agreement or the Notes.

     The Credit Agreement and the indenture under which the Notes were issued contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at May 30, 1999.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
     Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

                                                              (IN MILLIONS)
                                                              -------------
2000........................................................        14.1
2001........................................................        17.1
2002........................................................        25.1
2003........................................................        25.1
2004........................................................        29.1
Thereafter..................................................       799.5
                                                                --------
                                                                $  910.0
                                                                ========

     On April 29, 1997 and January 7, 1998, the Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Senior Credit Facilities described above under the Original Credit Agreement. The swap agreements fixed the interest rate on $60.0 million of the Senior Credit Facility at 9.26% through May 2001, and $90.0 million of the Senior Credit Facility at 8.21% through February 2000. The notional face amount of the swap agreements was $151.3 million at May 31, 1998 (See Note 14). The swap agreement covering $60.0 million of the Senior Credit Facility was canceled without penalty on May 26, 1999. The swap agreement covering $90.0 million was settled on April 28, 1999 at a cost to the Company of $0.6 million.

     On April 28, 1999, the Company entered into an Interest Rate Cap Agreement. This agreement caps the interest rate at 8.0% and 8.3% on the outstanding balances of the Tranche A and Tranche B Term Loans, respectively. The interest rate cap agreement expires August 31, 1999.

NOTE 5 -- INCOME TAXES

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns prior to the Recapitalization, and therefore, no provision for income taxes has been recorded in the accompanying financial statements for the period from May 27, 1996 to March 10, 1997.

     In conjunction with the acquisition of the Power Device Business, the Korean government granted a ten year tax holiday to Fairchild Korea Semiconductor Ltd. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. Taxes exempted include income taxes, dividend withholding taxes, acquisition tax, registration tax, property tax and aggregate land tax. As such, no provision for income taxes for Korea has been provided.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The provision (benefit) for income taxes included in the accompanying consolidated statements of operations for Fiscal Years 1997, 1998 and 1999, consisted of the following:

                                                           MARCH 11,        YEAR ENDED
                                                            1997 TO     ------------------
                                                            MAY 25,     MAY 31,    MAY 30,
                                                             1997        1998       1999
                                                           ---------    -------    -------
                                                                    (IN MILLIONS)
Income (loss) before income taxes:
  U.S. ..................................................    $ 9.1       $24.4     $ (92.4)
  Foreign................................................      2.5        18.2       (15.5)
                                                             -----       -----     -------
                                                             $11.6       $42.6     $(107.9)
                                                             =====       =====     =======
Income tax provision (benefit):
  Current:
     U.S. federal........................................    $  --       $ 7.1     $  (1.3)
     U.S. state and local................................       --         1.5         0.3
     Foreign.............................................      1.4         3.3         2.1
                                                             -----       -----     -------
                                                               1.4        11.9         1.1
  Deferred:
     U.S. federal........................................      2.5         1.2        (5.9)
     U.S. state and local................................      0.6        (0.4)       (0.4)
     Foreign.............................................       --         1.2          --
                                                             -----       -----     -------
                                                               3.1         2.0        (6.3)
Total income tax provision (benefit):
  U.S. federal...........................................      2.5         8.3        (7.2)
  U.S. state and local...................................      0.6         1.1        (0.1)
  Foreign................................................      1.4         4.5         2.1
                                                             -----       -----     -------
                                                             $ 4.5       $13.9     $  (5.2)
                                                             =====       =====     =======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

                                                            MARCH 11,
                                                             1997 TO
                                                             MAY 25,     MAY 31,    MAY 30,
                                                              1997        1998       1999
                                                            ---------    -------    -------
U.S. federal statutory rate...............................    35.0%       35.0%       35.0%
U.S. state and local taxes, net of federal benefit........     3.7%        2.0%        1.6%
Tax differential related to foreign income................      --         (4.4)%      (9.5)%
Loss not utilized.........................................      --          --       (22.3)%
                                                              ----        ----       -----
                                                              38.7%       32.6%        4.8%
                                                              ====        ====       =====

     The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at May 31, 1998 and May 30, 1999 are presented below:

                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Deferred tax assets:
  Net operating loss carry forwards.........................  $   --     $ 30.1
  Reserves and accruals.....................................    11.9       26.1
  Plant and equipment.......................................     2.8        3.5
  Intangibles, primarily intellectual property and
     software...............................................    31.2       22.7
  Tax credit carryovers.....................................     3.8        1.4
                                                              ------     ------
     Total gross deferred tax assets........................    49.7       83.8
  Valuation allowance.......................................   (30.7)     (58.4)
                                                              ------     ------
     Net deferred tax assets................................    19.0       25.4
Deferred tax liabilities (all foreign):
  Intangibles, primarily intellectual property..............      --       (9.9)
  Plant and equipment.......................................      --       (3.7)
  Capital allowance.........................................    (1.4)      (1.4)
                                                              ------     ------
     Total deferred tax liabilities.........................    (1.4)     (15.0)
                                                              ------     ------
Net deferred tax assets.....................................  $ 17.6     $ 10.4
                                                              ======     ======

     In assessing the realizability of deferred tax assets, the Company considered its taxable future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance which reduces the gross deferred tax asset to an amount which the

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 5 -- INCOME TAXES -- (CONTINUED)
Company believes will more likely than not be realized. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.

     Net operating loss, research and development credit and foreign tax credit carryforwards totaled $80.1 million, $0.2 million and $1.2 million, respectively, as of May 30, 1999. The net operating loss expires in 2019. The research and development credits expire in varying amounts in 2012, 2013 and 2019. The foreign tax credits expire in varying amounts in 2002 through 2004.

     Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, which aggregated approximately $13.8 million at May 30, 1999. The Company plans to reinvest all such earnings for future expansion. The amount of taxes attributable to these undistributed earnings is not practicably determinable.

NOTE 6 -- STOCK BASED COMPENSATION

     At May 30, 1999, the Company has one stock-based compensation plan, the 1997 Stock Option Plan of Fairchild International, as amended, (the "Plan") which is described below. The Company accounts for its stock option plan in accordance with the provisions of APB No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the year ended May 30, 1999, Fairchild International granted 25,600 stock options with exercise prices less than the market price of the underlying stock on the date of the grant, and recorded total deferred compensation of $0.3 million. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported net income (loss) of $16.7 million, $27.2 million and $(102.9) million, respectively, in fiscal years 1997, 1998 and 1999, respectively.

     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                                              1997    1998    1999
                                                              ----    ----    ----
Expected volatility.........................................    --      --      49%
Dividend yield..............................................    --      --      --
Risk-free interest rate.....................................  6.17%   5.88%   4.43%
Expected life, in years.....................................   2.6     2.9     3.4

     Under the Plan, Fairchild International may grant options for up to 6,084,000 shares of Class A common stock. Options granted under the Plan may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options. Options may be granted under the Plan to regular salaried key employees (including officers) of the Company and its subsidiaries.

     The exercise price of each option granted under the Plan shall be as determined by the Board of Directors of Fairchild International (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 4 years. Employees receiving options under the

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 6 -- STOCK BASED COMPENSATION -- (CONTINUED)
Plan may not receive in any one year period options to purchase more than 200,000 shares of common stock.

     A summary of the status of the Company's stock option plan as of May 25, 1997, May 31, 1998 and May 30, 1999, and changes during the years then ended are presented in the table below:

                                               1997                 1998                 1999
                                        ------------------   ------------------   ------------------
                                                  WEIGHTED             WEIGHTED             WEIGHTED
                                                  AVERAGE              AVERAGE              AVERAGE
                                        SHARES    EXERCISE   SHARES    EXERCISE   SHARES    EXERCISE
                                        (000'S)    PRICE     (000'S)    PRICE     (000'S)    PRICE
                                        -------   --------   -------   --------   -------   --------
Outstanding at beginning of year......      --     $  --      2,029     $0.13      3,584     $ 2.20
Granted...............................   2,097      0.13      1,777      4.29        972      10.00
Exercised.............................      --        --       (142)     0.13        (93)      0.13
Canceled..............................     (68)     0.13        (80)     0.13       (180)      6.83
                                         -----                -----               ------
Outstanding at end of year............   2,029     $0.13      3,584     $2.20      4,283     $ 3.82
                                         =====                =====               ======
Exercisable at end of year............      --     $  --        798     $0.13      1,612     $ 1.82
Weighted average fair value of options
  granted.............................             $0.02                $0.22                $ 0.09

     Information with respect to stock options outstanding and stock options exercisable at May 30, 1999, is as follows:

                                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                               ---------------------------------------    ------------------------
                                               WEIGHTED-
                                                AVERAGE      WEIGHTED-                   WEIGHTED-
                                 (000'S)       REMAINING      AVERAGE       (000'S)       AVERAGE
                                 NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
       EXERCISE PRICE          OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
       --------------          -----------    -----------    ---------    -----------    ---------
$.13.........................     2,683          7.95         $ 0.13         1,337        $ 0.13
$10.00.......................     1,600          9.28          10.00           275         10.00
                                  -----                                      -----
                                  4,283          8.45         $ 3.82         1,612        $ 1.82
                                  =====                                      =====

NOTE 7 -- RETIREMENT PLANS

     The Company sponsors the Fairchild Personal Savings and Retirement Plan (the "Retirement Plan"), contributory savings plan which qualifies under section 401(k) of the Internal Revenue Code. The Retirement Plan covers substantially all employees in the United States. At the inception of the Retirement Plan, the Company provided a matching contribution equal to 50% of employee elective deferrals up to a maximum of 6% of an employee's annual compensation. Effective June 1, 1997, the Company increased the matching contribution to 75% of employee elective deferrals. The Company also maintains a non-qualified Benefit Restoration Plan, under which employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 7 -- RETIREMENT PLANS -- (CONTINUED) savings. The Company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Retirement Plan.

     Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia.

     Under the National Pension Fund Law of Korea, the Company is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in severance liabilities. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Total expense recognized under these plans was $1.1 million, $3.4 million and $3.5 million for the years ended May 25, 1997, May 31, 1998 and May 30, 1999, respectively.

     Employees in the Philippines participate in a defined benefit plan that was assumed by the Company from National Semiconductor as part of the Recapitalization. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for the years ended May 25, 1997, May 31, 1998 and May 30, 1999 are not material to the financial statements.

     Prior to the Recapitalization, employees of the Business participated in several National Semiconductor retirement, employee benefit, and incentive plans. No liabilities related to retirement and similar plans, other than those disclosed above, were assumed by the Company.

NOTE 8 -- LEASE COMMITMENTS

     Rental expense related to certain facilities and equipment of the Company's plants was $5.0 million, $9.5 million, and $12.5 million for fiscal years 1997, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases as of May 30, 1999 are as follows:

                                                              (IN MILLIONS)
Fiscal Year
2000........................................................      $11.2
2001........................................................        7.3
2002........................................................        3.6
2003........................................................        1.9
2004........................................................        1.7
Thereafter..................................................        4.6
                                                                  -----
                                                                  $30.3
                                                                  =====

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 9 -- STOCKHOLDER'S EQUITY

     The Company's capital structure consists of 1,000 authorized shares of common stock , $.01 par value, of which 100 shares were issued and outstanding at May 31, 1998 and May 30, 1999, respectively. The Company was formed as a wholly-owned subsidiary of National Semiconductor on February 10, 1997. On March 11, 1997, concurrent with the Recapitalization, National Semiconductor transferred all of the common stock of the Company to Fairchild International in exchange for shares of Fairchild International stock. Immediately following the transfer of stock to Fairchild International, Fairchild International invested an additional $77.8 million in the Company.

     In addition, the Company borrowed $120.0 million under term bank loans and issued $300.0 million of 10 1/8% Notes as described in Note 4. The proceeds from these borrowings were used to repay demand purchase notes from the Company to National Semiconductor in the aggregate principal amount of $401.6 million, and certain debt acquisition costs as described in Note 2. The purchase notes had been issued by the Company and its foreign subsidiaries in exchange for the assets and liabilities of the Business. The repayment of the purchase notes is included in the accompanying consolidated statements of stockholder's equity as a distribution to National Semiconductor.

     Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of Fairchild International. The lapse of such restrictions resulted in the incurrence by the Company of deductible compensation expense for income tax purposes of $10.4 million in Fiscal Year 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and payable to Fairchild International at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) will be cancelled over the four-year period following their creation, or earlier, in whole, upon the occurrence of certain qualifying public offerings of the Company's or Fairchild International's stock and, in part, upon the death or disability of the obligor. The Company has also agreed to pay to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminates will be required to repay any uncancelled amounts immediately.

     On April 13, 1999, the Company acquired the Power Device Business of Samsung Electronics. As part of the financing for the acquisition, which is described in Note 4, the Company received a capital contribution of $50.0 million from Fairchild International. (See also Note 16.)

NOTE 10 -- RESTRUCTURING CHARGES

     In the first quarter of fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5 million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's Mountain View, California and West Jordan, Utah facilities, which primarily serve the company's Analog and Discrete product groups, respectively. As of May 30, 1999 these assets have been disposed of. The charge for employee separation arrangements provided for severance and other benefits associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action, a reduction of approximately 10% of the Company's payroll. The affected employees, who

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 10 -- RESTRUCTURING CHARGES -- (CONTINUED) work in production, engineering, sales and marketing and administration, are located in the United States and Cebu, the Philippines.

     In the third quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset impairments and $0.8 million for severance and other benefits for 54 production employees terminated as a result of the transfer. The asset impairments consist of production equipment that will be idled as a result of this action. As of May 30, 1999 these assets have been disposed of.

     In connection with the sale of its Mountain View, California facility on April 2, 1999, the Company announced the transfer of all wafer production to its South Portland, Maine facility. In the fourth quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $10.0 million, which consisted of $2.6 million of non-cash asset impairments, $4.0 million for severance and employee benefits, $1.9 million for a loss on sale of the facility and $1.5 million for other exit costs. This action will result in the termination of approximately 170 salaried, hourly and temporary employees, all of whom work for the Company's Analog and Mixed Signal Division in Mountain View or San Diego, California in the areas of production, engineering, selling and marketing and administration. Other exit costs include $1.0 million to be paid under a non-cancellable operating lease after operations cease as well as other incremental costs associated with the facility closure. The non-cash asset impairments primarily consist of production equipment that will not be transferred to South Portland, Maine. The assets will be disposed of during the first half of fiscal 2000.

     During the fourth quarter of fiscal 1999, the Company also recorded a pre-tax charge of $4.1 million related to the restructuring of its memory product lines, whereby the Company is streamlining its operations to focus solely on its most profitable products. The charge includes $3.9 million for non-cash asset impairments and $0.2 million for employee separation costs all of which have been paid at May 30, 1999. The non-cash impairments consist of production equipment and other equipment in West Jordan and Sunnyvale, California that become idle as a result of the plan. The assets will be disposed of during the second half of fiscal 2000.

     The Memory Division product line restructuring plan also included amounts for the write-off of inventories ($9.9 million) as well as provisions for additional distribution sales allowances required as a result of this action ($5.5 million). These costs have been excluded from the restructuring charge and have been recorded as a reduction against net sales in the case of the distribution sales allowances and as a charge to cost of sales for the inventory write-offs.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 10 -- RESTRUCTURING CHARGES -- (CONTINUED)
     The following table summarizes the recorded accruals and uses of the above restructuring and impairment actions:

                                                      ASSET       SEVERANCE    EXIT
                                                   IMPAIRMENTS    BENEFITS     COSTS    TOTAL
                                                   -----------    ---------    -----    -----
                                                                 (IN MILLIONS)
FIRST QUARTER RESTRUCTURING
Total charge.....................................     $ 0.8         $ 3.7      $  --    $ 4.5
Cash payments....................................        --          (3.1)        --     (3.1)
Non-cash items...................................      (0.8)           --         --     (0.8)
Adjustments......................................        --          (0.3)        --     (0.3)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.3         --      0.3
THIRD QUARTER RESTRUCTURING
Total charge.....................................     $ 1.9         $ 0.8      $  --    $ 2.7
Cash payments....................................        --          (0.7)        --     (0.7)
Non-cash items...................................      (1.9)           --         --     (1.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.1         --      0.1
FOURTH QUARTER MOUNTAIN VIEW RESTRUCTURING
Total charge.....................................     $ 4.5         $ 4.0      $ 1.5    $10.0
Cash payments....................................        --            --         --       --
Non-cash items...................................      (3.4)           --         --     (3.4)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........       1.1           4.0        1.5      6.6
FOURTH QUARTER MEMORY DIVISION RESTRUCTURING
Total charge.....................................     $ 3.9         $ 0.2      $  --    $ 4.1
Cash payments....................................        --          (0.2)        --     (0.2)
Non-cash items...................................      (3.9)           --         --     (3.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --            --         --       --
                                                      -----         -----      -----    -----
Total accrual balance as of May 30, 1999.........     $ 1.1         $ 4.4      $ 1.5    $ 7.0
                                                      =====         =====      =====    =====

     In June 1996, National Semiconductor announced a restructuring of its operations and the intent to pursue a sale or partial financing of the Business. In connection with the restructuring, the Business recorded a $5.3 million nonrecurring charge related to work force reductions. During the year ended May 25, 1997, $5.3 million of severance was paid to terminated employees.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 11 -- RELATED PARTY TRANSACTIONS

     Related party activity between the Company and National Semiconductor, in addition to contract manufacturing services performed for National Semiconductor, is summarized as follows:

                                       PERIOD FROM      PERIOD FROM
                                       MAY 27, 1996    MARCH 11, 1997       YEAR           YEAR
                                         THROUGH          THROUGH          ENDED          ENDED
                                      MARCH 10, 1997    MAY 25, 1997    MAY 31, 1998   MAY 30, 1999
                                      --------------   --------------   ------------   ------------
                                                              (IN MILLIONS)
Manufacturing services performed by
  National Semiconductor plants or
  purchased from third parties......      $34.3            $ 2.8           $14.0          $ 5.6
Headquarters, freight, duty,
  warehousing and other elements of
  cost of sales.....................       41.8              3.7            17.9            4.4
                                          -----            -----           -----          -----
                                          $76.1            $ 6.5           $31.9          $10.0
                                          =====            =====           =====          =====
Cost of business support services
  provided by National
  Semiconductor.....................      $  --            $11.6           $28.7          $10.7
                                          =====            =====           =====          =====
Operating costs allocated to the
  Business by National
  Semiconductor.....................      $63.9            $  --           $  --          $  --
                                          =====            =====           =====          =====
Operating costs allocated to
  National Semiconductor by the
  Business..........................      $ 9.6            $  --           $  --          $  --
                                          =====            =====           =====          =====

     Amounts receivable from National Semiconductor, included in accounts receivable, totaled $12.4 million, and $12.0 million at May 31, 1998 and May 30, 1999, respectively. Amounts payable to National Semiconductor, included in accounts payable, totaled $5.3 million and $0.4 million at May 31, 1998 and May 30, 1999, respectively.

NOTE 12 -- CONTINGENCIES

     The Company's facilities in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, and Penang, Malaysia, have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the consolidated financial statements during fiscal years 1997, 1998 and 1999, respectively.

     The Company's former Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

     In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at May 30, 1999. It is management's

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 12 -- CONTINGENCIES -- (CONTINUED)
opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's financial position, annual results of operations or cash flows.

NOTE 13 -- FINANCIAL INSTRUMENTS

FOREIGN CURRENCY INSTRUMENTS

     The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to non-U.S. dollar currency fluctuations. The Company uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. Net gains and losses from foreign currency transactions were not material for fiscal years 1997, 1998 and 1999.

INTEREST RATE DERIVATIVES

     The Company utilizes interest rate swap or interest rate cap agreements to limit the impact of the variable interest rate of certain long-term debt. The variable rates on swaps and caps are based primarily on U.S. dollar LIBOR, and the swaps are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the agreements and is included in current interest expense. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. Payments to be received as a result of the cap agreements are accrued as a reduction of interest expense. As of May 30, 1999, no swap agreements were outstanding, and the outstanding interest rate cap agreement had a maturity of three months.

FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The table below shows the fair value and notional principal of the Company's off-balance sheet instruments as of May 31, 1998 and May 30, 1999. The notional principal amounts for off-balance sheet instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of May 31, 1998, and May 30, 1999. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 13 -- FINANCIAL INSTRUMENTS -- (CONTINUED) losses on the underlying exposures will depend on actual market conditions during the remaining life of the instruments.

                                     MAY 31, 1998                           MAY 30, 1999
                          -----------------------------------    -----------------------------------
                          NOTIONAL     CARRYING    ESTIMATED     NOTIONAL     CARRYING    ESTIMATED
                          PRINCIPAL     AMOUNT     FAIR VALUE    PRINCIPAL     AMOUNT     FAIR VALUE
                          ---------    --------    ----------    ---------    --------    ----------
                                                        (IN MILLIONS)
Interest Rate
  Instruments
  Swaps.................   $151.3       $  --        $(0.5)       $   --         $--         $ --
  Caps..................       --          --           --         310.0         --            --
Foreign Exchange
  Instruments
  Purchased Options.....     31.7         0.8          0.6          32.1         --            --

FAIR VALUE OF FINANCIAL INSTRUMENTS

     A summary table of estimated fair values of financial instruments follows:

                                                    MAY 31, 1998              MAY 30, 1999
                                               ----------------------    ----------------------
                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                               --------    ----------    --------    ----------
                                                                (IN MILLIONS)
Long Term Debt
  Senior Subordinated Notes..................   $300.0       $310.5       $600.0       $603.0
  Term Loans.................................    151.3        151.3        310.0        310.0

NOTE 14 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers. Comparative operating segment information for fiscal 1997 and 1998 is also presented in accordance with SFAS No. 131.

     Fairchild designs, develops, manufactures and markets high performance multi-market semiconductors. The Company is currently organized into five operating segments. There are four product line operating segments: Analog and Mixed Signal Products Division, Discrete Power and Signal Technologies Group, Logic Products Group and the Non-Volatile Memory Division. In addition, the Company currently treats the recently acquired Power Device Business as an operating segment. Each of these groups has a vice president, general manager who reports directly to the Chief Executive Officer ("CEO"). The CEO allocates resources to each of these groups using information on their revenues and operating profits before interest, taxes and non-recurring items. The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No.
131. Fairchild's products in all operating groups are sold to original equipment manufacturers and distributors throughout the world.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 14 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)
     In addition to the operating segments mentioned above, the Company also operates sales and marketing, information systems, finance and administration groups that are led by vice presidents and that also report to the CEO. The expenses of these groups are allocated to the operating segments and are included in the operating results reported below. The Company does not allocate income taxes to its operating segments, and while interest expense allocations are made for informational purposes, the operating segments are principally evaluated on operating profit before interest and taxes.

     Although the Company does not specifically identify and allocate all assets by operating segment, it is the Company's strategy to have its capital intensive manufacturing plants dedicated to its operating segments. Operating segments do not sell products to each other, and accordingly, there are no inter-segment revenues to be reported. The accounting policies for segment reporting are the same as for the Company as a whole.

     Statement of operations information on reportable segments for the three years ended May 30, 1999 is as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
REVENUE AND OPERATING INCOME (LOSS):
Analog and Mixed Signal Products Division
  Trade revenue............................................  $   --     $ 32.0     $ 64.1
  Operating income (loss)..................................      --        2.2       (2.4)
                                                             ------     ------     ------
Discrete Power and Signal Technologies Group
  Trade revenue............................................  $164.5     $187.3     $180.3
  Contract manufacturing revenue...........................    15.1       34.5        9.1
  Operating income.........................................    21.7       44.9        4.8
                                                             ------     ------     ------
Logic Products Group
  Trade revenue............................................  $285.3     $303.0     $267.6
  Contract manufacturing revenue...........................    89.1      118.9       71.9
  Operating income.........................................    21.3       70.0       35.7
                                                             ------     ------     ------
Non-Volatile Memory Division
  Trade revenue............................................  $138.0     $113.5     $ 73.4
  Operating income (loss)..................................     5.0      (14.2)     (26.4)
                                                             ------     ------     ------
Power Device Products Group
  Trade revenue............................................  $   --     $   --     $ 74.2
  Operating income.........................................      --         --       12.7
                                                             ------     ------     ------

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 14 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
Other(1)
  Revenue..................................................  $   --     $   --     $ (5.5)
  Operating income (loss)..................................   (16.1)     (15.6)     (71.8)
                                                             ------     ------     ------
Total Consolidated
  Trade revenue............................................  $587.8     $635.8     $654.1
  Contract manufacturing revenue...........................   104.2      153.4       81.0
  Operating income (loss)..................................    31.9       87.3      (47.4)

---------------
(1) Other includes in fiscal year 1997, $5.3 million for restructuring and $10.8 million not allocated to the operating segments for amounts charged to the Fairchild Business by National pursuant to "push-down" accounting rules applied in connection with the Recapitalization. In fiscal 1998, such amounts represent purchased in-process research and development. For fiscal 1999, such charges include $34.0 million for purchased in-process research and development, $21.3 million for restructuring, $15.4 million for additional charges taken for asset impairments in connection with the Memory restructuring and $1.1 million of other charges not allocated to the operating segments.

     Property, plant and equipment (including molds and tooling) and depreciation and amortization by reportable operating segment as of and for the years ended May 31, 1998 and May 30, 1999 is as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT(1) AND DEPRECIATION AND
  AMORTIZATION
Analog and Mixed Signal Products Division
  Property, plant and equipment.............................  $ 49.1     $  8.3
  Depreciation and amortization.............................     3.3        8.9
                                                              ------     ------
Discrete Power and Signal Technologies Group
  Property, plant and equipment.............................  $114.8     $ 94.7
  Depreciation and amortization.............................    20.8       24.6
                                                              ------     ------
Logic Products Group
  Property, plant and equipment.............................  $172.5     $151.2
  Depreciation and amortization.............................    51.7       53.2
                                                              ------     ------
Non-Volatile Memory Division
  Property, plant and equipment.............................  $   --     $   --
  Depreciation and amortization.............................     8.8        9.9
                                                              ------     ------

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 14 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Power Device Products Group
  Property, plant and equipment.............................  $   --     $100.1
  Depreciation and amortization.............................      --        7.1
                                                              ------     ------
Other
  Property, plant and equipment.............................  $  6.5     $  5.9
  Depreciation and amortization.............................      --         --
                                                              ------     ------
Total Consolidated
  Property, plant and equipment.............................  $342.9     $360.2
  Depreciation and amortization.............................    84.6      103.7

---------------

(1) Property, plant and equipment includes molds and tooling, which is classified in other assets on the consolidated balance sheets. Intangible assets are solely identifiable to the Analog and Mixed Signal Division and the Power Device Products Group.

     Geographic revenue information for the three years ended May 30, 1999 is based on the locations of the selling entities within the indicated geographic areas. No individual foreign country is material to total revenues.

     Revenues from unaffiliated customers by geographic region were as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
TOTAL REVENUES:
  United States............................................  $326.9     $395.7     $299.5
  Asia.....................................................   247.5      260.9      324.3
  Europe...................................................   117.6      132.6      111.3
                                                             ------     ------     ------
Total......................................................  $692.0     $789.2     $735.1
                                                             ======     ======     ======

     In fiscal years 1997, 1998 and 1999, National Semiconductor accounted for 15.1%, 19.4% and 11.0% of the Company's total revenues.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 14 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED) Geographic property, plant and equipment balances as of May 31, 1998 and
May 30, 1999 are based on the physical locations within the indicated geographic areas and are as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT:
  United States.............................................  $257.0     $174.4
  Korea.....................................................      --      100.1
  Philippines...............................................    36.8       40.5
  Malaysia..................................................    47.4       39.7
  All others................................................     1.7        5.5
                                                              ------     ------
Total.......................................................  $342.9     $360.2
                                                              ======     ======

NOTE 15 -- SUPPLEMENTAL CASH FLOW INFORMATION

     As described in Note 1, National Semiconductor's cash management system was not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, National Semiconductor's corporate transaction systems are not designed to track receivables and certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the following data is presented to facilitate analysis of key components of cash flow activity for fiscal year 1997:

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Operating activities:
  Revenues less expenses....................................     $  16.7
  Depreciation and amortization.............................        77.1
  Deferred taxes............................................       (19.6)
  Loss on disposal of equipment, molds and tooling..........         1.0
  Increase in accounts receivable...........................       (79.6)
  Decrease in inventories...................................        20.0
  Increase in prepaid expenses and other current assets.....        (5.8)
  Increase in other assets..................................         0.9
  Increase in accounts payable..............................        12.2
  Increase in accrued expenses and other liabilities........        21.6
  Net financing provided to National Semiconductor*.........       (25.4)
                                                                 -------
     Cash provided by operating activities..................        19.1
                                                                 -------
Investing activities:
  Capital expenditures......................................       (47.1)
  Purchase of molds and tooling.............................        (7.2)
                                                                 -------
     Cash used by investing activities......................       (54.3)
                                                                 -------

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 15 -- SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Financing activities:
  Issuance of long-term debt................................       420.0
  Debt acquisition costs....................................       (20.3)
  Capital contribution from Fairchild International.........        77.8
  Distribution to National Semiconductor....................      (401.6)
                                                                 -------
     Cash provided by financing activities..................        75.9
                                                                 -------
Net change in cash and cash equivalents.....................        40.7
Cash and cash equivalents at beginning of year..............          --
                                                                 -------
Cash and cash equivalents at end of year....................     $  40.7
                                                                 =======

-------------------------

* Net financing provided from (to) National Semiconductor does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand alone basis.

     Cash paid for interest by the Company totaled $0.1 million for the period from March 11, 1997 through May 25, 1997. The Business did not make any cash payments for interest prior to March 11, 1997, as discussed in Note 2. No cash payments were made for income taxes.

NOTE 16 -- ACQUISITIONS

     In April 1999, the Company completed the acquisition of the Power Device Business of Samsung Electronics for a purchase price of approximately $414.9 million, including related acquisition expenses. The Power Device Business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The purchase includes all of the worldwide operations and assets of the Power Device Business, which are comprised in part of a high volume wafer fabrication plant in Bucheon, South Korea, design and development operations in Bucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The purchase price was financed through a combination of borrowings under the Company's new Senior Credit Facilities, a capital contribution from Fairchild International and the 10 3/8% Notes. (See Note 4.)

     The Power Device Business acquisition has been accounted for by the purchase method of accounting and accordingly, the results of operations of the Power Device Business are included in the accompanying consolidated financial statements since the acquisition date. Assets acquired and liabilities assumed have been recorded at their estimated fair values as of the acquisition date. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $289.5 million. Approximately $34.0 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 16 -- ACQUISITIONS -- (CONTINUED)
     On December 31, 1997, the Company acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of Raytheon are included in the accompanying consolidated financial statements since that date. The purchase price exceeded the fair value of the net tangible assets by approximately $48.4 million. Approximately $15.5 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

     The following unaudited pro forma consolidated results of operations are presented as if the Power Device Business and Raytheon acquisitions had been made at the beginning of the periods presented below:

                                                                 YEAR ENDED
                                                           ----------------------
                                                           MAY 31,       MAY 30,
                                                             1998          1999
                                                           --------      --------
                                                               (IN MILLIONS)
Revenues.................................................  $1,300.7      $1,111.9
Net income (loss)........................................      33.0        (138.5)

     The pro forma results of operations include adjustments to give effect to the contracts the Company entered into with Samsung Electronics, additional depreciation and amortization related to the increased value of acquired fixed assets and identifiable intangibles, interest expense on debt assumed issued to finance the purchases, as well as adjustments to eliminate historical expenses which will not be incurred by the Company. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchases been made at the beginning of the periods presented or the future results of the combined operations.

NOTE 17 -- CHANGE IN ACCOUNTING PRINCIPLE

     Effective in the third quarter of Fiscal Year 1998, the Company adopted the provisions of Emerging Issues Task Force Issue 97-13 "Accounting for Business Process Reengineering Costs." This Issue requires companies to write-off business process reengineering costs that had been previously capitalized. The Company had been capitalizing such costs in conjunction with its enterprise software implementation project. The Issue requires companies to write-off these costs in the quarter that contains November 20, 1997.

     The cumulative effect of adoption of this Issue resulted in a charge of $1.5 million; net of taxes of $0.8 million for the year ended May 31, 1998. Of the pre-tax write-off, $1.6 million applies to costs incurred in Fiscal Year 1998, while $0.7 million applies to costs incurred in Fiscal Year 1997. The charge relates specifically to costs incurred to assess the system's capabilities in light of the Company's current business processes, which under prior guidance was capitalizable to the cost of the software.

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of Fairchild as of and for the years ended May 30, 1999 and May 31, 1998:

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                                      MAY 30, 1999
                                        -------------------------------------------------------------------------
                                        UNCONSOLIDATED                                              CONSOLIDATED
                                          FAIRCHILD                       NON-                        FAIRCHILD
                                        SEMICONDUCTOR    GUARANTOR     GUARANTOR                    SEMICONDUCTOR
                                         CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS    CORPORATION
                                        --------------   ----------   ------------   ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents...........     $  33.1         $  0.3        $ 29.0        $    --        $   62.4
  Accounts receivable, net............        35.6           10.4          83.7             --           129.7
  Inventories.........................        83.4           17.0          48.2             --           148.6
  Other current assets................        15.0            0.4          50.3             --            65.7
                                           -------         ------        ------        -------        --------
         Total current assets.........       167.1           28.1         211.2             --           406.4
Property, plant and equipment, net....       166.1            8.3         185.8             --           360.2
Deferred income taxes, net............        10.0            7.8         (15.0)            --             2.8
Intangible assets, net................         8.0           28.1         242.4             --           278.5
Investment in subsidiaries............       267.8           83.2            --         (351.0)             --
Other assets..........................        36.6            1.6           9.6             --            47.8
                                           -------         ------        ------        -------        --------
         Total assets.................     $ 655.6         $157.1        $634.0        $(351.0)       $1,095.7
                                           =======         ======        ======        =======        ========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt...     $  14.1         $   --        $   --        $    --        $   14.1
  Accounts payable....................        45.4            4.4          55.9             --           105.7
  Accrued expenses and other current
    liabilities.......................        50.0            8.0          27.0             --            85.0
                                           -------         ------        ------        -------        --------
         Total current liabilities....       109.5           12.4          82.9             --           204.8
Long-term debt, less current
  portion.............................       895.9             --            --             --           895.9
Net intercompany (receivable)
  payable.............................      (344.2)         (24.3)        368.5             --              --
Other liabilities.....................         0.8             --           0.6             --             1.4
                                           -------         ------        ------        -------        --------
         Total liabilities............       662.0          (11.9)        452.0             --         1,102.1
                                           -------         ------        ------        -------        --------
Commitments and contingencies
Stockholder's equity (deficit):
  Common stock........................          --             --            --             --              --
  Additional paid-in capital..........        62.0             --            --             --            62.0
  Accumulated earnings (deficit)......       (68.4)         169.0         182.0         (351.0)          (68.4)
                                           -------         ------        ------        -------        --------
         Total stockholder's equity
           (deficit)..................        (6.4)         169.0         182.0         (351.0)           (6.4)
                                           -------         ------        ------        -------        --------
         Total liabilities and
           stockholder's equity
           (deficit)..................     $ 655.6         $157.1        $634.0        $(351.0)       $1,095.7
                                           =======         ======        ======        =======        ========

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                YEAR ENDED MAY 30, 1999
                                       -------------------------------------------------------------------------
                                       UNCONSOLIDATED                                              CONSOLIDATED
                                         FAIRCHILD                       NON-                        FAIRCHILD
                                       SEMICONDUCTOR    GUARANTOR     GUARANTOR                    SEMICONDUCTOR
                                        CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS    CORPORATION
                                       --------------   ----------   ------------   ------------   -------------
Revenue:
  Net sales -- trade.................     $ 177.1         $ 64.2       $ 412.8        $    --         $ 654.1
  Net sales -- intercompany..........       536.8             --         101.1         (637.9)             --
  Contract manufacturing -- National
     Semiconductor...................        81.0             --            --             --            81.0
                                          -------         ------       -------        -------         -------
          Total revenue..............       794.9           64.2         513.9         (637.9)          735.1
Operating expenses:
  Cost of sales......................        57.1           39.7         421.6             --           518.4
  Cost of sales -- intercompany......       596.9             --          41.0         (637.9)             --
  Cost of contract manufacturing --
     National Semiconductor..........        64.4             --            --             --            64.4
  Research and development...........        26.1           10.8           2.4             --            39.3
  Selling, general and
     administrative..................        62.9           13.8          28.4             --           105.1
  Purchased in-process research and
     development.....................          --             --          34.0             --            34.0
  Restructuring and impairments......         8.6           12.7            --             --            21.3
                                          -------         ------       -------        -------         -------
          Total operating expenses...       816.0           77.0         527.4         (637.9)          782.5
                                          -------         ------       -------        -------         -------
Operating income (loss)..............       (21.1)         (12.8)        (13.5)            --           (47.4)
Interest expense, net................        54.1            4.4           2.0             --            60.5
Equity in subsidiary (income) loss...        33.6           22.8            --          (56.4)             --
                                          -------         ------       -------        -------         -------
Income (loss) before income taxes....      (108.8)         (40.0)        (15.5)          56.4          (107.9)
Provision (benefit) for income
  taxes..............................        (6.1)          (1.2)          2.1             --            (5.2)
                                          -------         ------       -------        -------         -------
Net income (loss)....................     $(102.7)        $(38.8)      $ (17.6)       $  56.4         $(102.7)
                                          =======         ======       =======        =======         =======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                YEAR ENDED MAY 30, 1999
                                             -------------------------------------------------------------
                                             UNCONSOLIDATED                                  CONSOLIDATED
                                               FAIRCHILD                         NON-          FAIRCHILD
                                             SEMICONDUCTOR     GUARANTOR      GUARANTOR      SEMICONDUCTOR
                                              CORPORATION      SUBSIDIARY    SUBSIDIARIES     CORPORATION
                                             --------------    ----------    ------------    -------------
Cash flows provided by (used in) operating
  activities:..............................      $(14.7)         $(29.4)       $  88.2          $  44.1
                                                 ------          ------        -------          -------
Cash flows from investing activities:
  Capital expenditures.....................       (26.6)           (0.5)         (19.1)           (46.2)
  Proceeds from sale of property, plant and
    equipment..............................         1.0            30.2             --             31.2
  Purchase of molds and tooling............          --              --           (3.8)            (3.8)
  Refundable payment of value added tax
    associated with acquisitions...........          --              --          (40.9)           (40.9)
  Net intercompany investing...............      (406.8)             --          406.8               --
  Acquisitions, net of cash acquired.......        (8.1)             --         (406.8)          (414.9)
                                                 ------          ------        -------          -------
    Cash provided by (used in) investing
      activities...........................      (440.5)           29.7          (63.8)          (474.6)
                                                 ------          ------        -------          -------
Cash flows from financing activities:
  Repayment of long-term debt..............      (151.3)             --             --           (151.3)
  Issuance of long-term debt...............       610.0              --             --            610.0
  Capital contribution from Fairchild
    International..........................        50.0              --             --             50.0
  Debt issuance costs......................       (22.3)             --             --            (22.3)
                                                 ------          ------        -------          -------
    Cash provided by financing
      activities...........................       486.4              --             --            486.4
                                                 ------          ------        -------          -------
Net change in cash and cash equivalents....        31.2             0.3           24.4             55.9
Cash and cash equivalents at beginning of
  period...................................         1.9              --            4.6              6.5
                                                 ------          ------        -------          -------
Cash and cash equivalents at end of
  period...................................      $ 33.1          $  0.3        $  29.0          $  62.4
                                                 ======          ======        =======          =======
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes...........................      $ (2.0)         $   --        $   2.0          $    --
                                                 ======          ======        =======          =======
    Interest...............................      $ 46.6          $   --        $    --          $  46.6
                                                 ======          ======        =======          =======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                                          MAY 31, 1998
                                            -------------------------------------------------------------------------
                                            UNCONSOLIDATED                                              CONSOLIDATED
                                              FAIRCHILD                       NON-                        FAIRCHILD
                                            SEMICONDUCTOR    GUARANTOR     GUARANTOR                    SEMICONDUCTOR
                                             CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS    CORPORATION
                                            --------------   ----------   ------------   ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents...............      $  1.9         $   --        $  4.6        $    --         $  6.5
  Accounts receivable, net................        24.7           13.3          37.0             --           75.0
  Inventories.............................        90.7           14.8           2.5             --          108.0
  Other current assets....................        13.2            0.5           6.3             --           20.0
                                                ------         ------        ------        -------         ------
         Total current assets.............       130.5           28.6          50.4             --          209.5
Property, plant and equipment, net........       209.0           48.1          85.8             --          342.9
Deferred income taxes, net................        12.2            5.3          (1.4)            --           16.1
Intangible assets, net....................          --           31.5            --             --           31.5
Investment in subsidiaries................       211.0             --            --         (211.0)            --
Other assets..............................        19.2            1.6           9.6             --           30.4
                                                ------         ------        ------        -------         ------
         Total assets.....................      $581.9         $115.1        $144.4        $(211.0)        $630.4
                                                ======         ======        ======        =======         ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt.......      $ 13.2         $   --        $   --        $    --         $ 13.2
  Accounts payable........................        56.1            5.5          14.7             --           76.3
  Accrued expenses and other current
    liabilities...........................        38.6            1.8          15.5             --           55.9
                                                ------         ------        ------        -------         ------
         Total current liabilities........       107.9            7.3          30.2             --          145.4
Long-term debt, less current portion......       438.1             --            --             --          438.1
Net intercompany (receivable) payable.....       (10.5)          (9.6)         20.1             --             --
Other liabilities.........................         0.1             --           0.5             --            0.6
                                                ------         ------        ------        -------         ------
         Total liabilities................       535.6           (2.3)         50.8             --          584.1
                                                ------         ------        ------        -------         ------
Commitments and contingencies
Stockholder's equity:
  Common stock............................          --             --            --             --             --
  Additional paid-in capital..............        12.0             --            --             --           12.0
  Accumulated earnings....................        34.3          117.4          93.6         (211.0)          34.3
                                                ------         ------        ------        -------         ------
         Total stockholder's equity.......        46.3          117.4          93.6         (211.0)          46.3
                                                ------         ------        ------        -------         ------
         Total liabilities and
           stockholder's equity...........      $581.9         $115.1        $144.4        $(211.0)        $630.4
                                                ======         ======        ======        =======         ======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                               YEAR ENDED MAY 31, 1998
                                      -------------------------------------------------------------------------
                                      UNCONSOLIDATED                                              CONSOLIDATED
                                        FAIRCHILD                       NON-                        FAIRCHILD
                                      SEMICONDUCTOR    GUARANTOR     GUARANTOR                    SEMICONDUCTOR
                                       CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS    CORPORATION
                                      --------------   ----------   ------------   ------------   -------------
Revenue:
  Net sales -- trade................     $  222.1        $32.1        $ 381.6        $    --         $635.8
  Net sales -- intercompany.........        786.6           --          114.4         (901.0)            --
  Contract manufacturing -- National
    Semiconductor...................        153.4           --             --             --          153.4
                                         --------        -----        -------        -------         ------
         Total revenue..............      1,162.1         32.1          496.0         (901.0)         789.2
Operating expenses:
  Cost of sales.....................         39.3         20.0          382.3             --          441.6
  Cost of sales -- intercompany.....        830.0           --           71.0         (901.0)            --
  Cost of contract manufacturing --
    National Semiconductor..........        117.1           --             --             --          117.1
  Research and development..........         30.1          4.6            1.0             --           35.7
  Selling, general and
    administrative..................         65.8          5.1           21.1             --           92.0
  Purchased in-process research and
    development.....................         15.5           --             --             --           15.5
                                         --------        -----        -------        -------         ------
         Total operating expenses...      1,097.8         29.7          475.4         (901.0)         701.9
                                         --------        -----        -------        -------         ------
Operating income (loss).............         64.3          2.4           20.6             --           87.3
Interest expense, net...............         43.0          1.8           (0.1)            --           44.7
Equity in subsidiary (income)
  loss..............................        (16.9)          --             --           16.9             --
                                         --------        -----        -------        -------         ------
Income (loss) before income taxes...         38.2          0.6           20.7          (16.9)          42.6
Provision (benefit) for income
  taxes.............................          9.5          0.2            4.2             --           13.9
                                         --------        -----        -------        -------         ------
Income (loss) before cumulative
  effect of change in accounting
  principle.........................         28.7          0.4           16.5          (16.9)          28.7
Cumulative effect of change in
  accounting principle, net of tax
  effect of $0.8 million............         (1.5)          --             --             --           (1.5)
                                         --------        -----        -------        -------         ------
Net income (loss)...................     $   27.2        $ 0.4        $  16.5        $ (16.9)        $ 27.2
                                         ========        =====        =======        =======         ======

                      FAIRCHILD SEMICONDUCTOR CORPORATION

NOTE 18 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                      FAIRCHILD SEMICONDUCTOR CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                  YEAR ENDED MAY 31, 1998
                                        ---------------------------------------------------------------------------
                                        UNCONSOLIDATED                                                CONSOLIDATED
                                          FAIRCHILD                         NON-                        FAIRCHILD
                                        SEMICONDUCTOR     GUARANTOR      GUARANTOR                    SEMICONDUCTOR
                                         CORPORATION     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS    CORPORATION
                                        --------------   ------------   ------------   ------------   -------------
Cash flows provided by operating
  activities:.........................     $ 105.4          $ 0.4          $ 30.3           $--          $ 136.1
                                           -------          -----          ------           --           -------
Cash flows from investing activities:
  Capital expenditures................       (48.7)          (0.4)          (28.9)          --             (78.0)
  Purchase of molds and tooling.......          --             --            (5.7)          --              (5.7)
  Acquisitions, net of cash
    acquired..........................      (116.8)            --              --           --            (116.8)
                                           -------          -----          ------           --           -------
    Cash used by investing
      activities......................      (165.5)          (0.4)          (34.6)          --            (200.5)
                                           -------          -----          ------           --           -------
Cash flows from financing activities:
  Repayment of long-term debt.........       (58.7)            --              --           --             (58.7)
  Issuance of long-term debt..........        90.0             --              --           --              90.0
  Debt issuance costs.................        (1.1)            --              --           --              (1.1)
                                           -------          -----          ------           --           -------
    Cash provided by financing
      activities......................        30.2             --              --           --              30.2
                                           -------          -----          ------           --           -------
Net change in cash and cash
  equivalents.........................       (29.9)            --            (4.3)          --             (34.2)
Cash and cash equivalents at beginning
  of period...........................        31.8             --             8.9           --              40.7
                                           -------          -----          ------           --           -------
Cash and cash equivalents at end of
  period..............................     $   1.9          $  --          $  4.6           $--          $   6.5
                                           -------          -----          ------           --           -------
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes......................     $   7.7          $  --          $  1.2           $--          $   8.9
                                           -------          -----          ------           --           -------
    Interest..........................     $  43.8          $  --          $   --           $--          $  43.8
                                           -------          -----          ------           --           -------


     The 10 3/8% Senior Subordinated Notes Due 2007 are fully and unconditionally guaranteed by the guarantor subsidiary, Fairchild Semiconductor Corporation of California. The guarantor subsidiary is a wholly-owned subsidiary of Fairchild. Separate financial statements and other disclosures concerning the guarantor subsidiary are not presented because management has determined that they are not material to investors.


NOTE 19 -- SUBSEQUENT EVENT

     On August 9, 1999, Fairchild International completed an initial public offering of 20,000,000 shares of its Class A Common Stock. The gross proceeds from the offering of $370.0 million were used in part to fund a capital contribution to Fairchild of $191.0 million. These proceeds were used to repay in full the Tranche A term loan ($100.0 million) and to partially repay the Tranche B term loan ($91.0 million).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Fairchild Semiconductor International, Inc.:

     We have audited the accompanying consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries (the "Company") as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared on the basis of presentation as described in Note 1. Prior to March 11, 1997, the statements present the combined business equity and the related combined revenues less direct expenses before taxes of the Fairchild Semiconductor Business of National Semiconductor Corporation (the Business), and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would have been recorded by the Company on a stand-alone basis.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 1998 and May 30, 1999, the results of operations for each of the years in the three year period ended May 30, 1999, and the results of cash flows for the years ended May 31, 1998 and May 30, 1999, on the basis described in Note 1, in conformity with generally accepted accounting principles.

     As discussed in Note 18 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs".

                                      KPMG LLP

Boston, Massachusetts
June 30, 1999, except as to Note 20, which is as of August 9, 1999

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6.5    $   62.4
  Accounts receivable, net of allowances of $14.2 and $9.2
     at May 31, 1998 and May 30, 1999, respectively.........     75.0       129.7
  Inventories...............................................    108.0       148.6
  Other current assets......................................     20.0        65.7
                                                              -------    --------
     Total current assets...................................    209.5       406.4
Property, plant and equipment, net..........................    342.9       360.2
Deferred income taxes, net..................................     20.0         2.8
Intangible assets, net of accumulated amortization of $1.4
  and $9.9 at May 31, 1998 and May 30, 1999, respectively...     31.5       278.5
Other assets................................................     30.4        47.8
                                                              -------    --------
     Total assets...........................................  $ 634.3    $1,095.7
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $  13.2    $   14.1
  Accounts payable..........................................     74.0        99.6
  Accrued expenses and other current liabilities............     55.9        85.0
                                                              -------    --------
     Total current liabilities..............................    143.1       198.7
Long-term debt, less current portion........................    526.7     1,045.9
Other liabilities...........................................      0.6         1.4
                                                              -------    --------
     Total liabilities......................................    670.4     1,246.0
                                                              -------    --------
Redeemable preferred stock -- 12% Series A cumulative
  compounding preferred stock, $.01 par value, $1,000 stated
  value; 70,000 shares authorized, issued and outstanding at
  May 31, 1998 and May 30, 1999.............................     80.5        90.1
Commitments and contingencies
Stockholders' equity (deficit):
  Class A common stock, $.01 par value, voting; 80,000,000
     shares authorized, 29,238,800 and 29,591,440 shares
     issued and outstanding at May 31, 1998 and May 30, 1999
     respectively...........................................      0.3         0.3
  Class B common stock, $.01 par value, nonvoting;
     80,000,000 shares authorized, 33,635,520 and 33,376,000
     shares issued and outstanding at May 31, 1998 and May
     30, 1999, respectively.................................      0.3         0.3
  Additional paid-in capital................................      9.5         9.6
  Accumulated deficit.......................................   (126.7)     (250.6)
                                                              -------    --------
     Total stockholders' equity (deficit)...................   (116.6)     (240.4)
                                                              -------    --------
     Total liabilities and stockholders' equity (deficit)...  $ 634.3    $1,095.7
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              MAY 25,    MAY 31,    MAY 30,
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenue:
  Net sales -- trade........................................  $587.8     $635.8     $ 654.1
  Contract manufacturing -- National Semiconductor..........   104.2      153.4        81.0
                                                              ------     ------     -------
     Total revenue..........................................   692.0      789.2       735.1
Operating expenses:
  Cost of sales.............................................   442.1      441.6       518.4
  Cost of contract manufacturing -- National
     Semiconductor..........................................    97.4      117.1        64.4
  Research and development..................................    18.9       35.7        39.3
  Selling, general and administrative.......................    96.4       92.0       105.1
  Purchased in-process research and development.............      --       15.5        34.0
  Restructuring and impairments.............................     5.3         --        21.3
                                                              ------     ------     -------
     Total operating expenses...............................   660.1      701.9       782.5
                                                              ------     ------     -------
Operating income (loss).....................................    31.9       87.3       (47.4)
Interest expense, net.......................................    11.2       54.5        71.8
Other expense, net..........................................     1.4         --          --
                                                              ------     ------     -------
Income (loss) before income taxes...........................    19.3       32.8      (119.2)
Provision (benefit) for income taxes........................     3.8       10.7        (5.1)
                                                              ------     ------     -------
Income (loss) before cumulative effect of change in
  accounting principle......................................    15.5       22.1      (114.1)
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................      --       (1.5)         --
                                                              ------     ------     -------
Net income (loss)...........................................  $ 15.5     $ 20.6     $(114.1)
                                                              ======     ======     =======
Net income (loss) applicable to common stockholders.........             $ 11.9     $(123.9)
                                                                         ======     =======
Basic earnings (loss) per common share:
  Income before cumulative effect of change in accounting
     principle..............................................             $ 0.21     $ (1.97)
  Cumulative effect of change in accounting principle.......              (0.02)         --
                                                                         ------     -------
                                                                         $ 0.19     $ (1.97)
                                                                         ======     =======
Diluted earnings (loss) per common share:
  Income before cumulative effect of change in accounting
     principle..............................................             $ 0.20     $ (1.97)
  Cumulative effect of change in accounting principle.......              (0.02)         --
                                                                         ------     -------
                                                                         $ 0.18     $ (1.97)
                                                                         ======     =======
Weighted average common shares:
  Basic.....................................................               62.8        62.9
                                                                         ======     =======
  Diluted...................................................               65.0        62.9
                                                                         ======     =======

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              MAY 31, 1998    MAY 30, 1999
                                                              ------------    ------------
Cash flows from operating activities:
  Net income (loss).........................................    $  20.6         $(114.1)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Amortization of deferred compensation..................        0.2              --
     Cumulative effect of change in accounting principle,
      net...................................................        1.5              --
     Restructuring, net of cash expended....................         --            17.3
     Depreciation and amortization..........................       84.6           103.7
     Loss on disposal of fixed assets.......................        0.9             0.3
     Non-cash interest expense..............................       12.5            19.8
     Purchased in-process research and development..........       15.5            34.0
     Deferred income taxes..................................       (0.4)           (2.4)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
     Accounts receivable....................................       18.6           (53.2)
     Inventories............................................      (21.3)            8.5
     Other current assets...................................       (1.6)            2.3
     Accounts payable.......................................       (6.5)           21.4
     Accrued expenses and other current liabilities.........       13.7            12.5
     Other assets and liabilities, net......................       (2.2)           (6.0)
                                                                -------         -------
       Cash provided by operating activities................      136.1            44.1
                                                                -------         -------
Cash flows from investing activities:
  Capital expenditures......................................      (78.0)          (46.2)
  Proceeds from sale of property, plant and equipment.......         --            31.2
  Purchase of molds and tooling.............................       (5.7)           (3.8)
  Refundable payment of value added tax associated with
     acquisition............................................         --           (40.9)
  Acquisitions, net of cash acquired........................     (116.8)         (414.9)
                                                                -------         -------
       Cash used by investing activities....................     (200.5)         (474.6)
                                                                -------         -------
Cash flows from financing activities:
  Repayment of long-term debt...............................      (58.7)         (151.3)
  Issuance of long-term debt................................       90.0           660.0
  Debt issuance costs.......................................       (1.1)          (22.3)
                                                                -------         -------
       Cash provided by financing activities................       30.2           486.4
                                                                -------         -------
Net change in cash and cash equivalents.....................      (34.2)           55.9
Cash and cash equivalents at beginning of period............       40.7             6.5
                                                                -------         -------
Cash and cash equivalents at end of period..................    $   6.5         $  62.4
                                                                =======         =======
Supplemental Cash Flow Information:
  Cash paid during the year for:
     Income taxes...........................................    $   8.9         $    --
                                                                =======         =======
     Interest...............................................    $  43.8         $  46.6
                                                                =======         =======

          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN MILLIONS)

                                             COMMON STOCK
                                 -------------------------------------                                             TOTAL
                                                     CLASS A   CLASS B   ADDITIONAL                            STOCKHOLDERS'
                                 CLASS A   CLASS B     PAR       PAR      PAID-IN     ACCUMULATED   BUSINESS      EQUITY
                                 SHARES    SHARES     VALUE     VALUE     CAPITAL       DEFICIT      EQUITY      (DEFICIT)
                                 -------   -------   -------   -------   ----------   -----------   --------   -------------
Balances at May 26, 1996........    --        --      $ --      $ --      $    --       $    --     $ 349.2       $ 349.2
  Revenues less expenses........    --        --        --        --           --            --         9.6           9.6
  Net intercompany activity.....    --        --        --        --           --            --       (25.4)        (25.4)
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at March 10, 1997......    --        --        --        --           --            --       333.4         333.4
  Recapitalization of
     Business...................    --        --        --        --           --         333.4      (333.4)           --
  Distribution to National
     Semiconductor by
     Fairchild..................    --        --        --        --           --        (401.6)         --        (401.6)
  PIK Note issued as additional
     purchase consideration for
     the stock of Fairchild.....    --        --        --        --           --         (77.0)         --         (77.0)
  Issuance of common stock......  28.8      33.6       0.1       0.1          7.6            --          --           7.8
  Net income....................    --        --        --        --           --           5.9          --           5.9
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (1.8)         --          (1.8)
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 25, 1997........  28.8      33.6       0.1       0.1          7.6        (141.1)         --        (133.3)
  Net income....................    --        --        --        --           --          20.6          --          20.6
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (8.6)         --          (8.6)
  Adjustment to business equity
     assumed....................    --        --        --        --           --           2.4          --           2.4
  Issuance of common stock......   0.4        --        --        --           --            --          --            --
  Common stock split issued in
     the form of a stock
     dividend (4-1).............    --        --       0.2       0.2         (0.4)           --          --            --
  Deferred compensation related
     to the grant of stock
     options....................    --        --        --        --          0.2            --          --           0.2
  Tax benefit from compensation
     related to lifting of
     restrictions on common
     stock owned by management
     investors..................    --        --        --        --          2.1            --          --           2.1
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 31, 1998........  29.2      33.6       0.3       0.3          9.5        (126.7)         --        (116.6)
  Net loss......................    --        --        --        --           --        (114.1)         --        (114.1)
  Dividends on redeemable
     preferred stock............    --        --        --        --           --          (9.8)         --          (9.8)
  Issuance of common stock......   0.2        --        --        --           --            --          --            --
  Conversion of common stock....   0.2      (0.2)       --        --           --            --          --            --
  Deferred compensation related
     to the grant of stock
     options....................    --        --        --        --          0.1            --          --           0.1
                                  ----      ----      ----      ----      -------       -------     -------       -------
Balances at May 30, 1999........  29.6      33.4      $0.3      $0.3      $   9.6       $(250.6)    $    --       $(240.4)
                                  ====      ====      ====      ====      =======       =======     =======       =======

          See accompanying notes to consolidated financial statements.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     Fairchild Semiconductor International, Inc. ("Fairchild International" or the "Company"), formerly known as FSC Semiconductor Corporation, was incorporated on March 10, 1997 by National Semiconductor Corporation ("National Semiconductor" or "National"). On March 11, 1997, National Semiconductor consummated an Agreement and Plan of Recapitalization ("Recapitalization"). As part of the Recapitalization, National Semiconductor transferred all of the capital stock of Fairchild Semiconductor Corporation ("Fairchild") and approximately $12.8 million in cash to Fairchild International in exchange for shares of Fairchild International' 12% Series A Cumulative Compounding Preferred Stock, Fairchild International' common stock and a promissory note in the principal amount of approximately $77.0 million.

     In addition, National Semiconductor transferred substantially all of the assets and liabilities of the Fairchild Semiconductor Business (the "Business") to Fairchild. The Business was defined as the logic, discrete and memory divisions of National Semiconductor. The Recapitalization was accounted for as a leveraged recapitalization, whereby Fairchild assumed the historical operating results of the Business. Fairchild is a leading global designer, developer and manufacturer of high performance multi-market semiconductors. Fairchild's logic, discrete, non-volatile memory and analog and mixed signal products are the building block components for virtually all electronic devices, from sophisticated computers to household appliances. The Company is headquartered in South Portland, Maine, and has manufacturing operations in South Portland, Maine, West Jordan, Utah, Mountain View, California, Cebu, the Philippines, Penang, Malaysia and Bucheon, South Korea.

     On December 31, 1998, Fairchild acquired Raytheon Semiconductor Inc., ("Raytheon"). On April 13, 1999, Fairchild acquired the Power Device Business of Samsung Electronics. See Note 17.

BASIS OF PRESENTATION

     The consolidated financial statements at May 31, 1998 and May 30, 1999 and for the fiscal years then ended and for the period from March 11, 1997 through May 25, 1997, include the accounts and operations of the Company and its wholly-owned subsidiaries.

     Prior to March 11, 1997, the combined balance sheets included the assets and liabilities that were directly related to the Business as they were operated within National Semiconductor. These balance sheets did not include National Semiconductor's corporate assets or liabilities not specifically identifiable to Fairchild. National Semiconductor performed cash management on a centralized basis and processed related receivables and certain payables, payroll and other activity for Fairchild. These systems did not track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it was not practical to determine certain assets and liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows for the year ended May 25, 1997 (See Note 16). The cash flows may have been significantly different if not for the centralized cash management system of National Semiconductor.

     Prior to March 11, 1997, the combined statements of operations included all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates in the combined statements of operations were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and esti-

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION -- (CONTINUED) mates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand alone basis.

     Transactions with National Semiconductor have been identified in the financial statements as transactions between related parties to the extent practicable (See Note 12).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

     The Company's fiscal year ends on the Sunday on or nearest preceding May
31. The Company's results for the fiscal years May 25, 1997, May 31, 1998 and May 30, 1999 consist of 52 weeks, 53 weeks, and 52 weeks, respectively.

PRINCIPLES OF CONSOLIDATION

     Commencing with the Recapitalization, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

     Revenue from the sale of semiconductor products is recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of the contracted services.

RESEARCH AND DEVELOPMENT COSTS

     The Company's research and development expenditures are charged to expense as incurred.

RELATED PARTY ACTIVITY

     In conjunction with the Recapitalization, Fairchild and National Semiconductor executed several agreements, which govern the performance of manufacturing services by Fairchild on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild. In addition, National Semiconductor provided a number of business support services to Fairchild through May 30, 1999.

     Prior to the Recapitalization, the Business performed contract manufacturing services for National Semiconductor. The revenues for these services are reflected at cost in the accompanying consolidated statements of operations.

     Manufacturing costs were generally apportioned between National Semiconductor and the Business' product lines based upon budgeted and actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged or credited directly without apportionment.

     National Semiconductor also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from National Semiconductor's corporate office, selling and marketing locations, and manufacturing sites to the Business or from the Business' plants to National Semiconductor product lines on a basis which is considered to fairly and reasonably reflect the utilization of the services provided to, or benefit obtained by, the business receiving the charge. National Semiconductor had net interest income on a consolidated basis for all periods presented prior to the Recapitalization. Although not material, these amounts have been allocated to the Business prior to the Recapitalization on the basis of net assets and are included in other (income) expense (See Note 12).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements, ten to thirty years, and machinery and equipment, three to five years. Depreciation is computed using the straight-line method.

INTANGIBLE ASSETS

     Intangible assets were recorded as part of the Raytheon and Power Device Business acquisitions and are amortized by the use of the straight-line method over their estimated lives, which are generally three to fifteen years. (See
Note 17)

OTHER ASSETS

     Other assets include debt acquisition costs which represent costs incurred related to the issuance of the Company's long-term debt. The costs are being amortized using the effective interest method over the related term of the borrowings, which ranges from five to ten years, and are included in interest expense. Also included in other assets are mold and tooling costs. Molds and tools are amortized over their expected useful lives, generally one to three years.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in Fiscal Years 1997, 1998 and 1999, except as discussed in Note 11.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
CURRENCIES

     The Company's functional currency for all operations worldwide is the U.S. dollar. Accordingly, gains and losses from translation of foreign currency financial statements are included in current results. In addition, cash conversion of foreign currency and foreign currency transactions are also included in current results.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Company utilizes various off-balance sheet financial instruments to manage market risks associated with the fluctuations in certain interest rates and foreign currency exchange rates. It is the Company's policy to use derivative financial instruments to protect against market risk arising from the normal course of business. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long term debt, interest rate swaps and caps, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     Prior to the Recapitalization, the Business did not file separate income tax returns but rather was included in the income tax returns filed by National Semiconductor and its subsidiaries in various domestic and foreign jurisdictions. Therefore, no provision for income taxes has been recorded in the accompanying consolidated financial statements for the period May 27, 1996 through March 10, 1997. Upon the Recapitalization, the Company became responsible for its income taxes and, therefore, the provision for income taxes included in the accompanying 1997 statement of operations is for the period March 11, 1997 through May 25, 1997.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER COMMON SHARE

     The Company has presented net income (loss) per share pursuant to SFAS No. 128, Earnings per Share, and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net income (loss) per common share is presented for the years ended May 31, 1998 and May 30, 1999 only because it is not meaningful for earlier years since the Company did not have common stock outstanding for the entire period during any earlier year.

     Basic income (loss) per share was computed by dividing net income (loss) applicable to common stockholders by the weighted average shares of common stock outstanding. Diluted income (loss) per share also gives effect to all dilutive potential common shares outstanding, consisting solely of outstanding stock options.

     The following table reconciles net income (loss) to net income (loss) applicable to common stockholders, and basic to diluted weighted average shares outstanding:

                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Basic weighted average common shares outstanding............    62.8        62.9
Net effect of dilutive stock options based on the treasury
  stock method using the average market price...............     2.2          --
                                                               -----     -------
Diluted weighted average common shares outstanding..........    65.0        62.9
                                                               =====     =======
Net income..................................................   $20.6     $(114.1)
Dividends on redeemable preferred stock.....................     8.7         9.8
                                                               -----     -------
Net income applicable to common stockholders................   $11.9     $(123.9)
                                                               =====     =======

     Options to purchase 750,000 and 4,282,570 shares of common stock were outstanding at May 31, 1998 and May 30, 1999, respectively, but were not included in the computation of diluted earnings per share because the effect of including such options would be anti-dilutive.

EMPLOYEE STOCK PLAN

     The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB No. 25 and is effective for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company continues to account for its stock

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) option plan in accordance with the provisions of APB No. 25 (see Note 6) and provides the disclosure of pro forma net income as if the fair value method under SFAS No. 123 had been applied.

RECLASSIFICATION

     Certain fiscal 1997 and 1998 amounts have been reclassified to conform with the current year presentation.

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                                                             MAY 31,    MAY 30,
                                                                              1998       1999
                                                                             -------    -------
                                                                               (IN MILLIONS)
Inventories(1)
  Raw materials...........................................................   $ 13.0     $ 13.6
  Work in process.........................................................     69.5       93.1
  Finished goods..........................................................     25.5       41.9
                                                                             ------     ------
                                                                             $108.0     $148.6
                                                                             ======     ======
Other current assets
  Refundable payment of value added tax associated with acquisition.......   $   --     $ 40.9
  Non-trade receivable from manufacturing subcontractor...................     12.7        4.5
  Deferred income taxes...................................................      1.6        7.6
  Prepaid and other current assets........................................      5.7       12.7
                                                                             ------     ------
                                                                             $ 20.0     $ 65.7
                                                                             ======     ======
Property, plant and equipment(1)
  Land....................................................................   $ 23.5     $ 19.0
  Buildings and improvements..............................................    154.7      177.0
  Machinery and equipment.................................................    575.1      681.7
  Construction in progress................................................     46.5       18.1
                                                                             ------     ------
     Total property, plant and equipment..................................    799.8      895.8
  Less accumulated depreciation...........................................    456.9      535.6
                                                                             ------     ------
                                                                             $342.9     $360.2
                                                                             ======     ======

                                                               PERIOD OF
                                                              AMORTIZATION
                                                              ------------
Intangible assets(1)
  Developed technology......................................    15 years     $ 28.8     $169.7
  Customer base.............................................     8 years         --       53.9
  Covenant not to compete...................................     5 years         --       30.8
  Trademarks and tradenames.................................     4 years         --       25.1
  Assembled workforce.......................................     3 years        4.1        8.9
                                                                             ------     ------
     Total intangible assets..............................................     32.9      288.4
  Less accumulated amortization...........................................     (1.4)      (9.9)
                                                                             ------     ------
                                                                             $ 31.5     $278.5
                                                                             ======     ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 3 -- FINANCIAL STATEMENT DETAILS -- (CONTINUED)

                                                                             MAY 31,    MAY 30,
                                                                              1998       1999
                                                                             -------    -------
                                                                               (IN MILLIONS)
Accrued expenses(1)
  Payroll and employee related accruals...................................   $ 23.4     $ 29.3
  Accrued interest........................................................      8.1       13.5
  Restructuring and related allowances....................................       --       12.5
  Income taxes payable....................................................      3.2        0.3
  Other...................................................................     21.2       29.4
                                                                             ------     ------
                                                                             $ 55.9     $ 85.0
                                                                             ======     ======

-------------------------

(1) Approximately $49.1 million of inventory, $101.3 million of property, plant and equipment, $255.5 million of intangible assets and $9.5 million of accrued liabilities were obtained through the Power Device acquisition completed in April 1999, and contribute to the growth in each respective account in fiscal 1999.

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following at:

                                                              MAY 31,    MAY 30,
                                                               1998        1999
                                                              -------    --------
                                                                 (IN MILLIONS)
Term Loans Payable:
  Tranche A.................................................  $ 62.5     $  100.0
  Tranche B.................................................      --        210.0
  Tranche C.................................................    88.8           --
  Senior subordinated notes payable.........................   300.0        600.0
  PIK note payable..........................................    88.6         99.2
  CMP note payable..........................................      --         50.8
                                                              ------     --------
     Total long-term debt...................................   539.9      1,060.0
Less current portion........................................    13.2         14.1
                                                              ------     --------
     Long-term portion......................................  $526.7     $1,045.9
                                                              ======     ========

     On March 11, 1997 Fairchild entered into a Senior Credit Facilities Agreement which, on December 31, 1997, was amended and restated ("Original Credit Agreement") in order to permit the acquisition of Raytheon (See Note 17). On April 14, 1999 the Company entered into a new Senior Credit Facilities Agreement ("Credit Agreement") with a syndicate of financial institutions in order to refinance the Original Credit Agreement and finance the acquisition of the Power Device Business (See Note 17). A portion of the proceeds from the new Credit Agreement was used to repay in full all outstanding amounts under the Original Credit Agreement.

     Borrowings under the Credit Agreement are segregated into two tranches:
$100.0 million Tranche A Term Loans and $210.0 million Tranche B Term Loans. The Tranche A Term Loans are scheduled to

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
mature on March 31, 2004, and are subject to quarterly principal payments ranging from $3.8 million to $6.8 million commencing September 30, 1999. The Tranche B Term Loans are scheduled to mature on December 15, 2004, and are subject to quarterly principal payments ranging from $0.5 to $0.7 million commencing September 30, 1999 and ending September 30, 2004 with a final principal payment of $198.5 million due December 15, 2004. The Credit Agreement also includes a Revolving Credit Facility of $100.0 million. The Revolving Credit Facility is scheduled to mature on March 31, 2004. No amounts were outstanding under the Revolving Credit Facility at May 30, 1999.

     The Credit Agreement accrues interest based on either the bank's base rate or the Eurodollar rate, at the option of Fairchild. The interest rate was 7.7% for the Tranche A term loan and 8.2% for the Tranche B term loan at May 30, 1999. Fairchild pays a commitment fee of 0.5% per annum of the unutilized commitments under the Revolving Credit Agreement. Borrowings are secured by substantially all assets of Fairchild.

     On April 7, 1999, Fairchild issued $300.0 million of 10 3/8% Senior Subordinated Notes (the "10 3/8% Notes") at face value. The 10 3/8% Notes pay interest on April 1 and October 1 of each year commencing October 1, 1999 and are due October 1, 2007. The 10 3/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. Until April 1, 2002, Fairchild can redeem an amount not to exceed 35% of the 10 3/8% Notes with proceeds raised from certain public equity offerings. On or after April 1, 2003, the 10 3/8% Notes are redeemable by Fairchild, in whole or in part, at redemption prices ranging from 100% to approximately 105% of the principal amount.

     On March 11, 1997, Fairchild issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "10 1/8% Notes" and, together with the 10 3/8% Notes, the "Notes") at face value. The 10 1/8% Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The 10 1/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. The 10 1/8% Notes are redeemable by Fairchild, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. Fairchild is required to redeem $150.0 million principal amount of 10 1/8% Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

     The payment of principal and interest on the Credit Agreement and the Notes is fully and unconditionally guaranteed by Fairchild International. Fairchild International is the parent company of Fairchild and currently conducts no business and has no significant assets other than the capital stock of Fairchild and certain deferred tax assets related to interest on its debt. Fairchild has eleven direct subsidiaries and one indirect subsidiary, of which only one direct subsidiary, Fairchild Semiconductor Corporation of California ("Fairchild California"), is a guarantor on the Credit Agreement and the Notes. The remaining direct and indirect subsidiaries are foreign-based and do not guarantee either the Credit Agreement or the Notes.

     On April 13, 1999, in connection with the acquisition of the Power Device Business, the Company entered into a Subordinated Credit Agreement with Citicorp Mezzanine Partners, L.P. ("CMP Note") in the principal amount of $50.0 million. The CMP Note bears interest at 12.5% per annum and matures on April 13, 2008. If the Company voluntarily prepays any or all of the loan, the interest rate on the amount prepaid is increased to 18% per annum retroactive to April 13, 1999. Since the Company plans to repay the loan within 18 months, the Company is accruing interest on the CMP Note at a rate

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
of 18% per annum in accordance with EITF Issue No. 86-15. To the extent any Fairchild International senior indebtedness prohibits Fairchild International from paying interest on the CMP Note in cash, such interest shall be paid by adding interest to the then outstanding principal amount of the CMP Note. Such amounts shall accrue interest as a portion of the principal amount of the PIK Notes from the applicable interest payment date. The CMP Note is subordinated to both the Senior Credit Facilities and the Notes. In connection with the issuance of the CMP Note, Fairchild International issued a warrant for the purchase of 3,538,228 shares of common stock of Fairchild International at an exercise price of $0.01 per share. See Note 10.

     On March 11, 1997, the Company issued a promissory note ("PIK Note") in the principal amount of approximately $77.0 million to National Semiconductor as part of the consideration for all of the capital stock of Fairchild. The PIK Note bears interest at 11.74% per annum and matures in 2008. During Fiscal Year 1998, National Semiconductor sold its interest in the PIK Note to a number of financial institutions. To the extent any Fairchild International senior indebtedness prohibits Fairchild International from paying interest due on the PIK Notes in cash, such interest shall be paid by adding such interest to the then outstanding principal amount of the PIK Notes. Such amount shall accrue interest as a portion of the principal amount of the PIK Notes from the applicable interest payment date. The PIK Notes are subordinated to both the Senior Credit Facilities and the Notes.

     The Credit Agreement, the indenture under which the Notes were issued, the CMP Note, and the PIK Note contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at May 30, 1999.

     Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

                                                              (IN MILLIONS)
                                                              -------------
2000........................................................        14.1
2001........................................................        17.1
2002........................................................        25.1
2003........................................................        25.1
2004........................................................        29.1
Thereafter..................................................       949.5
                                                                --------
                                                                $1,060.0
                                                                ========

     On April 29, 1997 and January 7, 1998, the Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Senior Credit Facilities described above under the Original Credit Agreement. The swap agreements fixed the interest rate on $60.0 million of the Senior Credit Facility at 9.26% through May 2001, and $90.0 million of the Senior Credit Facility at 8.21% through February 2000. The notional face amount of the swap agreements was $151.3 million at May 31, 1998 (See Note 14). The swap agreement covering $60.0 million of the Senior Credit Facility was canceled without penalty on May 26, 1999. The swap agreement covering $90.0 million was settled on April 28, 1999 at a cost to the Company of $0.6 million.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
     On April 28, 1999, the Company entered into an Interest Rate Cap Agreement. This agreement caps the interest rate at 8.0% and 8.3% on the outstanding balances of the Tranche A and Tranche B Term Loans, respectively. The interest rate cap agreement expires August 31, 1999.

NOTE 5 -- INCOME TAXES

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns prior to the Recapitalization, and therefore, no provision for income taxes has been recorded in the accompanying financial statements for the period from May 27, 1996 to March 10, 1997.

     In conjunction with the acquisition of the Power Device Business, the Korean government granted a ten year tax holiday to Fairchild Korea Semiconductor Ltd. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. Taxes exempted include income taxes, dividend withholding taxes, acquisition tax, registration tax, property tax and aggregate land tax. As such, no provision for income taxes for Korea has been provided.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The provision (benefit) for income taxes included in the accompanying consolidated statements of operations for Fiscal Years 1997, 1998 and 1999, consisted of the following:

                                                           MARCH 11,        YEAR ENDED
                                                            1997 TO     ------------------
                                                            MAY 25,     MAY 31,    MAY 30,
                                                             1997        1998       1999
                                                           ---------    -------    -------
                                                                    (IN MILLIONS)
Income (loss) before income taxes:
  U.S. ..................................................    $7.2        $14.6     $(103.7)
  Foreign................................................     2.5         18.2       (15.5)
                                                             ----        -----     -------
                                                             $9.7        $32.8     $(119.2)
                                                             ====        =====     =======
Income tax provision (benefit):
  Current:
     U.S. federal........................................    $ --        $ 7.1     $  (4.8)
     U.S. state and local................................      --          1.5          --
     Foreign.............................................     1.4          3.3         2.1
                                                             ----        -----     -------
                                                              1.4         11.9        (2.7)
  Deferred:
     U.S. federal........................................     1.9         (2.0)       (2.5)
     U.S. state and local................................     0.5         (0.4)        0.1
     Foreign.............................................      --          1.2          --
                                                             ----        -----     -------
                                                              2.4         (1.2)       (2.4)
Total income tax provision (benefit):
  U.S. federal...........................................     1.9          5.1        (7.3)
  U.S. state and local...................................     0.5          1.1         0.1
  Foreign................................................     1.4          4.5         2.1
                                                             ----        -----     -------
                                                             $3.8        $10.7     $  (5.1)
                                                             ====        =====     =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

                                                            MARCH 11,
                                                             1997 TO
                                                             MAY 25,     MAY 31,    MAY 30,
                                                              1997        1998       1999
                                                            ---------    -------    -------
U.S. federal statutory rate...............................    35.0%       35.0%       35.0%
U.S. state and local taxes, net of federal benefit........     4.1%        3.3%        1.4%
Tax differential related to foreign income................      --         (5.7)%      (8.6)%
Loss not utilized.........................................      --          --       (23.5)%
                                                              ----        ----       -----
                                                              39.1%       32.6%        4.3%
                                                              ====        ====       =====

     The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at May 31, 1998 and May 30, 1999 are presented below:

                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Deferred tax assets:
  Net operating loss carry forwards.........................  $   --     $ 34.0
  Reserves and accruals.....................................    15.9       26.5
  Plant and equipment.......................................     2.8        3.5
  Intangibles, primarily intellectual property and
     software...............................................    31.2       22.7
  Tax credit carryovers.....................................     3.8        1.4
                                                              ------     ------
     Total gross deferred tax assets........................    53.7       88.1
  Valuation allowance.......................................   (30.7)     (62.7)
                                                              ------     ------
     Net deferred tax assets................................    23.0       25.4
Deferred tax liabilities (all foreign):
  Intangibles, primarily intellectual property..............      --       (9.9)
  Plant and equipment.......................................      --       (3.7)
  Capital allowance.........................................    (1.4)      (1.4)
                                                              ------     ------
     Total deferred tax liabilities.........................    (1.4)     (15.0)
                                                              ------     ------
Net deferred tax assets.....................................  $ 21.6     $ 10.4
                                                              ======     ======

     In assessing the realizability of deferred tax assets, the Company estimated its future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance which reduces the gross deferred tax asset to an amount which the Company

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 5 -- INCOME TAXES -- (CONTINUED)
believes will more likely than not be realized. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.

     Net operating loss, research and development credit and foreign tax credit carryforwards totaled $90.3 million, $0.2 million and $1.2 million, respectively, as of May 30, 1999. The net operating loss expires in 2019. The research and development credits expire in varying amounts in 2012, 2013 and 2019. The foreign tax credits expire in varying amounts in 2002 through 2004.

     Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, which aggregated approximately $13.8 million at May 30, 1999. The Company plans to reinvest all such earnings for future expansion. The amount of taxes attributable to these undistributed earnings is not practicably determinable.

NOTE 6 -- STOCK BASED COMPENSATION

     At May 30, 1999, the Company has one stock-based compensation plan, the 1997 Stock Option Plan, as amended, (the "Plan") which is described below. The Company accounts for its stock option plan in accordance with the provisions of APB No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the year ended May 30, 1999, the Company granted 25,600 stock options with exercise prices less than the market price of the underlying stock on the date of the grant, and recorded total deferred compensation of $0.3 million. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported net income (loss) of $15.5 million, $20.6 million and $(114.3) million, respectively, in fiscal years 1997, 1998 and 1999, respectively.

     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                                              1997    1998    1999
                                                              ----    ----    ----
Expected volatility.........................................    --      --      49%
Dividend yield..............................................    --      --      --
Risk-free interest rate.....................................  6.17%   5.88%   4.43%
Expected life, in years.....................................   2.6     2.9     3.4

     Under the Plan, the Company may grant options for up to 6,084,000 shares of Class A common stock. Options granted under the Plan may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options. Options may be granted under the Plan to regular salaried key employees (including officers) of the Company and its subsidiaries.

     The exercise price of each option granted under the Plan shall be as determined by the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 4 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 200,000 shares of common stock.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 6 -- STOCK BASED COMPENSATION -- (CONTINUED)
     A summary of the status of the Company's stock option plan as of May 25, 1997, May 31, 1998 and May 30, 1999, and changes during the years then ended are presented in the table below:

                                               1997                 1998                 1999
                                        ------------------   ------------------   ------------------
                                                  WEIGHTED             WEIGHTED             WEIGHTED
                                                  AVERAGE              AVERAGE              AVERAGE
                                        SHARES    EXERCISE   SHARES    EXERCISE   SHARES    EXERCISE
                                        (000'S)    PRICE     (000'S)    PRICE     (000'S)    PRICE
                                        -------   --------   -------   --------   -------   --------
Outstanding at beginning of year......      --     $  --      2,029     $0.13      3,584     $ 2.20
Granted...............................   2,097      0.13      1,777      4.29        972      10.00
Exercised.............................      --        --       (142)     0.13        (93)      0.13
Canceled..............................     (68)     0.13        (80)     0.13       (180)      6.83
                                         -----                -----               ------
Outstanding at end of year............   2,029     $0.13      3,584     $2.20      4,283     $ 3.82
                                         =====                =====               ======
Exercisable at end of year............      --     $  --        798     $0.13      1,612     $ 1.82
Weighted average fair value of options
  granted.............................             $0.02                $0.22                $ 0.09

     Information with respect to stock options outstanding and stock options exercisable at May 30, 1999, is as follows:

                                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                               ---------------------------------------    ------------------------
                                               WEIGHTED-
                                                AVERAGE      WEIGHTED-                   WEIGHTED-
                                 (000'S)       REMAINING      AVERAGE       (000'S)       AVERAGE
                                 NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
       EXERCISE PRICE          OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
       --------------          -----------    -----------    ---------    -----------    ---------
$.13.........................     2,683          7.95         $ 0.13         1,337        $ 0.13
$10.00.......................     1,600          9.28          10.00           275         10.00
                                  -----                                      -----
                                  4,283          8.45         $ 3.82         1,612        $ 1.82
                                  =====                                      =====

NOTE 7 -- RETIREMENT PLANS

     The Company sponsors the Fairchild Personal Savings and Retirement Plan (the "Retirement Plan"), contributory savings plan which qualifies under section 401(k) of the Internal Revenue Code. The Retirement Plan covers substantially all employees in the United States. At the inception of the Retirement Plan, the Company provided a matching contribution equal to 50% of employee elective deferrals up to a maximum of 6% of an employee's annual compensation. Effective June 1, 1997, the Company increased the matching contribution to 75% of employee elective deferrals. The Company also maintains a non-qualified Benefit Restoration Plan, under which employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. The Company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Retirement Plan.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 7 -- RETIREMENT PLANS -- (CONTINUED)
     Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia.

     Under the National Pension Fund Law of Korea, the Company is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in severance liabilities. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Total expense recognized under these plans was $1.1 million, $3.4 million and $3.5 million for the years ended May 25, 1997, May 31, 1998 and May 30, 1999, respectively.

     Employees in the Philippines participate in a defined benefit plan that was assumed by the Company from National Semiconductor as part of the Recapitalization. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for the years ended May 25, 1997, May 31, 1998 and May 30, 1999 are not material to the financial statements.

     Prior to the Recapitalization, employees of the Business participated in several National Semiconductor retirement, employee benefit, and incentive plans. No liabilities related to retirement and similar plans, other than those disclosed above, were assumed by the Company.

NOTE 8 -- LEASE COMMITMENTS

     Rental expense related to certain facilities and equipment of the Company's plants was $5.0 million, $9.5 million, and $12.5 million for fiscal years 1997, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases as of May 30, 1999 are as follows:

                                                              (IN MILLIONS)
Fiscal Year
2000........................................................      $11.2
2001........................................................        7.3
2002........................................................        3.6
2003........................................................        1.9
2004........................................................        1.7
Thereafter..................................................        4.6
                                                                  -----
                                                                  $30.3
                                                                  =====

NOTE 9 -- REDEEMABLE PREFERRED STOCK

     Concurrent with the Recapitalization, the Company authorized 70,000 shares of redeemable preferred stock at a par value of $.01, all of which are designated as 12% Series A cumulative compounding preferred stock (the "Redeemable Preferred Stock"). The Redeemable Preferred Stock

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 9 -- REDEEMABLE PREFERRED STOCK -- (CONTINUED) has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and will accrue at a rate of 12%, compounding annually. At May 31, 1998 and May 30, 1999, 70,000 shares were issued and outstanding. The total liquidation value of the shares outstanding at May 31, 1998 and May 30, 1999, in the amounts of $80.5 million and $90.1 million, respectively, is classified in the Company's balance sheet as Redeemable Preferred Stock. (See Note 10)

     The Redeemable Preferred Stock is mandatorily redeemable in 2009. The Company may optionally redeem, in whole or in part, the Redeemable Preferred Stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption.

     At the option of the Company, the Redeemable Preferred Stock may be exchanged for junior subordinated debentures of the Company. The face value of such junior subordinated debentures shall be (i) $1,000 per share of Redeemable Preferred Stock exchanged, plus (ii) all accrued but unpaid dividends on such stock to the date of exchange. Their maturity date will be the same as the mandatory redemption date of the Redeemable Preferred Stock, and they shall bear interest at a rate equal to the lesser of 12% and the maximum interest rate permitted to be deducted as accrued under the relevant provisions of the Internal Revenue Code of 1986.

NOTE 10 -- STOCKHOLDERS' EQUITY

RECAPITALIZATION

     On March 11, 1997, National Semiconductor consummated the Recapitalization under which the following transactions occurred:

     (i) National Semiconductor, pursuant to an Asset Purchase Agreement, transferred all of the assets and liabilities of the Business to Fairchild and its subsidiaries in exchange for demand purchase notes of Fairchild and its subsidiaries in the aggregate principal amount of $401.6 million (the "Purchase Price Notes");

     (ii) National Semiconductor transferred all of the capital stock of Fairchild and approximately $12.8 million in cash to the Company in exchange for shares of Redeemable Preferred Stock, shares of Class A voting and Class B non-voting common stock, and a promissory PIK Note of the Company in the principal amount of approximately $77.0 million;

     (iii) The Company issued Redeemable Preferred Stock and additional common stock in the aggregate amounts of approximately $65.0 million;

     (iv) The Company contributed cash in the amount of approximately $77.8 million to the capital of Fairchild;

     (v) Fairchild borrowed $120.0 million under term bank loans and issued $300.0 million of 10 1/8% Senior Subordinated Notes due 2007 (as described in Note 4). The proceeds from these borrowings were used to repay the Purchase Price Notes and certain debt acquisition costs.

     The transaction was accounted for as a leveraged recapitalization whereby the Company assumed the historical operating results of the Business. Accordingly, the repayment of the Purchase Price Notes of $401.6 and issuance of the PIK Note of $77.0 million were included in the statements of equity as a distribution to National Semiconductor by Fairchild and the Company, respectively.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 10 -- STOCKHOLDERS' EQUITY -- (CONTINUED)
COMMON STOCK

     On January 5, 1998, the Board of Directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

     As approved by stockholders on April 24, 1998, the Company has authorized 160,000,000 shares of common stock at a par value of $.01 per share, divided into two classes consisting of 80,000,000 shares of Class A stock and 80,000,000 shares of Class B stock. Previously, 60,000,000 shares were authorized, consisting of 30,000,000 shares of Class A stock and 30,000,000 shares of Class B stock. The holders of Class A stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B stock have no voting rights. A holder of either class of common stock may convert any or all of his shares into an equal number of shares of the other class of common stock provided that in the case of a conversion from Class B stock, which is nonvoting, into Class A stock, which is voting, such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A stock which would be held after giving effect to the conversion.

     In connection with the issuance of the CMP Note (see Note 4), the Company issued a warrant for the purchase of 3,538,228 shares of Class A common stock of the Company at an exercise price of $0.01 per share to Citicorp Mezzaine Partners, L.P. The warrant can be exercised from 18 months until nine years after the issuance thereof. If the Company prepays in full the CMP Note within 18 months after the issuance, the warrant will not become exercisable. The Company intends to repay this note within 18 months of issuance, therefore the value of this warrant was deemed to be immaterial, and no amount of the proceeds of the CMP Note were allocated to this warrant.

     Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of the Company. The lapse of such restrictions resulted in the incurrence by the Company of deductible compensation expense for income tax purposes of $10.4 million in Fiscal Year 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and an increase to additional paid-in capital at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) will be cancelled over the four-year period following their creation, or earlier, in whole, upon the occurrence of certain qualifying public offerings of the Company's or Fairchild's stock and, in part, upon the death or disability of the obligor. The Company has also agreed to pay to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminates will be required to repay any uncancelled amounts immediately.

NOTE 11 -- RESTRUCTURING CHARGES

     In the first quarter of fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 11 -- RESTRUCTURING CHARGES -- (CONTINUED) million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's Mountain View, California and West Jordan, Utah facilities, which primarily serve the company's Analog and Discrete product groups, respectively. As of May 30, 1999 these assets have been disposed of. The charge for employee separation arrangements provided for severance and other benefits associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action, a reduction of approximately 10% of the Company's payroll. The affected employees, who work in production, engineering, sales and marketing and administration, are located in the United States and Cebu, the Philippines.

     In the third quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset impairments and $0.8 million for severance and other benefits for 54 production employees terminated as a result of the transfer. The asset impairments consist of production equipment that will be idled as a result of this action. As of May 30, 1999 these assets have been disposed of.

     In connection with the sale of its Mountain View, California facility on April 2, 1999, the Company announced the transfer of all wafer production to its South Portland, Maine facility. In the fourth quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $10.0 million, which consisted of $2.6 million of non-cash asset impairments, $4.0 million for severance and employee benefits, $1.9 million for a loss on sale of the facility and $1.5 million for other exit costs. This action will result in the termination of approximately 170 salaried, hourly and temporary employees, all of whom work for the Company's Analog and Mixed Signal Division in Mountain View or San Diego, California in the areas of production, engineering, selling and marketing and administration. Other exit costs include $1.0 million to be paid under a non-cancellable operating lease after operations cease as well as other incremental costs associated with the facility closure. The non-cash asset impairments primarily consist of production equipment that will not be transferred to South Portland, Maine. The assets will be disposed of during the first half of fiscal 2000.

     During the fourth quarter of fiscal 1999, the Company also recorded a pre-tax charge of $4.1 million related to the restructuring of its memory product lines, whereby the Company is streamlining its operations to focus solely on its most profitable products. The charge includes $3.9 million for non-cash asset impairments and $0.2 million for employee separation costs all of which have been paid at May 30, 1999. The non-cash impairments consist of production equipment and other equipment in West Jordan and Sunnyvale, California that become idle as a result of the plan. The assets will be disposed of during the second half of fiscal 2000.

     The Memory Division product line restructuring plan also included amounts for the write-off of inventories ($9.9 million) as well as provisions for additional distribution sales allowances required as a result of this action ($5.5 million). These costs have been excluded from the restructuring charge and have been recorded as a reduction against net sales in the case of the distribution sales allowances and as a charge to cost of sales for the inventory write-offs.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 11 -- RESTRUCTURING CHARGES -- (CONTINUED)
     The following table summarizes the recorded accruals and uses of the above restructuring and impairment actions:

                                                      ASSET       SEVERANCE    EXIT
                                                   IMPAIRMENTS    BENEFITS     COSTS    TOTAL
                                                   -----------    ---------    -----    -----
                                                                 (IN MILLIONS)
FIRST QUARTER RESTRUCTURING
Total charge.....................................     $ 0.8         $ 3.7      $  --    $ 4.5
Cash payments....................................        --          (3.1)        --     (3.1)
Non-cash items...................................      (0.8)           --         --     (0.8)
Adjustments......................................        --          (0.3)        --     (0.3)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.3         --      0.3
THIRD QUARTER RESTRUCTURING
Total charge.....................................     $ 1.9         $ 0.8      $  --    $ 2.7
Cash payments....................................        --          (0.7)        --     (0.7)
Non-cash items...................................      (1.9)           --         --     (1.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --           0.1         --      0.1
FOURTH QUARTER MOUNTAIN VIEW RESTRUCTURING
Total charge.....................................     $ 4.5         $ 4.0      $ 1.5    $10.0
Cash payments....................................        --            --         --       --
Non-cash items...................................      (3.4)           --         --     (3.4)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........       1.1           4.0        1.5      6.6
FOURTH QUARTER MEMORY DIVISION RESTRUCTURING
Total charge.....................................     $ 3.9         $ 0.2      $  --    $ 4.1
Cash payments....................................        --          (0.2)        --     (0.2)
Non-cash items...................................      (3.9)           --         --     (3.9)
                                                      -----         -----      -----    -----
     Accrual balance as of May 30, 1999..........        --            --         --       --
                                                      -----         -----      -----    -----
Total accrual balance as of May 30, 1999.........     $ 1.1         $ 4.4      $ 1.5    $ 7.0
                                                      =====         =====      =====    =====

     In June 1996, National Semiconductor announced a restructuring of its operations and the intent to pursue a sale or partial financing of the Business. In connection with the restructuring, the Business recorded a $5.3 million nonrecurring charge related to work force reductions. During the year ended May 25, 1997, $5.3 million of severance was paid to terminated employees.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     Related party activity between the Company and National Semiconductor, in addition to contract manufacturing services performed for National Semiconductor, is summarized as follows:

                                       PERIOD FROM      PERIOD FROM
                                       MAY 27, 1996    MARCH 11, 1997       YEAR           YEAR
                                         THROUGH          THROUGH          ENDED          ENDED
                                      MARCH 10, 1997    MAY 25, 1997    MAY 31, 1998   MAY 30, 1999
                                      --------------   --------------   ------------   ------------
                                                              (IN MILLIONS)
Manufacturing services performed by
  National Semiconductor plants or
  purchased from third parties......      $34.3            $ 2.8           $14.0          $ 5.6
Headquarters, freight, duty,
  warehousing and other elements of
  cost of sales.....................       41.8              3.7            17.9            4.4
                                          -----            -----           -----          -----
                                          $76.1            $ 6.5           $31.9          $10.0
                                          =====            =====           =====          =====
Cost of business support services
  provided by National
  Semiconductor.....................      $  --            $11.6           $28.7          $10.7
                                          =====            =====           =====          =====
Operating costs allocated to the
  Business by National
  Semiconductor.....................      $63.9            $  --           $  --          $  --
                                          =====            =====           =====          =====
Operating costs allocated to
  National Semiconductor by the
  Business..........................      $ 9.6            $  --           $  --          $  --
                                          =====            =====           =====          =====

     Amounts receivable from National Semiconductor, included in accounts receivable, totaled $12.4 million, and $12.0 million at May 31, 1998 and May 30, 1999, respectively. Amounts payable to National Semiconductor, included in accounts payable, totaled $5.3 million and $0.4 million at May 31, 1998 and May 30, 1999, respectively.

NOTE 13 -- CONTINGENCIES

     The Company's facilities in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, and Penang, Malaysia, have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the consolidated financial statements during fiscal years 1997, 1998 and 1999, respectively.

     The Company's former Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

     In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at May 30, 1999. It is management's

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 13 -- CONTINGENCIES -- (CONTINUED)
opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's financial position, annual results of operations or cash flows.

NOTE 14 -- FINANCIAL INSTRUMENTS

FOREIGN CURRENCY INSTRUMENTS

     The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to non-U.S. dollar currency fluctuations. The Company uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. Net gains and losses from foreign currency transactions were not material for fiscal years 1997, 1998 and 1999.

INTEREST RATE DERIVATIVES

     The Company utilizes interest rate swap or interest rate cap agreements to limit the impact of the variable interest rate of certain long-term debt. The variable rates on swaps and caps are based primarily on U.S. dollar LIBOR, and the swaps are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the agreements and is included in current interest expense. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. Payments to be received as a result of the cap agreements are accrued as a reduction of interest expense. As of May 30, 1999, no swap agreements were outstanding, and the outstanding interest rate cap agreement had a maturity of three months.

FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The table below shows the fair value and notional principal of the Company's off-balance sheet instruments as of May 31, 1998 and May 30, 1999. The notional principal amounts for off-balance sheet instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of May 31, 1998, and May 30, 1999. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 14 -- FINANCIAL INSTRUMENTS -- (CONTINUED) losses on the underlying exposures will depend on actual market conditions during the remaining life of the instruments.

                                     MAY 31, 1998                           MAY 30, 1999
                          -----------------------------------    -----------------------------------
                          NOTIONAL     CARRYING    ESTIMATED     NOTIONAL     CARRYING    ESTIMATED
                          PRINCIPAL     AMOUNT     FAIR VALUE    PRINCIPAL     AMOUNT     FAIR VALUE
                          ---------    --------    ----------    ---------    --------    ----------
                                                        (IN MILLIONS)
Interest Rate
  Instruments
  Swaps.................   $151.3       $  --        $(0.5)       $   --         $--         $ --
  Caps..................       --          --           --         310.0         --            --
Foreign Exchange
  Instruments
  Purchased Options.....     31.7         0.8          0.6          32.1         --            --

FAIR VALUE OF FINANCIAL INSTRUMENTS

     A summary table of estimated fair values of financial instruments follows:

                                                    MAY 31, 1998              MAY 30, 1999
                                               ----------------------    ----------------------
                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                               --------    ----------    --------    ----------
                                                                (IN MILLIONS)
Long Term Debt
  Senior Subordinated Notes..................   $300.0       $310.5       $600.0       $603.0
  Term Loans.................................    151.3        151.3        310.0        310.0
  PIK Note...................................     88.6         87.7         99.2         94.2
  CMP Note...................................       --           --         50.8         50.8

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers. Comparative operating segment information for fiscal 1997 and 1998 is also presented in accordance with SFAS No. 131.

     Fairchild designs, develops, manufactures and markets high performance multi-market semiconductors. The Company is currently organized into five operating segments. There are four product line operating segments: Analog and Mixed Signal Products Division, Discrete Power and Signal Technologies Group, Logic Products Group and the Non-Volatile Memory Division. In addition, the Company currently treats the recently acquired Power Device Business as an operating segment. Each of these groups has a vice president, general manager who reports directly to the Chief Executive Officer ("CEO"). The CEO allocates resources to each of these groups using information on their revenues and operating profits before interest, taxes and non-recurring items. The CEO has been identified as the

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)
Chief Operating Decision Maker as defined by SFAS No. 131. Fairchild's products in all operating groups are sold to original equipment manufacturers and distributors throughout the world.

     In addition to the operating segments mentioned above, the Company also operates sales and marketing, information systems, finance and administration groups that are led by vice presidents and that also report to the CEO. The expenses of these groups are allocated to the operating segments and are included in the operating results reported below. The Company does not allocate income taxes to its operating segments, and while interest expense allocations are made for informational purposes, the operating segments are principally evaluated on operating profit before interest and taxes.

     Although the Company does not specifically identify and allocate all assets by operating segment, it is the Company's strategy to have its capital intensive manufacturing plants dedicated to its operating segments. Operating segments do not sell products to each other, and accordingly, there are no inter-segment revenues to be reported. The accounting policies for segment reporting are the same as for the Company as a whole.

     Statement of operations information on reportable segments for the three years ended May 30, 1999 is as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
REVENUE AND OPERATING INCOME (LOSS):
Analog and Mixed Signal Products Division
  Trade revenue............................................  $   --     $ 32.0     $ 64.1
  Operating income (loss)..................................      --        2.2       (2.4)
                                                             ------     ------     ------
Discrete Power and Signal Technologies Group
  Trade revenue............................................  $164.5     $187.3     $180.3
  Contract manufacturing revenue...........................    15.1       34.5        9.1
  Operating income.........................................    21.7       44.9        4.8
                                                             ------     ------     ------
Logic Products Group
  Trade revenue............................................  $285.3     $303.0     $267.6
  Contract manufacturing revenue...........................    89.1      118.9       71.9
  Operating income.........................................    21.3       70.0       35.7
                                                             ------     ------     ------
Non-Volatile Memory Division
  Trade revenue............................................  $138.0     $113.5     $ 73.4
  Operating income (loss)..................................     5.0      (14.2)     (26.4)
                                                             ------     ------     ------
Power Device Products Group
  Trade revenue............................................  $   --     $   --     $ 74.2
  Operating income.........................................      --         --       12.7
                                                             ------     ------     ------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
Other(1)
  Revenue..................................................  $   --     $   --     $ (5.5)
  Operating income (loss)..................................   (16.1)     (15.6)     (71.8)
                                                             ------     ------     ------
Total Consolidated
  Trade revenue............................................  $587.8     $635.8     $654.1
  Contract manufacturing revenue...........................   104.2      153.4       81.0
  Operating income (loss)..................................    31.9       87.3      (47.4)

---------------
(1) Other includes in fiscal year 1997, $5.3 million for restructuring and $10.8 million not allocated to the operating segments for amounts charged to the Fairchild Business by National pursuant to "push-down" accounting rules applied in connection with the Recapitalization. In fiscal 1998, such amounts represent purchased in-process research and development. For fiscal 1999, such charges include $34.0 million for purchased in-process research and development, $21.3 million for restructuring, $15.4 million for additional charges taken for asset impairments in connection with the Memory restructuring and $1.1 million of other charges not allocated to the operating segments.

     Property, plant and equipment (including molds and tooling) and depreciation and amortization by reportable operating segment as of and for the years ended May 31, 1998 and May 30, 1999 is as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT(1) AND DEPRECIATION AND
  AMORTIZATION
Analog and Mixed Signal Products Division
  Property, plant and equipment.............................  $ 49.1     $  8.3
  Depreciation and amortization.............................     3.3        8.9
                                                              ------     ------
Discrete Power and Signal Technologies Group
  Property, plant and equipment.............................  $114.8     $ 94.7
  Depreciation and amortization.............................    20.8       24.6
                                                              ------     ------
Logic Products Group
  Property, plant and equipment.............................  $172.5     $151.2
  Depreciation and amortization.............................    51.7       53.2
                                                              ------     ------
Non-Volatile Memory Division
  Property, plant and equipment.............................  $   --     $   --
  Depreciation and amortization.............................     8.8        9.9
                                                              ------     ------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED)

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
Power Device Products Group
  Property, plant and equipment.............................  $   --     $100.1
  Depreciation and amortization.............................      --        7.1
                                                              ------     ------
Other
  Property, plant and equipment.............................  $  6.5     $  5.9
  Depreciation and amortization.............................      --         --
                                                              ------     ------
Total Consolidated
  Property, plant and equipment.............................  $342.9     $360.2
  Depreciation and amortization.............................    84.6      103.7

---------------

(1) Property, plant and equipment includes molds and tooling, which is classified in other assets on the consolidated balance sheets. Intangible assets are solely identifiable to the Analog and Mixed Signal Division and the Power Device Products Group.

     Geographic revenue information for the three years ended May 30, 1999 is based on the locations of the selling entities within the indicated geographic areas. No individual foreign country is material to total revenues.

     Revenues from unaffiliated customers by geographic region were as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             MAY 25,    MAY 31,    MAY 30,
                                                              1997       1998       1999
                                                             -------    -------    -------
                                                                     (IN MILLIONS)
TOTAL REVENUES:
  United States............................................  $326.9     $395.7     $299.5
  Asia.....................................................   247.5      260.9      324.3
  Europe...................................................   117.6      132.6      111.3
                                                             ------     ------     ------
Total......................................................  $692.0     $789.2     $735.1
                                                             ======     ======     ======

     In fiscal years 1997, 1998 and 1999, National Semiconductor accounted for 15.1%, 19.4% and 11.0% of the Company's total revenues.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION -- (CONTINUED) Geographic property, plant and equipment balances as of May 31, 1998 and
May 30, 1999 are based on the physical locations within the indicated geographic areas and are as follows:

                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 31,    MAY 30,
                                                               1998       1999
                                                              -------    -------
                                                                (IN MILLIONS)
PROPERTY, PLANT AND EQUIPMENT:
  United States.............................................  $257.0     $174.4
  Korea.....................................................      --      100.1
  Philippines...............................................    36.8       40.5
  Malaysia..................................................    47.4       39.7
  All others................................................     1.7        5.5
                                                              ------     ------
Total.......................................................  $342.9     $360.2
                                                              ======     ======

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

     As described in Note 1, National Semiconductor's cash management system was not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, National Semiconductor's corporate transaction systems are not designed to track receivables and certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the following data is presented to facilitate analysis of key components of cash flow activity for fiscal year 1997:

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Operating activities:
  Revenues less expenses....................................     $  15.5
  Depreciation and amortization.............................        77.1
  Deferred taxes............................................       (20.3)
  Loss on disposal of equipment, molds and tooling..........         1.0
  Non-cash interest expense.................................         1.9
  Increase in accounts receivable...........................       (79.6)
  Decrease in inventories...................................        20.0
  Increase in prepaid expenses and other current assets.....        (5.8)
  Increase in other assets..................................         0.9
  Increase in accounts payable..............................        12.2
  Increase in accrued expenses and other liabilities........        21.6
  Net financing provided to National Semiconductor*.........       (25.4)
                                                                 -------
     Cash provided by operating activities..................        19.1
                                                                 -------
Investing activities:
  Capital expenditures......................................       (47.1)
  Purchase of molds and tooling.............................        (7.2)
                                                                 -------
     Cash used by investing activities......................       (54.3)
                                                                 -------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)

                                                               YEAR ENDING
                                                                 MAY 25,
                                                                  1997
                                                              -------------
                                                              (IN MILLIONS)
Financing activities:
  Issuance of long-term debt................................       420.0
  Debt acquisition costs....................................       (20.3)
  Issuance of common stock..................................         7.8
  Issuance of preferred stock...............................        70.0
  Distribution to National Semiconductor....................      (401.6)
                                                                 -------
     Cash provided by financing activities..................        75.9
                                                                 -------
Net change in cash and cash equivalents.....................        40.7
Cash and cash equivalents at beginning of year..............          --
                                                                 -------
Cash and cash equivalents at end of year....................     $  40.7
                                                                 =======

-------------------------

* Net financing provided from (to) National Semiconductor does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand alone basis.

     Cash paid for interest by the Company totaled $0.1 million for the period from March 11, 1997 through May 25, 1997. The Business did not make any cash payments for interest prior to March 11, 1997, as discussed in Note 2. No cash payments were made for income taxes.

     During the year ended May 25, 1997, the Company issued a note to National Semiconductor in the principal amount of approximately $77.0 million as additional purchase consideration for the capital stock of Fairchild. The Company recorded the note as an increase to long-term debt and accumulated deficit. For the period from March 11 through May 25, 1997, and for fiscal 1998 and fiscal 1999, the Company accumulated dividends on the redeemable preferred stock of approximately $1.8 million, $8.6 million and $9.8 million, respectively. The Company recorded the accumulated dividends as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

NOTE 17 -- ACQUISITIONS

     In April 1999, the Company completed the acquisition of the Power Device Business of Samsung Electronics for a purchase price of approximately $414.9 million, including related acquisition expenses. The Power Device Business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The purchase includes all of the worldwide operations and assets of the Power Device Business, which are comprised in part of a high volume wafer fabrication plant in Bucheon, South Korea, design and development operations in Bucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The purchase price was financed through a combination of borrowings under the Company's new Senior Credit Facilities, the CMP Note and the 10 3/8% Notes. (See Note 4.)

     The Power Device Business acquisition has been accounted for by the purchase method of accounting and accordingly, the results of operations of the Power Device Business are included in the accompanying consolidated financial statements since the acquisition date. Assets acquired and

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 17 -- ACQUISITIONS -- (CONTINUED)
liabilities assumed have been recorded at their estimated fair values as of the acquisition date. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $289.5 million. Approximately $34.0 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

     On December 31, 1997, the Company acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of Raytheon are included in the accompanying consolidated financial statements since that date. The purchase price exceeded the fair value of the net tangible assets by approximately $48.4 million. Approximately $15.5 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which will be amortized on a straight-line basis over three to fifteen years.

     The following unaudited pro forma consolidated results of operations are presented as if the Power Device Business and Raytheon acquisitions had been made at the beginning of the periods presented below:

                                                                   YEAR ENDED
                                                           --------------------------
                                                            MAY 31,         MAY 30,
                                                              1998            1999
                                                           ----------      ----------
                                                                 (IN MILLIONS,
                                                           EXCEPT PER SHARE AMOUNTS)
Revenues.................................................   $1,300.7        $1,111.9
Net income (loss)........................................       20.6          (155.9)
Net income (loss) applicable to common stockholders......       11.9          (165.7)
Net earnings (loss) per share:
  Basic..................................................   $   0.19        $  (2.63)
  Diluted................................................   $   0.18        $  (2.63)

     The pro forma results of operations include adjustments to give effect to the contracts the Company entered into with Samsung Electronics, additional depreciation and amortization related to the increased value of acquired fixed assets and identifiable intangibles, interest expense on debt assumed issued to finance the purchases, as well as adjustments to eliminate historical expenses which will not be incurred by the Company. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchases been made at the beginning of the periods presented or the future results of the combined operations.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 18 -- CHANGE IN ACCOUNTING PRINCIPLE

     Effective in the third quarter of Fiscal Year 1998, the Company adopted the provisions of Emerging Issues Task Force Issue 97-13 "Accounting for Business Process Reengineering Costs." This Issue requires companies to write-off business process reengineering costs that had been previously capitalized. The Company had been capitalizing such costs in conjunction with its enterprise software implementation project. The Issue requires companies to write-off these costs in the quarter that contains November 20, 1997.

     The cumulative effect of adoption of this Issue resulted in a charge of $1.5 million; net of taxes of $0.8 million for the year ended May 31, 1998. Of the pre-tax write-off, $1.6 million applies to costs incurred in Fiscal Year 1998, while $0.7 million applies to costs incurred in Fiscal Year 1997. The charge relates specifically to costs incurred to assess the system's capabilities in light of the Company's current business processes, which under prior guidance was capitalizable to the cost of the software.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of Fairchild International as of and for the years ended May 30, 1999 and May 31, 1998:

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                                        MAY 30, 1999
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
ASSETS
Current assets:
  Cash and cash
    equivalents...........        $    --            $  33.1         $  0.3        $ 29.0        $    --           $   62.4
  Accounts receivable,
    net...................             --               35.6           10.4          83.7             --              129.7
  Inventories.............             --               83.4           17.0          48.2             --              148.6
  Other current assets....             --               15.0            0.4          50.3             --               65.7
                                  -------            -------         ------        ------        -------           --------
        Total current
          assets..........             --              167.1           28.1         211.2             --              406.4
Property, plant and
  equipment, net..........             --              166.1            8.3         185.8             --              360.2
Deferred income taxes,
  net.....................             --               10.0            7.8         (15.0)            --                2.8
Intangible assets, net....             --                8.0           28.1         242.4             --              278.5
Investment in
  subsidiaries............           (6.4)             267.8           83.2            --         (344.6)                --
Other assets..............             --               36.6            1.6           9.6             --               47.8
                                  -------            -------         ------        ------        -------           --------
        Total assets......        $  (6.4)           $ 655.6         $157.1        $634.0        $(344.6)          $1,095.7
                                  =======            =======         ======        ======        =======           ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
    long-term debt........        $    --            $  14.1         $   --        $   --        $    --           $   14.1
  Accounts payable........             --               45.4            4.4          55.9           (6.1)              99.6
  Accrued expenses and
    other current
    liabilities...........             --               50.0            8.0          27.0             --               85.0
                                  -------            -------         ------        ------        -------           --------
        Total current
          liabilities.....             --              109.5           12.4          82.9           (6.1)             198.7
Long-term debt, less
  current portion.........          150.0              895.9             --            --             --            1,045.9
Net intercompany
  (receivable) payable....           (6.1)            (344.2)         (24.3)        368.5            6.1                 --
Other liabilities.........             --                0.8             --           0.6             --                1.4
                                  -------            -------         ------        ------        -------           --------
        Total
          liabilities.....          143.9              662.0          (11.9)        452.0             --            1,246.0
                                  -------            -------         ------        ------        -------           --------
Redeemable preferred
  stock...................           90.1                 --             --            --             --               90.1
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Class A common stock....            0.3                 --             --            --             --                0.3
  Class B common stock....            0.3                 --             --            --             --                0.3
  Additional paid-in
    capital...............            9.6               62.0             --            --          (62.0)               9.6
  Accumulated earnings
    (deficit).............         (250.6)             (68.4)         169.0         182.0         (282.6)            (250.6)
                                  -------            -------         ------        ------        -------           --------
        Total
          stockholders'
          equity
          (deficit).......         (240.4)              (6.4)         169.0         182.0         (344.6)            (240.4)
                                  -------            -------         ------        ------        -------           --------
        Total liabilities
          and
          stockholders'
          equity
          (deficit).......        $  (6.4)           $ 655.6         $157.1        $634.0        $(344.6)          $1,095.7
                                  =======            =======         ======        ======        =======           ========

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                   YEAR ENDED MAY 30, 1999
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
Revenue:
  Net sales -- trade......        $    --            $ 177.1         $ 64.2        $412.8        $    --            $ 654.1
  Net
  sales -- intercompany...             --              536.8             --         101.1         (637.9)                --
  Contract
    manufacturing --
    National
    Semiconductor.........             --               81.0             --            --             --               81.0
                                  -------            -------         ------        ------        -------            -------
        Total revenue.....             --              794.9           64.2         513.9         (637.9)             735.1
Operating expenses:
  Cost of sales...........             --               57.1           39.7         421.6             --              518.4
  Cost of
   sales -- intercompany..             --              596.9             --          41.0         (637.9)                --
  Cost of contract
 manufacturing -- National
    Semiconductor.........             --               64.4             --            --             --               64.4
  Research and
    development...........             --               26.1           10.8           2.4             --               39.3
  Selling, general and
    administrative........             --               62.9           13.8          28.4             --              105.1
  Purchased in-process
    research and
    development...........             --                 --             --          34.0             --               34.0
  Restructuring and
    impairments...........             --                8.6           12.7            --             --               21.3
                                  -------            -------         ------        ------        -------            -------
        Total operating
          expenses........             --              816.0           77.0         527.4         (637.9)             782.5
                                  -------            -------         ------        ------        -------            -------
Operating income (loss)...             --              (21.1)         (12.8)        (13.5)            --              (47.4)
Interest expense, net.....           11.3               54.1            4.4           2.0             --               71.8
Equity in subsidiary
  (income) loss...........          102.7               33.6           22.8            --         (159.1)                --
                                  -------            -------         ------        ------        -------            -------
Income (loss) before
  income taxes............         (114.0)            (108.8)         (40.0)        (15.5)         159.1             (119.2)
Provision (benefit) for
  income taxes............            0.1               (6.1)          (1.2)          2.1             --               (5.1)
                                  -------            -------         ------        ------        -------            -------
Net income (loss).........        $(114.1)           $(102.7)        $(38.8)       $(17.6)       $ 159.1            $(114.1)
                                  =======            =======         ======        ======        =======            =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                  YEAR ENDED MAY 30, 1999
                                   --------------------------------------------------------------------------------------
                                     UNCONSOLIDATED      UNCONSOLIDATED                                  CONSOLIDATED
                                        FAIRCHILD          FAIRCHILD                       NON-            FAIRCHILD
                                      SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR        SEMICONDUCTOR
                                   INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   INTERNATIONAL, INC.
                                   -------------------   --------------   ----------   ------------   -------------------
Cash flows provided by (used in)
  operating activities:..........        $   --             $ (14.7)        $(29.4)      $  88.2            $  44.1
                                         ------             -------         ------       -------            -------
Cash flows from investing
  activities:
  Capital expenditures...........            --               (26.6)          (0.5)        (19.1)             (46.2)
  Proceeds from sale of property,
    plant and equipment..........            --                 1.0           30.2            --               31.2
  Purchase of molds and
    tooling......................            --                  --             --          (3.8)              (3.8)
  Refundable payment of value
    added tax associated with
    acquisitions.................            --                  --             --         (40.9)             (40.9)
  Investment (in) from
    affiliate....................         (50.0)               50.0             --            --                 --
  Net intercompany investing.....                            (406.8)            --         406.8                 --
  Acquisitions, net of cash
    acquired.....................            --                (8.1)            --        (406.8)            (414.9)
                                         ------             -------         ------       -------            -------
    Cash provided by (used in)
      investing activities.......         (50.0)             (390.5)          29.7         (63.8)            (474.6)
                                         ------             -------         ------       -------            -------
Cash flows from financing
  activities:
  Repayment of long-term debt....            --              (151.3)            --            --             (151.3)
  Issuance of long-term debt.....          50.0               610.0             --            --              660.0
  Debt issuance costs............            --               (22.3)            --            --              (22.3)
                                         ------             -------         ------       -------            -------
    Cash provided by financing
      activities.................          50.0               436.4             --            --              486.4
                                         ------             -------         ------       -------            -------
Net change in cash and cash
  equivalents....................            --                31.2            0.3          24.4               55.9
Cash and cash equivalents at
  beginning of period............            --                 1.9             --           4.6                6.5
                                         ------             -------         ------       -------            -------
Cash and cash equivalents at end
  of period......................        $   --             $  33.1         $  0.3       $  29.0            $  62.4
                                         ------             -------         ------       -------            -------
Supplemental Cash Flow
  Information:
  Cash paid (refunded) during the
    year for:
    Income taxes.................        $   --             $  (2.0)        $   --       $   2.0            $    --
                                         ------             -------         ------       -------            -------
    Interest.....................        $   --             $  46.6         $   --       $    --            $  46.6
                                         ------             -------         ------       -------            -------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                                        MAY 31, 1998
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
ASSETS
Current assets:
  Cash and cash
    equivalents...........        $    --             $  1.9         $   --        $  4.6        $    --            $  6.5
  Accounts receivable,
    net...................             --               24.7           13.3          37.0             --              75.0
  Inventories.............             --               90.7           14.8           2.5             --             108.0
  Other current assets....             --               13.2            0.5           6.3             --              20.0
                                  -------             ------         ------        ------        -------            ------
         Total current
           assets.........             --              130.5           28.6          50.4             --             209.5
Property, plant and
  equipment, net..........             --              209.0           48.1          85.8             --             342.9
Deferred income taxes,
  net.....................            3.9               12.2            5.3          (1.4)            --              20.0
Intangible assets, net....             --                 --           31.5            --             --              31.5
Investment in
  subsidiaries............           46.3              211.0             --            --         (257.3)               --
Other assets..............             --               19.2            1.6           9.6             --              30.4
                                  -------             ------         ------        ------        -------            ------
         Total assets.....        $  50.2             $581.9         $115.1        $144.4        $(257.3)           $634.3
                                  =======             ======         ======        ======        =======            ======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
    long-term debt........        $    --             $ 13.2         $   --        $   --        $    --            $ 13.2
  Accounts payable........             --               56.1            5.5          14.7           (2.3)             74.0
  Accrued expenses and
    other current
    liabilities...........             --               38.6            1.8          15.5             --              55.9
                                  -------             ------         ------        ------        -------            ------
         Total current
           liabilities....             --              107.9            7.3          30.2           (2.3)            143.1
Long-term debt, less
  current portion.........           88.6              438.1             --            --             --             526.7
Net intercompany
  (receivable) payable....           (2.3)             (10.5)          (9.6)         20.1            2.3                --
Other liabilities.........             --                0.1             --           0.5             --               0.6
                                  -------             ------         ------        ------        -------            ------
         Total
           liabilities....           86.3              535.6           (2.3)         50.8             --             670.4
                                  -------             ------         ------        ------        -------            ------
Redeemable preferred
  stock...................           80.5                 --             --            --             --              80.5
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Class A common stock....            0.3                 --             --            --             --               0.3
  Class B common stock....            0.3                 --             --            --             --               0.3
  Additional paid-in
    capital...............            9.5               12.0             --            --          (12.0)              9.5
  Accumulated earnings
    (deficit).............         (126.7)              34.3          117.4          93.6         (245.3)           (126.7)
                                  -------             ------         ------        ------        -------            ------
         Total
           stockholders'
           equity
           (deficit)......         (116.6)              46.3          117.4          93.6         (257.3)           (116.6)
                                  -------             ------         ------        ------        -------            ------
         Total liabilities
           and
           stockholders'
           equity
           (deficit)......        $  50.2             $581.9         $115.1        $144.4        $(257.3)           $634.3
                                  =======             ======         ======        ======        =======            ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                   YEAR ENDED MAY 31, 1998
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
Revenue:
  Net sales -- trade......        $   --             $  222.1        $32.1         $381.6        $    --            $635.8
  Net sales --
    intercompany..........            --                786.6           --          114.4         (901.0)               --
  Contract
    manufacturing --
    National
    Semiconductor.........            --                153.4           --             --             --             153.4
                                  ------             --------        -----         ------        -------            ------
        Total revenue.....            --              1,162.1         32.1          496.0         (901.0)            789.2
Operating expenses:
  Cost of sales...........            --                 39.3         20.0          382.3             --             441.6
  Cost of sales --
    intercompany..........            --                830.0           --           71.0         (901.0)               --
  Cost of contract
 manufacturing -- National
    Semiconductor.........            --                117.1           --             --             --             117.1
  Research and
    development...........            --                 30.1          4.6            1.0             --              35.7
  Selling, general and
    administrative........            --                 65.8          5.1           21.1             --              92.0
  Purchased in-process
    research and
    development...........            --                 15.5           --             --             --              15.5
                                  ------             --------        -----         ------        -------            ------
        Total operating
          expenses........            --              1,097.8         29.7          475.4         (901.0)            701.9
                                  ------             --------        -----         ------        -------            ------
Operating income (loss)...            --                 64.3          2.4           20.6             --              87.3
Interest expense, net.....           9.8                 43.0          1.8           (0.1)            --              54.5
Equity in subsidiary
  (income) loss...........         (28.7)               (16.9)          --             --           45.6                --
                                  ------             --------        -----         ------        -------            ------
Income (loss) before
  income taxes............          18.9                 38.2          0.6           20.7          (45.6)             32.8
Provision (benefit) for
  income taxes............          (3.2)                 9.5          0.2            4.2             --              10.7
                                  ------             --------        -----         ------        -------            ------
Income (loss) before
  cumulative effect of
  change in accounting
  principle...............          22.1                 28.7          0.4           16.5          (45.6)             22.1
Cumulative effect of
  change in accounting
  principle, net of tax
  effect of $0.8
  million.................          (1.5)                  --           --             --             --              (1.5)
                                  ------             --------        -----         ------        -------            ------
Net income (loss).........        $ 20.6             $   28.7        $ 0.4         $ 16.5        $ (45.6)           $ 20.6
                                  ======             ========        =====         ======        =======            ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 19 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION -- (CONTINUED)

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                   YEAR ENDED MAY 31, 1998
                            -----------------------------------------------------------------------------------------------------
                              UNCONSOLIDATED      UNCONSOLIDATED                                                 CONSOLIDATED
                                 FAIRCHILD          FAIRCHILD                       NON-                           FAIRCHILD
                               SEMICONDUCTOR      SEMICONDUCTOR    GUARANTOR     GUARANTOR                       SEMICONDUCTOR
                            INTERNATIONAL, INC.    CORPORATION     SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   INTERNATIONAL, INC.
                            -------------------   --------------   ----------   ------------   ------------   -------------------
Cash flows provided by
  operating activities:...         $ --              $ 105.4         $ 0.4         $ 30.3          $--              $ 136.1
                                   ----              -------         -----         ------          ---              -------
Cash flows from investing
  activities:
  Capital expenditures....           --                (48.7)         (0.4)         (28.9)          --                (78.0)
  Purchase of molds and
    tooling...............           --                   --            --           (5.7)          --                 (5.7)
  Acquisitions, net of
    cash acquired.........           --               (116.8)           --             --           --               (116.8)
                                   ----              -------         -----         ------          ---              -------
    Cash used by investing
      activities..........           --               (165.5)         (0.4)         (34.6)          --               (200.5)
                                   ----              -------         -----         ------          ---              -------
Cash flows from financing
  activities:
  Repayment of long-term
    debt..................           --                (58.7)           --             --           --                (58.7)
  Issuance of long-term
    debt..................           --                 90.0            --             --           --                 90.0
  Debt issuance costs.....           --                 (1.1)           --             --           --                 (1.1)
                                   ----              -------         -----         ------          ---              -------
    Cash provided by
      financing
      activities..........           --                 30.2            --             --           --                 30.2
                                   ----              -------         -----         ------          ---              -------
Net change in cash and
  cash equivalents........           --                (29.9)           --           (4.3)          --                (34.2)
Cash and cash equivalents
  at beginning of
  period..................           --                 31.8            --            8.9           --                 40.7
                                   ----              -------         -----         ------          ---              -------
Cash and cash equivalents
  at end of period........         $ --              $   1.9         $  --         $  4.6          $--              $   6.5
                                   ====              =======         =====         ======          ===              =======
Supplemental Cash Flow
  Information:
  Cash paid during the
    year for:
    Income taxes..........         $ --              $   7.7         $  --         $  1.2          $--              $   8.9
                                   ====              =======         =====         ======          ===              =======
    Interest..............         $ --              $  43.8         $  --         $   --          $--              $  43.8
                                   ====              =======         =====         ======          ===              =======


     The 10 3/8% Senior Subordinated Notes Due 2007 are fully and unconditionally guaranteed by the guarantor subsidiary, Fairchild Semiconductor Corporation of California. The guarantor subsidiary is a wholly-owned subsidiary of Fairchild. Separate financial statements and other disclosures concerning the guarantor subsidiary are not presented because management has determined that they are not material to investors.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

NOTE 20 -- SUBSEQUENT EVENT

     On August 9, 1999, Fairchild International completed an initial public offering of 20,000,000 shares of its Class A Common Stock. The gross proceeds from the offering of $370.0 million were used to repay the 11.74% PIK Note ($101.4 million), to repay the 12.5% CMP Note ($53.0 million), including a prepayment penalty of $0.8 million, to fund a capital contribution to Fairchild ($191.0 million) which was used to repay the Tranche A term loan and partially repay the Tranche B term loan, and to pay fees and expenses from the offering. In addition, as a result of the offering, the warrant issued to Citicorp Mezzanine Partners to purchase 3,538,228 shares of the Company's Class A Common Stock became unexercisable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Samsung Electronics Co., Ltd.

     In our opinion, the accompanying statements of net assets (liabilities) and the related statements of operations and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of the Power Device Business of Samsung Electronics Co., Ltd. (the "Business") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the financial statements, the operations of the Business, and those of similar companies in the Republic of Korea, have been significantly affected, and will continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Asia Pacific region.

     The Business is an operating unit of Samsung Electronics Co., Ltd. and, as discussed in Notes 3, 7 and 15, has engaged in various transactions with Samsung Electronics Co., Ltd.

Samil Accounting Corporation

Seoul, Korea
February 24, 1999

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                     STATEMENTS OF NET ASSETS (LIABILITIES)

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                 1997              1998
                                                              ----------        ----------
                                                              (IN THOUSANDS OF US DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $     18          $     37
  Trade accounts and notes receivable, net..................     28,445            26,605
  Inventories...............................................     50,469            43,977
  Deferred tax assets.......................................        909             1,184
  Prepaid expenses and other current assets.................      2,317             3,750
                                                               --------          --------
     Total current assets...................................     82,158            75,553
Advances to employees.......................................      5,398             2,632
Property, plant and equipment, net..........................     93,166            90,955
Deposit for deferred employee compensation..................      6,272                --
Intangible assets, net......................................      1,182               887
Other assets................................................        419               262
                                                               --------          --------
     Total assets...........................................    188,595           170,289
                                                               --------          --------
LIABILITIES
Current liabilities:
  Corporate borrowings......................................      9,750            12,641
  Current portion of capital lease obligation...............     12,706             8,086
  Trade accounts and notes payable..........................     11,086            13,729
  Income taxes payable to Samsung...........................      6,394            12,947
  Accrued expenses and other accounts payable...............      6,621            70,594
                                                               --------          --------
     Total current liabilities..............................     46,557           117,997
Corporate borrowings........................................     92,032            46,065
Capital lease obligation....................................     15,151             9,667
Deferred employee compensation..............................     13,004             6,471
Deferred tax liabilities....................................      3,173             1,914
                                                               --------          --------
     Total liabilities......................................    169,917           182,114
                                                               --------          --------
Commitments and contingencies
NET ASSETS (LIABILITIES)
Business equity.............................................     37,301               272
Accumulated other comprehensive loss --
  Cumulative translation adjustments........................    (18,623)          (12,097)
                                                               --------          --------
     Total net assets (liabilities).........................   $ 18,678          $(11,825)
                                                               ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
                                                           (IN THOUSANDS OF US DOLLARS)
Revenues:
  Net sales............................................  $418,047    $440,700    $369,899
  Contract manufacturing -- Samsung Electronics........    53,735      37,428      16,620
                                                         --------    --------    --------
  Total revenue........................................   471,782     478,128     386,519
                                                         --------    --------    --------
Operating expenses:
  Cost of sales........................................   361,624     309,712     232,562
  Cost of contract manufacturing -- Samsung
     Electronics.......................................    53,735      37,428      16,620
  Research and development.............................    18,579      19,205      15,224
  Selling, general and administrative..................    28,950      34,280      33,812
  Litigation settlement................................        --          --      58,000
                                                         --------    --------    --------
     Total operating expenses..........................   462,888     400,625     356,218
                                                         --------    --------    --------
Operating income.......................................     8,894      77,503      30,301
Interest expense, net..................................    10,384      10,076       4,205
Foreign currency losses, net...........................       497       5,933         923
                                                         --------    --------    --------
Income (loss) before income taxes......................    (1,987)     61,494      25,173
Income tax benefit (provision).........................     4,754     (18,549)     (9,519)
                                                         --------    --------    --------
Net income.............................................     2,767      42,945      15,654
                                                         --------    --------    --------
Other comprehensive income (loss):
     Net foreign currency translation adjustments......    (4,837)    (14,491)      6,526
                                                         --------    --------    --------
Comprehensive income (loss)............................  $ (2,070)   $ 28,454    $ 22,180
                                                         ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
                                                                (IN THOUSANDS OF US DOLLARS)
Cash Flows From Operating Activities:
  Net income................................................  $   2,767   $  42,945   $  15,654
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     48,965      38,792      22,289
    Provision for (recovery of) doubtful accounts...........         (6)         93           7
    Provision for (reversal of) inventory reserve...........       (216)     (3,713)      1,016
    Accrual for litigation settlement.......................         --          --      58,000
    Loss on disposition of property, plant and equipment....      1,545         423         498
    Deferred employee compensation..........................      1,407      (8,623)      3,745
    Deferred income taxes...................................     (4,365)      8,648      (1,534)
  Changes in operating assets and liabilities:
    Trade accounts and notes receivable.....................      3,283     (28,329)      5,817
    Inventories.............................................     13,092      (3,166)     12,617
    Prepaid expenses and other current assets...............      2,629         720        (894)
    Advances to employees...................................     (1,208)      1,702       3,188
    Deposit for deferred employee compensation..............     (1,036)      4,057       6,345
    Other assets............................................      1,463         516         198
    Trade accounts and notes payable........................     (2,942)      1,008         638
    Income taxes payable to Samsung.........................     (4,966)      6,394       6,553
    Accrued expenses and other accounts payable.............    (12,388)     19,152       4,232
    Payment of deferred employee compensation...............     (8,642)     (6,299)    (10,278)
                                                              ---------   ---------   ---------
    Net cash provided by operating activities...............     39,382      74,320     128,091
                                                              ---------   ---------   ---------
  Cash Flows From Investing Activities:
    Acquisition of property, plant and equipment............   (118,005)    (10,259)     (7,671)
    Proceeds from sale of property, plant and equipment.....     30,644      10,593       2,297
    Acquisition of intangible assets........................     (1,134)       (454)       (319)
                                                              ---------   ---------   ---------
    Net cash used in investing activities...................    (88,495)       (120)     (5,693)
                                                              ---------   ---------   ---------
  Cash Flows from Financing Activities:
    Corporate borrowing, net................................     54,223     (75,678)    (43,076)
    Capital lease payment...................................     (9,335)    (23,819)    (11,046)
    Net capital distribution................................    (16,867)    (57,593)    (52,683)
                                                              ---------   ---------   ---------
    Net cash provided by (used in) financing activities.....     28,021    (157,090)   (106,805)
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     21,092      82,907     (15,574)
                                                              ---------   ---------   ---------
Net increase in cash and cash equivalents...................         --          17          19
Cash and cash equivalents, beginning of period..............          1           1          18
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $       1   $      18   $      37
                                                              =========   =========   =========
Supplemental disclosure of cash flows information:
    Interest paid...........................................  $     396   $     252   $       9
                                                              =========   =========   =========
    Machinery and equipment acquired under capital lease....  $     103   $     673   $     942
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION:

BUSINESS

     The Power Device Business (the "Business") was established in 1985 as an operating unit of Samsung Electronics Co., Ltd. ("Samsung"). The Business is not a distinct legal entity. The Business designs, develops and manufactures discrete and standard analog semiconductors. These products are used in major market worldwide sectors including computers, computer peripherals, office equipment, consumer electronics, lighting, communications, and industrial equipment. The Business is located in Bucheon, the Republic of Korea ("Korea") and shares the Samsung Bucheon factory with Samsung's Multimedia Business.

     On December 20, 1998, Samsung entered into a Business Transfer Agreement (the "Agreement") with Fairchild Semiconductor Corporation ("Fairchild"). Under terms of the Agreement, Fairchild shall purchase substantially all of the assets including allocated notes receivable and prepaid expenses and assume certain liabilities of the Business in exchange for $455,000 thousand in cash, subject to certain conditions and adjustments. In conjunction with the transfer of the Business, Samsung intends to pay an employee bonus to the employees staying with the Business to the closing date.

BASIS OF PRESENTATION

     The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such expenses and services.

     These financial statements present the assets, liabilities, results of operations and cash flows of the Business. Because the Business did not previously prepare separate financial statements, these financial statements were derived by extracting the assets, liabilities and results of operations of the Business from the corresponding Samsung accounts. As a result, the carved out financial statements contain allocations of certain Samsung assets, liabilities, revenues and expenses attributable to the Business deemed reasonable by management to present the Business on a stand-alone basis.

     Although the Business' management is unable to estimate the actual benefits which would have been realized and costs which would have been incurred had the respective transactions been executed with independent third parties, the allocation methodologies described below and within the respective notes to financial statements, where appropriate, are considered reasonable by management. The financial position and results of operations of the Business may, however, differ from the results which may have been achieved had the Business operated as an independent legal entity. Additionally, future expenses incurred as an independent entity may not be comparable to the historical levels.

     The carved out financial statements are presented in accordance with generally accepted accounting principles of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies followed by the Business in the preparation of its financial statements are summarized below.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
RELATED PARTY ACTIVITY AND ALLOCATIONS

     The financial statements reflect the assets, liabilities, revenue and expenses that were directly related to the Business as it operated within Samsung. In cases involving assets and liabilities not specifically identifiable to any particular facility, a portion of such items were allocated to the Business based on assumptions that management considers reasonable in the circumstances.

     Samsung uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances, notes receivable balances and bank borrowings on a business specific basis. Accordingly, notes receivable and debt not specifically identifiable to the operations of any particular facility were allocated annually to the Business based on the customer sales ratio and fixed asset ratio of the Business, respectively, as a percentage of Samsung for each respective period. Interest expense on allocated debt was determined by applying the average interest rates of Samsung during the respective periods. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

     Manufacturing costs were generally apportioned between the Business and Samsung's other product lines based upon actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged directly.

     Other operating units of Samsung also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry services for Samsung. The revenues for these services are reflected at cost in the accompanying statements of operations. These costs include manufacturing costs incurred within the Samsung Bucheon factory and do not include cost of raw materials and/or processing costs incurred outside of the Samsung Bucheon factory.

     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Samsung's corporate office, selling and marketing locations, and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by the operating unit receiving the charge. These allocations were based on sales revenues, the number of employees and working hours. Research and development (R&D) expenses represent the actual costs incurred by the Bucheon factory plus R&D expenses specifically incurred by Samsung on behalf of the Business.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant estimates made by management include those related to the useful lives of property, plant and equipment, allowances for doubtful accounts and customer returns, inventory realizability, contingent liabilities and allocated expenses. Actual results could differ from those estimates, and such differences may be material to the financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand and cash in bank accounts, with original maturities of three months or less.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Business provides an allowance for doubtful accounts and notes receivable to reduce such receivables to their probable estimated collectable amounts.

INVENTORIES

     Inventories are stated at the lower of cost or market, using the weighted average method, except for materials in-transit, for which cost is determined using the specific identification method.

INTANGIBLE ASSETS

     Intangible assets, principally patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives of 10 years which does not exceed the patent period.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below:

                                                                ESTIMATED
                                                              USEFUL LIVES
                                                              -------------
Buildings...................................................  15 - 40 years
Building related structures.................................   7 - 40 years
Machinery and equipment.....................................        5 years
Tools.......................................................        5 years
Furniture and fixtures......................................        5 years
Vehicles....................................................        5 years

     Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. Amortization of assets under capital leases is included within depreciation expense.

     Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation or amortization are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period. Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or significantly extend the useful lives of the related assets are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". In accordance with this standard, management periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows is separately identifiable and is less than the carrying value of the assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

     Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The adoption of this new accounting standard did not have a material effect on the Business' operating results or financial position.

WARRANTIES

     The Business' products are generally warranted for up to one year from customer receipt. Estimated future costs of repair, replacement, or customer accommodations are reflected in income for the period of the related sales.

RECOGNITION OF REVENUES

     Revenues from the sale of products are recognized on the transfer of ownership upon shipment. The Business provides a reserve for product returns from all customers at the time revenue is recognized. Contract manufacturing revenues are recognized based on completion of respective stages of production, defined as wafer fabrication and electronic die sorting.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

     The Business receives, under the terms of specific legislation, research and development grants for projects selected by the government. Such grants, collectively insignificant, are recorded as liabilities since the grant monies must be repaid upon conclusion of the project.

INCOME TAXES

     The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Samsung. Accordingly, income tax expense in the carved out financial statements has been calculated as if filed on a separate tax return basis. The Business accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Investment R&D tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward account.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
DEFERRED EMPLOYEE COMPENSATION

     In accordance with statutory regulations in Korea, employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on years of service and rate of pay at the time of termination. The accrual for deferred compensation approximates the amount required if all employees were to terminate employment at the balance sheet date.

     The annual provision for deferred compensation charged to operations is calculated based on the net change in the deferred compensation amount, assuming the termination of all eligible employees and directors as of the beginning and end of the period, plus the actual payments made during the period.

     Under the National Pension Fund Law of Korea, the Business is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in their severance pay. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Deferred employee compensation is partially funded through a group severance insurance plan with Samsung Life Insurance Co., Ltd., an affiliate of Samsung. The amounts deposited under this insurance plan are classified as noncurrent assets and may only be withdrawn for the actual payment of deferred compensation.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in currencies other than the Korean won have been translated at the rate of exchange on the balance sheet date. Gains and losses resulting from the translation are reflected in income for the period.

     The Business' functional currency is the Korean won, the primary currency in which business is conducted, and its official accounting records are maintained in Korean won. The accompanying financial statements are reported in US dollars pursuant to SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average exchange rate in effect during the respective period.

     Resulting translation adjustments are recorded in a separate component of net assets entitled "Cumulative Translation Adjustment." All amounts in these financial statements have been presented in thousands of US dollars, unless otherwise stated.

     The exchange rates used to translate the financial statements are as follows:

                                                               EXCHANGE RATES USED
                                                      -------------------------------------
                                                      BALANCE SHEET     REVENUE AND EXPENSE
                                                         ACCOUNTS            ACCOUNTS
                                                      --------------    -------------------
1996................................................  US$1 =  844.20      US$1 =  804.78
1997................................................  US$1 = 1415.20      US$1 =  951.11
1998................................................  US$1 = 1207.80      US$1 = 1398.88

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
COMPREHENSIVE INCOME

     Effective January 1, 1996, the Business retroactively adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income. The components of comprehensive income (loss) include net income and foreign currency translation adjustments. There is no tax effect on the foreign currency translation adjustments.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Business to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts and notes receivable.

     The Business deposits its cash with a major Korean bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. However, the Business is exposed to loss only to the extent of the amount of cash reflected on its statements of net assets. The Business has not experienced losses on its bank cash deposits.

     The Business performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for domestic customers on accounts or notes receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through Samsung's foreign subsidiaries in Asia, North America and Europe.

     A substantial portion of the components necessary for the manufacture and operation of many of the Business' products are obtained from the other operating units of Samsung and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business' operating results and financial condition.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts and notes receivable, trade accounts and notes payable, and accrued expenses and other accounts payable approximates fair value due to the short-term nature of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the financial statements and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999. The Business is currently not separately engaged in any derivatives or hedging activities.

     In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance concerning recognition and measurement of costs associated with developing or acquiring software for internal use. In 1998, the AICPA also issued Statement of Position

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
98-5, "Reporting on the Costs of Start-Up Activities", which provides guidance concerning the costs of start-up activities. For accounting purposes, start-up activities are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. Both pronouncements are effective for financial statements of years beginning after December 15, 1998, with earlier application encouraged. Management does not believe that adoption of these pronouncements will have a material impact on the financial statements of the Business.

3.  TRADE ACCOUNTS AND NOTES RECEIVABLE:

     Trade accounts and notes receivable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts receivable
  Due from third parties....................................  $10,820    $ 9,198
  Due from Samsung subsidiaries and affiliates..............    9,173      2,338
                                                              -------    -------
                                                               19,993     11,536
Trade notes receivable
  Due from third parties....................................    8,205      7,516
  Due from Samsung subsidiaries and affiliates..............      353      7,666
                                                              -------    -------
                                                                8,558     15,182
Allowance for doubtful accounts.............................     (106)      (113)
                                                              $28,445    $26,605
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts receivable of $17,992 thousand and $6,148 thousand, respectively, are denominated in foreign currencies, primarily US dollars. Trade notes receivable represents amounts due from domestic customers maturing generally within 90 to 120 days with no interest charge.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

4.  INVENTORIES:

     Inventories consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Finished products...........................................  $15,606    $21,482
Work-in-process.............................................   25,395     19,632
Raw materials and supplies..................................   10,444      6,411
Materials in-transit........................................    1,757        201
                                                              -------    -------
                                                               53,202     47,726
Allowance for obsolete and excess inventory.................   (2,733)    (3,749)
                                                              -------    -------
                                                              $50,469    $43,977
                                                              =======    =======

     At December 31, 1998, substantially all of the Business' inventories are insured against fire and other casualty losses.

     At December 31, 1998, a portion of the Business' inventory up to a maximum amount of $27,654 thousand is pledged as collateral for a bank loan of Samsung. At December 31, 1998, a total of approximately $9,136 thousand of raw materials and work-in-process inventories was held by the Business' subcontractors including Samsung plants in Korea and China. Also, at December 31, 1998, all finished goods inventories were held by the Samsung Onyang plant in Korea for warehousing.

5.  ADVANCES TO EMPLOYEES:

     The Business provides advances to its employees primarily for the purchase or lease of residential properties. Advances to employees are provided for periods of up to 7 years and earn interest at a maximum annual rate not to exceed 4%.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Buildings...................................................  $  38,666    $  44,948
Building related structures.................................      6,124        7,175
Machinery and equipment.....................................    165,362      190,421
Tools.......................................................      3,046        2,894
Furniture and fixtures......................................      7,737        8,757
Vehicles....................................................        497          466
                                                              ---------    ---------
                                                                221,432      254,661
Accumulated depreciation....................................   (137,891)    (172,685)
                                                              ---------    ---------
                                                                 83,541       81,976
Land........................................................      8,973        8,563
Construction in progress....................................        510          247
Machinery in transit........................................         --            4
Other.......................................................        142          165
                                                              ---------    ---------
                                                              $  93,166    $  90,955
                                                              =========    =========

     At December 31, 1998, substantially all of the Business' property, plant and equipment, other than land and certain construction in progress, are insured against fire and other casualty losses. A substantial portion of the Business' property, plant and equipment at December 31, 1998 is pledged as collateral for various bank loans of Samsung.

     Depreciation expense for property, plant and equipment was $48,812 thousand, $38,564 thousand and $21,540 thousand for the years ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, approximately $6,132 thousand of the Business' manufacturing machinery and equipment was held by its subcontractors, primarily in Korea.

     Property, plant and equipment under capital leases, which include primarily machinery and equipment, are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Cost........................................................  $ 40,114    $ 40,325
Accumulated amortization....................................   (30,387)    (33,658)
                                                              --------    --------
                                                              $  9,727    $  6,667
                                                              ========    ========

     Amortization expense for assets under capital leases for the years ended December 31, 1996, 1997 and 1998 is $15,026 thousand, $9,350 thousand and $4,002 thousand, respectively.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

7.  TRADE ACCOUNTS AND NOTES PAYABLE:

     Trade accounts and notes payable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts payable
  Due to third parties......................................  $ 9,091    $11,035
  Due to Samsung subsidiary and affiliates..................    1,283      2,203
                                                              -------    -------
                                                               10,374     13,238
Trade notes payable
  Due to third parties......................................      712        409
  Due to Samsung subsidiary and affiliates..................       --         82
                                                              -------    -------
                                                                  712        491
                                                              -------    -------
                                                              $11,086    $13,729
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts payable of $10,204 thousand and $12,925 thousand, respectively, are denominated in foreign currencies, primarily US dollars.

8.  CORPORATE BORROWINGS:

     The Business does not undertake its own financing but has been able to benefit from the financing obtained by Samsung. Corporate borrowings have been allocated based on the methodology described in Note 2. The interest expense on the allocated corporate borrowings has been calculated using average interest rates of 6.48%, 7.30%, and 9.69% for the years ended December 31, 1996, 1997, and 1998, respectively.

     Samsung has entered into various types of short-term financing arrangements including usance financing and bank overdrafts. The Business does not have its own usance letter of credit but benefits from such letter of credit of Samsung when needed. At December 31, 1998, no borrowings existed from such short-term financing arrangements. The Business does not have any debt sharing or other arrangements with Samsung. Consequently, corporate borrowings have been classified as current and long-term based on the expected maturities of the contractual obligations into which Samsung has entered.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

9.  DEFERRED EMPLOYEE COMPENSATION:

     Changes in deferred employee compensation are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Beginning balance...........................................  $27,926    $ 13,004
Provision...................................................   (8,623)      3,745
Payments....................................................   (6,299)    (10,278)
                                                              -------    --------
Ending balance..............................................  $13,004    $  6,471
                                                              =======    ========

     During 1998, certain employees elected to take early settlement of deferred compensation. As a result, the Business paid approximately $2,436 thousand in cash from the deferred employee compensation balance, net of advances due from employees of $2,751 thousand.

10.  COMMITMENTS AND CONTINGENCIES:

LITIGATION

     On December 30, 1998, a settlement agreement was reached resolving a patent infringement lawsuit. Under the terms of this settlement, Samsung shall pay the principal sum of $58,000 thousand. The litigation settlement has been accrued in the financial statements of the Business as of December 31, 1998 and for the year then ended.

     Samsung is also alleged, in the United States, to have infringed a method claimed by a patent owned by Northern Telecom ("NT"), in the production of its memory devices. The patent expired in 1994 and hence NT's claim is limited to past damages based on a reasonable royalty accrued between February 1989 and June 1994, and prejudgment interest thereon. In September 1998, the District Court granted Samsung's motion for summary judgment, finding the patent invalid and dismissed the case. NT filed a motion to set aside the judgment which was denied on December 10, 1998. Additionally, NT has brought an action against Samsung alleging an infringement of a patent in Germany. The German patent is a counterpart of the patent being litigated in the United States. In May 1997, the court allowed the action but did not fix the amount of damages to be paid and Samsung appealed against this decision. The proceedings are currently pending and the next hearing is scheduled for March 1999. Similar to the case in the United States, the German patent expired in 1995 and potential liability is limited to past damages. While it is not feasible to predict or determine the final outcome of these proceedings at the present time, management does not believe that they will result in a materially adverse effect on the financial position or results of operations of Samsung or the Business.

LICENSING AND SUBCONTRACT AGREEMENTS

     Samsung has entered into various licensing agreements, some of which relate to Power Device products either directly or indirectly. Royalty expense incurred by or allocated to the Business was $636 thousand, $5,922 thousand, and $6,004 thousand for the years ended December 31, 1996, 1997, and 1998, respectively. The allocation was made based on the relative sales value for the respective period.

     The Business has two 7-year subcontract agreements with Usha HBB (India) Ltd. ("Usha") and Psi Technologies, Inc. ("Psi"), third party subcontractors, in connection with assembly and test of

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10. COMMITMENTS AND CONTINGENCIES: -- (CONTINUED) certain products of the Business. The Usha agreement provides for the subcontractor to provide and the Business to purchase at least 480 million units per year at a unit price of $0.01153. And the Psi agreement provides for the subcontractor to provide and the Business to purchase at least 4 million units per month at a unit price of $0.0581. These unit prices in the agreements are subject to adjustment to reflect changes in market prices. The agreements with Usha and Psi expire in July 2001 and July 2005, respectively.

     Subject to the subcontractors' quality and performance, at December 31, 1998, the approximate future purchase commitments under these agreements are as follows:

                       YEAR                         PURCHASE COMMITMENT
                       ----                         -------------------
1999..............................................        $ 8,323
2000..............................................          8,323
2001..............................................          6,017
2002..............................................          2,789
2003..............................................          2,789
2004 and thereafter...............................          4,416
                                                          -------
Total.............................................        $32,657
                                                          =======

     Total payments to Usha and Psi under the agreements were $3,734 thousand, $3,953 thousand and $5,169 thousand for the years ended December 31, 1996, 1997 and 1998, respectively. For each of these periods, the Business purchased the minimum guaranteed units.

GUARANTEE PROVIDED

     In relation to the Business, Samsung has guaranteed payment of principal and interest on a bank loan provided to Korea Microsystems, Inc., a third-party subcontractor of the Business, up to $2,070 thousand due in April 2002.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10.  COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)
CAPITAL LEASE

     With respect to the Business, Samsung leases machinery and equipment under capital lease arrangements. The future minimum lease payments under the capital leases are as follows:

                                                              MINIMUM
                                                               LEASE
FOR THE YEAR ENDING DECEMBER 31,                              PAYMENTS
--------------------------------                              --------
1999........................................................  $ 8,086
2000........................................................    6,467
2001........................................................    3,177
2002........................................................    1,475
Thereafter..................................................      226
                                                              -------
     Total..................................................   19,431
Less: amount representing interest..........................   (1,678)
                                                              -------
Present value of minimum lease payments.....................   17,753
Less: current portion.......................................   (8,086)
                                                              -------
Total capital lease obligation, non-current portion.........  $ 9,667
                                                              =======

11.  UNSTABLE ECONOMIC ENVIRONMENT:

     The operations of the Business, and those of similar companies in Korea, have been affected, and may continue to be affected for the foreseeable future, by the unstable economic conditions in Korea and the Asia Pacific region. Specific factors that impact these companies include volatility in the value of the Korean won and interest rates and the general deterioration of the economies of countries in the Asia Pacific region.

12.  BUSINESS EQUITY:

     Business equity represents Samsung's ownership interest in the recorded net assets (liabilities) of the Business. A summary of activity is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Beginning balance......................................  $ 66,049    $ 51,949    $ 37,301
Net income.............................................     2,767      42,945      15,654
Net capital distribution...............................   (16,867)    (57,593)    (52,683)
                                                         --------    --------    --------
Ending balance.........................................  $ 51,949    $ 37,301    $    272
                                                         ========    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES:

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns. The Business incurs income tax liabilities in Korean won and based on taxable income determined in accordance with generally accepted accounting principles and tax laws of Korea. The tax provision (benefit) included in these financial statements reflects current tax expense and the impact of accounting for deferred taxes under the asset and liability method, including the impact of foreign currency translation of such deferred tax amounts.

     The income tax provision (benefit) for 1996, 1997 and 1998 consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
Current...................................................       --    $ 9,515    $11,178
Deferred..................................................  $(4,754)     9,034     (1,659)
                                                            -------    -------    -------
Income tax provision (benefit)............................  $(4,754)   $18,549    $ 9,519
                                                            =======    =======    =======

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Business' ability to generate taxable income within the period which the temporary differences reverse, the outlook of the Korean economic environment and the overall future industry outlook. Management has considered these factors in reaching its conclusion as to the need for a valuation allowance for financial reporting purposes.

     The Business does not have any formalized tax sharing agreement with Samsung.

     The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets -- current:
  Inventory reserve.........................................  $   842    $ 1,154
  Other.....................................................       67         30
                                                              -------    -------
                                                                  909      1,184
                                                              -------    -------
Deferred tax assets (liabilities) -- non-current:
  Provision for deferred employee compensation..............       --        783
  Excess depreciation.......................................   (3,173)    (2,697)
                                                              -------    -------
                                                               (3,173)    (1,914)
                                                              -------    -------
Net deferred tax liabilities................................  $(2,264)   $  (730)
                                                              =======    =======

     Realization of deferred tax assets is dependent upon taxable income within carry forward periods available under the tax laws. Management has concluded that it is "more likely than not" that the Business will realize the full benefit of deferred tax assets.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES: -- (CONTINUED)
     The statutory income tax rate, including tax surcharges, applicable to the Business for 1996, 1997 and 1998 is approximately 30.8%. The reconciliation from income taxes calculated at the statutory tax rate to the effective income tax amount for each of the periods is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
Taxes at Korean statutory tax rate.........................  $  (612)   $18,940    $7,753
R&D tax credit.............................................   (4,375)      (391)     (675)
Effect of tax rate change on beginning cumulative temporary
  differences..............................................      233         --        --
Effect of exchange rate changes............................       --         --     2,441
                                                             -------    -------    ------
Effective income tax amounts...............................  $(4,754)   $18,549    $9,519
                                                             =======    =======    ======

     The current and deferred income tax provisions were computed on a Korean won basis, the functional currency of the Business, and translated into US dollars using the weighted average exchange rate. The effect of exchange rate changes in the amount of $2,441 thousand reflects the impact of translating the litigation settlement discussed in Note 10, using the rate at which such transaction was recognized for financial reporting purposes.

14.  OTHER COMPREHENSIVE INCOME (LOSS):

     For the years ended December 31, 1996, 1997 and 1998, foreign currency translation adjustments are the only components of other comprehensive income.

     There are no related tax effects allocated to foreign currency translation adjustments due to the fact that the Business' functional currency is Korean won.

     A summary of cumulative translation adjustments are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1996        1997        1998
                                                          -------    --------    --------
Cumulative translation adjustments:
  Beginning balance.....................................  $   705    $ (4,132)   $(18,623)
  Current-period change.................................   (4,837)    (14,491)      6,526
                                                          -------    --------    --------
  Ending balance........................................  $(4,132)   $(18,623)   $(12,097)
                                                          =======    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

15.  RELATED PARTY TRANSACTIONS:

     Related party activity between the Business and Samsung (including subsidiaries and affiliates of Samsung) is summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Product sales to other operating units of Samsung......  $ 66,834    $ 68,472    $ 56,126
Product sales to foreign sales subsidiaries of
  Samsung..............................................   144,338     150,943      86,552
Product sales to other Samsung subsidiaries and
  affiliates...........................................    27,032      25,503      41,691
                                                         --------    --------    --------
     Total sales.......................................  $238,204    $244,918    $184,369
                                                         ========    ========    ========
Manufacturing services performed by other operating
  units of Samsung.....................................  $ 81,151    $ 75,962    $ 49,775
Manufacturing services performed by a Chinese
  subsidiary of Samsung................................     5,149      22,086      16,352
Purchase of raw materials from Samsung affiliates......    15,966      20,797      10,626
                                                         --------    --------    --------
     Total manufacturing costs.........................  $102,266    $118,845    $ 76,753
                                                         ========    ========    ========
Selling, general and administrative expenses allocated
  from Samsung.........................................  $ 26,891    $ 27,880    $ 27,536
                                                         ========    ========    ========
Sales of manufacturing equipment to other operating
  units of Samsung.....................................  $ 12,590    $  6,945    $     56
                                                         ========    ========    ========
Purchase of manufacturing equipment from other
  operating units of Samsung...........................  $ 20,937    $  1,088    $  2,355
                                                         ========    ========    ========

16.  GEOGRAPHIC INFORMATION:

     The Business is engaged in one industry segment, namely the development, manufacture and marketing of power semiconductors. Sales data, summarized by geographic area, is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Korea..................................................  $178,321    $171,058    $137,111
Asia...................................................   182,839     207,602     186,668
North America..........................................    32,001      35,638      24,308
Europe.................................................    24,886      26,402      21,812
                                                         --------    --------    --------
     Total.............................................  $418,047    $440,700    $369,899
                                                         ========    ========    ========

     Substantially all of the Business' assets are located in Korea.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Raytheon Semiconductor, Inc:

     We have audited the accompanying balance sheet of Raytheon Semiconductor, Inc. (a wholly owned subsidiary of Thornwood Trust) (the Company) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raytheon Semiconductor, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                      KPMG LLP

Mountain View, California
February 27, 1998

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                                 BALANCE SHEET

                                                                   DECEMBER 31, 1997
                                                              ---------------------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
ASSETS
Current assets:
  Cash......................................................            $   186
  Accounts receivable, net of allowances of $2,073..........             11,414
  Inventories...............................................             18,125
  Prepaid expenses and other................................                262
                                                                        -------
     Total current assets...................................             29,987
Property, plant, and equipment, net.........................             21,532
                                                                        -------
     Total assets...........................................            $51,519
                                                                        =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................            $ 3,711
  Accrued compensation......................................              2,575
  Accrued liabilities.......................................              1,062
                                                                        -------
     Total current liabilities..............................              7,348
Commitments and contingencies
Stockholder's equity
  Common stock, $0.01 par value; 2,500 authorized, issued,
     and outstanding........................................                 --
  Additional paid-in-capital................................             44,171
                                                                        -------
     Total liabilities and stockholder's equity.............            $51,519
                                                                        =======

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                              STATEMENT OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
Net sales...................................................     $78,369
Cost of sales...............................................      44,815
                                                                 -------
     Gross profit...........................................      33,554
Operating expenses:
  Research and development..................................      12,128
  Selling, general, and administrative......................      10,064
                                                                 -------
     Total operating expenses...............................      22,192
                                                                 -------
     Operating income.......................................      11,362
Other expense...............................................          88
                                                                 -------
     Income before income taxes.............................      11,274
Provision for income tax expense............................       4,395
                                                                 -------
     Net income.............................................     $ 6,879
                                                                 =======

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                     YEAR ENDED DECEMBER 31, 1997
                                       ---------------------------------------------------------
                                         PARENT      COMMON STOCK     ADDITIONAL       TOTAL
                                        COMPANY     ---------------    PAID-IN-    STOCKHOLDER'S
                                       INVESTMENT   SHARES   AMOUNT    CAPITAL        EQUITY
                                       ----------   ------   ------   ----------   -------------
                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Balances at beginning of year........   $ 54,874       --      $--     $    --       $ 54,874
Net income...........................      6,879       --      --           --          6,879
Net transfers to parent..............    (17,582)      --      --           --        (17,582)
Incorporation of Company on December
  31, 1997...........................    (44,171)   2,500      --       44,171             --
                                        --------    -----      --      -------       --------
Balances at end of year..............   $     --    2,500      $--     $44,171       $ 44,171
                                        ========    =====      ==      =======       ========

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                            STATEMENT OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................     $  6,879
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        6,397
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (2,112)
       Inventory............................................        2,977
       Prepaid expenses and other...........................          (76)
       Accounts payable.....................................         (221)
       Accrued expenses.....................................         (595)
                                                                 --------
          Net cash provided by operating activities.........       13,249
                                                                 --------
Cash flows from investing activities -- additions to
  property, plant and equipment.............................       (2,718)
                                                                 --------
Cash flows from financing activities -- transfers to Parent
  Company Investment........................................      (10,570)
                                                                 --------
Net decrease in cash........................................          (39)
Cash, beginning of year.....................................          225
                                                                 --------
Cash, end of year...........................................     $    186
                                                                 ========
Supplemental disclosure of cash flow information:
Deferred taxes transferred to Parent Company Investment per
  terms of the Acquisition Agreement........................     $  7,012
                                                                 ========

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) BACKGROUND AND BASIS OF PRESENTATION

     Raytheon Semiconductor Inc. (the Company) is a wholly owned subsidiary of Thornwood Trust (Thornwood) which is a wholly owned unit of Raytheon Company (Raytheon). The Company's Multimedia Business Unit, based in San Diego, California, designs and manufactures digital and mixed-signal integrated circuits (IC) for use in broadcast video, computer graphics, multimedia, imaging and communications applications. The Analog and High Speed Communications Business Units, both based in Mountain View, California, manufacture DC-DC converters, voltage regulator modules and IC's used by customers in high performance microprocessors and networking applications. The Company sells mainly through distributors in North America, Asia, and Europe.

     Fairchild Semiconductor Corporation (Fairchild) acquired all the outstanding shares of the Company subsequent to the close of business on December 31, 1997 (see Note 10). Prior to this transaction, the net assets of the Company represented an operating division of Raytheon. These financial statements report the operating results of the Company as a division of Raytheon. As a division of Raytheon, certain costs included in the income statement were determined on the basis of allocations from Corporate Headquarters and represent management's best estimate of the cost that would have been incurred had the division operated independently. As a result, the financial statements presented may not reflect the financial position or results of operations which would have been realized had the Company operated as a nonaffiliated entity for the year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

REVENUE RECOGNITION

     Revenue is primarily recognized at the time product is shipped. The Company provides for estimated returns of products sold to distributors under various sales incentive programs and for general product returns from all customers. Reductions of net sales revenue under these programs are recorded at the time products are shipped.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost, or net realizable value. Cost is determined on a first-in, first-out basis.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is generally provided on the double declining balance (buildings), or sum-of-years digits method based on the following estimated useful lives:

Buildings...................................................    20 to 45 years
Machinery and equipment.....................................     3 to 10 years
Computer software and other assets..........................           7 years

     Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards of the Company. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLAN

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded using the intrinsic value-based method. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, on January 1, 1996, which permits entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

PARENT COMPANY INVESTMENT

     As a division of Raytheon, the Company's operating cash requirements have been met with transfers from Raytheon as required. Cash balances of the Company not required for operations have been transferred to Raytheon, and all cash receipts and disbursements and intercompany charges related to the Company's operations have been credited to or charged against Parent Company Investment.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) CORPORATE ALLOCATIONS

     The accompanying statement of income includes charges allocated by Raytheon representing the Company's share of certain costs incurred by Raytheon in support of the Company's operations. Services provided by Raytheon in 1997 were primarily financial, legal and administrative in nature. Costs have been allocated to the Company based on the proportion of Raytheon expenses represented by Company expenses. Management has reviewed the allocations made by Raytheon and believes them to be reasonable. In all cases, the corporate charges assessed approximate the amounts which would have been incurred by the Company if it had operated on a standalone basis during the year.

     The total amounts allocated to the Company for the year ended December 31, 1997 and included in the statement of income are as follows (in thousands):

Cost of sales...............................................    $3,647
Research and development....................................     1,059
Selling, general and administrative.........................     1,715
                                                                ------
                                                                $6,421
                                                                ======

     Additionally, in 1997, substantially all employees of the Company participated in the defined benefit pension plans of Raytheon. Under the plans, benefits are generally based on years of service and the employee's compensation during the years before retirement. Total expense allocated to the Company for 1997 was $572.

     Subject to certain age and service requirements, substantially all employees of the Company in 1997 were eligible to participate in Raytheon's defined contribution plans. Employees participating in the Raytheon Savings and Investment Plan could contribute up to 17% of their pay subject to prescribed Internal Revenue Code ("IRC") limits. Raytheon matched 50% of the employees' contributions, up to a maximum of 3% of each participating individual's compensation. Total expense charged to the Company for this plan in 1997 was $458. For employees participating in the Raytheon Employee Stock Ownership Plan, the Company's annual contribution was approximately one half of one percent of salary, as limited by the IRC. Total expense charged to the Company for this plan in 1997 was $105.

     Raytheon allocated charges for the employee benefit plans based primarily on headcount and eligible payroll. Management has reviewed the allocations made by Raytheon in respect of employee benefit plans and believes them to be reasonable.

     Subject to the Acquisition Agreement with Fairchild, substantial changes to the Company's pension and benefit plans are expected for 1998. See Note 10.

(4) INVENTORIES

     Inventories as of December 31, 1997, consisted of the following (in thousands):

Finished goods..............................................  $ 6,012
Work in process.............................................   10,419
Raw materials...............................................    1,694
                                                              -------
                                                              $18,125
                                                              =======

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment as of December 31, 1997, consisted of the following (in thousands):

Land........................................................  $   616
Buildings and leasehold improvements........................   22,802
Machinery and equipment.....................................   61,159
Computer software...........................................    2,898
Construction in progress....................................      427
                                                              -------
                                                               87,902
Less accumulated depreciation and amortization..............   66,370
                                                              -------
Property, plant, and equipment, net.........................  $21,532
                                                              =======

(6) FEDERAL INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997, was (in thousands):

Current income tax expense:
  Federal...................................................  $2,299
  State.....................................................     473
                                                              ------
                                                               2,772
                                                              ------
Deferred income tax expense:
  Federal...................................................   1,247
  State.....................................................     376
                                                              ------
                                                               1,623
          Total tax expense.................................  $4,395
                                                              ======

     The provision for income taxes for 1997 differs from the U.S. statutory rate due to the following (in thousands):

Computed expected tax expense...............................  $3,833
State income tax, net of federal tax benefit................     562
                                                              ------
                                                              $4,395
                                                              ======

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) FEDERAL INCOME TAXES -- (CONTINUED)
     Current income tax expense is included as a transfer to Raytheon in the Parent Company Investment account. The sources and tax effects of temporary differences which give rise to deferred income tax balances are as follows (in thousands):

Current deferred tax assets:
  Inventory reserves........................................  $2,196
  Accounts receivables allowances...........................     829
  Accrued expenses..........................................     801
                                                              ------
                                                               3,826
Noncurrent deferred tax assets:
  Depreciation and amortization.............................   1,568
                                                              ------
                                                              $5,394
                                                              ======

     Under the terms of the Acquisition Agreement with Fairchild, the deferred tax assets will not be transferred to Fairchild and accordingly are included as a transfer to Raytheon as of December 31, 1997. See Note 10.

(7) EMPLOYEE STOCK PLANS

STOCK BASED COMPENSATION

     The Company's employees participate in the Raytheon Stock Option Plan (the
Plan) which provides for the grant of incentive stock options and nonqualified stock options to employees, directors and consultants of the Company at the fair market value of Raytheon's common stock on the date of grant.

     The vesting and exercise provisions of the option grants under the Plan are determined by the Board of Directors. Options generally vest ratably over a four-year period commencing from the date of grant, subject to one year of employment and generally expire in 10 years from the date of grant.

     The Company has elected to use the intrinsic value-based method to account for all of its stock-based employee compensation plans. Accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements because the fair value of the underlying common stock equals the exercise price of the stock options at the date of grant. Pursuant to SFAS No. 123, Accounting for Stock Based Compensation, the Company is required to disclose the pro forma effects on the net income of the Company as if the Company had elected to use the fair value approach to account for its stock-based employee compensation plan.

     Had compensation cost for the Company's plans been determined consistent with the fair value approach under SFAS No. 123, the Company's 1997 net income would have been $6,476.

     The fair value of each option is estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, an expected life of 5 years, and volatility of 24%. No dividend impact was considered as Raytheon has never declared, and does not have plans to declare, any future dividends. No option or equity instruments were issued to nonemployees.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) EMPLOYEE STOCK PLANS -- (CONTINUED)
     The following table summarizes activity under the plan as of December 31, 1997:

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                                        EXERCISE
                                                              SHARES      PRICE
                                                              ------    ---------
Outstanding at beginning of year............................  67,320     $39.25
Options granted.............................................  32,500      51.13
Options exercised...........................................  (8,900)     31.02
Options canceled............................................      --         --
                                                              ------
Outstanding at end of year..................................  90,920      44.30
                                                              ======
Options vested at year-end..................................  58,420     $40.60
                                                              ======
Weighted-average fair value of options granted during the
  year......................................................             $13.98

     The following table summarizes information about stock options outstanding as of December 31, 1997:

               OUTSTANDING                  EXERCISABLE
-----------------------------------------   -----------
                         WEIGHTED-AVERAGE
EXERCISE     OPTIONS        REMAINING         OPTIONS
 PRICE     OUTSTANDING    LIFE IN YEARS     EXERCISABLE
--------   -----------   ----------------   -----------
 $16.95       2,000         1.96 years         2,000
  21.80       1,000               4.06         1,000
  31.91       2,020               5.65         2,020
  31.47       5,000               5.73         5,000
  32.53      10,000               6.48        10,000
  32.88       3,000               6.65         3,000
  39.03      14,000               7.49        14,000
  52.56      20,400               8.44        20,400
  51.75       1,000               8.66         1,000
  47.13       4,000               9.15            --
  51.69      28,500               9.50            --
             ------                           ------
  44.30      90,920                           58,420
 ======      ======                           ======

     Pursuant to the Acquisition Agreement with Fairchild (see Note 10), all unvested outstanding options at December 31, 1997 are canceled.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8) COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company had commitments under long-term operating leases requiring approximate annual rentals as follows (in thousands):

1998........................................................  $  812
1999........................................................     844
2000........................................................     439
2001........................................................      --
2002........................................................      --
Thereafter..................................................      --
                                                              ------
                                                              $2,095
                                                              ======

     Rental expense for 1997 amounted to $533.

     The Company's Mountain View facility is located on a contaminated site under the Comprehensive Environmental Liability Act (the "Act"). During the year the Company paid $2,164 for remediation costs which were reimbursed by Raytheon. Under the terms of the Acquisition Agreement executed on December 31, 1997(see
Note 10), future responsibility for these costs will be assumed by Raytheon. All other environmental costs are immaterial to the Company and have been expensed as incurred.

     The Company is subject to various claims and legal proceedings in the normal course of business. None of the claims or potential claims outstanding at December 31, 1997 are anticipated to have a material impact on the financial position, cash flows, or results of operations of the Company after taking into consideration provisions already recorded.

(9)  RELATED PARTY TRANSACTIONS, AND GEOGRAPHIC INFORMATION

     In 1997, the Company had $2,134 of net sales to affiliate companies of Raytheon; the related cost of sales amounted to $1,126. There were no other transactions with affiliate companies of Raytheon during 1997.

     The Company's export sales for the year ended December 31, 1997 was $24,810 principally to customers Europe and Asia.

(10)  SUBSEQUENT EVENT

     As discussed in Note 1, prior to the formation of the Company on December 31, 1997, the Company operated as a division of Raytheon. On December 31, 1997, the Company was incorporated as a wholly-owned subsidiary of Thornwood Trust (Thornwood), a Massachusetts Business Trust and wholly-owned unit of Raytheon.

     Subsequent to the close of business on December 31, 1997, Fairchild acquired 100% of the outstanding shares of common stock of the Company from Thornwood for approximately $117 million. Upon closing of the acquisition, the Company became a business unit of Fairchild.

     Pursuant to the Acquisition Agreement, Raytheon will retain and be responsible for liabilities accrued by employees of the Company through December 31, 1997 under any defined benefit pension plan or other employee-related benefit plans. In addition, Raytheon will retain all liability and

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(10)  SUBSEQUENT EVENT -- (CONTINUED)
responsibility for the disposition of interests under the Raytheon Savings and Investment Plan and the Raytheon Stock Ownership Plan with respect to all employees of the Company who were participants in either of the plans as of December 31, 1997.

     Raytheon will also retain and be responsible for all liabilities related to environmental remediation activities, including those required by the United States Environmental Protection Agency, at the Company's Mountain View, California facility which arose prior to December 31, 1997 or were created by the release of hazardous substances that first occurred prior to December 31, 1997.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Bylaws of each of Fairchild Holdings and our company provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of such company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of such company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of such company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of such company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of such company, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of each of Fairchild Holdings and our company also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

     The Bylaws of Fairchild Semiconductor Corporation of California provide for indemnification for each person who is or was a director or officer of such company (and the heirs, executors or administrators of such person) who is or was made a party to, or is or was involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of such company or is or was serving at the request or for the benefit of such company as a director, officer, employee or agent of another corporation partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be held harmless and indemnified by such company against any expense, liability or loss (including, without limitation, judgments, fines, settlement payments and the expense of legal counsel) incurred by such person in any such capacity to the fullest extent permitted by applicable law. The right to indemnification shall also include the right to be paid by such company the expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by applicable law. Fairchild Semiconductor Corporation of California may provide indemnification to other employees and agents of such company as may be authorized from time to time by the Board of Directors to the fullest extent permitted by applicable law.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of each of Fairchild Holdings, our company and Fairchild Semiconductor Corporation of California contains a provision so limiting the personal liability of directors of such company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.01    Agreement and Plan of Recapitalization dated January 24,
          1997 between Sterling Holding Company, LLC and National
          Semiconductor (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
  2.02    Asset Purchase Agreement dated as of March 11, 1997 between the Company and National Semiconductor (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
  2.03    Acquisition Agreement dated November 25, 1997 between the
          Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31,
          1997, filed January 13, 1998).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.04    Amendment No. 1 to Acquisition Agreement dated December 29,
          1997 between the Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1997, filed January 13, 1998).
  2.05    Exhibit 3.14 to Acquisition Agreement dated December 29,
          1997 between the Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1997, filed January 13, 1998).
  2.06    Business Transfer Agreement dated December 20, 1998 between
          Samsung Electronics and the Company (incorporated by
          reference from the Company's Current Report on Form 8-K
          dated April 13, 1999, filed April 27, 1999).
  2.07    Closing Agreement dated April 13, 1999 among Samsung
          Electronics, Fairchild Korea and the Company (incorporated by reference from the Company's Current Report on Form 8-K dated April 13, 1999, filed April 27, 1999).
  3.01    Certificate of Incorporation of the Company (incorporated by reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
  3.02    Bylaws of the Company (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
  3.03    Certificate of Incorporation of Fairchild International
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
  3.04    Bylaws of Fairchild International (incorporated by reference from the Company's Registration Statement on Form S-4, filed
          May 12, 1997 (File No. 333-26897)).
  3.05    Certificate of Amendment to Certificate of Incorporation of
          Fairchild International (incorporated by reference from
          Fairchild International's Registration Statement on Form
          S-8, filed July 7, 1998 (File No. 333-58603)).
  3.06    Certificate of Amendment of Certificate of Incorporation of
          Fairchild International (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
  3.07    Restated Certificate of Incorporation of Fairchild
          International (incorporated by reference from Amendment No.
          3 to Fairchild International's Registration Statement on
          Form S-1, filed July 9, 1999 (File No. 333-78557)).
  3.08    Certificate of Incorporation of Fairchild Semiconductor
          Corporation of California.+
  3.09    Bylaws of Fairchild Semiconductor Corporation of
          California.+
  3.10    Certificate of Amendment of Certificate of Incorporation of
          Fairchild Semiconductor Corporation of California.+
  4.01    Indenture dated April 7, 1999 among the Company, Fairchild
          International, as Guarantor, Fairchild Semiconductor
          Corporation of California, as Guarantor, and the United
          States Trust Company of New York (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
  4.02    Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).
  4.03    Registration Rights Agreement dated March 30, 1999 among the
          Company, Fairchild International, as Guarantor, Fairchild
          California, as Guarantor, Credit Suisse First Boston
          Corporation, Morgan Stanley & Co. Incorporated, Salomon
          Smith Barney Inc. and Fleet Securities, Inc. (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
  5.01    Opinion of Dechert Price & Rhoads.+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.01    Indenture dated as of March 11, 1997 among the Company,
          Fairchild International, as Guarantor and United States
          Trust Company of New York, as Trustee relating to the
          Company's 10 1/8% Senior Subordinated Notes (incorporated by reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.02    Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
 10.03    Technology Licensing and Transfer Agreement dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed July 9,
          1997 (File No. 333-26897)).
 10.04    Transition Services Agreement dated March 11, 1997 between
          National Semiconductor and the Company (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.05    Fairchild Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.06    Revenue Side Letter dated March 11, 1997 between National
          Semiconductor and the Company (incorporated by reference
          from Amendment No. 3 to the Company's Registration Statement on Form S-4, filed July 9, 1997 (File No. 333-26897)).
 10.07    Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.08    National Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.09    National Assembly Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.10    Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.11    Shared Services Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.12    Credit Agreement dated March 11, 1997 among the Company,
          Fairchild International, Various Banks, Bankers Trust
          Company, Credit Suisse First Boston Corporation and Canadian
          Imperial Bank of Commerce (incorporated by reference from
          the Company's Registration Statement on Form S-4, filed May
          12, 1997 (File No. 333-26897)).
 10.13    Corporate Agreement dated February 20, 1992 between Torex
          Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.14    Assembly/Test Subcontract Agreement dated August 13, 1998
          between NS Electronics Bangkok (1993) Ltd. and the Company
          (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed
          August 27, 1998).
 10.15    Supply Agreement dated January 20, 1996 between National
          Semiconductor and Dynacraft Industries Sdn. Bhd.
          (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed dated
          July 9, 1997 (File No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.16    Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
          Inc. (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed July 9,
          1997 (File No. 333-26897)).
 10.17    Qualified Titles Corresponding to Registry Title Nos. 19, 44
          and 3400-Mk 12 from the State of Penang, Malaysia and
          corresponding Sale and Purchase Agreements, each dated March
          11, 1997, between National Semiconductor Sdn. Bhd. and
          Fairchild Semiconductor Sdn. Bhd. (incorporated by reference from the Company's Registration Statement on Form S-4, filed
          May 12, 1997 (File No. 333-26897)).
 10.18    Lease Agreement dated October 10, 1979 between Export
          Processing Zone Authority and Fairchild Semiconductor (Hong
          Kong) Limited, and Supplemental Agreements thereto dated May
          1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
          February 16, 1990; August 25, 1994; May 29, 1995; June 7,
          1995; November 9, 1995; and October 24, 1996 (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.19    Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and the Company (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.20    Shared Facilities Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.21    Environmental Side Letter dated March 11, 1997 between
          National Semiconductor and the Company (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.22    Master Sublease Agreement dated March 11, 1997 between
          National Semiconductor and the Company and Master Lease
          Agreement dated December 13, 1994 between General Electric
          Capital Corporation and National Semiconductor (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.23    Fairchild NSC Deferred Compensation Plan Trust established effective March 11, 1997 (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.24    Fairchild NSC Deferred Compensation Plan assumed and
          continued, effective March 11, 1997 (included as Schedule A to Exhibit 10.23).
 10.25    Fairchild Benefit Restoration Plan (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.26    Fairchild Incentive Plan (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.27    FSC Semiconductor Corporation Executive Officer Incentive
          Plan (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.28    FSC Semiconductor Corporation Stock Option Plan
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.29    Employment Agreement dated March 11, 1997 among the Company,
          Fairchild International, Sterling Holding Company, LLC and
          Kirk P. Pond (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.30    Employment Agreement dated March 11, 1997 among the Company,
          Fairchild International, Sterling Holding Company, LLC and
          Joseph R. Martin (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.31    Credit Agreement -- Amended and Restated as of December 31,
          1997 (incorporated by reference from the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended March 1,
          1998, filed April 13, 1998).
 10.32    Employee Stock Purchase Savings Plan, as amended as of June
          25, 1998 (incorporated by reference from the Company's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1998, filed August 27, 1998).
 10.33    Fairchild Revocable Savings Plan Trust, dated February 20,
          1998, executed by Fleet Bank of Maine, as trustee
          (incorporated by reference from Fairchild International's
          Registration Statement on Form S-8, filed July 7, 1998 (File
          No. 333-58603)).
 10.34    Amendment to Securities Purchase and Holders Agreement dated
          May 29, 1998 (incorporated by reference from the Company's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1998, filed August 27, 1998).
 10.35    Form of Promissory Note between the Company and Management
          Investors dated June 3, 1998 (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended dated May 31, 1998, filed August 27, 1998).
 10.36    Second Amendment to Amended and Restated Credit Agreement
          dated August 25, 1998 among Fairchild International, the
          Company, the lenders party to the Credit Agreement dated
          March 11, 1997, Bankers Trust Company, Credit Suisse First
          Boston Corporation and Canadian Imperial Bank of Commerce
          (incorporated by reference from the Company's Current Report on Form 10-Q for the fiscal quarter ended August 30, 1998, filed October 9, 1998).
 10.37    Purchase Agreement dated March 30, 1999 among the Company,
          Fairchild International, Fairchild Semiconductor Corporation
          of California, Credit Suisse First Boston Corporation,
          Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc.
          and Fleet Securities, Inc. (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.38    Transitional Services Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.39    Product Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.40    Foundry Sale Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.41    Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.42    Trademark License Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.43    Assembly and Test Services Agreement (Onyang) dated April
          13, 1999 between Samsung Electronics and Fairchild Korea
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.44    Assembly and Test Services Agreement (Suzhou) dated April
          13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
          Ltd. and Fairchild Korea (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.45    EPI Services Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.46    Photo Mask Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.47    Credit Agreement dated April 14, 1999 among the Company,
          Fairchild International, certain lenders named within the
          Credit Agreement, Credit Suisse First Boston Corporation,
          Salomon Brothers Holding Company Inc., ABN Amro Bank NV and
          Fleet National Bank (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.48    Employment Agreement dated March 28, 1999 between Fairchild
          International and Deok-Jung Kim (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.49    Employment Agreement dated as of April 23, 1999 between the
          Company and Kyoung-Soo Kim (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.50    Sublease Agreement dated April 23, 1999 between Veritas
          Software Corporation and Fairchild California (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.51    Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998 (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.52    Securities Purchase and Holders Agreement dated as of March
          11, 1997 among Fairchild International, Sterling, National
          Semiconductor and Management Investors (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 12.01    Statement of Computation of Ratio of Earnings to Fixed
          Charges.+
 21.01    Subsidiaries of the Company and the Additional Registrants.+
 23.01    Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
 23.02    Consent of Samil Accounting Corporation.
 23.03    Consent of KPMG LLP.
 23.04    Consent of KPMG LLP.
 23.05    Consent of KPMG LLP.
 24.01    Power of Attorney+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 25.01    Statement of Eligibility and Qualification of United States
          Trust Company of New York on Form T- 1.+
 99.01    Form of Letter of Transmittal.+
 99.02    Form of Notice of Guaranteed Delivery.+

------------------------

+ Previously filed.

     (b) Financial Statement Schedules:

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Fairchild Semiconductor Corporation:

Under date of June 30, 1999, except as to Note 19, which is as of August 9, 1999, we reported on the consolidated balance sheets of Fairchild Semiconductor Corporation and subsidiaries as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholder's equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in Item 21(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS.

                                                                            DEFERRED TAX
                                                             RETURNS AND     VALUATION
DESCRIPTION                                                  ALLOWANCES      ALLOWANCE      TOTAL
-----------                                                  -----------    ------------    ------
                                                                         (IN MILLIONS)
Balances at May 26, 1996...................................    $   --          $  --        $   --
Charged to costs and expenses..............................       3.1             --           3.1
Deductions.................................................        --             --            --
Charged to other accounts..................................      12.8(1)        30.7(1)       43.5
                                                               ------          -----        ------
Balances at May 25, 1997...................................      15.9           30.7          46.6
Charged to costs and expenses..............................      41.8             --          41.8
Deductions.................................................     (45.5)            --         (45.5)
Charged to other accounts..................................       2.0(2)          --           2.0
                                                               ------          -----        ------
Balances at May 31, 1998...................................      14.2           30.7          44.9
Charged to costs and expenses..............................      29.8           32.0          61.8
Deductions.................................................     (34.9)            --         (34.9)
Charged to other accounts..................................       0.1(2)          --           0.1
                                                               ------          -----        ------
Balances at May 30, 1999...................................    $  9.2          $62.7        $ 71.9
                                                               ======          =====        ======

-------------------------

(1) Upon the consummation of the Recapitalization on March 11, 1997, these amounts were established and charged to Business Equity.

(2) These amounts represent valuation reserves obtained through the acquisitions of Raytheon Semiconductor and the power device business for $2.0 million and $0.1 million, respectively.

     All other schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Fairchild Semiconductor International, Inc.:

Under date of June 30, 1999, except as to Note 20, which is as of August 9, 1999, we reported on the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of May 31, 1998 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in Item 21(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS.

                                                                            DEFERRED TAX
                                                             RETURNS AND     VALUATION
DESCRIPTION                                                  ALLOWANCES      ALLOWANCE      TOTAL
-----------                                                  -----------    ------------    ------
                                                                         (IN MILLIONS)
Balances at May 26, 1996...................................    $   --          $  --        $   --
Charged to costs and expenses..............................       3.1             --           3.1
Deductions.................................................        --             --            --
Charged to other accounts..................................      12.8(1)        30.7(1)       43.5
                                                               ------          -----        ------
Balances at May 25, 1997...................................      15.9           30.7          46.6
Charged to costs and expenses..............................      41.8             --          41.8
Deductions.................................................     (45.5)            --         (45.5)
Charged to other accounts..................................       2.0(2)          --           2.0
                                                               ------          -----        ------
Balances at May 31, 1998...................................      14.2           30.7          44.9
Charged to costs and expenses..............................      29.8           32.0          61.8
Deductions.................................................     (34.9)            --         (34.9)
Charged to other accounts..................................       0.1(2)          --           0.1
                                                               ------          -----        ------
Balances at May 30, 1999...................................    $  9.2          $62.7        $ 71.9
                                                               ======          =====        ======

-------------------------

(1) Upon the consummation of the Recapitalization on March 11, 1997, these amounts were established and charged to Business Equity.

(2) These amounts represent valuation reserves obtained through the acquisitions of Raytheon Semiconductor and the power device business for $2.0 million and $0.1 million, respectively.

     All other schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) Each of the undersigned registrants hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 26th day of August 1999.


                                      FAIRCHILD SEMICONDUCTOR
                                      CORPORATION

                                      By: /s/ DANIEL E. BOXER
                                         ---------------------------------------
                                         Executive Vice President
                                         and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on August 26, 1999.


                     SIGNATURE                                            TITLE
                     ---------                                            -----

                         *                           Chairman of the Board of Directors, President
---------------------------------------------------    and Chief Executive Officer (principal
                   Kirk P. Pond                        executive officer)

                         *                           Executive Vice President, Chief Financial
---------------------------------------------------    Officer and Director (principal financial
                 Joseph R. Martin                      officer)

                /s/ DAVID A. HENRY                   Vice President, Corporate Controller (principal
---------------------------------------------------    accounting officer)
                  David A. Henry

                         *                           Director
---------------------------------------------------
                 William N. Stout

                         *                           Director
---------------------------------------------------
                 Paul C. Schorr IV

                         *                           Director
---------------------------------------------------
                 Ronald W. Shelly

* By: /s/ DANIEL E. BOXER
     ---------------------------------------------------
     Daniel E. Boxer
     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 26th day of August 1999.


                                      FAIRCHILD SEMICONDUCTOR
                                      INTERNATIONAL, INC.

                                      By: /s/ DANIEL E. BOXER
                                         ---------------------------------------
                                         Executive Vice President
                                         and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on August 26, 1999.


                     SIGNATURE                                            TITLE
                     ---------                                            -----

                         *                           Chairman of the Board of Directors, President
---------------------------------------------------    and Chief Executive Officer (principal
                   Kirk P. Pond                        executive officer)

                         *                           Executive Vice President, Chief Financial
---------------------------------------------------    Officer and Director (principal financial
                 Joseph R. Martin                      officer)

                /s/ DAVID A. HENRY                   Vice President, Corporate Controller (principal
---------------------------------------------------    accounting officer)
                  David A. Henry

                         *                           Director
---------------------------------------------------
                 William N. Stout

                         *                           Director
---------------------------------------------------
                 Paul C. Schorr IV

                         *                           Director
---------------------------------------------------
                 Ronald W. Shelly

* By: /s/ DANIEL E. BOXER
     ---------------------------------------------------
     Daniel E. Boxer
     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 26th day of August 1999.


                                      FAIRCHILD SEMICONDUCTOR
                                      CORPORATION OF CALIFORNIA

                                      By: /s/ DANIEL E. BOXER
                                         ---------------------------------------
                                         Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on August 26, 1999.


                     SIGNATURE                                            TITLE
                     ---------                                            -----

                         *                           President and Chief Executive Officer
---------------------------------------------------    (principal executive officer)
                   Kirk P. Pond

                         *                           Executive Vice President, Chief Financial
---------------------------------------------------    Officer and Director (principal financial and
                 Joseph R. Martin                      accounting officer)

                /s/ DANIEL E. BOXER                  Director
---------------------------------------------------
                  Daniel E. Boxer

* By: /s/ DANIEL E. BOXER
     ---------------------------------------------------
     Daniel E. Boxer
     Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
  2.01    Agreement and Plan of Recapitalization dated January 24,
          1997 between Sterling Holding Company, LLC and National
          Semiconductor (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
  2.02    Asset Purchase Agreement dated as of March 11, 1997 between the Company and National Semiconductor (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
  2.03    Acquisition Agreement dated November 25, 1997 between the
          Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31,
          1997, filed January 13, 1998).
  2.04    Amendment No. 1 to Acquisition Agreement dated December 29,
          1997 between the Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1997, filed January 13, 1998).
  2.05    Exhibit 3.14 to Acquisition Agreement dated December 29,
          1997 between the Company and Raytheon Company (incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1997, filed January 13, 1998).
  2.06    Business Transfer Agreement dated December 20, 1998 between
          Samsung Electronics and the Company (incorporated by
          reference from the Company's Current Report on Form 8-K
          dated April 13, 1999, filed April 27, 1999).
  2.07    Closing Agreement dated April 13, 1999 among Samsung
          Electronics, Fairchild Korea and the Company (incorporated by reference from the Company's Current Report on Form 8-K dated April 13, 1999, filed April 27, 1999).
  3.01    Certificate of Incorporation of the Company (incorporated by reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
  3.02    Bylaws of the Company (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
  3.03    Certificate of Incorporation of Fairchild International
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
  3.04    Bylaws of Fairchild International (incorporated by reference from the Company's Registration Statement on Form S-4, filed
          May 12, 1997 (File No. 333-26897)).
  3.05    Certificate of Amendment to Certificate of Incorporation of
          Fairchild International (incorporated by reference from
          Fairchild International's Registration Statement on Form
          S-8, filed July 7, 1998 (File No. 333-58603)).
  3.06    Certificate of Amendment of Certificate of Incorporation of
          Fairchild International (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
  3.07    Restated Certificate of Incorporation of Fairchild
          International (incorporated by reference from Amendment No.
          3 to Fairchild International's Registration Statement on
          Form S-1, filed July 9, 1999 (File No. 333-78557)).
  3.08    Certificate of Incorporation of Fairchild Semiconductor
          Corporation of California.+
  3.09    Bylaws of Fairchild Semiconductor Corporation of
          California.+

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
  3.10    Certificate of Amendment of Certificate of Incorporation of
          Fairchild Semiconductor Corporation of California.+
  4.01    Indenture dated April 7, 1999 among the Company, Fairchild
          International, as Guarantor, Fairchild Semiconductor
          Corporation of California, as Guarantor, and the United
          States Trust Company of New York (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
  4.02    Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).
  4.03    Registration Rights Agreement dated March 30, 1999 among the
          Company, Fairchild International, as Guarantor, Fairchild
          California, as Guarantor, Credit Suisse First Boston
          Corporation, Morgan Stanley & Co. Incorporated, Salomon
          Smith Barney Inc. and Fleet Securities, Inc. (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
  5.01    Opinion of Dechert Price & Rhoads.+
 10.01    Indenture dated as of March 11, 1997 among the Company,
          Fairchild International, as Guarantor and United States
          Trust Company of New York, as Trustee relating to the
          Company's 10 1/8% Senior Subordinated Notes (incorporated by reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.02    Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
 10.03    Technology Licensing and Transfer Agreement dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed July 9,
          1997 (File No. 333-26897)).
 10.04    Transition Services Agreement dated March 11, 1997 between
          National Semiconductor and the Company (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.05    Fairchild Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.06    Revenue Side Letter dated March 11, 1997 between National
          Semiconductor and the Company (incorporated by reference
          from Amendment No. 3 to the Company's Registration Statement on Form S-4, filed July 9, 1997 (File No. 333-26897)).
 10.07    Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.08    National Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
 10.09    National Assembly Services Agreement dated March 11, 1997
          between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.10    Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and the Company (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.11    Shared Services Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.12    Credit Agreement dated March 11, 1997 among the Company,
          Fairchild International, Various Banks, Bankers Trust
          Company, Credit Suisse First Boston Corporation and Canadian
          Imperial Bank of Commerce (incorporated by reference from
          the Company's Registration Statement on Form S-4, filed May
          12, 1997 (File No. 333-26897)).
 10.13    Corporate Agreement dated February 20, 1992 between Torex
          Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to the Company's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.14    Assembly/Test Subcontract Agreement dated August 13, 1998
          between NS Electronics Bangkok (1993) Ltd. and the Company
          (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed
          August 27, 1998).
 10.15    Supply Agreement dated January 20, 1996 between National
          Semiconductor and Dynacraft Industries Sdn. Bhd.
          (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed dated
          July 9, 1997 (File No. 333-26897)).
 10.16    Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
          Inc. (incorporated by reference from Amendment No. 3 to the
          Company's Registration Statement on Form S-4, filed July 9,
          1997 (File No. 333-26897)).
 10.17    Qualified Titles Corresponding to Registry Title Nos. 19, 44
          and 3400-Mk 12 from the State of Penang, Malaysia and
          corresponding Sale and Purchase Agreements, each dated March
          11, 1997, between National Semiconductor Sdn. Bhd. and
          Fairchild Semiconductor Sdn. Bhd. (incorporated by reference from the Company's Registration Statement on Form S-4, filed
          May 12, 1997 (File No. 333-26897)).
 10.18    Lease Agreement dated October 10, 1979 between Export
          Processing Zone Authority and Fairchild Semiconductor (Hong
          Kong) Limited, and Supplemental Agreements thereto dated May
          1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
          February 16, 1990; August 25, 1994; May 29, 1995; June 7,
          1995; November 9, 1995; and October 24, 1996 (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.19    Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and the Company (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
 10.20    Shared Facilities Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and the Company
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.21    Environmental Side Letter dated March 11, 1997 between
          National Semiconductor and the Company (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.22    Master Sublease Agreement dated March 11, 1997 between
          National Semiconductor and the Company and Master Lease
          Agreement dated December 13, 1994 between General Electric
          Capital Corporation and National Semiconductor (incorporated by reference from the Company's Registration Statement on
          Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.23    Fairchild NSC Deferred Compensation Plan Trust established effective March 11, 1997 (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.24    Fairchild NSC Deferred Compensation Plan assumed and
          continued, effective March 11, 1997 (included as Schedule A to Exhibit 10.23).
 10.25    Fairchild Benefit Restoration Plan (incorporated by
          reference from the Company's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.26    Fairchild Incentive Plan (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.27    FSC Semiconductor Corporation Executive Officer Incentive
          Plan (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.28    FSC Semiconductor Corporation Stock Option Plan
          (incorporated by reference from the Company's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).
 10.29    Employment Agreement dated March 11, 1997 among the Company,
          Fairchild International, Sterling Holding Company, LLC and
          Kirk P. Pond (incorporated by reference from the Company's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.30    Employment Agreement dated March 11, 1997 among the Company,
          Fairchild International, Sterling Holding Company, LLC and
          Joseph R. Martin (incorporated by reference from the
          Company's Registration Statement on Form S-4, filed May 12,
          1997 (File No. 333-26897)).
 10.31    Credit Agreement -- Amended and Restated as of December 31,
          1997 (incorporated by reference from the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended March 1,
          1998, filed April 13, 1998).
 10.32    Employee Stock Purchase Savings Plan, as amended as of June
          25, 1998 (incorporated by reference from the Company's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1998, filed August 27, 1998).
 10.33    Fairchild Revocable Savings Plan Trust, dated February 20,
          1998, executed by Fleet Bank of Maine, as trustee
          (incorporated by reference from Fairchild International's
          Registration Statement on Form S-8, filed July 7, 1998 (File
          No. 333-58603)).
 10.34    Amendment to Securities Purchase and Holders Agreement dated
          May 29, 1998 (incorporated by reference from the Company's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1998, filed August 27, 1998).

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
 10.35    Form of Promissory Note between the Company and Management
          Investors dated June 3, 1998 (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended dated May 31, 1998, filed August 27, 1998).
 10.36    Second Amendment to Amended and Restated Credit Agreement
          dated August 25, 1998 among Fairchild International, the
          Company, the lenders party to the Credit Agreement dated
          March 11, 1997, Bankers Trust Company, Credit Suisse First
          Boston Corporation and Canadian Imperial Bank of Commerce
          (incorporated by reference from the Company's Current Report on Form 10-Q for the fiscal quarter ended August 30, 1998, filed October 9, 1998).
 10.37    Purchase Agreement dated March 30, 1999 among the Company,
          Fairchild International, Fairchild Semiconductor Corporation
          of California, Credit Suisse First Boston Corporation,
          Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc.
          and Fleet Securities, Inc. (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.38    Transitional Services Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.39    Product Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.40    Foundry Sale Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.41    Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.42    Trademark License Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.43    Assembly and Test Services Agreement (Onyang) dated April
          13, 1999 between Samsung Electronics and Fairchild Korea
          (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.44    Assembly and Test Services Agreement (Suzhou) dated April
          13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
          Ltd. and Fairchild Korea (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.45    EPI Services Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
 10.46    Photo Mask Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.47    Credit Agreement dated April 14, 1999 among the Company,
          Fairchild International, certain lenders named within the
          Credit Agreement, Credit Suisse First Boston Corporation,
          Salomon Brothers Holding Company Inc., ABN Amro Bank NV and
          Fleet National Bank (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.48    Employment Agreement dated March 28, 1999 between Fairchild
          International and Deok-Jung Kim (incorporated by reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 10.49    Employment Agreement dated as of April 23, 1999 between the
          Company and Kyoung-Soo Kim (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.50    Sublease Agreement dated April 23, 1999 between Veritas
          Software Corporation and Fairchild California (incorporated by reference from Amendment No. 1 to Fairchild
          International's Registration Statement on Form S-1, filed
          June 30, 1999 (File No. 333-78557)).
 10.51    Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998 (incorporated by reference from
          Amendment No. 1 to Fairchild International's Registration
          Statement on Form S-1, filed June 30, 1999 (File No.
          333-78557)).
 10.52    Securities Purchase and Holders Agreement dated as of March
          11, 1997 among Fairchild International, Sterling, National
          Semiconductor and Management Investors (incorporated by
          reference from Amendment No. 1 to Fairchild International's
          Registration Statement on Form S-1, filed June 30, 1999
          (File No. 333-78557)).
 12.01    Statement of Computation of Ratio of Earnings to Fixed
          Charges.+
 21.01    Subsidiaries of the Company and the Additional Registrants.+
 23.01    Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
 23.02    Consent of Samil Accounting Corporation.
 23.03    Consent of KPMG LLP.
 23.04    Consent of KPMG LLP.
 23.05    Consent of KPMG LLP.
 24.01    Power of Attorney+
 25.01    Statement of Eligibility and Qualification of United States
          Trust Company of New York on Form T- 1.+
 99.01    Form of Letter of Transmittal.+
 99.02    Form of Notice of Guaranteed Delivery.+


------------------------

+ Previously filed.